  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1996


                                                     Registration No. 33-64865

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                               ---------------

                     PRE-EFFECTIVE AMENDMENT NUMBER ONE TO

                                   FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                               ---------------

                     AMERICAN NATIONAL BANKSHARES INC.
            (Exact name of Registrant as specified in its charter)

           VIRGINIA                             6711                          52-1284688
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification
Incorporation or Organization)      Classification Code Number)                  Number)

                               628 MAIN STREET
                           DANVILLE, VIRGINIA  24541
                                (804) 792-5111

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                               CHARLES H. MAJORS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        AMERICAN NATIONAL BANKSHARES INC.
                               628 MAIN STREET
                           DANVILLE, VIRGINIA  24541
                                (804) 792-5111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              WITH COPIES TO:

      LESLIE A. MURPHY                      H. DAN DAVIS                              FRANK M. CONNER III
 MULDOON, MURPHY & FAUCETTE      PRESIDENT AND CHIEF EXECUTIVE OFFICER                   ALSTON & BIRD
         SUITE 500                    MUTUAL SAVINGS BANK, F.S.B.               601 PENNSYLVANIA AVENUE, N.W.
 5101 WISCONSIN AVENUE, N.W.               103 TOWER DRIVE                        NORTH BUILDING, SUITE 250
   WASHINGTON, D.C.  20016             DANVILLE, VIRGINIA  24540                   WASHINGTON, D.C.  20004
      (202) 362-0840                       (804) 791-0200                              (202) 508-3303


    APPROXIMATE DATE OF THE COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC
  As soon as practicable after the effective time of the merger (the "Merger") described in the Joint Proxy Statement/Prospectus included in this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            CROSS-REFERENCE SHEET

(CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE RESPONSE TO THE ITEMS
                            OF PART I OF FORM S-4)


                                               LOCATION OR HEADING IN
ITEM  CAPTION                                  JOINT PROXY STATEMENT/PROSPECTUS
----  -------                                  --------------------------------
 1.   Forepart of Registration Statement and   Outside Front Cover Page
      Outside Front Cover Page of Prospectus

 2.   Inside Front and Outside Back Cover      Available Information; Table of
      Pages of Prospectus                      Contents

 3.   Risk Factors, Ratio of Earnings to       Summary; Meetings of Shareholders;
      Fixed Charges, and Other Information     Pro Forma Financial Information

 4.   Terms of the Transaction                 Summary; The Merger; Effect of the
                                               Merger on Rights of Shareholders;
                                               Amendment and Restatement of ANB's
                                               Articles of Incorporation; Description of
                                               ANB Capital Stock

 5.   Pro Forma Financial Information          Summary; Pro Forma Financial
                                               Information

 6.   Material Contacts With the Company       The Merger
      Being Acquired

 7.   Additional Information Required for      Not Applicable
      Reoffering by Persons and Parties
      Deemed to be Underwriters

 8.   Interests of Named Experts and Counsel   Not Applicable

 9.   Disclosure of Commission Position on     Not Applicable (see Part II, Item 20)
      Indemnification for Securities Act
      Liabilities

10.   Information With Respect to S-3          Not Applicable
      Registrants

11.   Incorporation of Certain Information     Not Applicable
      by Reference


                                               LOCATION OR HEADING IN
ITEM  CAPTION                                  JOINT PROXY STATEMENT/PROSPECTUS
----  -------                                  --------------------------------
12.   Information With Respect to S-2 or S-3   Not Applicable
      Registrants

13.   Incorporation of Certain Information     Not Applicable
      by Reference

14.   Information With Respect to Registrants  Summary; Pro Forma Financial
      Other than S-3 or S-2 Registrants        Information; Selected Historical Financial
                                               Data of ANB; Management's Discussion
                                               and Analysis of ANB; Business of ANB;
                                               Amendment and Restatement of ANB's
                                               Articles of Incorporation; Supervision and
                                               Regulation; Description of ANB Capital
                                               Stock

15.   Information With Respect to S-3          Not Applicable
      Companies

16.   Information With Respect to S-2 or       Not Applicable
      S-3 Companies

17.   Information With Respect to Companies    Summary; Pro Forma Financial
      Other than S-2 or S-3 Companies          Information; Selected Historical Financial
                                               Data of Mutual; Management's
                                               Discussion and Analysis of Mutual;
                                               Business of Mutual; Election of Directors
                                               of Mutual; Appointment of Mutual's
                                               Auditors for Fiscal Year Ending
                                               September 30, 1996; Supervision and
                                               Regulation

18.   Information if Proxies, Consents, or     Summary; Meetings of Shareholders;
      Authorizations are to be Solicited       The Merger; Amendment and
                                               Restatement of ANB's Articles of
                                               Incorporation; Election of Directors of
                                               Mutual; Appointment of Mutual's Auditors
                                               for Fiscal Year Ending September 30, 1996

19.   Information if Proxies, Consents, or     Not Applicable
      Authorizations are not to be Solicited
      in an Exchange Offer


                            [LETTERHEAD OF MUTUAL]


                                                               February __, 1996


TO THE SHAREHOLDERS OF
MUTUAL SAVINGS BANK, F.S.B.:


     You are cordially invited to attend the 1996 Annual Meeting of Shareholders ("Mutual Annual Meeting") of Mutual Savings Bank, F.S.B. ("Mutual") to be held on March __, 1996, at _____ ___M., local time, at _________________________, notice of which is enclosed.


     At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Reorganization (the "Agreement") with American National Bankshares Inc. ("ANB") and the related Plan of Merger with American National Bank and Trust Company, a wholly owned subsidiary of ANB ("American National"), pursuant to which (i) Mutual will merge (the "Merger") with and into American National and (ii) each share of the $1.00 par value common stock of Mutual ("Mutual Common Stock") outstanding at the effective time of the Merger will be converted into .705 of a share of the $1.00 par value common stock of ANB ("ANB Common Stock"), plus the right to receive cash in lieu of fractional shares as determined under the Agreement.

     At the Mutual Annual Meeting, you also will be asked to consider and vote upon a proposal to elect two nominees to the Board of Directors of Mutual for three-year terms, each of whom currently serves as a director of Mutual, and on a proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996.

     The Merger has been approved unanimously by your Board of Directors as being in the best interests of Mutual and its shareholders. The Board of Directors of Mutual believes the combined company will be a more effective competitor in the rapidly changing financial services industry by creating a combined institution with greater size, breadth of services, efficiency, and market presence.

     The Board of Directors of Mutual believes that the greater market presence of ANB and the other benefits of the Merger, including opportunities for cost savings and product penetration, will enhance significantly the ability of management to achieve greater shareholder value. The Board of Directors also believes that the shares of ANB Common Stock to be received in the Merger will provide the shareholders of Mutual with a more liquid investment. For these reasons, and the reasons discussed further in the Joint Proxy Statement/Prospectus, the Board of Directors believes that the Merger is in the best interests of Mutual and its shareholders.


     It is anticipated that the exchange of shares of Mutual Common Stock for shares of ANB Common Stock will qualify as a tax-free transaction for federal income tax purposes. ANB Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "AMNB."


     The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the Merger, including descriptions of the effects of the Merger on the rights of Mutual shareholders. Please give this information your careful attention.


     Approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares of Mutual Common Stock at the Mutual Annual Meeting by the holders of record on February __, 1996. In addition to the approval of Mutual shareholders, certain aspects of the Merger are subject to the approval of ANB shareholders and various governmental agencies and to certain other conditions.


     Election of the two nominees to serve as directors of Mutual for three-year terms requires the affirmative vote of a plurality of the shares of Mutual Common Stock voted at the Mutual Annual Meeting, assuming a quorum is present. The ratification of the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual requires the affirmative vote of a majority of the shares of Mutual Common Stock present and voted at the Mutual Annual Meeting, assuming a quorum is present.

     YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER, THE ELECTION OF TWO NOMINEES TO SERVE AS DIRECTORS OF MUTUAL, AND THE RATIFICATION OF THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS THE INDEPENDENT AUDITORS OF MUTUAL.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date your proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Mutual Annual Meeting. If you attend the Mutual Annual Meeting, you may vote in person even if you previously have mailed your proxy.

     We look forward to seeing you at the Mutual Annual Meeting.

                                        Sincerely



                                        H. Dan Davis
                                        President and Chief Executive Officer

                             [LETTERHEAD OF ANB]


                                                               February __, 1996


TO THE SHAREHOLDERS OF
AMERICAN NATIONAL BANKSHARES INC.:


     You are cordially invited to attend a Special Meeting of Shareholders ("ANB Special Meeting") of American National Bankshares Inc. ("ANB") to be held on March __, 1996, at ____ __.M., local time at ________________________________, notice of which is enclosed.


     At this important meeting, you will be asked to consider and vote upon the approval of an amendment to the Articles of Incorporation of ANB to increase the number of authorized shares of the $1.00 par value common stock of ANB ("ANB Common Stock") from 3,000,000 to 10,000,000 ("Articles of Incorporation Amendment").

     The Articles of Incorporation Amendment is being proposed by the Board of Directors of ANB in order to permit consummation of the proposed merger (the "Merger") of Mutual Savings Bank, F.S.B. ("Mutual") with and into American National Bank and Trust Company, a wholly owned subsidiary of ANB ("American National"), pursuant to the terms of the Agreement and Plan of Reorganization (the "Agreement") between Mutual and ANB, and the related Plan of Merger between Mutual and American National. In accordance with the terms of the Agreement, upon consummation of the Merger, each share of the $1.00 par value common stock of Mutual ("Mutual Common Stock") outstanding at the effective time of the Merger will be converted into .705 of a share of ANB Common Stock. As ANB currently has authorized 3,000,000 shares of ANB Common Stock, of which 2,400,000 shares were issued and outstanding as of September 30, 1995, and as the Merger will require that ANB issue up to 879,911 additional shares of ANB Common Stock in exchange for the outstanding shares of and options for Mutual Common Stock, the Articles of Incorporation Amendment is required in order to permit completion of the Merger.

     The Articles of Incorporation Amendment has been approved unanimously by your Board of Directors as being in the best interests of ANB and its shareholders. The Board of Directors of ANB believes that the greater market presence of ANB and the other benefits of the Merger, including opportunities for cost savings and product penetration, will enhance significantly the ability of management to achieve greater shareholder value. For these reasons, and the reasons discussed further in the Joint Proxy Statement/Prospectus, the Board of Directors believes that the Merger and the Articles of Incorporation Amendment are in the best interests of ANB and its shareholders.


     As the Articles of Incorporation of ANB have previously been amended on several occasions but have not been restated, the Board of Directors intends, if the proposed Articles of Incorporation Amendment is approved, to restate ANB's Articles of Incorporation to consolidate all existing amendments to the Articles of Incorporation, together with the Articles of Incorporation Amendment. Accordingly, a vote in favor of the Articles of Incorporation Amendment will constitute a vote in favor of the proposed restatement of ANB's Articles of Incorporation. The restatement of ANB's Articles of Incorporation does not involve any amendments to such articles except the Articles of Incorporation Amendment. Included as Appendix V to the accompanying Joint Proxy Statement/Prospectus are the proposed Amended and Restated Articles of Incorporation of ANB, which include the Articles of Incorporation Amendment.

     The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the Merger, including a description of the proposed Articles of Incorporation Amendment. Please give this information your careful attention.


     Approval of the Articles of Incorporation Amendment requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the ANB Special Meeting by the holders of record of the outstanding shares of ANB Common Stock on February __, 1996. In addition to the approval of ANB shareholders, the Merger is subject to the approval of Mutual shareholders and various governmental agencies and to certain other conditions.


     YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ARTICLES OF INCORPORATION AMENDMENT.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date your proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the ANB Special Meeting. If you attend the ANB Special Meeting, you may vote in person even if you previously have mailed your proxy.

     We look forward to seeing you at the ANB Special Meeting.

                                        Sincerely,



                                        Charles H. Majors
                                        President and Chief Executive Officer

                         MUTUAL SAVINGS BANK, F.S.B.
                               103 TOWER DRIVE
                          DANVILLE, VIRGINIA  24540



              NOTICE OF THE 1996 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MARCH ___, 1996



                                                               February __, 1996



TO THE SHAREHOLDERS OF
MUTUAL SAVINGS BANK, F.S.B.:


     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of Mutual Savings Bank, F.S.B. ("Mutual") will be held at
____________________________________, on March __, 1996, at _______ ___.M.,
local time, for the following purposes:


     1. MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of September 26, 1995 (the "Agreement"), by and between Mutual and American National Bankshares Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia ("ANB"), and the related Plan of Merger, dated as of September 26, 1995, by and between Mutual and American National Bank and Trust Company, a national banking association organized and existing under the laws of the United States and a wholly owned subsidiary of ANB ("American National"), pursuant to which, among other matters, (i) Mutual will merge with and into American National (the "Merger"), (ii) each share of the $1.00 par value common stock of Mutual ("Mutual Common Stock") outstanding at the effective time of the Merger will be converted into .705 of a share of the $1.00 par value common stock of ANB ("ANB Common Stock"), plus the right to receive cash in lieu of fractional shares as determined under the Agreement, and
(iii) ANB will assume the obligations of the Mutual stock option plan, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     2. ELECTION OF DIRECTORS. To consider and vote upon a proposal to elect two nominees as directors of Mutual to serve for three-year terms or until their successors are duly elected and qualified.

     3. RATIFICATION OF AUDITORS. To consider and vote upon a proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996.

     4. OTHER BUSINESS. To transact such other business as may come properly before the meeting or any adjournment or postponement thereof (the "Mutual Annual Meeting"), including the adjournment of the Mutual Annual Meeting if necessary to solicit additional proxies in the event sufficient proxies have not been received to approve the foregoing proposals.

     Shareholders of Mutual have a right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Mutual Common Stock if the Merger is consummated. The right of any shareholder to receive such payment is conditioned on strict compliance with the applicable provisions of the regulations promulgated by the Office of Thrift
Supervision, which are attached to the accompanying Joint Proxy
Statement/Prospectus as Appendix VI.


     Only shareholders of record at the close of business on February __, 1996, will be entitled to receive notice of and to vote at the Mutual Annual Meeting. Approval of the Merger requires the affirmative vote at the Mutual Annual Meeting by the holders of record of two-thirds of the outstanding shares of Mutual Common Stock. Election of the two nominees to serve as directors of Mutual for three-year terms requires the affirmative vote of a plurality of the shares of Mutual Common Stock voted at the Mutual Annual Meeting, assuming a quorum is present. The ratification of the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996, requires the affirmative vote of a majority of the shares of Mutual Common Stock present and voted at the Mutual Annual Meeting, assuming a quorum is present.

     THE BOARD OF DIRECTORS OF MUTUAL UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER, THE ELECTION OF TWO NOMINEES TO SERVE AS DIRECTORS OF MUTUAL, AND THE
RATIFICATION OF THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS THE INDEPENDENT AUDITORS OF MUTUAL.

                                        By Order of the Board of Directors



                                        Secretary

Danville, Virginia
February __, 1996



             WHETHER OR NOT YOU PLAN TO ATTEND THE MUTUAL ANNUAL
          MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM
           OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE
          PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES
              WILL BE REPRESENTED AT THE MUTUAL ANNUAL MEETING.

                      AMERICAN NATIONAL BANKSHARES INC.
                               628 MAIN STREET
                          DANVILLE, VIRGINIA  24541


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH __, 1996



SHAREHOLDERS OF
AMERICAN NATIONAL BANKSHARES INC.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of American National Bankshares Inc. ("ANB") will be held at
__________________________, on March __, 1996, at _________ ____.M., local time, for the following purposes:



     1. AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION. To consider and vote upon a proposal to approve an amendment to the Articles of Incorporation of ANB to increase the number of authorized shares of the $1.00 par value common stock of ANB ("ANB Common Stock") from 3,000,000 to 10,000,000 ("Articles of Incorporation Amendment"), in order to permit consummation of the proposed merger of Mutual Savings Bank, F.S.B. ("Mutual") with and into American National Bank and Trust Company, a wholly owned subsidiary of ANB ("American National"), pursuant to the terms of the Agreement and Plan of Reorganization (the "Agreement"), dated as of September 26, 1995, by and between Mutual and ANB, and the related Plan of Merger, dated as of September 26, 1995, by and between Mutual and American National, and to restate the Articles of Incorporation of ANB to reflect all previous amendments to the Articles of Incorporation, together with the Articles of Incorporation Amendment, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.


     2. OTHER BUSINESS. To transact such other business as may come properly before the meeting or any adjournment or postponement thereof (the "ANB Special Meeting"), including the adjournment of the ANB Special Meeting if necessary to solicit additional proxies in the event sufficient proxies have not been received to approve the foregoing proposal.

     Pursuant to the provisions of the Virginia Stock Corporation Act, holders of ANB Common Stock will not have dissenters' rights with respect to the Articles of Incorporation Amendment.


     Only shareholders of record at the close of business on February __, 1996, will be entitled to receive notice of and to vote at the ANB Special Meeting. Approval of the Articles of Incorporation Amendment requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the ANB Special Meeting by the holders of ANB Common Stock.

     THE BOARD OF DIRECTORS OF ANB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ARTICLES OF INCORPORATION AMENDMENT.

                                        By Order of the Board of Directors



                                        Secretary


Danville, Virginia
February __, 1996


              WHETHER OR NOT YOU PLAN TO ATTEND THE ANB SPECIAL
          MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM
            OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE
           PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES
                 WILL BE REPRESENTED AT THE ANB SPECIAL MEETING.

                                   PROSPECTUS
                        AMERICAN NATIONAL BANKSHARES INC.

                          COMMON STOCK, $1.00 PAR VALUE
                     _______________________________________

                              JOINT PROXY STATEMENT


   MUTUAL SAVINGS BANK, F.S.B.             AMERICAN NATIONAL BANKSHARES INC.
         103 Tower Drive                            628 Main Street
    Danville, Virginia  24540                  Danville, Virginia  24541

     This prospectus of American National Bankshares Inc. ("ANB") relates to up to 879,911 shares of common stock, par value $1.00 per share, of ANB ("ANB Common Stock") which are issuable to the shareholders of Mutual Savings Bank, F.S.B. ("Mutual") (including shares reserved for issuance under the stock option plan of Mutual) upon consummation of the proposed reorganization (the "Merger") described herein, by which Mutual would be merged with and into American National Bank and Trust Company, a national banking association organized and existing under the laws of the United States and a wholly owned subsidiary of ANB ("American National"), pursuant to the terms of an Agreement and Plan of Reorganization, dated as of September 26, 1995, by and between Mutual and ANB (the "Agreement"), and the related Plan of Merger, dated as of September 26, 1995, by and between Mutual and American National (the "Plan of Merger").

     At the effective time of the Merger (as described herein, the "Effective Time"), except as described herein, each outstanding share of common stock, par value $1.00 per share, of Mutual ("Mutual Common Stock") will be converted into
 .705 of a share of ANB Common Stock. For a further description of the terms of the Merger, see "The Merger."


     This prospectus also serves as a joint proxy statement of Mutual and ANB and is being furnished to the shareholders of Mutual and ANB in connection with the solicitation of proxies by the Board of Directors of Mutual for use at its 1996 Annual Meeting of Shareholders (including any adjournment or postponement thereof, the "Mutual Annual Meeting") and by the Board of Directors of ANB for use at its Special Meeting of Shareholders (including any adjournment or postponement thereof, the "ANB Special Meeting"), each to be held on March __, 1996, for the shareholders of Mutual and ANB, respectively, to consider and vote upon the matters submitted for the approval of such shareholders (collectively, the "Meetings"). This joint proxy statement/ prospectus (the "Joint Proxy Statement") is being mailed to the shareholders of Mutual and ANB on or about February __, 1996.



             THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS
           ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION
              AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                      CORPORATION OR ANY OTHER GOVERNMENTAL
                           AGENCY OR INSTRUMENTALITY.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                   BY THE SECURITIES AND EXCHANGE COMMISSION,
      THE OFFICE OF THRIFT SUPERVISION, OR ANY STATE SECURITIES COMMISSION,
  NOR HAS THE COMMISSION, THE OFFICE OR ANY STATE SECURITIES COMMISSION PASSED
                    UPON THE ACCURACY OR ADEQUACY OF THIS
                             JOINT PROXY STATEMENT.
                            ANY REPRESENTATION TO THE
                                  CONTRARY IS A
                                CRIMINAL OFFENSE.



          The date of this Joint Proxy Statement is February __, 1996.

                              AVAILABLE INFORMATION


     ANB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     This Joint Proxy Statement constitutes part of the Registration Statement on Form S-4 of ANB (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about ANB and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     Mutual also is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Office of Thrift Supervision (the "OTS"). Such reports, proxy statements, and other information can be inspected and copied at the Office of Public Information of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and also can be obtained by written request from such office at prescribed rates.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT SHALL CREATE, UNDER ANY CIRCUMSTANCES, ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MUTUAL OR ANB SINCE THE DATE OF THIS JOINT PROXY STATEMENT OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ______________________________

     The information contained in this Joint Proxy Statement with respect to ANB has been supplied by ANB. The information contained herein with respect to Mutual has been supplied by Mutual.


                                                          TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       i
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
     The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
     Meetings of Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     Other Proposals to be Considered at the Mutual Annual Meeting . . . . . . . . .       7
     Proposal to Amend and Restate ANB's Articles of Incorporation . . . . . . . . .       7
     Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     Selected Historical Financial Data of ANB . . . . . . . . . . . . . . . . . . .      10
     Recent Developments of ANB. . . . . . . . . . . . . . . . . . . . . . . . . . .      12
     Selected Historical Financial Data of Mutual. . . . . . . . . . . . . . . . . .      15
     Recent Developments of Mutual . . . . . . . . . . . . . . . . . . . . . . . . .      16
     Comparison of the Results of Operation for the Three Months Ended December
         31, 1995 and December 31, 1994. . . . . . . . . . . . . . . . . . . . . . .      18
     Selected Pro Forma Financial Data . . . . . . . . . . . . . . . . . . . . . . .      20
Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
     Date, Place, Time, and Purpose. . . . . . . . . . . . . . . . . . . . . . . . .      22
     Record Dates, Voting Rights, Required Votes, and Revocability of Proxies. . . .      22
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
     Background of and Mutual's Reasons for the Merger . . . . . . . . . . . . . . .      25
     ANB's Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . . .      26
     Opinions of Investment Bankers. . . . . . . . . . . . . . . . . . . . . . . . .      28
     Exchange Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
     Effect of the Merger on Stock Options . . . . . . . . . . . . . . . . . . . . .      34
     Management and Operations After the Merger. . . . . . . . . . . . . . . . . . .      34
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . .      35
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
     Distribution of ANB Certificates and Payment for Fractional Shares. . . . . . .      37
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . .      38
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
     Conditions to Consummation of the Merger. . . . . . . . . . . . . . . . . . . .      39
     Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
     Amendment, Waiver, and Termination. . . . . . . . . . . . . . . . . . . . . . .      41
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . . . . . . .      42
     Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
     Resales of ANB Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .      44
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
Effect of the Merger on Rights of Shareholders . . . . . . . . . . . . . . . . . . .      47
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     Anti-Takeover Provisions Generally. . . . . . . . . . . . . . . . . . . . . . .      47
     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
     Amendment of Articles or Bylaws . . . . . . . . . . . . . . . . . . . . . . . .      48
     Required Shareholder Vote for Certain Actions; Anti-Takeover Provisions . . . .      49
     Director Nominations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
     Directors and Classes of Directors; Vacancies and Removal of Directors. . . . .      50
     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . . . . . . .      51
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51


                                      -iii-

     Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
     Shareholder Inspection Rights; Shareholder Lists. . . . . . . . . . . . . . . .      52
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
     Payment of Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
Market Prices and Dividends of Mutual Common Stock and ANB Common Stock. . . . . . .      55
     Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
Pro Forma Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . .      57
     Pro Forma Condensed Combined Balance Sheet. . . . . . . . . . . . . . . . . . .      57
     Pro Forma Condensed Combined Statements of Income (Unaudited) . . . . . . . . .      60
Selected Historical Financial Data of ANB. . . . . . . . . . . . . . . . . . . . . .      62
Management's Discussion and Analysis of ANB. . . . . . . . . . . . . . . . . . . . .      64
     For the Three Years Ended December 31, 1994, 1993, and 1992 . . . . . . . . . .      64
     For the Three and Nine Months Ended September 30, 1995 and 1994 . . . . . . . .      79
Business of ANB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      85
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      85
     Comparative Company Performance . . . . . . . . . . . . . . . . . . . . . . . .      88
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      88
     Certain Transactions with ANB . . . . . . . . . . . . . . . . . . . . . . . . .      91
     Ownership of ANB Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .      91
Selected Historical Financial Data of Mutual . . . . . . . . . . . . . . . . . . . .      92
Management's Discussion and Analysis of Mutual . . . . . . . . . . . . . . . . . . .      93
     Changes in Financial Condition for the Three Years Ended September 30, 1995 . .      98
     Comparison of the Results of Operations for the Years Ended September 30,
         1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      99
Business of Mutual . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
     Lending Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
     Non-Performing Assets and Allowance for Loan Losses . . . . . . . . . . . . . .     108
     Investment Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     111
     Source of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     113
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
     Federal and State Taxation. . . . . . . . . . . . . . . . . . . . . . . . . . .     117
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     118
Election of Directors of Mutual. . . . . . . . . . . . . . . . . . . . . . . . . . .     119
     Information As To Mutual Nominees And Continuing Directors. . . . . . . . . . .     119
     Mutual Board of Directors Meetings and Committees . . . . . . . . . . . . . . .     121
     Mutual Directors Compensation . . . . . . . . . . . . . . . . . . . . . . . . .     121
     Mutual Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . .     121
     Indebtedness of Management. . . . . . . . . . . . . . . . . . . . . . . . . . .     123
     Compliance with Section 16 of the Exchange Act. . . . . . . . . . . . . . . . .     124
     Security Ownership Of Certain Beneficial Owners Of Mutual Common Stock. . . . .     124

                                    -iv-



Appointment Of Mutual's Auditors For Fiscal Year Ending September 30, 1996 . . . . .     126
Authority to Adjourn Mutual's Annual Meeting . . . . . . . . . . . . . . . . . . . .     126
Amendment and Restatement of ANB's Articles of Incorporation . . . . . . . . . . . .     126
Supervision and Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     128
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     128
     Community Reinvestment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     129
     Payment of Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     131
     Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . .     132
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     132
     Support of American National. . . . . . . . . . . . . . . . . . . . . . . . . .     133
     Prompt Corrective Action. . . . . . . . . . . . . . . . . . . . . . . . . . . .     133
     Brokered Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     135
     FDIC Insurance Assessments. . . . . . . . . . . . . . . . . . . . . . . . . . .     135
     Safety and Soundness Standards. . . . . . . . . . . . . . . . . . . . . . . . .     138
     Depositor Preference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     139
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     139
Description of ANB Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . .     140
     ANB Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     140
     ANB Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     141
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     141
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     141
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     142
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     142
     Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     142
Shareholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     142
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-1



Appendices:
     Appendix I     --Agreement and Plan of Reorganization
     Appendix II    --Plan of Merger
     Appendix III   --Opinion of Baxter Fentriss and Company
     Appendix IV    --Opinion of Scott & Stringfellow, Inc.
     Appendix V     --Proposed Amended and Restated Articles of Incorporation
                      of ANB
     Appendix VI    --Section 552.14, Title 12, Code of Federal Regulations
                         Relating to Dissenting Shareholders

                                     SUMMARY


     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT AND THE DOCUMENTS ATTACHED HERETO AS APPENDICES AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS JOINT PROXY STATEMENT AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE JOINT PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS JOINT PROXY STATEMENT, THE TERMS "MUTUAL," "ANB," AND "AMERICAN NATIONAL," REFER TO SUCH ENTITIES, RESPECTIVELY, AND IF THE CONTEXT REQUIRES, SUCH ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES

     MUTUAL. Mutual is a federally chartered stock savings bank located in Danville, Virginia. Mutual provides an array of financial services through four offices located in Danville and Collinsville, Virginia. As of September 30, 1995, Mutual had total assets of approximately $83.4 million, total deposits of approximately $67.5 million, total loans of approximately $39.9 million, and total shareholders' equity of approximately $14.8 million. Mutual's principal executive offices are located at 103 Tower Drive, Danville, Virginia 24540, and its telephone number at such address is (804) 791-0200. For additional information concerning the business of Mutual and its financial condition, see "Selected Historical Financial Data of Mutual," "Management's Discussion and Analysis of Mutual," and "Business of Mutual."

     ANB. ANB is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which serves as the holding company for American National, a national banking association. Through American National, ANB provides a broad array of financial services through seven offices in Danville and Gretna, Virginia. As of September 30, 1995, ANB had total assets of approximately $302.5 million, total deposits of approximately $259.9 million, total loans of approximately $174.9 million, and total shareholders' equity of approximately $33.5 million. ANB's principal executive offices are located at 628 Main Street, Danville, Virginia 24541, and its telephone number at such address is (804) 792-5111. For additional information concerning the business of ANB and its financial condition, see "Selected Historical Financial Data of ANB," "Management's Discussion and Analysis of ANB," and "Business of ANB."

MEETINGS OF SHAREHOLDERS


     MUTUAL. This Joint Proxy Statement is being furnished to the holders of Mutual Common Stock in connection with the solicitation by the Mutual Board of Directors of proxies for use at the Mutual Annual Meeting at which Mutual shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. At the Mutual Annual Meeting, the holders of Mutual Common Stock also will be asked to vote upon a proposal to elect two nominees as directors of Mutual for three-year terms or until their successors are duly elected and qualified. In addition, the holders of Mutual Common Stock will be asked to vote upon a proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996. The Mutual Annual Meeting will be held at ___________, on March __, 1996 at ______ __. M. local time. See "Meetings of Shareholders-- Date, Place, Time, and Purpose."



     Mutual's Board has fixed the close of business on February __, 1996, as the record date (the "Mutual Record Date") for determination of the shareholders entitled to notice of and to vote at the Mutual Annual Meeting. Only holders of record of shares of Mutual Common Stock on the Mutual Record Date will be entitled to notice of and to vote at the Mutual Annual Meeting. Each share of Mutual Common Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Mutual Annual Meeting. On the Mutual Record Date, there were ________ shares of Mutual Common Stock outstanding. See "Meetings of Shareholders--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


     Approval of the Merger requires the affirmative vote at the Mutual Annual Meeting by the holders of record of two-thirds of the outstanding shares of Mutual Common Stock. Approval of the election of the two nominees as directors of Mutual for three-year terms requires the affirmative vote of a plurality of the shares of Mutual Common Stock voted at the Mutual Annual Meeting, assuming a quorum is present. Approval of the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996 requires the affirmative vote of a majority of the shares of Mutual Common Stock present and voted at the Mutual Annual Meeting, assuming a quorum is present.

     On the Mutual Record Date, the directors and executive officers of Mutual and their affiliates beneficially owned ____% of the outstanding shares of Mutual Common Stock entitled to vote at the Mutual Annual Meeting. All of the directors and executive officers of Mutual have executed support agreements pursuant to which they have each committed to vote all of the shares of Mutual Common Stock over which they have voting authority, other than in a fiduciary capacity, in favor of the Merger. See "Meetings of Shareholders--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


     ANB. This Joint Proxy Statement is being furnished to the holders of ANB Common Stock in connection with the solicitation by the ANB Board of Directors of proxies for use at the ANB Special Meeting at which ANB shareholders will be asked to vote upon a proposal to approve the Articles of Incorporation Amendment. See "Meetings of Shareholders--Date, Place, Time, and Purpose."


     ANB's Board of Directors has fixed the close of business on February __, 1996, as the ANB record date (the "ANB Record Date") for determination of the shareholders entitled to notice of and to vote at the ANB Special Meeting. Only holders of record of shares of ANB Common Stock on the ANB Record Date will be entitled to notice of and to vote at the ANB Special Meeting. Each share of ANB Common Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the ANB Special Meeting. On the ANB Record Date, there were _____ shares of ANB Common Stock outstanding. See "Meetings of Shareholders--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


     Approval of the Articles of Incorporation Amendment requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the ANB Special Meeting by the holders of the issued and outstanding shares of ANB Common Stock. On the ANB Record Date, the directors and executive officers of ANB and their affiliates beneficially owned ___% of the outstanding shares of ANB Common Stock entitled to vote at the ANB Special Meeting. All of the directors and executive officers of ANB have indicated their intention to vote their shares of ANB Common Stock in favor of the Articles of Incorporation Amendment. See "Meetings of Shareholders--Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     GENERAL. At the Effective Time, ANB will acquire Mutual pursuant to the merger of Mutual with and into American National. At the time the Merger is consummated, each share of Mutual Common Stock issued and outstanding at the Effective Time (other than shares held by Mutual companies or ANB companies, other than in a fiduciary capacity or in satisfaction of debts previously contracted and shares held by shareholders who perfect their dissenters' rights of appraisal) will be converted into .705 of a share of ANB Common Stock (such exchange ratio of ANB Common Stock for Mutual Common Stock is referred to herein as the "Exchange Ratio"), with the result that Mutual will be merged with and into American National. No fractional shares of ANB Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Mutual shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional share interest multiplied by $30.50. Copies of the Agreement and the Plan of Merger are attached to this Joint Proxy Statement as Appendices I and II, respectively. See "The Merger."

     RECOMMENDATION OF THE BOARDS OF DIRECTORS OF MUTUAL AND ANB. The Board of Directors of Mutual believes that the Agreement, the Plan of Merger, and the Merger are in the best interests of Mutual and its shareholders, and the Board of Directors of ANB believes that the Agreement, the Plan of Merger, the Merger, and the Articles of Incorporation Amendment are in the best interests of ANB and its shareholders. Each Board has unanimously approved the matters to be approved by their respective shareholders. THE MUTUAL DIRECTORS UNANIMOUSLY RECOMMEND THAT MUTUAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. THE ANB DIRECTORS UNANIMOUSLY RECOMMEND THAT ANB SHAREHOLDERS VOTE FOR THE ARTICLES OF INCORPORATION AMENDMENT. The Boards of Directors of Mutual and ANB believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Mutual and ANB will provide an enhanced ability to compete in the changing and competitive financial services industry. See "The Merger--Background of the Merger," "--Background of and Mutual's Reasons for the Merger," and "--ANB's Reasons for the Merger." IN ADDITION, THE MUTUAL DIRECTORS UNANIMOUSLY RECOMMEND THAT MUTUAL SHAREHOLDERS VOTE FOR THE ELECTION OF TWO NOMINEES AS DIRECTORS OF MUTUAL AND FOR THE RATIFICATION OF THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS THE INDEPENDENT AUDITORS OF MUTUAL. See "Election of Directors of Mutual" and "Appointment of Mutual's Auditors for Fiscal Year Ending September 30, 1996."


     OPINIONS OF INVESTMENT BANKERS. Baxter Fentriss and Company ("Baxter Fentriss") has served as financial advisor to Mutual in connection with the Merger, and Scott & Stringfellow, Inc. ("Scott & Stringfellow") has served as financial advisor to ANB, in connection with the Merger. Baxter Fentriss has delivered a written opinion to the Board of Directors of Mutual to the effect that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the Exchange Ratio is fair, from a financial point of view, to the holders of Mutual Common Stock. Scott & Stringfellow has delivered a written opinion to the Board of Directors of ANB to the effect that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the Exchange Ratio is fair, from a financial point of view, to the holders of ANB Common Stock. Copies of the opinions of Baxter Fentriss to Mutual and Scott & Stringfellow to ANB are attached as Appendices III and IV, respectively, to this Joint Proxy Statement and should be read in their entirety for information with respect to the assumptions made and other matters considered by Baxter Fentriss and Scott & Stringfellow in rendering their respective opinions. See "The Merger--Opinions of Investment Bankers."

     MANAGEMENT AND OPERATIONS AFTER THE MERGER. Upon consummation of the Merger, ANB and American National will continue to operate their business to serve the communities and customers of Danville, Virginia and the surrounding counties. It is currently anticipated that certain branch offices of Mutual will be closed and the deposits and assets domiciled in such branch offices will be transferred to the nearest branch office of American National. It is further anticipated that all of the officers and employees of Mutual will become officers and employees of American National. For additional information regarding ANB. See "Business of ANB."

     The management at ANB will remain unchanged except that H. Dan Davis, the current President and Chief Executive Officer of Mutual, and one other individual currently serving on the Board of Directors of Mutual, will be appointed to serve on the Boards of Directors of ANB and American National and nominated for election to the Boards of Directors of ANB and American National at the first annual meeting of shareholders of ANB following the Effective Time. Mr. Davis also will be appointed an Executive Vice President of ANB and a Senior Vice President of American National. See "The Merger--Management and Operations After the Merger" and "Business of ANB--Management." For additional information regarding the interests of certain persons in the Merger, see "The Merger-- Interests of Certain Persons in the Merger."

For a description of the provisions of the Agreement affecting the operations of Mutual and ANB prior to the Effective Time, see "The Merger--Conduct of Business Pending the Merger."

     In addition, following the consummation of the Merger, American National will organize a new subsidiary, Mutual Mortgage Company ("Mutual Mortgage"), that will focus on residential home mortgage lending. Mr. Davis will serve as President and Chief Executive Officer of Mutual Mortgage.

     EFFECTIVE TIME. If the Merger is approved by the requisite vote of the shareholders of Mutual and the Articles of Incorporation Amendment is approved by the requisite vote of the shareholders of ANB and the other conditions to the Merger are satisfied or waived (to the extent permitted by applicable law), the Merger will be consummated and effected at the time of the issuance of the Certificate of Merger by the Office of the Comptroller of the Currency (the "OCC") or on such other date or at such other time as the OCC declares the Merger effective. See "The Merger--Conditions to Consummation of the Merger."

     The Agreement provides that, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of ANB and Mutual, ANB and Mutual shall use their reasonable efforts to cause an Effective Time to occur on the first business day following the last to occur of (i) the effective time (including expiration of any applicable waiting period) of the last required consent of any regulatory agency having authority over approving or exempting the Merger, and (ii) the date on which the shareholders of ANB and Mutual approve the Agreement and the Plan of Merger to the extent such approval is required by applicable law or such later date within 30 days of such date as may be mutually agreed upon by Mutual and ANB. The Agreement may be terminated by either Mutual or ANB in certain circumstances, including failure to consummate the Merger by July 31, 1996.

     DISTRIBUTION OF ANB CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES. Promptly after the Effective Time, the exchange agent selected by ANB will mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Mutual Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of ANB Common Stock. Cash will be paid to the holders of Mutual Common Stock in lieu of the issuance of any fractional shares of ANB Common Stock. See "The Merger-- Distribution of ANB Certificates and Payment for Fractional Shares."


     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by a Mutual shareholder upon the exchange of such shareholder's Mutual Common Stock for shares of ANB Common Stock. Gain or loss will be recognized with respect to cash received in lieu of fractional shares. Consummation of the Merger is conditioned upon receipt by Mutual and ANB of an opinion of Alston & Bird substantially to this effect. DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, MUTUAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences" and "--Dissenters' Rights."


     ACCOUNTING TREATMENT. As a condition to consummation of the Merger, the Merger must be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16. See "The Merger--Accounting Treatment."


     CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Merger by the shareholders of Mutual, (ii) receipt of the approval of the Articles of Incorporation Amendment by the shareholders of ANB, (iii) receipt of certain regulatory approvals without burdensome conditions from the OCC (which approval was received on

January 10, 1996) and the non-objection to the Merger by the Office of Thrift Supervision (the "OTS") (which condition has been satisfied), (iv) receipt of a favorable opinion of Alston & Bird as to the tax-free nature (except for cash received in lieu of fractional shares) of the Merger, (v) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance of the shares of ANB Common Stock in the transaction shall have been issued, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Mutual and ANB as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Mutual and ANB as set forth in the Agreement, (viii) receipt of letters by Mutual and ANB, respectively, within a date ten days prior to the date of this Joint Proxy Statement, from each of Baxter Fentriss and Scott & Stringfellow with respect to the fairness of the Exchange Ratio to the shareholders of Mutual and ANB, respectively, (ix) receipt by ANB of a letter from Arthur Andersen LLP, dated as of the Effective Time, to the effect the Merger will qualify for pooling-of-interests accounting treatment, (x) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect, (xi) the absence of any law or order or any action taken by any court, governmental or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction, and
(xii) satisfaction of certain other conditions, including the receipt of legal opinions from the respective counsel to Mutual and ANB and various certificates from the officers of Mutual and ANB. See "The Merger--Conditions to Consummation of the Merger," "--Governmental Approvals," and "--Amendment, Waiver, and Termination."



     GOVERNMENTAL APPROVALS. Consummation of the Merger is subject to obtaining the prior approval of the OCC and all other requisite regulatory approvals and the non-objection to the Merger by the OTS. On January 10, 1996, the OCC approved the Merger. In addition, the condition that the OTS not object to the Merger has been satisfied. See "The Merger--Governmental Approvals."


     TERMINATION; AMENDMENT. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Mutual and ANB or (ii) by the Board of Directors of Mutual or ANB, (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement, (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (c) if the Merger is not consummated by July 31, 1996, (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, (2) the shareholders of Mutual fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the Home Owners' Loan Act of 1933, as amended ("HOLA"), and the regulations of the OTS at the Mutual Annual Meeting, or (3) the shareholders of ANB fail to vote their approval of the Articles of Incorporation Amendment as required by the Virginia Stock Corporation Act (the "VSCA") at the ANB Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by the Effective Time. The Agreement may be amended upon the written agreement of Mutual and ANB without the approval of shareholders at any time, except that the Exchange Ratio may not be decreased after the Meetings without further shareholder approval. See "The Merger--Amendment, Waiver, and Termination."

     DISSENTERS' RIGHTS. Each holder of Mutual Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting shareholders provided in 12 C.F.R. Section 552.14, subject to compliance with the procedures set forth therein. A copy of 12 C.F.R. Section 552.14 is attached as Appendix VI to this Joint Proxy Statement, and a summary thereof is included under "The Merger--Dissenters' Rights." Under the VSCA, the holders of ANB Common Stock are not entitled to dissenters' rights of appraisal with respect to the Articles of Incorporation Amendment.


     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Mr. H. Dan Davis, the President and Chief Executive Officer of Mutual, and the Mutual Board have interests in the Merger in addition to their interests as shareholders of Mutual generally. These include provisions in the Agreement relating to indemnification and continued employment or service with ANB or American National. In connection with the Merger, all rights with respect to Mutual stock options outstanding at the Effective Time will become rights with respect to ANB Common Stock. Mr. Davis will become an executive officer of ANB and he and one other directors of Mutual will be elected to the Boards of Directors of ANB and American National. All other members of Mutual's Board will become members of the Board of Directors of Mutual Mortgage. In addition, at the Effective Time, ANB has agreed to offer to enter into an employment agreement with Mr. Davis whereby Mr. Davis will be assured of employment for a minimum period of two years as Executive Vice President of ANB, Senior Vice President of American National and President of Mutual Mortgage and thereafter may become a consultant to ANB and American National for an additional five-year period. During the initial two-year period, Mr. Davis may resign his positions and elect to become a consultant for the remaining portion of the full seven-year term. Mr. Davis' compensation under the new agreement will be substantially similar to his current compensation. When Mr. Davis signs this new employment agreement with ANB and American National he will relinquish all rights under his current agreement with Mutual, including the right to receive three times his current compensation as a change in control benefit. See "The Merger--Interests of Certain Persons in the Merger."


     EFFECTS OF THE MERGER ON RIGHTS OF SHAREHOLDERS. Upon consummation of the Merger, shareholders of Mutual will become shareholders of ANB, which will be governed by the Articles of Incorporation of ANB, as amended pursuant to the Articles of Incorporation Amendment. There are certain differences affecting the rights of shareholders between the laws governing federally chartered stock savings banks and the laws governing a Virginia corporation. The provisions of the Charter and Bylaws of Mutual differ in certain respects from the provisions of the Articles of Incorporation, as amended pursuant to the Articles of Incorporation Amendment, and Bylaws of ANB. For a comparison of the rights of shareholders under the laws governing federally chartered savings banks and the laws governing a Virginia corporation and the Charter and Bylaws of Mutual and the Articles of Incorporation, as amended pursuant to the Articles of Incorporation Amendment, and Bylaws of ANB, see "Effect of the Merger on Rights of Shareholders."


     MARKET AND MARKET PRICES OF COMMON STOCK. Mutual Common Stock is not actively traded in any established market. Prior to the date of the Agreement, ANB Common Stock also was not actively traded in any established market. Subsequent to the date of the Agreement, ANB Common Stock was listed on the OTC Bulletin Board but is still not actively traded. However, management of Mutual and ANB are aware of various (but not necessarily all) trades of Mutual Common Stock and ANB Common Stock in the over-the-counter market. The following table sets forth the sale prices per share of the last trades known to the respective managements for Mutual Common Stock and ANB Common Stock and the equivalent per share prices (as explained below) for Mutual Common Stock in trades occurring on September 11, 1995, in the case of Mutual, and on September 20, 1995, in the case of ANB, preceding the public announcement of the execution of the Agreement, and February __, 1996, the latest practicable date prior to the mailing of this Joint Proxy Statement. The equivalent per share price of a share of Mutual Common Stock at each specified date represents the price of a share of ANB Common Stock on the indicated date multiplied by the Exchange Ratio. As there is limited trading in Mutual Common Stock and ANB Common Stock, additional information with respect to the trading range of such common stock is provided under "Market Prices and Dividends of Mutual Common Stock and ANB Common Stock."





    Market Price                    Mutual              ANB           Equivalent Per
   Per Share at:                 Common Stock       Common Stock       Share Price
---------------------------      -------------     --------------    ---------------
September 11 (as to Mutual)
and 20 (as to ANB), 1995 . . .        $16.00            $30.50             $21.50

February __, 1996. . . . . . .




     There can be no assurance as to what the market price of the ANB Common Stock will be if and when the Merger is consummated. See "Market Prices and Dividends of Mutual Common Stock and ANB Common Stock."

OTHER PROPOSALS TO BE CONSIDERED AT THE MUTUAL ANNUAL MEETING

     At the Mutual Annual Meeting, the shareholders of Mutual also will be voting on a proposal to elect two nominees to the Board of Directors of Mutual to serve for three-year terms or until their successors are duly elected and qualified. See "Election of Directors of Mutual." In addition, the shareholders of Mutual will be voting on a proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996. See "Appointment of Mutual's Auditors for Fiscal Year Ending September 30, 1996."


PROPOSAL TO AMEND AND RESTATE ANB'S ARTICLES OF INCORPORATION




     At the ANB Special Meeting, the shareholders of ANB will be voting on amending ANB's Articles of Incorporation to provide that Article 3 be amended to increase the number of authorized shares of ANB Common Stock from 3,000,000 to 10,000,000. Because the Articles of Incorporation Amendment to increase the number of authorized shares of ANB Common Stock is necessary to consummate the Merger, in the event the shareholders of ANB do not approve the Articles of Incorporation Amendment by the requisite vote, the Merger will not be consummated. However, in the event the Merger is not consummated but the Articles of Incorporation Amendment is approved, the proposed increase in the number of authorized shares of ANB Common Stock will be effected.




     As the Articles of Incorporation of ANB have previously been amended on several occasions but have not been restated, the Board of Directors intends, if the proposed Articles of Incorporation Amendment is approved, to restate ANB's Articles of Incorporation to consolidate all existing amendments to the Articles of Incorporation, together with the Articles of Incorporation Amendment. Accordingly, a vote in favor of the Articles of Incorporation Amendment will constitute a vote in favor of the proposed restatement of ANB's Articles of Incorporation. The restatement of ANB's Articles of Incorporation does not involve any amendments to such articles except the Articles of Incorporation Amendment. Included as Appendix V to this Joint Proxy Statement are the proposed Amended and Restated Articles of Incorporation of ANB, which include the Articles of Incorporation Amendment. See "Amendment and Restatement of ANB's Articles of Incorporation."

COMPARATIVE PER SHARE DATA


     The following unaudited financial information reflects certain comparative per share data relating to net income, cash dividends, and book value per common share on (i) an historical basis for ANB and Mutual, (ii) a pro forma combined basis per share of ANB Common Stock giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Mutual Common Stock, giving effect to the Merger. The pro forma combined information and the Mutual pro forma equivalent information give effect to the Merger on a pooling-of-interests accounting basis and reflect the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock. The pro forma combined information does not reflect any pro forma adjustments. For a description of pooling-of-interests accounting with respect to the Merger, see "The Merger--Accounting Treatment." The information shown below should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto, and the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. Results of ANB for the nine months ended September 30, 1995, are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. See "Pro Forma Financial Information," and "Index to Financial Statements."

                                          At or for the
                                           Nine Months
                                       Ended September 30,       For the Fiscal Years(1)
                                     ---------------------   ---------------------------------
                                       1995        1994        1994        1993        1992
                                     ---------   ---------   ---------   ---------   ---------
WEIGHTED AVERAGE SHARES

  ANB historical...................  2,400,000   2,400,000   2,400,000   2,400,000   2,400,000
  Mutual historical................  1,213,683   1,209,112   1,206,786   1,194,299   1,191,002
  Pro forma equivalent(2)..........  3,255,647   3,252,424   3,250,786   3,241,981   3,239,656

NET INCOME PER COMMON SHARE

  ANB historical...................    $1.32       $1.07       $1.47       $1.38       $1.46
  Mutual historical................     0.61        0.59        0.81        1.06        0.88
  Pro forma combined(3)(4).........     1.20        1.01        1.39        1.41        1.40
  Mutual pro forma equivalent(5)...     0.85        0.71        0.98        0.99        0.99

CASH DIVIDENDS DECLARED PER COMMON
  SHARE(6)
  ANB historical...................    $0.27       $0.25       $0.75       $0.47       $0.66
  Mutual historical................     0.30        0.30        0.40        0.40        0.39
  Pro forma combined(7)............     0.27        0.25        0.75        0.47        0.66
  Mutual pro forma equivalent(5)...     0.19        0.18        0.53        0.33        0.47

BOOK VALUE PER COMMON SHARE
  (END OF PERIOD)
  ANB historical...................   $13.97      $12.83      $12.83      $12.12      $11.21
  Mutual historical................    12.81       12.36       12.36       11.90       11.09
  Pro forma combined(3)............    15.03       14.10       14.02       13.32       12.35
  Mutual pro forma equivalent(5)...    10.60        9.94        9.88        9.39        8.71

____________________
(1) ANB prepares annual financial statements based on a fiscal year ending on December 31, and Mutual prepares annual financial statements based on a fiscal year ending on September 30. For purposes of annual pro forma information, the historical data of Mutual at and for the years ended on September 30 have been combined with the historical data of ANB at and for the years ended on December 31.

(2) Represents the historical ANB Common Stock weighted average shares outstanding in each period plus historical Mutual Common Stock primary weighted average shares outstanding in each period multiplied by the Exchange Ratio.


(3) Represents the pro forma combined information of ANB and Mutual as if the Merger were consummated on January 1, 1992, and accounted for as a pooling-of-interests.


(4) Represents pro forma combined net income divided by the pro forma equivalent weighted average shares outstanding.


(5) Represents the pro forma combined information multiplied by the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock.


(6)  See "Market Prices and Dividends of Mutual Common Stock and ANB Common
     Stock."


(7)  Represents the historical dividends per share paid by ANB.

                     SELECTED HISTORICAL FINANCIAL DATA OF ANB


          The following table sets forth certain unaudited historical financial data of ANB and is based on the consolidated financial statements of ANB, including the respective notes thereto, which appear elsewhere in this Joint Proxy Statement and should be read in conjunction therewith. Results for the nine months ended September 30, 1995, are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. See "Index to Financial Statements."


                                  At or for the
                                   Nine Months
                                Ended September 30,               At or for the Years Ended December 31,
                                -------------------     -------------------------------------------------------
                                  1995        1994        1994        1993        1992        1991        1990
                                -------     -------     -------     -------     -------     -------     -------
                                           (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
EARNINGS DATA
Total interest income........   $14,158     $11,753     $16,057     $15,918     $17,349     $19,527     $19,404
Total interest expense.......     5,978       4,671       6,374       7,017       8,826      11,669      11,520
                                -------     -------     -------     -------     -------     -------     -------
Net interest income..........     8,180       7,082       9,683       8,901       8,523       7,858       7,884
Provision for loan losses....       374         189         272         214         230         214         308
                                -------     -------     -------     -------     -------     -------     -------
Net interest income after
 provision for loan losses...     7,806       6,893       9,411       8,687       8,293       7,644       7,576
Non-interest income..........     1,492       1,328       1,886       1,871       1,728       1,383       1,137
Non-interest expenses........     4,696       4,453       6,119       5,772       5,290       4,981       4,692
                                -------     -------     -------     -------     -------     -------     -------
Income before taxes..........     4,602       3,768       5,178       4,786       4,731       4,046       4,021
Income taxes.................     1,431       1,194       1,645       1,483       1,237         994         922
                                -------     -------     -------     -------     -------     -------     -------
Net income..................    $ 3,171     $ 2,574     $ 3,533     $ 3,303     $ 3,494     $ 3,052     $ 3,099
                                -------     -------     -------     -------     -------     -------     -------
                                -------     -------     -------     -------     -------     -------     -------
PER SHARE DATA(1)
Earnings per share..........      $1.32       $1.07       $1.47       $1.38       $1.46       $1.27       $1.29
Dividends per share(2)......       0.27        0.25        0.75        0.47        0.66        0.41        0.57
Book value per share........      13.97       12.83       12.83       12.12       11.21       10.42        9.56

BALANCE SHEET DATA
Total assets................   $302,500    $253,768    $253,768    $247,706    $240,589    $228,033    $215,644
Investment securities.......    107,257      79,297      79,251      91,826      93,560      85,822      66,134
Loans receivable, net.......    171,360     151,126     151,126     137,877     127,940     121,686     125,455
Deposits....................    259,936     215,861     215,861     217,655     212,439     200,620     187,096
Shareholders' equity........     33,518      30,785      30,786      29,082      26,907      24,997      22,929


___________________
(1) Per share amounts are based on 2,400,000 shares of ANB Common Stock outstanding and have been restated to retroactively reflect a 2 for 1 stock split declared on April 21, 1992.
(2) For years ended December 31, 1994, 1992, and 1990, dividend amount includes special dividends of $0.25, $0.22, and $0.19 per share, respectively.

                                  At or for the
                                   Nine Months
                                Ended September 30,               At or for the Years Ended December 31,
                                -------------------     -------------------------------------------------------
                                  1995        1994        1994        1993        1992        1991        1990
                                -------     -------     -------     -------     -------     -------     -------
                                           (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
PERFORMANCE RATIOS(1)
Return on average assets......    1.69%       1.41%       1.43%       1.36%       1.48%       1.37%       1.52%
Return on average
 shareholders' equity.........   13.19       11.44       11.64       11.96       13.50       12.93       14.12
Efficiency ratio(2)...........   49.03       53.45       53.39       53.91       51.92       54.25       52.38

ASSET QUALITY RATIOS
Net chargeoffs to average
 loans(1).....................    0.11%       0.05%       0.05%       0.12%       0.11%       0.09%       0.12%
Nonperforming assets to total
 assets.......................    0.03        0.06        0.07        0.19        0.27        0.30        0.37
Allowance for loan losses
 to net loans.................    1.50        1.50        1.53        1.54        1.61        1.62        1.49
Allowance for loan losses
 to nonperforming loans.......   31.33 X     14.11 X     13.76 X      4.61 X      3.24 X      2.94 X      2.39 X


(1) The ratios have been annualized for the nine months ended September 30, 1995, and 1994.

(2) General and administrative expenses divided by net interest income plus fee-based income.

                           RECENT DEVELOPMENTS OF ANB

     The following table sets forth certain consolidated financial and other data of ANB at and for the periods indicated. Consolidated financial and operating data and financial ratios and other data at and for the year ended December 31, 1994 have been derived from and should be read in conjunction with the consolidated financial statements of ANB and notes thereto presented elsewhere in Joint Proxy Statement. Consolidated financial and operating data and financial ratios and other data at and for the three months ended December 31, 1995 and 1994, and the year ended December 31, 1995, were derived from unaudited financial statements.

                                                   At             At
                                               December 31,   December 31,
                                                 1995(1)          1994
                                               ------------   ------------
                                                     (IN THOUSANDS)
Selected Financial Condition Data:

Total assets................................    $ 306,562      $ 253,768
Investment securities available for sale....       42,635          2,765
Investment securities held to maturity......       66,668         76,486
Loans receivable, net.......................      174,294        151,126
Deposit accounts............................      259,830        215,861
Shareholders' investment....................       34,125         30,786


                                               For the three months ended        For the year ended
                                                      December 31,                  December 31,
                                                 1995(1)         1994           1995(1)         1994
                                               ------------   ------------   ------------   ------------
                                                      (IN THOUSANDS)               (IN THOUSANDS)
Selected Operating Data:

Interest income.............................     $  5,589       $  4,304       $ 19,747       $ 16,057
Interest expense............................        2,584          1,703          8,562          6,374
                                                 --------       --------       --------       --------
   Net interest income before provision for
    loan losses.............................        3,005          2,601         11,185          9,683
Provision for loan losses...................          102             83            476            272
                                                 --------       --------       --------       --------
   Net interest income after provision for
    loan losses.............................        2,903          2,518         10,709          9,411
Non-interest income.........................          434            558          1,926          1,886
Non-interest expense........................        2,072          1,666          6,768          6,119
                                                 --------       --------       --------       --------
Net income before income tax provision......        1,265          1,410          5,867          5,178
Income tax provision........................          413            451          1,844          1,645
                                                 --------       --------       --------       --------
Net income..................................     $    852       $    959       $  4,023       $  3,533
                                                 --------       --------       --------       --------
                                                 --------       --------       --------       --------

                                                   At or For the three months     At or For the year ended
                                                       ended December 31,               December 31,
                                                      1995(1)         1994          1995(1)         1994
                                                   ------------   ------------   ------------   ------------
Performance Ratios (2):

   Return on average assets....................         1.11%          1.52%          1.49%          1.43%
   Return on average shareholders' investment..        10.04          12.42          13.22          11.64
   Average equity to average assets............        11.02          12.27          11.31          12.29
   Taxable equivalent net yield on earning
     assets (3)................................         4.28           4.41           4.49           4.26
   Earnings per average common share...........     $    .36       $    .40      $    1.68      $    1.47
   Average shares of common stock outstanding................................    2,400,000      2,400,000

Regulatory Capital Ratios (2):
   Tier 1 capital............................................................        18.87%         20.05%
   Total capital.............................................................        20.12          21.30

Asset Quality Ratios (2):
   Non-performing assets as a percent of
     total assets............................................................         0.01           0.07
   Allowance for loan losses to net loans
     outstanding.............................................................         1.50           1.53

(1) In the opinion of management, financial information at and for the three months and years ended December 31, 1995 and 1994 reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such periods.

(2) Asset quality ratios and regulatory capital ratios are end of period ratios. With the exception of end of period ratios, all ratios for the three months ended December 31, 1995 and 1994 are annualized where appropriate.

(3) The taxable equivalent net yield on earning assets represents taxable equivalent net interest income as a percentage of average interest-earning assets.

COMPARISON OF THE RESULTS OF OPERATION OF ANB FOR THE THREE MONTHS AND THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     At December 31, 1995 total assets were $306,562,000, an increase of $52,794,000 or 21% over December 31, 1994. This increase was due in part to ANB's acquisition of the branch office of Crestar Bank at Gretna, Virginia. This acquisition occurred on August 24, 1995 and was reported in the SEC Form 8-K, filed by the ANB on September 7, 1995. In the acquisition of the branch facilities at Gretna, ANB acquired $2,150,000 in loans and assumed deposits of $36,295,000.

     During the year 1995 net loans increased by a total of $23,168,000 or 15% as the result of a strong loan demand. Excluding the acquired Gretna accounts, deposits increased $7,674,000 or 4% over the prior year end. During 1995 investment securities and mortgage-backed securities increased $30,052,000 from the prior year end primarily from the purchase of securities with the proceeds of the assumed deposits of the Gretna branch office.

     Net income for the year ended December 31, 1995 was $4,023,000 an increase of $490,000 or 14% over the $3,533,000 recorded for the prior year. The increase was primarily due to the increase in the volume of loans during 1995 and the increase in the taxable equivalent net yield on earning assets. The taxable equivalent net yield on earning assets increased from 4.26% in 1994 to 4.49% in 1995.

     ANB's net income for the fourth quarter ended December 31, 1995 was $852,000. This was a decrease of $107,000 or 11.2% from the $959,000 recorded for the same period of 1994. The decline in net income during the fourth quarter of 1995 as compared to the same quarter of 1994 was primarily the result of expenditures occuring in 1995 related to the planned merger with Mutual. During the fourth quarter of 1995, ANB's taxable equivalent net interest margin was 4.28% compared to 4.41% for the same period of 1994.

     The provision for loan losses was $475,000 for the year 1995, an increase of $203,838 from the $271,802 provided in 1994. This increase was primarily to provide a reserve for the increase in new loans booked during 1995. The ratio of the loan loss reserve to loans, less unearned discount was 1.53% at December 31, 1994 and 1.50% at December 31, 1995.

     Total non-interest expense was $6,768,000 for 1995, an increase of $649,000 or 11% over the $6,119,000 recorded for 1994. Total non-interest expense for the fourth quarter of 1995 was $2,072,000, an increase of $406,000 or 24% over the $1,666,000 recorded for the same period of 1994. Non-interest expense for both the year of 1995 and the fourth quarter of 1995 included fees paid in regard to the planned merger with Mutual and fees for general consulting services.

               SELECTED HISTORICAL FINANCIAL DATA OF MUTUAL

The following table sets forth certain unaudited historical financial data of Mutual and is based on the consolidated financial statements of Mutual, including the respective notes thereto, which appear elsewhere in this Joint Proxy Statement and should be read in conjunction therewith. See "Index to Financial Statements."



                                                At or for the Years Ended September 30,
                                    ------------------------------------------------------------
                                      1995         1994         1993         1992         1991
                                    --------     --------     --------     --------     --------
                                    (IN THOUSANDS, EXCEPT PERCENTAGES, PER SHARE AND OTHER DATA)

RESULTS OF OPERATIONS
Interest income                       $6,040       $5,664       $6,090       $6,576       $6,770
Interest expense                       2,920        2,545        2,698        3,577        4,330
                                    --------     --------     --------     --------     --------
Net interest income                    3,120        3,119        3,392        2,999        2,440
Provision for loan losses                  8           --           --           98           68
                                    --------     --------     --------     --------     --------
Net interest income after provision
 for loan losses                       3,112        3,119        3,392        2,901        2,372
Noninterest income                       198          326          197          267          154
Noninterest expense                    1,830        1,963        1,777        1,633        1,567
                                    --------     --------     --------     --------     --------
Income before taxes                    1,480        1,482        1,812        1,535          959
Income taxes                             487          506          550          482          318
                                    --------     --------     --------     --------     --------
Net income                            $  993       $  976       $1,262       $1,053       $  641
                                    --------     --------     --------     --------     --------
                                    --------     --------     --------     --------     --------
BALANCE AT YEAR-END
Assets                               $83,396      $83,586      $80,203      $81,378      $73,615
Interest-bearing deposits              1,167          770        2,074        1,608          747
Investment securities                 24,598       25,974       20,535       11,133        6,688
Mortgage-backed securities            14,338       16,334       14,957       22,298       17,557
Loans receivable, net                 39,870       36,908       39,253       42,816       45,069
Deposits                              67,513       66,931       65,668       67,497       60,723
Borrowed funds                            --        1,500           12          146          108
Stockholders' equity                  14,787       14,260       13,733       12,799       12,105

PER SHARE DATA
Net income                            $ 0.82       $ 0.81       $ 1.06       $ 0.88       $ 0.54
Stockholders' equity                   12.81        12.36        11.90        11.09        10.49
Cash dividends declared                 0.40         0.40         0.40         0.39         0.37

SIGNIFICANT RATIOS
Return on average assets                1.20%        1.19%        1.56%        1.35%        0.87%
Return on average equity                6.77         6.90         9.48         8.39         5.45
Average equity to average assets       17.72        17.24        16.50        16.07        15.94
Interest rate spread                    3.23         3.40         3.79         3.22         2.48
Dividend payout ratio                  46.49        47.30        36.59        42.75        66.56

Regulatory Capital:
  Tangible                             17.73        17.06        16.48        15.26        16.40
  Core                                 17.73        17.06        16.48        15.26        16.40
  Risk-based                           50.03        51.51        45.44        37.57        32.57

OTHER DATA
Full service offices                       2            1            1            1            1
Total offices                              4            4            4            4            4


                     RECENT DEVELOPMENTS OF MUTUAL



The following table sets forth certain consolidated financial and other data of Mutual at and for the periods indicated. Consolidated financial and operating data and financial ratios and other data at and for the year ended September 30, 1995 have been derived from and should be read in conjunction with the consolidated financial statements of Mutual, including the respective notes thereto appearing elsewhere in this Joint Proxy Statement. Consolidated financial and operating data and financial ratios and other data at and for the threes months ended December 31, 1995 and 1994, were derived from unaudited financial statements.




                                                              At              At
                                                          December 31,   September 30,
                                                            1995(1)          1995
                                                          ------------   -------------
                                                                (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA
Total assets                                                $84,706         $83,396
Investment securities available for sale                      6,286           5,227
Investment securities held to maturity                       19,344          19,371
Mortgage-backed securities held to maturity                  14,306          14,338
Loans receivable, net                                        40,518          39,870
Deposit accounts                                             68,732          67,513
Stockholders' equity, substantially restricted               14,956          14,787




                                                      For the Three Months Ended December 31,
                                                      ---------------------------------------
                                                            1995(1)          1994(1)
                                                          ------------   -------------
                                                                (IN THOUSANDS)
SELECTED OPERATING DATA
Interest income                                             $1,561          $1,482
Interest expense                                               811             633
                                                          ------------   -------------
  Net interest income before provision for
   estimated loan losses                                       750             819
Provision for estimated loan losses                             25              --
                                                          ------------   -------------
  Net interest income after provision for
   estimated loan losses                                       725             819
Other income                                                    47              35
General and administrative expenses                            415             478
                                                          ------------   -------------
Earnings before income taxes                                   357             376
Income tax expense                                             122             126
                                                          ------------   -------------
Net earnings                                                $  235          $  250
                                                          ------------   -------------
                                                          ------------   -------------



(1) In the opinion of management of Mutual, financial information at and for the three months ended December 31, 1995 and 1994 reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended December 31, 1995 are not necessarily indicative of the results that may be expected for any other interim period or the year ending September 30, 1996.

                                                          At or For the Three Months Ended
                                                                    December 31,
                                                      ---------------------------------------
                                                          1995(1)                 1994(1)
                                                      ---------------         ---------------
PERFORMANCE RATIOS(2)
  Return on average assets                                    1.12%                   1.21%
  Return on average equity                                    6.29                    6.94
  Average equity to average assets                           17.82                   17.48
  Equity to total assets at end of period                    17.66                   17.30
  Average interest rate spread (3)                            2.92                    3.52
  Net interest margin (4)                                     3.70                    4.13
  Average interest-earning assets to
    average interest-bearing liabilities                      1.19x                   1.18x
Number of shares outstanding                             1,156,100               1,154,100

REGULATORY CAPITAL RATIOS(2)
  Tangible capital                                           17.63%                  17.45%
  Core capital                                               17.63                   17.45
  Risk-based capital                                         49.21                   51.75

ASSET QUALITY RATIOS(2)
  Non-performing assets as a percent of
    total assets                                              0.29                      --




(1) In the opinion of management of Mutual, financial information at and for the three months ended December 31, 1995 and 1994 reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended December 31, 1995 are not necessarily indicative of the results that may be expected for any other interim period or the year ending September 30, 1996.

(2) Asset quality ratios and regulatory capital ratios are end of period ratios. With the exception of end of period ratios, all ratios are annualized where appropriate.

(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

              Comparison of the Results of Operation for the Three Months Ended December 31, 1995 and December 31, 1994

     Cash and investment securities increased $653,400 for the quarter ended December 31, 1995 as compared to September 30, 1995. Loans increased $648,700 to $40,518,400 as compared to $39,869,700 as of September 30, 1995.

     Savings deposits increased $1,219,900 for the quarter ended December 31, 1995 to $68,732,400 as compared to $67,512,500 as of September 30, 1995.
Deposit increases were used to fund investments and loans.

     Stockholders' equity totaled $14,955,700 or 17.66% of total assets at December 31, 1995. Stockholders' equity per share was $12.94 at December 31, 1995 compared to $12.81 at September 30, 1995. This increase was due to the crediting of net earnings after dividends and an improvement in the market value of securities available for sale.

     For the three months ended December 31, 1995, Mutual had net income of $235,500 as compared to $250,100 for the same period ended in 1994. Net interest income decreased $69,200 for the quarter as compared to the same period last year. The net interest rate margin decreased 0.08% from 2.77% at September 30, 1995 to 2.69% at December 31, 1995. Provision for loan losses increased $25,000 during the quarter.

     Noninterest income increased $12,800 during the current three-month period as compared to the same period last year. This increase was primarily the result of increased loan fees and prepayment penalties on loans.

     Noninterest expense decreased $63,400 during the current three-month period as compared to the same period in 1994. This decrease was primarily the result of the accrual of $45,500 in stock appreciation rights in 1994 that were not provided for in 1995. In addition, directors' fees were $9,400 higher in 1994.

     On December 19, 1995, Mutual declared a $0.10 per share dividend payable on January 15, 1996 to stockholders of record on January 5, 1996 which, in the aggregate, amounted to $115,610.

     Earnings per share of Mutual Common Stock were $0.19 for the quarter as compared to $0.21 for the comparative quarter ended December 31, 1994.

     As of December 31, 1995, Mutual exceeded all the applicable capital requirements as indicated by the following table. Percentages are based on adjusted assets unless otherwise noted and dollars are in thousands.



         Total capital (GAAP) ................      $14,956
             Minus unrealized gain ............          53
             Deferred income taxes ............          18
                                                    -------

         Regulatory capital ...................      14,921
             General loan loss reserves .......         133
                                                    -------

         Risk-based capital ...................      15,054
                                                    -------

         Total assets .........................      84,706
             Minus unrealized gain - AFS ......          53
                                                    -------
         Adjusted assets ......................      84,653
                                                    -------
                                                    -------
         Risk weighted assets .................     $30,593
                                                    -------
                                                    -------



                               Requirement             Mutual
                            -----------------    --------------------
                            Percent   Dollars    Percent      Excess
                            -------   -------    -------     --------
   Tangible capital ........  1.5%     $1,270     17.63%     $13,651
   Core capital ............  3.0       2,540     17.63       12,381
   Total capital/risk
      weighted assets ......  8.0       2,447     49.21       12,606



     Mutual's liquidity ratio at December 31, 1995 was 18.75%. Management believes this liquidity is adequate to meet its requirements.

     On July 28, 1995, the Federal Deposit Insurance Corporation (the "FDIC"), the Treasury Department, and the OTS released statements outlining a proposed plan (the "Proposed Plan") to recapitalize the Savings Association Insurance Fund ("SAIF") certain features of which were subsequently approved by the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the disparity between the Bank Insurance Fund ("BIF") and SAIF. In negotiations between members of the Banking Committees of the House and Senate to reconcile the differences in the two bills, it was agreed on November 7, 1995 that the current Budget Reconciliation Package will focus on the financial problems of the SAIF. Under the Committee Agreement, all SAIF-insured institutions would pay a special assessment to recapitalize the SAIF and the assessment base for the payments on the FICO bonds would be expanded to include the deposits of both BIF- and SAIF-insured institutions. The amount of the special assessment required to recapitalize the SAIF is currently estimated to be approximately 80 basis points, somewhat less than the 85-90 basis point assessment that had been previously estimated as necessary. The special assessment would be payable some time in 1996 based on the amount of SAIF-insured deposits held on March 31,1995. The Committee Agreement would also permit BIF-insured institutions holding deposits subject to SAIF assessments to reduce such SAIF deposits by 20% in computing the institution's special assessment. There is some question as to whether either BIF-insured institutions acquiring SAIF-insured institutions after March 31, 1995 or SAIF-insured institutions that go out of existence prior to the enactment of the Budget Reconciliation legislation would be required to pay any special assessment under the current language of the legistation. If an 80 basis point assessment were assessed against Mutual's deposits as of March 31, 1995, Mutual would be required to pay a special assessment on its SAIF-insured deposits of $536,500. In accordance with generally accepted accounting principles, Mutual had not recorded an accrual for the special assessment at September 30, 1995. Mutual's assessment rate for fiscal 1995 was 23 basis points and the premium paid for this period was $153,585. A significant increase in SAIF insurance premiums or a significant special assessment to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of Mutual.

                        SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma combined financial data for ANB giving effect to the Merger accounted for as a pooling of interests. For a description of the pooling-of-interests accounting with respect to the Merger, see "The Merger--Accounting Treatment." The following information does not include any pro forma adjustments. This information should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto, appearing elsewhere in this Joint Proxy Statement. Results for the nine months ended September 30, 1995, are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. See "Pro Forma Financial Information," and "Index to Financial Statements."



                                     At or for the
                                      Nine Months
                                   Ended September 30,          For the Fiscal Years(1)
                                  --------------------      ---------------------------------
                                   1995         1994         1994         1993         1992
                                  -------      -------      -------      -------      -------
                                                     (In thousands)
EARNINGS DATA
Total interest income...........  $18,716      $15,990      $21,721      $22,008      $23,925
Total interest expense..........    8,236        6,580        8,919        9,715       12,403
                                  -------      -------      -------      -------      -------
Net interest income.............   10,480        9,410       12,802       12,293       11,522
Provision for loan losses.......      381          189          272          214          328
                                  -------      -------      -------      -------      -------
Net interest income after
  provision for loan losses.....   10,099        9,221       12,530       12,079       11,194
Non-interest Income.............    1,655        1,608        2,212        2,068        1,995
Non-Interest expenses...........    6,048        5,978        8,082        7,549        6,923
                                  -------      -------      -------      -------      -------
Income before taxes.............    5,706        4,851        6,660        6,598        6,266
Income taxes....................    1,792        1,568        2,151        2,033        1,719
                                  -------      -------      -------      -------      -------
Net income......................  $ 3,914      $ 3,283      $ 4,509      $ 4,565      $ 4,547
                                  -------      -------      -------      -------      -------
                                  -------      -------      -------      -------      -------


_____________________
(1) ANB prepares annual financial statements based on a calendar year ending on December 31, and Mutual prepares annual financial statements based on a fiscal year ending on September 30. For purposes of annual pro forma information, the historical data of Mutual at and for the years ended on September 30 have been combined with the historical data of ANB at and for the years ended on December 31.

                                     At or for the
                                      Nine Months
                                   Ended September 30,          For the Fiscal Years(1)
                                  --------------------      ----------------------------------
                                   1995         1994         1994         1993         1992
                                  -------      -------      -------      -------      --------
                                      (In thousands, except percentages and per share data)
PER SHARE DATA
Net Income Per Common Share(2)... $   1.20     $   1.01     $   1.39     $   1.41     $   1.40
Dividends per share(3)...........     0.27         0.25         0.75         0.47         0.66
Book value per share(4)..........    15.03        14.10        14.02        13.32        12.35

BALANCE SHEET DATA
Total assets..................... $385,896     $334,690     $337,354      $327,909    $321,967
Investment securities............  131,855      105,271      105,225       112,361     104,693
Mortgage-backed securities.......   14,338       16,334       16,334        14,957      22,298
Loans receivable, net............  211,230      187,139      188,034       177,130     170,756
Deposits.........................  327,449      284,775      282,792       283,323     279,936
Borrowed funds...................      --         1,500        1,500            12         146
Shareholders' equity.............   48,305       45.315       45,046        42,815      39,706

PERFORMANCE RATIOS(5)
Return on average assets.........     1.57%        1.34%        1.37%         1.41%       1.45%
Return on average
  shareholders' equity...........    11.15         9.89        10.13         11.15       11.83
Efficiency ratio.................    50.43        55.55        54.90         53.06       51.94


_____________________________

(1) ANB prepares annual financial statements based on a calendar year ending on December 31, and Mutual prepares annual financial statements based on a fiscal year ending on September 30. For purposes of annual pro forma information, the historical data of Mutual at and for the years ended on September 30 have been combined with the historical data of ANB at and for the years ended on December 31.

(2)  The pro forma combined net income per common share data are based on
     (i) combined historical income of Mutual and ANB assuming the Merger is accounted for as a pooling of interests and (ii) pro forma combined equivalent common shares of Mutual (as adjusted for the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock) and ANB.

(3)  Represents the historical dividend per share paid by ANB.

(4)  The pro forma combined book value per common share data are based on
     (i) combined historical shareholders' equity of Mutual and ANB assuming the Merger is accounted for as a pooling of interests and (ii) pro forma combined equivalent common shares of Mutual (as adjusted for the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock) and ANB.

(5) The ratios have been annualized for the nine months ended September 30, 1995 and 1994.

                            MEETINGS OF SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE


     MUTUAL. This Joint Proxy Statement is being furnished to the holders of Mutual Common Stock in connection with the solicitation by the Mutual Board of Directors of proxies for use at the Mutual Annual Meeting at which Mutual shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. At the Mutual Annual Meeting, the Mutual shareholders also will be asked to vote upon a proposal to elect two nominees to serve as directors of Mutual for three-year terms or until their successors are duly elected and qualified and a proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996. The Mutual Annual Meeting will be held at ___________, on March __, 1996, at ___ ___. M. local time. See "The Merger,"
"Election of Directors of Mutual," and "Appointment of Mutual's Auditors for Fiscal Year Ending September 30, 1996."



     ANB. This Joint Proxy Statement is being furnished to the holders of ANB Common Stock in connection with the solicitation by the ANB Board of Directors of proxies for use at the ANB Special Meeting at which ANB shareholders will be asked to vote upon a proposal to approve the Articles of Incorporation Amendment. The ANB Special Meeting will be held at _______________________, on March __, 1996, at ______ ___.M., local time. See "The Merger" and "Amendment of ANB's Articles of Incorporation."


RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES


     MUTUAL. The close of business on February __, 1996, has been fixed as the Mutual Record Date for determining holders of outstanding shares of Mutual Common Stock entitled to notice of and to vote at the Mutual Annual Meeting. Only holders of Mutual Common Stock of record on the books of Mutual at the close of business on the Mutual Record Date are entitled to notice of and to vote at the Mutual Annual Meeting. As of the Mutual Record Date, there were __________ shares of Mutual Common Stock issued and outstanding and held by
___________ holders of record.


     Holders of Mutual Common Stock are entitled to one vote on each matter considered and voted upon at the Mutual Annual Meeting for each share of Mutual Common Stock held of record as of the Mutual Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the outstanding shares of Mutual Common Stock entitled to vote, present in person or represented by proxy. After determining that a quorum exists at the Mutual Annual Meeting for purposes of all matters to be voted on, the withdrawal of sufficient record holders, present in person or represented by proxy, to make up less than a quorum shall not prevent the remaining shareholders from otherwise duly transacting business. The vote required for the approval of the Agreement and the Plan of Merger is two-thirds of the outstanding shares of Mutual Common Stock. Consequently, with respect to the proposal to approve the Agreement and the Plan of Merger, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote "against" such proposal.
The vote required for the approval of the election of two nominees to serve as directors of Mutual for three-year terms is a plurality of the votes cast at the Mutual Annual Meeting, assuming a quorum is determined. The vote required for the approval of the proposal to ratify the appointment of Manning, Perkinson, Floyd & Company as the independent auditors of Mutual for the fiscal year ending September 30, 1996 is a majority of those shares present and voting. Consequently, with respect to these proposals, abstentions and broker non-votes will not be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval.

     Shares of Mutual Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER, FOR APPROVAL OF THE PROPOSAL TO ELECT TWO NOMINEES AS DIRECTORS OF MUTUAL, AND FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS THE INDEPENDENT AUDITORS OF MUTUAL, AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE MUTUAL ANNUAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MUTUAL ANNUAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE MUTUAL ANNUAL MEETING.

     FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE MUTUAL ANNUAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER BUT, ASSUMING A QUORUM IS OBTAINED, WILL HAVE NO EFFECT ON APPROVAL OF THE PROPOSAL TO ELECT TWO NOMINEES AS DIRECTORS OF MUTUAL FOR THREE-YEAR TERMS OR THE PROPOSAL TO RATIFY THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS THE INDEPENDENT AUDITORS OF MUTUAL FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1996.

     A Mutual shareholder who has given a proxy may revoke it at any time prior to its exercise at the Mutual Annual Meeting by (i) giving written notice of revocation to the Secretary of Mutual, (ii) properly submitting to Mutual a duly executed proxy bearing a later date, or (iii) attending the Mutual Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Mutual Savings Bank, F.S.B., 103 Tower Drive, Danville, Virginia 24540, Attention: Barbara Hobgood, Secretary.

     As of the Mutual Record Date, Mutual's directors and executive officers and their affiliates owned beneficially _______ shares, or approximately __%, of Mutual Common Stock, and the directors and executive officers of ANB owned beneficially _____ shares, or approximately _____%, of Mutual Common Stock. All of the directors and executive officers of Mutual have executed support agreements pursuant to which they have each committed to vote all of the shares of Mutual Common Stock over which they have voting authority, other than in a fiduciary capacity, in favor of the Merger.


     ANB. The close of business on February __, 1996, has been fixed as the ANB Record Date for determining holders of outstanding shares of ANB Common Stock entitled to notice of and to vote at the ANB Special Meeting. Only holders of ANB Common Stock of record on the books of ANB at the close of business on the ANB Record Date are entitled to notice of and to vote at the ANB Special Meeting. As of the ANB Record Date, there were issued and outstanding ____ shares of ANB Common Stock. At that date, there were ____ holders of record of ANB Common Stock.


     Holders of ANB Common Stock are entitled to one vote on each matter considered and voted upon at the ANB Special Meeting for each share of ANB Common Stock held of record as of the ANB Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the outstanding shares of ANB Common Stock entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the ANB Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for the approval of the Articles of Incorporation Amendment is more than two-thirds of the shares of ANB

Common Stock entitled to be cast at the ANB Special Meeting. Abstentions and broker non-votes will have the same effect as a vote "against" the proposal to approve the Articles of Incorporation Amendment.

     Shares of ANB Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ARTICLES OF INCORPORATION AMENDMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE ANB SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE ANB SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE ANB SPECIAL MEETING.

     FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE ANB SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE APPROVAL OF THE ARTICLES OF INCORPORATION AMENDMENT.

     An ANB shareholder who has given a proxy may revoke it at any time prior to its exercise at the ANB Special Meeting by (i) giving written notice of revocation to the Secretary of ANB, (ii) properly submitting to ANB a duly executed proxy bearing a later date, or (iii) attending the ANB Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: David Hyler, Secretary.

     As of the ANB Record Date, ANB's directors and executive officers and their affiliates owned beneficially ____ shares, or approximately __%, of ANB Common Stock, and the directors and executive officers of Mutual owned beneficially 1500 shares, or approximately 0.06%, of ANB Common Stock. All such directors and officers have indicated that they will vote all of their shares of ANB Common Stock in favor of the Articles of Incorporation Amendment.

     In addition, as of the ANB Record Date, American National, as fiduciary, custodian, and agent, had sole or shared voting power over _____ shares, or ____%, of the issued and outstanding shares of ANB Common Stock, under trust agreements and other instruments and agreements. It is the policy of American National not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as a co-fiduciary. In the absence of appropriate parties which may instruct the voting of any such shares, American National may provide for co-fiduciaries in order that such shares of ANB Common Stock can be voted at the ANB Special Meeting.

                                   THE MERGER


     THE FOLLOWING INFORMATION DESCRIBES CERTAIN OF THE MATERIAL ASPECTS OF THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE AGREEMENT AND THE PLAN OF MERGER, WHICH ARE ATTACHED TO THIS JOINT PROXY STATEMENT AS APPENDICES I AND II, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

BACKGROUND OF AND MUTUAL'S REASONS FOR THE MERGER


     In 1992, management of Mutual, recognizing that substantial and rapid changes were occurring in the banking industry, began general discussions with investment bankers to determine ways to best position Mutual to respond to heightened regulatory involvement, increasingly intense competition and rapid industry consolidation. Based on those discussions, Mutual engaged an investment banker to provide financial advisory services pertaining to the possible merger of Mutual with another financial institution. The investment banker identified several potential merger candidates, including ANB, and after meeting with management and presenting the various prospects to the Mutual Board, the Mutual Board decided that Mutual should engage in negotiations with a North Carolina bank holding company. Those negotiations ultimately resulted in the Mutual Board entering into a definitive agreement on August 10, 1993, pursuant to which Mutual would become a national bank and a subsidiary of such company. Primarily as a result of delays outside of Mutual's control which extended beyond the termination date of June 30, 1994 in the definitive agreement, on July 6, 1994, Mutual and the bank holding company announced that they had jointly agreed to terminate the agreement and to abandon the combination of the two companies.


     After July 6, 1994, management and the Mutual Board determined not to continue looking for merger partners, but to seek other ways to enhance shareholder value by improving Mutual's competitive position and positioning Mutual for continued growth and profitability. Because of the uncertain future and the increased regulatory involvement occurring in the thrift industry, management pursued the possibility of converting to a national bank, but abandoned this pursuit when the cost of such a conversion appeared prohibitive for an institution of Mutual's size. During this time, Mutual was approached by several financial institutions (including ANB) wanting to discuss the possibility of acquiring Mutual. Management considered the potential offers, but in each instance determined that by remaining independent shareholder value could be enhanced more than by any of the proposals that were presented. Therefore, Mutual's Board advised those institutions that Mutual's current policy was to remain independent and that management and the Mutual Board believed that Mutual's opportunities to improve its business prospects and enhance shareholder value were better if Mutual remained independent. Subsequently, management considered expansion and actively looked for branches in its market and surrounding areas. Management of Mutual placed a bid to acquire a branch office that would have expanded Mutual's market share in Collinsville, but the bid was not accepted.

     In the course of investigating potential branch acquisitions, management talked with several investment bankers, one of which, Baxter Fentriss, informed Mutual of several financial institutions and their holding companies who were looking for expansion opportunities and would be interested in Mutual's franchise. Baxter Fentriss met with the Mutual Board to review the current merger and acquisition environment. On May 2, 1995, Mutual entered into an agreement with Baxter Fentriss whereby Baxter Fentriss agreed to provide financial advisory services generally concerning mergers, acquisitions, and restructurings. In June, 1995, Baxter Fentriss contacted prospective merger partners for Mutual, including ANB and other companies who had previously expressed an interest in

Mutual, and distributed an information package on Mutual. In July, 1995, Baxter Fentriss met with prospective acquirors and solicited preliminary indications of interest for Mutual. On August 3, 1995, Baxter Fentriss discussed the proposals received with Mutual's management. The proposals did not reach the level which management believed represented the intrinsic worth of Mutual and Baxter Fentriss was directed to negotiate with the bidders for an improved offer. From August 3 through August 20, 1995, Baxter Fentriss attempted to solicit improved offers. During August, the Mutual Board, management, and Baxter Fentriss had numerous special meetings to review the preliminary indications of interest, and discuss further the possibility of pursuing a merger or acquisition of Mutual. In some cases representatives from the companies who had offered indications of interest were present. In these meetings the following aspects were discussed: the terms and conditions of any proposal; the nature of the proposed acquiror's business, earnings, capital strength, and prospects; the consideration being offered both in amount and nature and, with respect to companies offering an exchange of stock, the market for each company's stock, the financial implications of a merger with each company, including a review of potential pro forma earnings per share, dividends, book value per share, and comparative shareholder rates of return, and potential dilutive effects on Mutual's shareholders; the prospects for Mutual's employees in the resulting company; and comparable operating characteristics and market data for each company. In addition, management of Mutual had meetings with senior management of the companies. On August 21, 1995, several companies (including ANB) submitted improved proposals which were discussed with management and presented to the Mutual Board on August 22, 1995. Three of the proposals were determined by the Mutual Board to warrant further consideration. One of the three refused to improve its offer and another determined to withdraw its bid after further consideration of its market priorities. Negotiations with ANB were continued in which ANB increased the consideration to be offered to Mutual shareholders and on September 1, 1995, the Mutual Board met with Baxter Fentriss and representatives of ANB to discuss the ANB proposal.

     The Mutual Board concluded that ANB's preliminary indication of interest afforded Mutual shareholders greater potential shareholder value for a variety of reasons. These reasons included the proven financial strength of ANB, as well as the prospects for economies of scale and reduced expenses upon merging Mutual and American National. The prospects of merging with and becoming a national bank with its expanded products and improved profitability (while retaining the mortgage lending capabilities of Mutual in the form of a mortgage subsidiary) were believed to be better than merging with another thrift, given the uncertain future of the thrift industry. The Mutual Board determined that if the suggested value for Mutual Common Stock could be increased, management should seek to negotiate a definitive agreement satisfactorily addressing all terms of the proposed acquisition. Management undertook such a negotiation and the consideration to be offered to Mutual shareholders was increased to an amount that management and Baxter Fentriss believed to be a fair exchange ratio from a financial point of view, and negotiations were commenced on a definitive agreement.

     On September 26, 1995 the Mutual Board met to consider the offer from ANB and determined to accept it and sign the Agreement.

     THE BOARD OF DIRECTORS OF MUTUAL BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF MUTUAL AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND RECOMMENDS APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER BY MUTUAL'S SHAREHOLDERS.

ANB'S REASONS FOR THE MERGER


     The ANB Board of Directors has approved the Agreement and determined that the Merger and the Articles of Incorporation Amendment are in the best interests of ANB and its shareholders.

In approving the Agreement and the Articles of Incorporation Amendment, the ANB Board considered a number of factors. In reaching its conclusion, the Board of Directors of ANB considered, among other things, the following:



     (a) The effectiveness of the Merger in implementing ANB's basic business strategy of enhancing shareholder value by virtue of the improved competitive position of the resulting institution and the greater financial and capital resources available to the resulting institution to compete more effectively against larger and nonregulated competitors. In this regard, the Board of Directors of ANB considered that the Merger will permit ANB to further enhance shareholder value by permitting ANB to achieve certain economies of scale with respect to a larger asset base and to enhance revenue opportunities through the greater resources available to ANB to compete with larger competitors operating in ANB's marketplace for business that it cannot currently serve due to its smaller size.



     (b) The enhanced opportunities for cost savings and synergies that are expected to result from the Merger. In this regard, ANB intends to achieve certain cost savings by consolidating the back office operations of Mutual and eliminating certain duplicative functions of Mutual and ANB.



     (c) The enhanced opportunities for growth that the Merger makes possible. In this regard, the Board considered that ANB will be able to sell additional depository and non-depository products to the customer base of Mutual that are not currently provided to such customers by Mutual.


     (d) The presentation by the ANB management team regarding its due diligence reviews of Mutual, including the business, operations, earnings, asset quality, financial condition and performance, regulatory compliance, asset-liability management, and operations of Mutual on an historical, prospective, and pro forma basis.


     (e) The terms of the Agreement, the Plan of Merger, and the other documents executed in connection with the Merger.


     (f) The opinion of Scott & Stringfellow (discussed elsewhere in this Joint Proxy Statement) that the Exchange Ratio is fair, from a financial point of view, to the holders of ANB Common Stock.

     (g) The current and prospective economic and competitive environment facing financial institutions, generally, and ANB, in particular.


     The foregoing discussion of the information and factors considered by the ANB Board is not intended to be exhaustive but is believed to include all material factors considered by the ANB Board. In reaching its determination to approve the Merger, the ANB Board did not assign any relative or specific weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Scott & Stringfellow, the ANB Board unanimously approved the Agreement and the transactions contemplated thereby, as being in the best interests of ANB and its shareholders.


     THE BOARD OF DIRECTORS OF ANB BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ANB AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE AGREEMENT AND RECOMMENDS APPROVAL OF THE ARTICLES OF INCORPORATION AMENDMENT IN CONNECTION WITH THE MERGER BY ANB'S SHAREHOLDERS.

OPINIONS OF INVESTMENT BANKERS

     BAXTER FENTRISS. Baxter Fentriss has acted as financial advisor to Mutual ("Mutual") in connection with the merger. Baxter Fentriss assisted Mutual in identifying prospective acquirors. On December 1, 1995 Baxter Fentriss delivered to Mutual its opinion that as of such date, and on the basis of matters referred to herein, the Exchange Ratio was fair, from a financial point of view, to the holders of Mutual Common Stock. In rendering its opinion Baxter Fentriss consulted with the management of Mutual and ANB; reviewed the Agreement and the Plan of Merger, and certain publicly-available information on the parties; and reviewed certain additional materials made available by the management of the respective banks.


     In addition, Baxter Fentriss discussed with the management of Mutual and ANB their respective businesses and outlook. No limitations were imposed by Mutual's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix III to this Joint Proxy Statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith. In reviewing the analyses and assumptions underlying Baxter Fentriss' written opinion, the Mutual Board found no reason not to believe that they were complete and reasonable.


     Baxter Fentriss' opinion is directed to Mutual's Board of Directors, and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Mutual Common Stock. It does not address Mutual's underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any Mutual shareholder as to how such shareholder should vote with respect to the Merger at the Mutual Annual Meeting or as to any other matter.

     Baxter Fentriss' opinion was one of many factors taken into consideration by Mutual's Board of Directors in making its determination to approve the Agreement, and the Plan of Merger, and the receipt of Baxter Fentriss' opinion is a condition precedent to Mutual consummating the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Mutual or the effect of any other business combination in which Mutual might engage.

     Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Mutual selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on bank and thrift transactions, and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter Fentriss is not affiliated with ANB or Mutual.

     In connection with rendering its opinion to Mutual's Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of ANB and Mutual including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of ANB and Mutual (iii) the economies of ANB's and Mutual's respective market areas; (iv) the historical and current market for ANB and Mutual Common Stock; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia.


     In connection with rendering its opinion, Baxter Fentriss reviewed (i) the Agreement; (ii) drafts of this Joint Proxy Statement; (iii) the annual reports to shareholders, including the audited financial statements of Mutual for the year ended September 30, 1994 and ANB for the year ended December 31, 1994, and the quarterly reports of ANB for the nine months ended September 30, 1995; (iv) pro forma combined statements of income for the year ended December 31, 1994 and September 30, 1995; and (v) certain additional financial and operating information with respect to the business, operations and prospects of ANB and Mutual as it deemed appropriate. Baxter Fentriss also (i) held discussions with members of the senior management of ANB and Mutual regarding the historical and current business operation, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stock of Mutual and ANB; (iii) compared the results of operations of Mutual and ANB with those of certain banking companies that it deemed to be relevant; (iv) analyzed the pro forma financial impact of the Merger on ANB; (v) analyzed the pro forma financial impact of the Merger on Mutual; and (vi) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate, as described below.


     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the Exchange Ratio to holders of Mutual Common Stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Mutual or ANB.

     In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Mutual or ANB. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the Acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition, on a pro forma basis, to Mutual.

     The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion:

     (a) Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for Mutual Common Stock and ANB Common Stock and compared that to publicly traded banks and thrifts in Virginia and to the price offered by ANB. As of September 30, 1995, Mutual's fully diluted book value was $12.81.

     (b) Comparative Analysis. Baxter Fentriss compared the price to earnings multiple, price to book multiple, and price to assets multiple of the ANB offer with other comparable merger transactions in Virginia after considering Mutual's non-performing assets and other variables. The comparative multiples included both bank and thrift sales during the last 3 years.

     (c) Baxter Fentriss considered the pro forma impact of the transaction and concluded the transaction should have a positive long-term impact on ANB.

     (d) Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Mutual's common stock as a 5- and 10-year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Mutual's stock using (i) a range from 5.0% to 12% in the growth of Mutual's earnings and dividends and (ii) a range from 8 times to 20 times earnings as the terminal value for Mutual's stock. A range of discount rates from 11% to 15% were applied to these alternative growth and terminal value scenarios. These ranges of discount rates, growth alternatives, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Mutual's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In most of the scenarios considered, the present value of a share of Mutual's common stock was calculated at less than that of the ANB offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that Mutual shareholders would be in a better financial position by receiving the ANB Common Stock offered in the Merger transaction rather than continuing to hold Mutual Common Stock.

     Using publicly available information on ANB and applying the capital guidelines of federal regulators of banks and thrifts, Baxter Fentriss' analysis indicated that the Merger would not seriously dilute the capital and earnings capacity of ANB and would, therefore, likely not be opposed by the federal regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the guidelines of the Board of Governors of the Federal Reserve System (the "Federal Reserve") with regard to market concentration and did not believe there to be an issue with regard to possible antitrust concerns.

     Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Mutual or ANB, and has not been furnished such an appraisal.

     No company or transaction used as a comparison in the above analysis is identical to Mutual or the Acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Baxter Fentriss will be paid an amount equal to 1.5% of aggregate consideration plus reasonable out-of-pocket expenses for its services. Based on the price per share of ANB Common Stock of $30.50, the dollar amount of Baxter Fentriss fee is expected to be approximately $400,000. Baxter Fentriss also was paid a fee of $15,000 for rendering its opinion on the fairness of the

Exchange Ratio. Mutual has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.


     SCOTT & STRINGFELLOW. ANB retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Exchange Ratio and Scott & Stringfellow has rendered its opinion to the Board of Directors of ANB that the Exchange Ratio is fair from a financial point of view to holders of ANB Common Stock. In developing its opinion, Scott & Stringfellow reviewed and analyzed:
(i) the Agreement; (ii) the Registration statement filed with the SEC in connection with the Merger; (iii) Mutual's audited financial statements for the three years ended September 30, 1995, and other information related to Mutual prepared by Mutual's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, budgets, regulatory matters and legal matters; (iv) information regarding the trading market for the common stocks of ANB and Mutual and the price ranges within which the respective stocks have traded; (v) the relationships for prices paid to relevant financial data such as net worth, loans, deposits, and earnings in certain financial institutions mergers and acquisitions in Virginia in recent years; (iv) ANB's annual reports to shareholders and its audited financial statements for the three fiscal years ended December 31, 1994; (vii) ANB's unaudited financial statements for the nine months ended September 30, 1994 and 1995; and (viii) other information related to ANB prepared by ANB's management including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, budgets, regulatory matters and legal matters. Scott & Stringfellow has discussed with members of Mutual's and ANB's management the background of the Merger, the reasons and basis for the Exchange Ratio, and the business and future prospects of Mutual and ANB as a combined entity. No instructions or limitation were given or imposed by Mutual or ANB in connection with the scope of the examination or investigation made by Scott & Stringfellow in arriving at its findings. Finally, Scott & Stringfellow has conducted such other studies, analyses and investigations particularly of the banking industry, and has considered such other information as it deemed appropriate, the material portion of which is described below. A copy of that opinion, which sets forth the assumptions made, matters considered and limitation on the review undertaken, is attached as Appendix IV to the Joint Proxy Statement and should be read in its entirety. In reviewing the analyses and assumptions underlying Scott & Stringfellow's written opinion, the ANB Board found no reason not to believe that they were complete and reasonable.


     The consideration to be given to Mutual shareholders in the Merger was determined by ANB and Mutual in their negotiations. In connection with rendering its opinion to ANB's Board of Directors, Scott & Stringfellow performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and therefore such opinion is not readily susceptible to summary description. Scott & Stringfellow, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of Mutual, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Mutual. Scott & Stringfellow has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Mutual or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analysis.

     VALUATION METHODOLOGIES. In connection with its opinion on the Exchange Ratio and the presentation of that opinion to ANB's Board of Directors, Scott & Stringfellow performed three valuation analyses with respect to Mutual: (i) a comparison with comparable publicly traded companies; (ii) an analysis of comparable prices and terms of recent transactions involving financial institutions buying thrifts; and (iii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analysis, ANB's stock was valued at $30.50 per share, which was the price at which numerous trades had taken place in the month prior to the signing of the Agreement and of which management was aware. Based on the Exchange Ratio of 0.705 ANB shares for each Mutual share outstanding, the implied purchase price per share for Mutual was $21.50. Each of these methodologies is discussed below.

     COMPARABLE COMPANY ANALYSIS. In performing its comparable company analysis, Scott & Stringfellow analyzed the market trading of Mutual Common Stock relative to publicly traded thrifts in Virginia. The institutions included in the comparison to Mutual consisted of Bedford Bancshares, Inc.
(BFSB), Community Financial Corp. (CFFC), CENIT Bancorp, Inc. (CNIT), CSB Financial Corp. (COSB), FFVA Financial Corp. (FFFC), Fidelity Federal Bankshares
(FFRV), Life Bancorp, Inc. (LIFB), Virginia Beach Financial (VABF), and Virginia First (VFFC).

     Among the market trading information compared was market price to book value and tangible book value, of which the average multiples for the comparables was 1.05 times and 1.07 times, respectively, compared to the multiple of approximately 1.59 times book value and tangible book value represented by the consideration to be received by Mutual shareholders in the Merger. Also examined was the market price to the latest twelve months earnings per share, for which the average multiple for the comparable thrifts was 11.0 times, compared to the multiple of approximately 23.9 times represented by the consideration to be received by the Mutual Shareholders in the Merger on the basis of the Exchange Ratio.

     COMPARABLE TRANSACTION ANALYSIS. Scott & Stringfellow performed an analysis of premiums paid for selected thrifts in the Commonwealth of Virginia. Comparable transactions were considered to be a total of ten transactions since January 1, 1994, where the seller was a savings association or savings bank located in Virginia. When determining if a transaction is fair, from a financial point of view, to the institution's shareholders, Scott & Stringfellow compares the proposed transaction with the other transactions in the market place with similar characteristics. Four ratios that are considered by Scott & Stringfellow to be the most determinative in this fairness analysis are price to book value, price to tangible book value, price to earnings per share, and price as a percentage of the tangible book premium to core deposits. No ratio, however, is determinative on its own, but rather the performance of the other ratio analysis must be reviewed.

     Based on transactions since January 1, 1994, where the seller was a savings association or savings bank located in Virginia, the analysis yielded a range of transaction value to book value of 1.11 times to 2.04 times with an average of
1.60 times. These compare to the transaction value for the Exchange Ratio of approximately 1.59 times of the Mutual book value as of June 30, 1995.

     In addition, the analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from
1.11 times to 3.82 times with an average of 1.87 times. These compare to a transaction value for the Exchange Ratio of approximately 1.59 times of the Mutual book value as of June 30, 1995.

     Furthermore, the analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from
8.87 times to infinity (one of the institutions recorded losses for the trailing twelve month period) and averaged 20.6 times. These compare to a transaction value to the June 30, 1995 trailing twelve months earnings per share of 23.9 times for the Exchange Ratio.

     Lastly, the analysis yielded a range of transaction values as a percentage of tangible book premium to core deposits of 2.76% to 22.54% and averaged 8.08%. These compare to a transaction value of tangible book premium to core deposits of 13.73% as of June 30, 1995 for the Exchange Ratio.

     No company or transaction used in the comparable transaction analysis is identical to Mutual. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or acquisition value of the company to which it is being compared.

     DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Scott & Stringfellow estimated the present value of the future stream of after-tax cash flows that Mutual could produce through 1999, under various circumstances, assuming that Mutual performed in accordance with the earnings/return projections of management at the time that Mutual entered into acquisition discussions in July, 1995. Scott & Stringfellow estimated the terminal value for Mutual at the end of the period by applying multiples of earnings ranging from 12.0 to 13.5 times and then discounting the cash flow streams, and terminal value using differing discount rates (ranging from 7.0% to 9.0%) chosen to reflect different assumptions regarding the required rates of return of Mutual and the inherent risk associated with the underlying projections. This discounted cash flow analysis indicated a range of $22.2 million to $26.3 million, or $18.44 to $21.83 per share, for Mutual. These values compared to the value implied by the Exchange Ratio of $21.50, based on the market value of ANB Common Stock as of the signing of the Agreement. This fact, among others, contributes to Scott & Stringfellow's opinion that the Exchange Ratio is fair from a financial point of view to the ANB shareholders.

     The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion.

     Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Financial Institutions group of Scott & Stringfellow actively works with community banks and thrifts in Virginia, Maryland, North Carolina and West Virginia on these and other matters. As part of its investment banking business, it is continually engaged in the valuation of banks, bank holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings and secondary distributions of listed and unlisted securities. Scott & Stringfellow was selected by the Board of Directors of ANB based upon its expertise and reputation in providing valuation, merger and acquisition and advisory services to banks, bank holding companies, and thrifts.

     COMPENSATION OF SCOTT & STRINGFELLOW. Pursuant to an engagement letter dated July 19, 1995 between ANB and Scott & Stringfellow, ANB agreed to pay Scott & Stringfellow a fee totaling approximately $18,000 to evaluate this transaction and render its opinion of fairness. ANB has also agreed to indemnify and hold harmless Scott & Stringfellow and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Scott & Stringfellow.

EXCHANGE RATIO

     At the time the Merger is consummated, each share of Mutual Common Stock issued and outstanding at the Effective Time (other than shares held by Mutual companies or ANB companies, other than in a fiduciary capacity or as a result of debts previously contracted and shares held by shareholders who perfect their dissenters' rights of appraisal) will be converted into .705 of a share of ANB Common Stock. Each share of ANB Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of ANB Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, ANB will make a cash payment (without interest) equal to the fractional interest which a Mutual shareholder otherwise would receive multiplied by $30.50.

EFFECT OF THE MERGER ON STOCK OPTIONS

     The Agreement and the Plan of Merger contemplate that, at the Effective Time, all rights with respect to Mutual Common Stock pursuant to stock options (the "Mutual Options") granted by Mutual under the existing Mutual Stock Plan (the "Mutual Stock Plan"), which Mutual Options are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to ANB Common Stock, and ANB will assume each of such Mutual Options in accordance with the terms of the Mutual Stock Plan and the stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) the Board of Directors of Mutual Mortgage shall be substituted for the Committee of Mutual's Board of Directors (including, if applicable, the entire Board of Directors of Mutual) administering such Mutual Stock Plan, (ii) the number of shares of ANB Common Stock subject to such Mutual Option shall be equal to the number of shares of Mutual Common Stock subject to such Mutual Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Mutual Option shall be adjusted by dividing the per share exercise price under each such Mutual Option by the Exchange Ratio and rounding up to the nearest cent. Therefore, after the Effective Time, the Mutual Options will become options to purchase ANB Common Stock on a basis adjusted to reflect the Exchange Ratio, as contemplated by the Agreement and the Plan of Merger.

     Approval of the Merger by the shareholders of Mutual and approval of the Articles of Incorporation Amendment by the shareholders of ANB will constitute shareholder approval of the assumption by ANB of the rights and obligations of Mutual under the Mutual Options. Such approval also will constitute shareholder approval of related amendments to the Mutual Stock Plan to provide for, among other things, the conversion at the Effective Time of each outstanding Mutual Stock Option into an option to purchase ANB Common Stock. See "Election of Directors of Mutual."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon consummation of the Merger, ANB and American National will continue to operate their business to serve the communities and customers of Danville, Virginia and the surrounding counties. It is currently anticipated that certain branch offices of Mutual will be closed and the deposits and assets domiciled in such branch offices will be transferred to the nearest branch office of American National.

     The management at ANB will remain unchanged except that H. Dan Davis, the current President and Chief Executive Officer of Mutual, and one other individual currently serving as an outside director on the Board of Directors of Mutual, will be appointed to serve on the Boards of Directors of ANB and American National and nominated for election to the Boards of Directors of ANB and American National at the first annual meeting of shareholders following the Effective Time. Mr. Davis also will be appointed an Executive Vice President of ANB and a Senior Vice President of American National. The Agreement provides that ANB will elect or appoint all individuals of Mutual who are serving as officers of Mutual at the Effective Time as officers of either American National or Mutual Mortgage, taking into account the prior positions and experience of such officers with Mutual in designating such officer positions. ANB has further agreed not to terminate, except for "cause" as determined under the employee policies of ANB, any employee of Mutual who becomes an employee of ANB at the Effective Time for a period of one year after the Effective Time.

     In addition, following the consummation of the Merger, American National will establish Mutual Mortgage to focus on residential home mortgage lending. Mr. Davis will serve as President and Chief Executive Officer of Mutual Mortgage and all individuals who are serving as members of Mutual's Board of Directors at the Effective Time (other than the outside former Mutual director who is elected a director of ANB) shall comprise the Board of Directors of Mutual Mortgage. Such individuals will receive fees for such service as directors of Mutual Mortgage at the same rate as Mutual's Board as of the date of the Agreement.
See "Business of ANB--Management." For additional information regarding the interests of certain persons in the Merger, see "The Merger--Interests of Certain Persons in the Merger." For a description of the provisions of the Agreement affecting the operations of Mutual and ANB prior to the Effective Time, see "The Merger--Conduct of Business Pending the Merger."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     GENERAL. Information as to the shareholdings of directors and executive officers of Mutual and ANB in the respective companies is included under, respectively, "Business of ANB--Ownership of ANB Common Stock" and "Business of Mutual--Ownership of Mutual Common Stock." At the Mutual Record Date, _____ of the directors and executive officers of Mutual owned an aggregate of approximately _________ shares of ANB Common Stock. Also, at the Mutual Record Date, ____ of the directors and executive officers of ANB owned an aggregate of approximately _____ shares of Mutual Common Stock.



     STOCK OPTIONS. As described under "The Merger--Effect of the Merger on Stock Options," the Agreement and the Plan of Merger also provide that all rights with respect to Mutual Options which are outstanding at the Effective Time will be converted into and will become rights with respect to ANB Common Stock, and ANB will assume each of such Mutual Options in accordance with its terms. Information related to the executive officers and directors of Mutual who hold Mutual Options is included under "Election of Directors of Mutual--Executive Compensation" and "--Director Compensation."


     POST-MERGER EMPLOYMENT, COMPENSATION, AND BENEFITS. ANB has agreed to offer employment to all employees of Mutual with no reduction in base salary. ANB has further agreed not to terminate, except for "cause" as determined under the employee policies of ANB, any employee of Mutual who becomes an employee of ANB at the Effective Time for a period of one year after the Effective Time.

     In addition, ANB has agreed to cause two members of Mutual's Board of Directors, which members shall be nominated by Mutual and approved by ANB and willing so to serve (subject to any applicable legal restrictions) including
H. Dan Davis, to be elected or appointed as directors of ANB and American National at the first meetings of the Boards of Directors of ANB and American National held after the Effective Time. At the first annual meeting of shareholders of ANB after the Effective Time, ANB shall take all corporate action necessary to, and shall, renominate such two former Mutual directors for election as directors of ANB and shall recommend that the ANB shareholders vote for the election of such individuals as directors.


     ANB has agreed to establish a Board of Directors for Mutual Mortgage, which will be composed of all individuals who are serving as members of Mutual's Board of Directors at the Effective Time (other than the outside former Mutual director who is elected a director of ANB), and the outside directors of the Mutual Mortgage Board will receive fees for such service as directors of Mutual Mortgage at the same rate as Mutual's Board as of the date of the Agreement.

     ANB is also obligated to elect or appoint all individuals of Mutual who are serving as officers of Mutual at the Effective Time as officers of either American National or Mutual Mortgage Company, taking into account the prior positions and experience of such officers with Mutual in designating such officer positions. The Agreement provides that, after the Effective Time, ANB will provide generally to officers and employees of Mutual and its subsidiaries who become officers or employees of ANB or its subsidiaries, employee benefits under employee benefit plans (other than stock options or other plans involving a potential issuance of ANB Common Stock), on terms and conditions that, when taken as whole, are substantially similar to those currently provided by ANB and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Mutual or its subsidiaries prior to the Effective Time will be treated as service with ANB or its subsidiaries.

     INDEMNIFICATION. The Agreement provides that ANB will maintain all rights of indemnification existing in favor of the employees, agents, directors, and officers of Mutual on terms no less favorable than those provided in applicable OTS regulations and the Charter or Bylaws of Mutual or otherwise in effect on the date of the Agreement, including provisions relating to advances of expenses incurred in the defense of any litigation, and that such rights will continue in full force and effect for at least six years from the Effective Time with respect to matters occurring prior to the Effective Time. See "Effect of the Merger on Rights of Shareholders."

     The Agreement also provides that, for one year after the Effective Time, ANB will use its reasonable efforts to maintain Mutual's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage) on terms no less favorable than those in effect on the date of the Agreement.

     EMPLOYMENT CONTRACT. Under the Agreement, ANB has agreed to appoint H. Dan Davis as (i) Executive Vice President of ANB and Senior Vice President of American National at the Effective Time and (ii) President and Chief Executive Officer of Mutual Mortgage at the time of its organization. In addition, at the Effective Time, ANB has agreed to offer to enter into an employment agreement (the "Employment Agreement") with Mr. Davis. The Employment Agreement, when entered into by Mr. Davis, will supersede Mr. Davis' current employment agreement with Mutual.


     Under the terms of the Employment Agreement, Mr. Davis will: (i) receive an annual salary of $110,000; (ii) be eligible to participate in the group and major medical benefit plans made available to similarly positioned officers of American National and in the 401-K Plan, the Retirement Plan, and the group life and disability plan of American National; (iii) have the right to use of an automobile supplied by American National under the terms of its policy relating to American National vehicles; and (iv) have the right to have reasonable expenses paid for him and his spouse to attend meetings that he has customarily attended of bankers associations, including, but not limited to, meetings of the Virginia Bankers Association. The term of Mr. Davis' employment as an executive officer under the Employment Agreement is two years.



     Under the Employment Agreement, during this two-year term, Mr. Davis will have the right to elect to become a senior consultant to ANB for a term effective on the first calendar day of the month following such election and expiring seven years from the Effective Time. If Mr. Davis elects to become a senior consultant to ANB, he will have to resign, upon the effectiveness of his election, all management positions with ANB, American National, and Mutual Mortgage. As a senior consultant, ANB will pay Mr. Davis a consulting salary of $5,500 per month, but Mr. Davis will not be entitled to receive any other compensation, fees, or other benefits, except for the group health and major medical benefit plans made available to any full-time employee of ANB, American National, or Mutual Mortgage. As a senior consultant, Mr. Davis will be responsible for carrying out such advisory or consulting duties and responsibilities as may be requested of him from time to time by the chief executive officer of ANB or the Board of Directors of ANB. If Mr. Davis elects to become a senior consultant, the Employment Agreement also restricts Mr. Davis' ability to serve in a management, policy-making, consulting, or marketing capacity for any bank, savings and loan association, credit union, or other financial institution maintaining an office in any city or county in which ANB or any of its subsidiaries maintains a banking or banking-related office or in any city or county whose city or county limits are within 50 miles of a city or county in which ANB or any of its subsidiaries maintains a banking or banking-related office.


EFFECTIVE TIME


     If the Merger is approved by the requisite vote of the shareholders of Mutual, the Articles of Incorporation Amendment is approved by the requisite vote of the shareholders of ANB, the Merger is approved by the OCC, as described under "The Merger--Governmental Approvals," and the other conditions to the Merger are satisfied or waived (to the extent permitted by applicable law), the Merger will be consummated and effected at the time of the issuance of the Certificate of Merger by the OCC or on such other date or at such other time as the OCC declares the Merger effective. See "The Merger--Conditions to Consummation of the Merger."



     The Agreement provides that, unless otherwise agreed upon in writing by the respective chief executive officers or chief financial officers of Mutual and ANB, Mutual and ANB will cause the Effective Time to occur on the first business day following the last to occur of (i) the effective time (including expiration of any applicable waiting period) of the last required consent of any Regulatory Authority having authority over and approving or exempting the Merger and
(ii) the date on which the shareholders of Mutual and ANB approve the Agreement; or such later date within 30 days of such date as may be agreed upon by Mutual and ANB. The Agreement may be terminated by either Mutual or ANB in certain circumstances, including failure to consummate the Merger by July 31, 1996. See "The Merger--Amendment, Waiver, and Termination."


DISTRIBUTION OF ANB CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES


     Mutual and ANB will select an exchange agent (the "Exchange Agent") to effect the exchange of certificates in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of Certificates that immediately prior to the Effective Time represented outstanding shares of Mutual Common Stock a letter of transmittal and instructions for its use in effecting the surrender of Certificates in exchange for certificates representing shares of ANB Common Stock. SHAREHOLDERS OF MUTUAL SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender of Certificates (duly endorsed, if the Exchange Agent so requires) for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificates will be entitled to receive in exchange therefor a certificate representing the number of shares of ANB Common Stock to which such Certificate holder becomes entitled pursuant to the Merger, and the Certificate so surrendered forthwith will be canceled. In lieu of any such fractional share, ANB will pay to each former Mutual shareholder who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash determined as described under "The Merger--Exchange Ratio." Lost, stolen, mutilated, or destroyed Certificates will be treated in accordance with the existing procedures of ANB.


     After the Effective Time, to the extent permitted by law, former shareholders of Mutual otherwise having the right to do so will be entitled to vote at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which their shares of Mutual Common Stock are converted, regardless of whether such holders have exchanged their Certificates as described above. In addition, after the Effective Time, no dividend or other distribution payable on ANB Common Stock will be paid to the holder of any Certificates until such holder physically surrenders such Certificates for exchange as instructed. Subject to any applicable law, after surrender of the Certificates formerly representing the shares of Mutual Common Stock, such holder will receive the certificates representing shares of ANB Common Stock issuable upon the exchange or conversion of such shares of Mutual Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) for any fractional share to which such shareholder is entitled.

     If any certificates for shares of ANB Common Stock or check representing cash is to be issued in a name other than that in which the Certificates surrendered for exchange are issued, the Certificates so surrendered shall be endorsed properly or otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificates surrendered, provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     At the Effective Time, the transfer books of Mutual will be closed as to holders of Mutual Common Stock. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for Certificates representing whole shares of ANB Common Stock pursuant to the terms of the Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, counsel to ANB, has rendered an opinion to Mutual and ANB concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption the Merger is consummated in accordance with applicable law and in conformity with the representations made by the management of Mutual and ANB, the transaction will have the following federal income tax consequences:


     (a) The merger of Mutual with and into American National will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Mutual, American National, and ANB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by a Mutual shareholder upon the exchange of such shareholder's Mutual Common Stock for shares of ANB Common Stock.

     (c) The basis of the ANB Common Stock to be received by a Mutual shareholder will be the same as the basis of the Mutual Common Stock surrendered in exchange therefor.

     (d) The holding period of the ANB Common Stock to be received by a Mutual shareholder (including the holding period of any fractional share interest) will include the holding period of the Mutual Common Stock surrendered in exchange therefor, provided Mutual Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash in lieu of fractional shares of ANB Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by ANB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

     The tax opinion does not address any state, local, or other tax consequences of the Merger.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, as of the effective date of the Merger, the recorded amounts of the assets and liabilities of Mutual and ANB will be combined at their previously recorded amounts. Revenues and expenses will be restated and conformed as if Mutual and ANB were combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.


     For information concerning certain conditions to be imposed on the exchange of Mutual Common Stock for ANB Common Stock in the Merger by affiliates of Mutual and certain restrictions to be imposed on the transferability of the ANB Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "The Merger--Resales of ANB Common Stock."


CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Mutual and ANB to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions, including the following: (i) receipt of the approval of the Merger by the shareholders of Mutual, (ii) receipt of the approval of the Articles of Incorporation Amendment by the shareholders of ANB, (iii) receipt of certain regulatory approvals from the OCC without burdensome conditions and other regulatory authorities, (iv) receipt of a favorable opinion of Alston & Bird as to the tax-free nature (except for cash received in lieu of fractional shares) of the Merger, (v) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance of the ANB shares used in the transaction shall have been issued, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Mutual and ANB as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Mutual and ANB as set forth in the Agreement, (viii) receipt of letters by Mutual and ANB, respectively, within a date ten days prior to the date of this Joint Proxy Statement, from each of Baxter Fentriss and Scott & Stringfellow with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Mutual and ANB, respectively; (ix) receipt by ANB of a letter from Arthur

Andersen LLP, dated as of the Effective Time, to the effect the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16; (x) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (xi) the absence of any law or order or any action taken by any court or governmental or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction; and (xii) satisfaction of certain other conditions, including the receipt of legal opinions from the respective counsel to Mutual and ANB and various certificates from the officers of Mutual and ANB.


     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before July 31, 1996, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Mutual or ANB. See "The Merger--Amendment, Waiver, and Termination."


GOVERNMENTAL APPROVALS


     Consummation of the Merger is subject to obtaining the prior approval of the OCC (which approval was received on January 10, 1996) and the non-objection to the Merger by the OTS (which condition has been satisfied).


     Mutual and ANB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. Should Mutual and ANB not receive approval for the Merger, the Merger will not be consummated, and each of Mutual and ANB will remain an independent entity and a going concern.

AMENDMENT, WAIVER, AND TERMINATION

     To the extent permitted by applicable law, Mutual and ANB, with the approval of their respective Boards of Directors, may amend the Agreement by written agreement at any time before or after approval of the Agreement by the Mutual shareholders; provided, however, that after the approval of the Merger by the shareholders of Mutual, no amendment may decrease the consideration to be received by the Mutual shareholders without the requisite approval of the holders of Mutual Common Stock. In addition, prior to or at the Effective Time, either Mutual or ANB, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers, without shareholder approval, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

     The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Mutual and ANB or (ii) by the Board of Directors of Mutual or ANB, (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement, (c) if the Merger is not consummated by July 31, 1996, (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, (2) the shareholders of Mutual fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the HOLA and the regulations of the OTS at the Mutual Annual Meeting, or (3) the shareholders of ANB fail to vote their approval of the Articles of Incorporation Amendment as required by the VSCA at the ANB Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by the closing of the Merger (unless the conditions precedent providing the bases for termination can reasonably be and are satisfied within a reasonable period of time, in which case such closing will be postponed appropriately. Such termination and abandonment would not require the approval of shareholders.


     If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured breach of a representation, warranty, covenant, or agreement giving rise to such termination. Moreover, if the Agreement is terminated because of the willful breach by one party of any representation, warranty, covenant, undertaking, or restriction contained therein, the breaching party may be required to pay certain expenses incurred by the nonbreaching party in connection with the Merger, provided that such payment would not limit the rights of the nonbreaching party to seek remedies to which it may be entitled. See "The Merger--Expenses and Fees."


CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, each of Mutual and ANB has agreed, unless one party has obtained the prior consent of the other party, and except as otherwise contemplated by the Agreement, to operate their respective businesses and engage in transactions only in the ordinary course, to preserve intact their respective business organizations and assets and to maintain their rights and franchises, to take no action that would materially adversely affect either the ability of any of the parties to obtain any necessary approvals of governmental authorities or their respective abilities to perform their covenants and agreements under the Agreement in all material respects, and to cause their respective subsidiaries to do the same.

     In addition, Mutual has agreed that, prior to the earlier of the Effective Time or termination of the Agreement, Mutual will not, except with the prior written consent of the chief executive officer or chief financial officer of ANB or as expressly contemplated or permitted by the Agreement, do, or agree to commit to do, any of the following: (i) amend the Charter, Bylaws, or other governing instruments of any Mutual company; (ii) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Mutual company to another Mutual company) in excess of an aggregate of $50,000 (for the Mutual companies on a consolidated basis) except in the ordinary course of the business of Mutual companies consistent with past practices (which shall include, for Mutual creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank ("FHLB") System or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any such indebtedness of any person to any Mutual company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any Mutual company of any lien or permit any such lien to exist; (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in their capacity as transfer agent), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Mutual company, or declare or pay any dividend or make any other distribution in respect of any Mutual Common Stock; provided that Mutual may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Mutual Common Stock at a rate not in excess of $.10 per share with usual and regular record and payment dates in accordance with past practice as previously disclosed by Mutual to ANB; PROVIDED FURTHER, that any dividend declared or payable on the shares of Mutual Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Mutual and ANB, be declared only if the record date for payment of the quarterly dividend to holders of ANB Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time; and PROVIDED FURTHER, that in the event ANB declares a special cash dividend prior to the Effective Time, Mutual may (to the extent legally able to do so), but shall not be obligated to, declare and pay a cash dividend on the shares of Mutual Common Stock at a rate per share of Mutual Common Stock equivalent, taking into account the Exchange Ratio, to the special dividend paid by ANB on each share of ANB Common Stock; (iv) except pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Mutual Common Stock, Mutual preferred stock, or any other capital stock of any Mutual company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Mutual company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Mutual Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Mutual subsidiary (unless any such shares of stock are sold or otherwise transferred to another Mutual company) or any assets other than in the ordinary course of business for reasonable and adequate consideration; (vi) acquire direct or indirect control over, or invest in equity securities of, any person, other than in connection with (a) foreclosures in the ordinary course of business, or (b) acquisitions of control by Mutual in its fiduciary capacity;
(vii) grant any increase in compensation or benefits to the employees or officers of any Mutual company except in the ordinary course of business or as previously disclosed by Mutual to ANB or as required by law; pay any bonus except in the ordinary course of business or pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of the Agreement and as previously disclosed by Mutual to ANB; enter into or amend any severance agreements with officers of any Mutual company except as previously disclosed by Mutual to ANB; or grant any increase in fees or other increases in compensation or other benefits to directors of any Mutual company;
(viii) enter into or amend any employment contract between any Mutual company and any person (unless such amendment is required by law) that the Mutual company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan or program of any Mutual company or make any material change in or to any existing employee benefit plans or programs of any Mutual company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; (x) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles; (xi) commence or settle any litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Mutual financial statements dated prior to the date of the Agreement, no Mutual company shall settle any litigation involving any liability of any Mutual company for money damages in excess of $25,000 or restrictions upon the operations of any Mutual company; or (xii) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms.

EXPENSES AND FEES


     The Agreement provides in general that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that ANB will bear and pay the filing fees and printing costs in connection with this Joint Proxy Statement. Notwithstanding the foregoing, the Agreement provides that for 12 months following the termination of the Agreement under certain circumstances or failure to consummate the Merger at a time in which it has been publicly disclosed that a third party has disclosed an intent to acquire Mutual, it will be a binding condition to Mutual's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, or conditional) with respect to, or recommending shareholder acceptance of, any business combination with any third party, that such third party that is a party to the business combination will pay to ANB, not later than the announcement of the business combination, an amount in cash equal to $1,000,000, which sum represents the direct costs and expenses incurred by ANB in negotiating and carrying out the transactions contemplated by the Agreement, and the indirect costs and expenses incurred by ANB in connection with the transactions contemplated by the Agreement, including ANB management time devoted to negotiation and preparation for such transaction. In the event such third party refuses to pay such amount, the amount will be an obligation of Mutual and will be paid by Mutual promptly upon notice to Mutual by ANB. See "The Merger--Amendment, Waiver, and Termination."


RESALES OF ANB COMMON STOCK

     ANB Common Stock to be issued to shareholders of Mutual in connection with the Merger will be registered under the Securities Act. All shares of ANB Common Stock received by holders of Mutual Common Stock, and all shares of ANB Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those shareholders of Mutual and ANB not deemed to be "Affiliates" of Mutual or ANB. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Mutual or ANB at the time of the Meetings (generally, executive officers and directors).

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of ANB Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, the rules, as currently in effect, provided that during the two years following the Effective Time, Affiliates of Mutual or ANB may resell publicly the ANB Common Stock received by them in the Merger within certain limitations as to the amount of ANB Common Stock sold in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of Mutual who are not affiliates of ANB may resell their shares without restriction. The ability of Affiliates to resell shares of ANB Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to ANB's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell ANB Common Stock received in the Merger. The SEC has proposed an amendment to Rule 144 that, if adopted, would reduce the holding period to one year. Affiliates also would be permitted to resell ANB Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of ANB Common Stock received by persons who may be deemed to be Affiliates of Mutual or ANB.


     Mutual has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Mutual to execute and deliver to ANB not later than 30 days prior to the Effective Time an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any ANB Common Stock obtained as a result of the Merger
(i) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder and (ii) in any case, until after results covering 30 days of post-Merger operations of ANB have been published. Certificates representing shares of Mutual Common Stock surrendered for exchange by any person who is an Affiliate of Mutual for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of ANB Common Stock until ANB has received such a written agreement from such person. Prior to publication of such results, ANB will not transfer on its books any shares of ANB Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing ANB Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "The Merger--Conditions to Consummation of the Merger."

DISSENTERS' RIGHTS

     MUTUAL COMMON STOCK. If the Merger is consummated, pursuant to regulations of the OTS, any shareholder of record of Mutual Common Stock who (i) objects to the Agreement and the Plan of Merger, (ii) does not vote any of such holder's shares in favor of the Agreement and the Plan of Merger, and (iii) fully complies with all of the provisions of 12 C.F.R. Section 552.14 will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holder's shares of Mutual Common Stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to regulations of the OTS, the fair value of a dissenting shareholder's Mutual Common Stock equals the fair market value of the shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

     Any Mutual shareholder desiring to receive payment of the fair value of such holder's Mutual Common Stock in accordance with the requirements of 12. C.F.R. Section 552.14 must (i) deliver to Mutual, prior to voting on the Agreement and the Plan of Merger, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares of Mutual Common Stock and (ii) not vote in favor of the Agreement and the Plan of Merger. Any written notice of intent to demand appraisal of and payment for shares of Mutual Common Stock should be sent to: H. Dan Davis, President and Chief Executive Officer, Mutual Savings Bank, F.S.B., 103 Tower Drive, Danville, Virginia 24540. A vote against the Agreement and the Plan of Merger will not satisfy the requirements for the separate written notice of intent to demand appraisal of and payment for shares of Mutual Common Stock referred to in condition (i) above. Rather, such demand must be made prior and in addition to and separate from any proxy or vote against the Agreement and the Plan of Merger by the dissenting shareholder.

     Within ten days of the Effective Time, ANB or American National must
(i) give written notice of the Effective Time by mail to any shareholder who complied with the provisions above and did not vote in favor of the Agreement and the Plan of Merger and (ii) make a written offer to each such shareholder to pay for such holder's shares at a price ANB or American National estimates to be the fair value of the shares. Such notice and offer must be accompanied by Mutual's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the shareholder elects under 12 C.F.R. Section 552.14(c)(5) and (6) to demand appraisal and payment of a different amount than that offered by ANB or American National.

     If within 60 days of the Effective Time the shareholder accepts ANB's or American National's offer of the fair value for such holder's shares, or the fair value is otherwise agreed upon between ANB or American National and the dissenting shareholder, ANB or American National must make payment for the dissenting shareholder's shares within 90 days of the Effective Time. At any time within 60 days of the Effective Time, a dissenting shareholder may withdraw a demand for appraisal and accept the terms of the Agreement and the Plan of Merger, and such shares of Mutual Common Stock will become shares of ANB Common Stock in accordance with the terms of the Agreement.

     If the dissenting shareholder and ANB or American National do not agree as to the fair value of the dissenting shareholder's shares within 60 days of the Effective Time, the dissenting shareholder must file a petition with the OTS, with a copy by registered or certified mail to ANB or American National, demanding a determination of the fair market value of the shares. Each shareholder demanding appraisal of and payment for such holder's shares of Mutual Common Stock in compliance with 12 C.F.R. Section 552.14 must deliver such holder's shares of Mutual Common Stock to the Exchange Agent for notation thereon that an appraisal proceeding is pending. If a dissenting shareholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Time or fails to deliver such holder's shares of Mutual Common Stock to the Exchange Agent, such dissenting shareholder will be deemed to have accepted the terms of the Agreement and the Plan of Merger, and such shareholder's shares of Mutual Common Stock will become shares of ANB Common Stock in accordance with the terms of the Agreement.

     The director of the OTS (the "Director") may appoint either appropriate OTS staff or one or more independent persons to appraise the shares of a dissenting shareholder who has complied fully with 12 C.F.R. Section 552.14. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs in the final valuation of the shares, the Director will instruct Mutual to pay the appraised fair market value, together with accrued interest, upon the surrender of the dissenting shareholder's Mutual Common Stock. The Director, at his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding.

     The foregoing does not purport to be a complete statement of the provisions of the OTS regulations relating to dissenter and appraisal rights and is qualified in its entirety by reference to the dissenter and appraisal rights provisions of 12 C.F.R. Section 552.14, which section is reproduced in Appendix VI to this Joint Proxy Statement and which hereby is incorporated by reference herein.

     ANB COMMON STOCK. Under the VSCA, the holders of ANB Common Stock do not have dissenters' rights of appraisal with respect to the Articles of Incorporation Amendment.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

GENERAL

   Mutual is a federally chartered savings bank, and accordingly, the rights of Mutual's shareholders are governed by Mutual's Charter and Bylaws and regulations of the OTS (the "OTS Regulations"). ANB is incorporated under the laws of the Commonwealth of Virginia, and accordingly, the rights of ANB's shareholders currently are governed by ANB's Articles of Incorporation and Bylaws and the VSCA.

   Upon consummation of the Merger, shareholders of Mutual will become shareholders of ANB. In connection with the Merger, the shareholders of ANB are being asked to approve an amendment to ANB's Articles of Incorporation. See "Amendment of ANB's Articles of Incorporation." The Articles of Incorporation of ANB as amended by the Articles of Incorporation Amendment, which is a condition to consummation of the Merger, are referred to herein as the Amended Articles of Incorporation of ANB. Accordingly, upon consummation of the Merger, the rights of shareholders of Mutual, as well as shareholders of ANB, will be governed by the Amended Articles of Incorporation of ANB, the Bylaws of ANB, and the VSCA. Certain differences arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of Mutual and the Amended Articles of Incorporation and the Bylaws of ANB.

   The following is a summary of certain significant differences between the VSCA and the OTS Regulations, as well as between the Amended Articles of Incorporation of ANB and Bylaws of ANB and Mutual's Charter and Bylaws that might affect significantly the rights of Mutual's shareholders. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. The Amended Articles of Incorporation, which are attached to this Joint Proxy Statement as Appendix V, and are incorporated herein by reference, should be reviewed for more detailed information. For further discussion of the amendment of ANB's Articles of Incorporation, see "Amendment of ANB's Articles of Incorporation."


ANTI-TAKEOVER PROVISIONS GENERALLY



   The provisions of ANB's Articles of Incorporation and Bylaws described below under the headings, "--Capitalization," "--Amendment of Articles or Bylaws," "--Required Shareholder Vote for Certain Actions; Anti-Takeover Provisions," and "--Directors and Classes of Directors; Vacancies and Removal of Directors" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist ANB's Board of Directors in playing a role if any group or person attempts to acquire control of ANB, so that the Board can further protect the interests of ANB and its shareholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the shareholders upon such a sale.



   Although ANB's management believes the Protective Provisions are, therefore, beneficial to ANB's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, ANB's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, ANB may be able to avoid those expenditures of time and money.

   The Protective Provisions also may discourage open market purchases by a potential acquiror. Such purchases may increase the market price of ANB Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of ANB Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of ANB through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for ANB's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of ANB. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.


CAPITALIZATION

   MUTUAL. Mutual's Charter authorizes the issuance of up to 10,000,000 shares of Mutual capital stock, of which 7,500,000 shares are Mutual Common Stock, of which _________ shares were issued and outstanding as of the Mutual Record Date, and of which 2,500,000 shares are Mutual preferred stock, par value $1.00 per share ("Mutual Preferred Stock"), of which no shares were issued and outstanding as of the Mutual Record Date.

   ANB. ANB's authorized capital under the current Articles of Incorporation and the Amended Articles of Incorporation is set forth under "Description of ANB Capital Stock."

AMENDMENT OF ARTICLES OR BYLAWS

   MUTUAL. No amendment of Mutual's Charter may be made unless it is first proposed by the Board of Directors of Mutual, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.

   The Bylaws of Mutual may be amended by a majority vote of the full Board of Directors of Mutual or by a majority vote of the votes cast by the shareholders of Mutual at any legal meeting, subject to either objection by the OTS or, in certain cases, approval by the OTS pursuant to governing regulations.

   ANB. As provided in the VSCA, unless a greater vote is required by law or by a resolution of the Board of Directors, ANB's Articles of Incorporation may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of more than two-thirds of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. Pursuant to ANB's Articles of Incorporation, Articles 5, 8, and 9, concerning "Cumulative Voting," "Directors," and "Voting Requirements for Certain Business Combinations," respectively, may not be amended unless such amendment receives the affirmative vote of 80% of all shares of voting stock of ANB (except those amendments which are unanimously recommended by the Board of Directors when no other entity owns 25% or more of ANB's voting stock or if all such directors were directors prior to the other entity acquiring 25% of the voting stock).

   ANB's Bylaws generally provide that the Bylaws may be amended, altered, or repealed either by the shareholders at any regular meeting of the shareholders or at any special meeting called for that purpose or by affirmative vote of a majority of the Board of Directors at any regular or special meeting. However, the authority of the Board includes the authority to amend, alter, or repeal any bylaw adopted by the shareholders, unless the shareholders with respect to any specific bylaw, limit the power of the Board to amend or repeal any such specific bylaw.

REQUIRED SHAREHOLDER VOTE FOR CERTAIN ACTIONS; ANTI-TAKEOVER PROVISIONS

   MUTUAL. An OTS Regulation generally requires the approval of the Board of Directors of Mutual and the affirmative vote of two-thirds of the outstanding stock of Mutual for mergers, consolidations, and sales of all or substantially all of Mutual's assets. Such regulation permits Mutual to merge with another corporation without obtaining the approval of its shareholders if: (i) it does not involve an interim savings association;
(ii) Mutual's Charter is not changed; (iii) each share of Mutual Common Stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Mutual after such effective date; and (iv) either: (a) no shares of voting stock of Mutual and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Mutual to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Mutual outstanding immediately prior to the effective date of the transaction.

   The Charter of Mutual further provides that, during the three years after a person acquires 10% or more of any class of outstanding voting shares of Mutual, thereby becoming an interested shareholder, Mutual can not enter into a merger, or similar, transaction with such interested shareholder without an affirmative vote of a majority of the disinterested directors and an affirmative vote of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. This requirement is subject to certain limited exceptions.

   ANB. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange, or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for affiliated mergers and transactions that would cause an acquiring person's voting power to meet or exceed 10% of the outstanding voting shares. ANB's Articles of Incorporation also require, with certain specified exceptions, a vote of 80% of the voting shares, considered as one class, for a business combination with any entity that owns 25% or more of the outstanding shares of voting stock of ANB or has in the past owned 25% or more and is currently an affiliate of ANB.

   None of the additional voting requirements contained in the ANB Articles of Incorporation or the VSCA are applicable to the Merger.

DIRECTOR NOMINATIONS

   MUTUAL. Pursuant to the Bylaws of Mutual, the Board of Directors acts as the nominating committee for selecting Board nominees for election as directors. The Board generally delivers its written nominations to the Secretary of Mutual at least 20 days prior to the date of the annual meeting.
 Upon delivery, such nominations are posted in a conspicuous place in each of Mutual's branch offices. Nominations for election as a director of Mutual may be made by shareholders, but such nominations must be in writing and delivered to the Secretary of Mutual at least five days prior to the annual meeting.

   ANB. In accordance with the Bylaws of ANB, the directors of ANB are selected by the shareholders at the annual meeting of shareholders after being nominated in accordance with Virginia law.

DIRECTORS AND CLASSES OF DIRECTORS; VACANCIES AND REMOVAL OF DIRECTORS

   MUTUAL. Mutual's Charter and Bylaws require the Board of Directors of Mutual to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years or until their successors are elected and qualified, with one class being elected annually. The Bylaws of Mutual provide that the number of directors shall be nine.

   Any vacancy occurring in the Board of Directors of Mutual, whether by death, resignation, removal, or increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired portion of the term or until his successor is elected and qualified. A director elected to fill a newly created directorship shall serve until the next election of directors by the Mutual shareholders.

   Under Mutual's Bylaws, any director may be removed for cause by the holders of a majority of the outstanding shares entitled to vote at an election of directors at a meeting of shareholders called expressly for such purpose.

   ANB. ANB's Articles of Incorporation provide that the number of directors, shall be set forth in the Bylaws, but the number of directors set forth in the Bylaws may not be increased by more than two during any 12-month period except by the affirmative vote of more than 80% of the votes entitled to be cast. The Bylaws provide for a Board of Directors consisting of 11 members. ANB's Board of Directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually.

   The Articles of Incorporation of ANB further provide that any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase by not more than two in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. Directors so chosen shall hold the remaining term for which they are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

   Subject to the rights of the holders of preferred stock then outstanding, any director may be removed, with cause, only by the affirmative vote of the holders of at least 80% of outstanding voting shares ANB Common Stock.

PREEMPTIVE RIGHTS

   Neither the shareholders of ANB nor the shareholders of Mutual have preemptive rights. Thus, if additional shares of ANB Common Stock or Mutual Common Stock are issued, or if shares of preferred stock of ANB with a par value of $5.00 per share ("ANB Preferred Stock") are issued by ANB as authorized by ANB's Articles of Incorporation, or if shares of Mutual Preferred Stock are issued by Mutual as authorized by Mutual's Charter, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

LIQUIDATION RIGHTS

   MUTUAL. Subject to the prior rights of the holders of any shares of Mutual Preferred Stock that may be outstanding, in the event of any liquidation, dissolution, or winding up of Mutual, the holders of the Mutual Common Stock would be entitled to receive all assets of Mutual available for distribution, after payment of all debts and liabilities of Mutual (including all deposit accounts and accrued interest thereon) and after distribution of the balance remaining in the liquidation account ("Liquidation Account") established upon the conversion of Mutual to stock form for the benefit of certain depositors who have continued to maintain deposit accounts with Mutual. After the consummation of the Merger, American National will assume liability for Mutual's Liquidation Account.

   ANB. The VSCA generally provides that a corporation's Board of Directors may propose dissolution for submission to shareholders and that to be authorized dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Articles of Incorporation of ANB which would modify the statutory requirements for dissolution under the VSCA.

SPECIAL MEETINGS OF SHAREHOLDERS

   MUTUAL. Mutual's Bylaws provide that special meetings of the shareholders relating to a change in control of Mutual or to an amendment of the Charter may be called only by the Board of Directors. Special meetings for any other purpose or purposes, unless otherwise prescribed by the regulations of the OTS, may be called by the Chairman of the Board, the President, or a majority of the Board of Directors of Mutual and shall be called by the Chairman, President, or Secretary of Mutual upon the written request of the holders of not less than 10% of the outstanding capital stock of Mutual entitled to vote at the meeting.

   ANB. Under the VSCA, special meetings may be called by the chairman of the board of directors, the president, the board of dirctors and any person designated in the by-laws of the corporation. The Bylaws of ANB provide that Special Meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any shareholder at the written request of at least 10% of the shares entitled to vote at the meeting.

INDEMNIFICATION

   MUTUAL. Federal savings associations are required by an OTS Regulation to indemnify their directors, officers, and employees against any action brought or threatened because that person is or was a director, officer, or employee for: (i) any amount for which such person becomes liable under a judgment in such action, and (ii) reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action or in enforcing such person's rights under the applicable regulation if he or she attains a favorable judgment in such enforcement action. Indemnification shall be made to such person only if:
(i) final judgment on the merits is in such person's favor, or (ii) in the case of: (a) settlement, (b) final judgment against such person, or (c) final judgment in such person's favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that such person was acting in good faith within the scope of such person's employment or authority as such person could reasonably have perceived it under the circumstances and for a purpose such person could reasonably have believed under the circumstances was in the best interests of the savings association or its shareholders. No indemnification shall be made unless the association gives the OTS at least 60 days' notice of its intentions to make such indemnification and if the OTS, within such notice period, advises the association in writing of its objection thereto.

   ANB. The Articles of Incorporation of ANB provide that each director and officer be indemnified by ANB against liabilities, fines, penalties, and claims imposed upon or served against him and (including amounts paid in settlement) by reason of having been an officer or director of ANB, including all expenses and counsel fees reasonably incurred by him in connection with such, except in relation to matters as to which he shall have been finally judged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duties as an officer or director.

SHAREHOLDER PROPOSALS

   MUTUAL. The Bylaws of Mutual generally provide that shareholders of Mutual must provide Mutual with written notice of shareholder nominations for election as directors and shareholder proposals at least five days prior to the date of the annual meeting of the shareholders of Mutual at which these matters will be considered. Shareholder proposals which are proposed to be included in the Mutual proxy materials must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Exchange Act.

   ANB. The Articles of Incorporation and Bylaws of ANB do not discuss shareholder proposals. The VSCA provides that notice must be given to the shareholders of a corporation describing the purpose of any special meeting. The VSCA further provides that only those matters described in such notice may be considered at a special meeting.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

   MUTUAL. An OTS Regulation provides that certain shareholders of a federally-chartered savings association such as Mutual may, upon making written demand stating a proper purpose and, if requested, providing specified affidavits, inspect its books and records of account, minutes, and record of shareholders. Such right of examination pursuant to the OTS regulations is limited to a shareholder or group of shareholders holding of record (i) voting shares having a cost of not less than $100,000 or constituting not less than 1.0% of the total outstanding voting shares, provided in either case that the shareholder or group of shareholders have held of record such voting shares for at least six months, or (ii) not less than 5.0% of the total outstanding voting shares.

   ANB. The Articles of Incorporation and Bylaws of ANB do not contain any provisions which govern shareholder inspection rights or shareholder lists. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records of the corporation, including a list of shareholders, if (i) the shareholder has been a shareholder of record for at least six months immediately preceding his or her written demand or is the holder of at least 5.0% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected, and (iv) the records are directly related to the stated purpose. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

DISSENTERS' RIGHTS

   MUTUAL. An OTS Regulation provides that a shareholder of a federally-chartered savings association such as Mutual which engages in a merger, consolidation, or sale of all or substantially all of its assets shall have the right to demand from such savings association payment of the fair or appraised value of his or her stock in the savings association, subject to specified procedural requirements. This regulation also provides that the shareholders of a federally-chartered savings association with stock that is listed on a national securities exchange or quoted on the Nasdaq System are not entitled to dissenters' rights in connection with a merger involving such savings association if the shareholder is required to accept only "qualified consideration" for the shareholder's stock, which is defined to include cash, shares of stock of any savings association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq System, or any combination of such shares of stock and cash. Because neither Mutual Common Stock nor ANB Common Stock is listed on a national stock exchange or quoted on the Nasdaq System, Mutual shareholders will be entitled to exercise their dissenter's rights regarding the Merger and obtain payment of the fair value of their shares of Mutual Common Stock if they follow the procedures outlined in the OTS regulations for perfecting such rights. See "The Merger--Dissenters' Rights."


   ANB. The provisions of Article 15 of the VSCA which provide a shareholder of a Virginia corporation the right to dissent from, and obtain payment of the fair value of such holder's shares in the event of, mergers, consolidations, and certain other corporate transactions are applicable to ANB as a Virginia corporation. Though Article 15 of the VSCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met, because ANB does not currently have more than 2,000 record shareholders and is not currently traded on a national securities exchange, the shareholders of ANB have rights to dissent from mergers, consolidations, and certain other corporate transactions to which ANB is a party.

PAYMENT OF DIVIDENDS

   MUTUAL. The ability of a federally-chartered savings association such as Mutual to pay dividends on its capital stock is restricted by regulatory considerations. Dividends by Mutual are subject to the requirements of an OTS Regulation which governs capital distributions by savings associations. This regulation creates a safe harbor for specified levels of capital distributions by savings associations which meet at least their minimum capital requirements, so long as such associations notify the OTS and receive no objection from the OTS to the distribution, and provides that savings associations that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

   Generally, Tier 1 associations, which are savings associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of: (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio," as defined, at the beginning of the calendar year, and (ii) 75% of its net income over the most recent four-quarter period. Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their current minimum capital requirements but do not exceed their fully phased-in capital requirements, may make capital distributions totaling up to 75% of net income over the most recent four quarter period. Tier 3 associations, which are associations that do not meet current minimum capital requirements, or that have capital in excess of either their fully phased-in requirement or minimum capital requirement but which have been notified by the OTS that they will be treated as a Tier 3 association for purposes of the OTS capital distribution regulation, may not make any capital distribution without obtaining prior OTS approval. Mutual is currently considered by the OTS to be a Tier 1 association.

   ANB. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which in the case of ANB they do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

   In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies such as ANB. For a description of the regulatory limitations on distributions by ANB, see "Supervision and Regulation--Payment of Dividends" and "Description of ANB Capital Stock--ANB Common Stock."

                 MARKET PRICES AND DIVIDENDS OF MUTUAL COMMON STOCK
                                AND ANB COMMON STOCK

MARKET PRICES

   Mutual Common Stock is not actively traded in any established market. Prior to the date of the Agreement, ANB Common Stock also was not actively traded in any established market. Subsequent to the date of the Agreement, ANB Common Stock was listed on the OTC Bulletin Board but is still not actively traded. However, management of Mutual and ANB are aware of various (but not necessarily all) trades of Mutual Common Stock and ANB Common Stock in the over-the-counter market. The following table sets forth the high and low bid or, when known, actual sale prices of shares of Mutual Common Stock, known to Mutual, and high and low closing sale prices of shares of ANB Common Stock, known to ANB, for the periods indicated.


                                         Mutual                       ANB
                                      Common Stock                Common Stock
                                    ----------------             ---------------
                                     High      Low                High     Low
                                    -------  -------             -------  ------
1993
Quarter ended March 31. . . . . .    $ 9.25  $ 9.00              $27.00   $27.00
Quarter ended June 30 . . . . . .      9.25    9.00               28.00    27.00
Quarter ended September 30. . . .      9.25    9.00               29.00    28.00
Quarter ended December 31 . . . .      9.25    9.00               29.00    29.00

1994
Quarter ended March 31. . . . . .     11.00    9.50               29.50    29.00
Quarter ended June 30 . . . . . .     11.00   10.75               30.50    29.50
Quarter ended September 30. . . .     12.00   12.00               30.50    30.50
Quarter ended December 31 . . . .     13.00   12.00               30.50    30.50

1995
Quarter ended March 31. . . . . .     13.00   13.00               30.50    26.00
Quarter ended June 30 . . . . . .     14.00   13.50               30.50    27.00
Quarter ended September 30. . . .     16.00   14.00               30.50    27.00
Quarter ended December 31 . . . .     15.00   15.00               31.00    28.00



DIVIDENDS


   Mutual has paid regular quarterly cash dividends on Mutual Common Stock since 1988. ANB has paid regular semi-annual cash dividends for more than 25 years, and in addition has paid special cash dividends in certain years. The following table sets forth for the periods indicated the per share cash dividends paid on Mutual Common Stock and ANB Common Stock. For information regarding provisions of the Agreement affecting Mutual's payment of dividends prior to the Effective Time, see "The Merger--Conduct of Business Pending the Merger."



                                       Mutual               ANB
                                     Common Stock      Common Stock
                                     ------------      ------------
1993
Quarter ended March 31. . . . . .       $0.10                  --
Quarter ended June 30 . . . . . .        0.10                0.23
Quarter ended September 30. . . .        0.10                  --
Quarter ended December 31 . . . .        0.10                0.24


                                       Mutual               ANB
                                     Common Stock      Common Stock
                                     ------------      ------------
1994
Quarter ended March 31. . . . . .       $0.10               $  --
Quarter ended June 30 . . . . . .        0.10                0.25
Quarter ended September 30. . . .        0.10                  --
Quarter ended December 31 . . . .        0.10                0.50(1)

1995
Quarter ended March 31. . . . . .        0.10                  --
Quarter ended June 30 . . . . . .        0.10                0.27
Quarter ended September 30. . . .        0.10                  --
Quarter ended December 31 . . . .        0.10                0.29


--------------------
(1)  Reflects the payment of a special dividend of $0.25 per share.

   Management of ANB intends, subject to the earnings of the ANB companies, their financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by management, to recommend to the Board of Directors of ANB that the regular semi-annual cash dividend payable per share of ANB Common Stock be maintained at a rate not less than $.29.

   The holders of ANB Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although ANB currently intends to continue to pay quarterly cash dividends on the ANB Common Stock, there can be no assurance that ANB's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital requirements, and the Board of Directors' consideration of other relevant factors.


   ANB is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from American National. American National is subject to certain legal restrictions on the amount of dividends that it is permitted to pay. See "Supervision and Regulation--Payment of Dividends."

                         PRO FORMA FINANCIAL INFORMATION


                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 SEPTEMBER 30, 1995
                                     (UNAUDITED)


The following unaudited pro forma condensed combined balance sheet is presented to show the impact on ANB's historical financial position of the proposed merger with Mutual. The proposed merger is reflected in the pro forma condensed combined balance sheet under the pooling of interests method of accounting. For purposes of determining the pro forma effects on the condensed balance sheets as of September 30, 1995, the pro forma adjustments and eliminations have been made as if the transaction had occurred on September 30, 1995. The unaudited pro forma condensed combined balance sheet should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Summary--Comparative Per Share Data," and "Index to Financial Statements." The pro forma condensed combined balance sheet is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the date indicated or that may be obtained in the future.



                                   ANB        Mutual       Pro Forma     Pro Forma
                                Historical   Historical   Adjustments   Combination
                                ----------   ----------   -----------   -----------
                                                   (IN THOUSANDS)
ASSETS
  Cash and due from banks. . .  $ 11,436     $   861      $             $ 12,297
  Interest-bearing deposits
    in other banks . . . . . .       112       1,167                       1,279
  Investment Securities. . . .   107,757      23,769         (500)(a)    131,026
  Mortgage-backed securities .        --      14,338                      14,338
  Loans receivable, net. . . .   171,360      39,870                      11,230
  Core deposit intangibles . .     2,896          --                       2,896
  Other assets . . . . . . . .     8,939       3,391                      12,330
                                 -------     -------      -------       --------
    Total assets . . . . . . .  $302,500     $83,396        $(500)      $385,396
                                 -------     -------      -------       --------
                                 -------     -------      -------       --------

----------------

(a) ANB's plans for certain Mutual securities are demonstrably different from the plans that have served as the basis for Mutual's intention to hold these securities to maturity. As such, American National intends to classify these securities as available for sale. This adjustment is recorded to present these securities at market value as of September 30, 1995.

                                           ANB            Mutual         Pro Forma       Pro Forma
                                        Historical      Historical      Adjustments     Combination
                                        -----------     ----------      ------------    -----------
                                                (In thousands, except per share data)
LIABILITIES AND SHAREHOLDERS'
  INVESTMENT

LIABILITIES
  Deposits. . . . . . . . . . . . . . . $259,936        $67,513                          $327,449
  Federal funds purchased and
    repurchase agreements . . . . . . .    6,882             --                             6,882
  Accrued interest payable and other
    liabilities . . . . . . . . . . . .    2,164          1,096            1,074 (a)
                                                                             965 (b)        5,299
                                        --------        -------            -----          -------
    Total liabilities . . . . . . . . .  268,982         68,609            2,039          339,630

SHAREHOLDERS' INVESTMENT
  Common Stock; $1.00 par, 2,400,000
    actual shares issued and
    outstanding, 3,213,640 pro forma
    shares outstanding. . . . . . . . .    2,400          1,154            (1,154)(c)       3,214
                                                                              814 (d)
  Capital in excess of par value. . . .    5,400          4,226            (4,226)(c)
                                                                            4,566 (d)       9,966
  Net unrealized gain (loss). . . . . .      181               (4)                            177
  Retained earnings . . . . . . . . . .   25,537          9,411            (1,074)(a)
                                                                             (965)(b)
                                                                             (500)(e)      32,409
                                        --------        -------            ------         -------
    Total Shareholders'
      Investment. . . . . . . . . . . .   33,518         14,787            (2,539)         45,766
    Total Liabilities and
      Shareholders' Investment. . . . . $302,500        $83,396           $  (500)       $385,396
                                        --------        -------            -----          -------
                                        --------        -------            -----          -------
Book value per common share(f). . . . .   $13.97         $12.81                            $14.24

___________________________


(a) This adjustment reflects the estimated Federal tax liability associated with prior untaxed loan loss reserves of Mutual in the amount of $3,158,439 calculated at the marginal tax rate of 34%. The impact of this adjustment has not been reflected in the Pro Forma Condensed Statements of Income.



(b) This adjustment reflects certain material, nonrecurring expenses expected to be incurred in connection with the Merger. These charges include such items as legal, accounting, printing and filing fees. The impact of these expenses has not been reflected in the Pro Forma Condensed Statements of Income.



(c) These adjustments eliminate the outstanding shares of Mutual Common Stock and related capital in excess of par value outstanding prior to the Merger.

(d) Based on the exchange ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock, these adjustments reflect the issuance of 813,640 shares of ANB Common Stock in exchange for the 1,154,100 shares of Mutual Common Stock outstanding on September 30, 1995.



(e) ANB's plans for certain Mutual securities are demonstrably different from the plans that have served as the basis for Mutual's intention to hold these securities to maturity. As such, American National intends to classify these securities as available for sale. This adjustment is recorded to present these securities at market value as of September 30, 1995.


(f) Pro forma book value per common share represents pro forma combined total shareholders' investment divided by 3,213,640 pro forma shares outstanding.

                 PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                     (UNAUDITED)


The following table sets forth certain unaudited pro forma condensed combined financial data for ANB giving effect to the Merger accounted for as a pooling of interests. For a description of the pooling-of-interests accounting with respect to the Merger, see "The Merger--Accounting Treatment." The following information does not include any pro forma adjustments relating to expected future reductions in expenses and revenue enhancements. This information should be read in conjunction with the historical consolidated financial statements of Mutual and ANB, including the respective notes thereto and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. Results for the nine months ended September 30, 1995 are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. See "Summary--Comparative Per Share Data," and "Index to Financial Statements."


                                      At or for the
                                       Nine Months
                                     Ended September 30,               For the Fiscal Years(1)
                                    ---------------------       ------------------------------------
                                       1995         1994          1994          1993          1992
                                    ---------     --------      --------      --------      --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS DATA
Total interest income. . . . . .    $18,716       $15,990       $21,721       $22,008       $23,925
Total interest expense . . . . .      8,236         6,580         8,919         9,715        12,403
                                    -------       -------       -------       -------       -------
Net interest income. . . . . . .     10,480         9,410        12,802        12,293        11,522
Provision for loan losses. . . .        381           189           272           214           328
                                    -------       -------       -------       -------       -------
Net interest income after
  provision for loan losses. . .     10,099         9,221        12,530        12,079        11,194
Non-interest Income. . . . . . .      1,655         1,608         2,212         2,068         1,995
Non-Interest expenses. . . . . .      6,048         5,978         8,082         7,549         6,923
                                    -------       -------       -------       -------       -------
Income before taxes. . . . . . .      5,706         4,851         6,660         6,598         6,266
Income taxes . . . . . . . . . .      1,792         1,568         2,151         2,033         1,719
                                    -------       -------       -------       -------       -------
Net income . . . . . . . . . . .    $ 3,914       $ 3,283       $ 4,509       $ 4,565        $4,547
                                    -------       -------       -------       -------       -------
                                    -------       -------       -------       -------       -------
PER SHARE DATA
Net Income Per Common Share(2) .      $1.20         $1.01         $1.39         $1.41         $1.40
Dividends per share(3) . . . . .       0.20          0.19          0.56          0.35          0.49

___________________________

(1) ANB prepares annual financial statements based on a calendar year ending on December 31, and Mutual prepares annual financial statements based on a fiscal year ending on September 30. For purposes of annual pro forma information, the historical data of Mutual at and for the years ended on September 30 have been combined with the historical data of ANB at and for the years ended on December 31.

(2) The pro forma combined net income per common share data are based on (i) combined historical income of Mutual and ANB assuming the Merger is accounted for as a pooling of interests and (ii) pro forma combined equivalent common shares of Mutual (as adjusted for the Exchange Ratio of .705 of a share of ANB Common Stock for each share of Mutual Common Stock) and ANB.

(3) Represents the historical dividends paid by ANB divided by pro forma shares outstanding as of the last date of the period which includes Mutual shares multiplied by the Exchange Ratio of .705.

                    SELECTED HISTORICAL FINANCIAL DATA OF ANB


The following table sets forth certain historical financial data of ANB and is based on the consolidated financial statements of ANB, including the respective notes thereto, appearing elsewhere in this Joint Proxy Statement and should be read in conjunction therewith. See "Management's Discussion and Analysis of ANB," "Business of ANB," and "Index to Financial Statements."
 Interim unaudited data for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of management of ANB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                                      At or for the
                                       Nine Months
                                     Ended September 30,                       At or for the Years Ended December 31,
                                    ---------------------       ----------------------------------------------------------------
                                       1995         1994          1994          1993          1992          1991          1990
                                    ---------     --------      --------      --------      --------      --------      --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS DATA
Total interest income. . . . . . .   $14,158       $11,753       $16,057       $15,918       $17,349       $19,527       $19,404
Total interest expense . . . . . .     5,978         4,671         6,374         7,017         8,826        11,669        11,520
                                     -------       -------       -------       -------       -------       -------       -------
Net interest income. . . . . . . .     8,180         7,082         9,683         8,901         8,523         7,858         7,884
Provision for loan losses. . . . .       374           189           272           214           230           214           308
                                     -------       -------       -------       -------       -------       -------       -------
Net interest income after
  provision for loan losses. . . .     7,806         6,893         9,411         8,687         8,293         7,644         7,576
Non-interest income. . . . . . . .     1,492         1,328         1,886         1,871         1,728         1,383         1,137
Non-interest expenses. . . . . . .     4,696         4,453         6,119         5,772         5,290         4,981         4,692
                                     -------       -------       -------       -------       -------       -------       -------
Income before taxes. . . . . . . .     4,602         3,768         5,178         4,786         4,731         4,046         4,021
Income taxes . . . . . . . . . . .     1,431         1,194         1,645         1,483         1,237           994           922
                                     -------       -------       -------       -------       -------       -------       -------
Net income . . . . . . . . . . . .   $ 3,171      $  2,574      $  3,533      $  3,303      $  3,494      $  3,052      $  3,099
                                     -------       -------       -------       -------       -------       -------       -------
                                     -------       -------       -------       -------       -------       -------       -------
PER SHARE DATA(1)
Earnings per share . . . . . . . .     $1.32         $1.07         $1.47         $1.38         $1.46         $1.27         $1.29
Dividends per share(2) . . . . . .      0.27          0.25          0.75          0.47          0.66          0.41          0.57
Book value per share . . . . . . .     13.97         12.83         12.83         12.12         11.21         10.42          9.56

BALANCE SHEET DATA
Total assets . . . . . . . . . . .  $302,500      $253,768      $253,768      $247,706      $240,589      $228,033      $215,644
Investment securities. . . . . . .  107,257        79,297        79,251        91,826        93,560        85,822        66,134
Loans receivable, net. . . . . . .  171,360       151,126       151,126       137,877       127,940       121,686       125,455
Deposits . . . . . . . . . . . . .  259,936       215,861       215,861       217,655       212,439       200,620       187,096
Shareholders' equity . . . . . . .   33,518        30,785        30,786        29,082        26,907        24,997        22,929

___________________________

(1) Per share amounts are based on 2,400,000 shares of ANB Common Stock outstanding and have been restated to retroactively reflect a 2 for 1 stock split declared on April 21, 1992.

(2) For years ended December 31, 1994, 1992, and 1990, dividend amount includes special dividends of $0.25, $0.22, and $0.19 per share, respectively.

                                      At or for the
                                       Nine Months
                                     Ended September 30,                       At or for the Years Ended December 31,
                                    ---------------------       ----------------------------------------------------------------
                                       1995         1994          1994          1993          1992          1991          1990
                                    ---------     --------      --------      --------      --------      --------      --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS(1)
Return on average assets. . . . .      1.69%         1.41%         1.43%         1.36%          1.48%        1.37%         1.52%
Return on average
  shareholders'
  equity. . . . . . . . . . . . .     13.19         11.44         11.64         11.96         13.50         12.93         14.12
Efficiency ratio(2) . . . . . . .     49.03         53.45         53.39         53.91         51.92         54.25         52.38

ASSET QUALITY RATIOS
Net chargeoffs to average
  loans(1). . . . . . . . . . . .      0.11%         0.05%         0.05%         0.12%         0.11%         0.09%         0.12%
Nonperforming assets to total
  assets. . . . . . . . . . . . .      0.03          0.06          0.07          0.19          0.27          0.30          0.37
Allowance for loan losses
  to net loans. . . . . . . . . .      1.50          1.50          1.53          1.54          1.61          1.62          1.49
Allowance for loan losses
  to nonperforming loans. . . . .     31.33X        14.11X        13.76X         4.61X         3.24X         2.94X         2.39X


(1) The ratios have been annualized for the nine months ended September 30, 1995, and 1994.

(2) General and administrative expenses divided by net interest income plus fee-based income.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF ANB

    The following discussion and analysis is intended to assist in understanding ANB's results of operations and changes in financial condition for the periods indicated. This information should be read in conjunction with the information included under "Selected Historical Financial Data of ANB," "Business of ANB," and the consolidated financial statements and related notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Index to Financial Statements."

          FOR THE THREE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

PERFORMANCE SUMMARY

    On a per share basis of ANB Common Stock, net income was $1.47 in 1994, $1.38 in 1993, and $1.46 in 1992. Return on average total assets was 1.43% in 1994, compared with 1.36% in 1993 and 1.48% in 1992. The return on average shareholders' investment was 11.64% in 1994, 11.96% in 1993, and 13.50% in 1992.

    Shareholders' equity was $30,785,672 at December 31, 1994, $29,081,632 at December 31, 1993, and $26,906,892 at December 31, 1992. These represented increases of 5.9% and 8.1%, respectively, over the two prior year ends. The economic conditions of ANB's trade area have shown improvement during the year 1994 as evidenced by a strong loan demand. ANB's net loans grew at a rate of 10% during 1994. The weighted average yield on interest earning assets and the weighted average cost of deposits declined for the year 1994 due to the lower market interest rates during most of the year. As a result of ANB's asset and liability repricing strategy and increased loan demand, ANB was able to increase its net interest income (interest income less interest expense) by 8.8%.

    During 1994 some shifting of funds in customer deposits occurred. Due to increases in interest rates toward the end of 1994, this shift has been primarily from short term demand deposits and savings accounts to longer term certificates of deposit. Due to the recent rise in market interest rates, this trend is now the reverse of the trend set in 1993 and 1992.

    In April, 1993, American National replaced its data processing system (hardware) and its application programs. The new system has provided American National with greater efficiency and the ability to better serve its customers. Additional expenses incurred in 1993 due to the conversion and training were approximately $238,000. This included an increase of $137,000 in depreciation related to the new system for 1993. Depreciation associated with the data processing system rose in 1994 by approximately $82,000.

    The Federal Reserve has adopted regulations establishing relevant capital requirements for banks. Under the regulations, a well capitalized institution must have a Tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5.0% and not be subject to a capital directive order. Under these guidelines American National has always been and continues to be considered well capitalized.

NET INTEREST INCOME

    Net interest income, the most significant component of earnings, is the excess of interest income over interest expense. For analytical purposes, net interest income is adjusted to a taxable equivalent basis to recognize the income tax savings on tax-exempt assets, such as state and municipal securities. A tax rate of 34% was used in adjusting interest on tax-exempt securities and loans to a fully taxable equivalent basis for the years 1994, 1993, and 1992.

    During 1994, taxable equivalent net interest income increased to $9,958,000, up 7.9% from $9,226,000 in 1993. Taxable equivalent net interest income for 1993 was up 2.7% from the $8,980,000 recorded in 1992. The $732,000 increase of taxable equivalent net interest income during 1994 consisted of $514,000 due to increases in volume and $218,000 due to increases in rates. The $246,000 increase in taxable equivalent net interest income during 1993 was the net result of an increase of $681,000 due to volume and was partially offset by a decrease of $435,000 due to declines in rate.


    The following is an analysis of net interest income, on a taxable equivalent basis. Nonaccrual loans are included in the average balances. Interest income on nonaccrual loans, if recognized, is recorded on a cash basis.



                                         Average Balance              Interest Income/Expense       Average Yield/Rate
                                  ------------------------------    ---------------------------  ------------------------
                                    1994       1993       1992      1994      1993      1992      1994     1993     1992
                                  --------   --------   --------   -------   -------   -------   ------   ------   ------
                                                              (IN THOUSANDS, EXCEPT RATES)
Interest income
  Loans
    Commercial ..............     $ 51,460   $ 43,664   $ 39,692   $ 3,939   $ 2,970   $ 2,887     7.65%    6.80%    7.27%
    Mortgage ................       65,570     62,792     61,998     5,081     4,901     5,525     7.75     7.80     8.91
    Installment .............       30,630     27,483     23,981     2,845     2,838     2,773     9.29    10.33    11.56
                                  --------   --------   --------   -------   -------   -------
    Total Loans .............      147,660    133,939    125,671    11,865    10,709    11,185     8.04     8.00     8.90
                                  --------   --------   --------   -------   -------   -------
  Investment securities
    U.S. Government .........       68,058     69,315     64,815     3,204     3,710     4,164     4.71     5.35     6.42
    Federal agencies ........        4,320      8,624     11,158       273       623       738     6.32     7.22     6.61
    State and municipal......       10,420     10,373     13,206       818       879     1,228     7.85     8.48     9.30
    Other investments .......           10         10         10         1         1         1     5.50     5.50     5.50
                                  --------   --------   --------   -------   -------   -------
    Total investment
      securities ............       82,808     88,322     89,189     4,296     5,213     6,131     5.19     5.90     6.87
                                  --------   --------   --------   -------   -------   -------
Federal funds sold and
  other .....................        3,459      8,446     10,046       171       321       490     4.94     3.81     4.88
                                  --------   --------   --------   -------   -------   -------
    Total interest-earning
      assets ................      233,927    230,707    224,906    16,332    16,243    17,806     6.98     7.04     7.92
                                                                   -------   -------   -------
Non-earning assets ..........       12,854     12,229     11,096
                                  --------   --------   --------
      Total assets ..........    $ 246,781   $242,936   $236,002
                                  --------   --------   --------
                                  --------   --------   --------
Interest expense
  Deposits
    Demand ..................    $  30,918   $ 30,141   $ 27,841       752       797       960     2.43     2.64     3.45
    Money market ............       19,736     21,755     21,271       510       591       734     2.58     2.72     3.45
    Savings .................       56,870     58,538     42,770     1,577     1,871     1,631     2.77     3.20     3.81
    Time ....................       80,886     79,632     93,697     3,494     3,755     5,439     4.32     4.72     5.80
                                  --------   --------   --------   -------   -------   -------
      Total deposits ........      188,410    190,066    185,579     6,333     7,014     8,764     3.36     3.69     4.72

                                            Average Balance           Interest Income/Expense      Average Yield/Rate
                                      -----------------------------   ------------------------    --------------------
                                        1994      1993       1992      1994     1993     1992     1994    1993    1992
                                      -------   --------   --------   ------   ------   ------    ----    ----    ----
                                                              (IN THOUSANDS, EXCEPT RATES)
Federal funds purchased ........     $    664   $    106   $  1,862   $   29   $    3   $   62    4.37%   2.83%   3.33%
Repurchase agreements ..........          370         --         --       12       --       --    3.24              --
                                      -------   --------   --------   ------   ------   ------    ----    ----    ----
Total interest-bearing
  liabilities ..................      189,444    190,172    187,441    6,374    7,017    8,826    3.36    3.69    4.71
                                                                      ------   ------    -----
Demand deposits ................       25,235     23,375     20,653
Other liabilities ..............        1,765      1,767      2,025
Shareholders' investment .......       30,337     27,622     25,883
                                     --------   --------   --------
Total liabilities and
 shareholders' investment ......     $246,781   $242,936   $236,002
                                     --------   --------   --------
                                     --------   --------   --------
Interest rate spread ...........                                                                  3.62%   3.35%   3.21%
Net interest income ............                                      $9,958   $9,226   $8,980
                                                                      ------   ------   ------
                                                                      ------   ------   ------
Taxable equivalent adjustment ..                                      $  275   $  325   $  456
                                                                      ------   ------   ------
                                                                      ------   ------   ------
Net yield on earning assets ....                                                                  4.26%   4.00%   3.99%

    CHANGES IN NET INTEREST INCOME (RATE/VOLUME ANALYSIS). Net interest income is the product of the volume of average earning assets and the average rates earned, less the volume of average interest-bearing liabilities and the average rates paid. The portion of change relating to both rate and volume is allocated to each of the rate and volume changes based on the relative change in each category. The following table analyzes the changes in both rate and volume components of net interest income on a taxable equivalent basis for the past two years.

                                                 1994 vs. 1993                       1993 vs. 1992
                                       --------------------------------    --------------------------------
                                                          Change                               Change
                                        Interest      Attributable to       Interest      Attributable to
                                        Increase    -------------------     Increase    -------------------
                                       (Decrease)     Rate      Volume     (Decrease)     Rate      Volume
                                       ----------   --------   --------    ----------   --------   --------
                                                                (IN THOUSANDS)
Interest income
  Loans:
    Commercial ......................     $  969      $  400     $  569      $    83     $  (195)     $ 278
    Mortgage ........................        180         (35)       215         (624)       (694)        70
    Installment .....................          7        (301)       308           65        (315)       380
                                          ------      ------     ------      -------    --------      -----
      Total loans ...................      1,156          64      1,092         (476)     (1,204)       728
                                          ------      ------     ------      -------    --------      -----
  Investment securities:
    U.S. Government .................       (506)       (440)       (66)        (454)       (729)       275
    Federal agencies ................       (350)        (70)      (280)        (115)         64       (179)
    State and municipal .............        (61)        (65)         4         (349)       (102)      (247)
    Other investments ...............         --          --         --           --          --         --
                                          ------      ------     ------      -------    --------      -----
      Total investment securities ...       (917)       (575)      (342)        (918)       (767)      (151)
                                          ------      ------     ------      -------    --------      -----
  Federal funds sold and other ......       (150)         77       (227)        (169)        (98)       (71)
                                          ------      ------     ------      -------    --------      -----
      Total interest income .........         89        (434)       523       (1,563)     (2,069)       506
                                          ------      ------     ------      -------    --------      -----
Interest expense
  Deposits:
    Demand ..........................        (45)        (65)        20         (163)       (237)        74
    Money market ....................        (81)        (28)       (53)        (143)       (159)        16
    Savings .........................       (294)       (242)       (52)         240        (294)       534
    Time ............................       (261)       (319)        58       (1,684)       (936)      (748)
                                          ------      ------     ------      -------    --------      -----
      Total deposits ................       (681)       (654)       (27)      (1,750)     (1,626)      (124)

  Federal funds purchased ...........         26           2         24          (59)         (8)       (51)
  Repurchase agreements .............         12           0         12           --          --         --
                                          ------      ------     ------      -------    --------      -----
      Total interest expense ........       (643)       (652)         9       (1,809)     (1,634)      (175)
                                          ------      ------     ------      -------    --------      -----
Net interest income .................     $  732      $  218     $  514       $  246     $  (435)     $ 681
                                          ------      ------     ------      -------    --------      -----
                                          ------      ------     ------      -------    --------      -----

PROVISION AND RESERVE FOR LOAN LOSSES

    The provision for loan losses is an amount added to the reserve against which loan losses are charged. The amount of the provision is determined by management based upon its assessment of the size and quality of the loan portfolio and the adequacy of the reserve in relation to the risks inherent within the loan portfolio.

    The 1994 provision for loan losses was $271,802 and compares with $213,500 in 1993 and $229,650 in 1992.

    The reserve for loan losses totaled $2,353,411 at December 31, 1994, an increase of 9.2% over December 31, 1993. The increase in the reserve for loan losses during 1994 of $198,640 consists of the provision of $271,802 less net charge-offs of $73,162. The ratio of reserve to loans, less unearned discount, was 1.53% at December 31, 1994 and 1.54% at December 31, 1993.

    ANB's Loan Committee has responsibility for determining the level of the reserve for loan losses, subject to the review of the Board of Directors. The Loan Committee has taken economic factors, as well as any other external events that may affect the value and collectibility of the loan portfolio, into consideration when making its assessment and recommendation.

    The methodology used to determine the level of the loan loss reserve on a quarterly basis includes the identification of losses from a review of ANB's loan "Watch" list. In addition to these identifiable potential losses, an experience factor for each major category of loans is applied against the remaining portion of the loans considered to have no more than a normal risk of collectibility. Additional factors considered in determining the level of the loan loss reserve are economic conditions, historical losses, trends, and other external factors. The sum of these elements is the Loan Committee's recommended level of the reserve for loan losses.

    If the existing level of the loan loss reserve is below the Loan Committee's recommended level of the reserve at the close of an interim period, an increase sufficient to eliminate the deficiency is recorded in the current period provision for loan losses. If the existing level of the reserve exceeds the recommended level at the close of an interim period, no adjustment is made to the provision for loan losses if loan growth is expected.


    The economy of ANB's trade area, which includes the city of Danville and Pittsylvania County, is dependent primarily on the success of the city's largest employer (a textile manufacturing firm), tobacco farming (the major crop of rural Pittsylvania County), tobacco marketing and processing and the city's second largest employer, a tire manufacturing plant. Textile manufacturing, tobacco farming and tobacco processing have been subjected to extreme market pressures in recent years.



    The local economy of ANB's trade area continues to be strong at this time and ANB's loan losses have not been significant in recent years; however, an inherent risk to the loan portfolio exists if a significant decline occurs in any of these industries along with a corresponding reduction in employment. ANB's management believes the reserve for loan losses is appropriate in view of this geographic concentration.



    The provision for loan losses ($374,000) recorded during the nine months ended September 30, 1995 is larger than the provision ($189,000) recorded for the nine months ended September 30, 1994 due to an increase in the volume of loans, an increase in past due loans during the same period of 1995 and to the application of ANB's loan loss methodology.

    LOAN LOSSES - ALLOCATION OF RESERVE. An analysis of the allocation of the reserve for loan losses appears below.

                                   1994                1993                1992                1991                1990
                            -----------------   ------------------   -----------------   -----------------   -----------------
                                     Percent              Percent             Percent             Percent             Percent
                                     of loans             of loans            of loans            of loans            of loans
                                     in each              in each             in each             in each             in each
                                     category             category            category            category            category
                                     to total             to total            to total            to total            to total
                            Amount    loans     Amount     loans     Amount    loans     Amount    loans     Amount    loans
                            ------   --------   ------    --------   ------   --------   ------   --------   ------   --------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
Commercial and
  agricultural loans ....   $1,505     27.69%   $1,378      25.45%   $1,339     28.68%   $1,280     29.23%   $1,212    31.78%
Real estate
  construction loans ....       45      2.37        41       1.37        40      1.81        38      2.58        36     2.46
Real estate
  mortgage loans ........      253     45.54       232      50.64       225     47.77       215     47.55       204    43.01
Installment loans .......      471     24.40       431      22.54       419     21.74       400     20.64       379    22.75

Unallocated .............      79         --        73         --        71        --        68        --        64       --

                            ------   --------   ------    --------   ------   --------   ------   --------   ------   --------
Balance at end of year ..   $2,353    100.00%   $2,155     100.00%   $2,094    100.00%   $2,001    100.00%   $1,895    100.00%
                            ------   --------   ------    --------   ------   --------   ------   --------   ------   --------

LOAN LOSSES - RATIOS.

                                                                             1994    1993     1992
                                                                           -------  -------  -------
Reserve as percentage of outstanding loans, net of unearned income ......    1.53%    1.54%    1.61%
Net charge-offs as percentage of reserve ................................    3.11     7.07     6.55
Net charge-offs as percentage of average loans, net of unearned income ..    0.05     0.12     0.11
Provision as percentage of net charge-offs ..............................  371.51   140.12   167.41
Provision as percentage of average loan, net of unearned income .........    0.18     0.16     0.18
Reserve for loan losses to nonperforming loans ..........................   13.76X    4.61X    3.24X


NON-INTEREST INCOME

    Non-interest income was $1,885,858 in 1994, an increase of 1.0% from 1993. During 1993, non-interest income increased 8.0% from the 1992 level. The increase in 1994 consisted primarily of a 9.0% increase in service charges on deposit accounts due to adjustments in fee schedules, a 29% increase in non-deposit fees and insurance commissions due to an increase in volume of related loans, and a 65% increase in other income resulting from dividends received from the FHLB. In 1994, trust department income decreased 5.0% as a result of the closing of several large estates.

    The increase in non-interest income in 1993 included a 9.0% increase in trust department income, a 22% increase in service charges on deposit accounts, a 23% decrease in non-deposit fees and insurance commissions, and a 3.0% increase in other income. The increase in trust department income for 1993 was attributable to new business. The decrease in non-deposit fees and insurance premiums was the result of weak demand for the type of loans that normally carry insurance.

NON-INTEREST EXPENSE

    Non-interest expense amounted to $6,118,952 in 1994, a 6.0% increase over the $5,772,247 recorded in 1993. The 1993 non-interest expense increased 9.0% over the $5,289,847 recorded in 1992. The increase in 1994 included a 45% increase in pension and other employee benefits due primarily to increases in pension cost, a 5.0% increase in occupancy and equipment expense, a 3.0% increase in FDIC insurance expense, a 7.0% decrease in postage and printing, and a 9.0% increase in other expenses. The level of salaries expense was relatively unchanged from 1993.

    The increase in 1993 included a 7.0% increase in salaries, a 32% increase in pension and other employee benefits due to increased pension cost, an 11% increase in occupancy and equipment expense, a 4.0% increase in FDIC insurance expense, a 6.0% increase in postage and printing and a 6.0% increase in other expenses.

INCOME TAXES

    The provision for income taxes (total of current and deferred) was $1,645,000 in 1994, compared with $1,483,000 in 1993, and $1,237,000 in 1992.
In each year, ANB was subject to a Federal tax rate of 34%. The major difference between the statutory rate and the effective rate results from income which is not taxable for Federal income tax purposes. The primary non-taxable income is that of state and municipal securities and industrial revenue bonds or loans.

    The increase in the 1994 provision for income taxes, compared to the 1993 provision, results primarily from an increase in taxable income caused by increases in pre-tax income and lower amounts of non-taxable income due to limited availability of tax exempt investments.

CAPITAL MANAGEMENT

    Regulatory agencies issued risk-based capital guidelines which were fully effective in 1992. The guidelines were established to more appropriately consider the credit risk inherent in the assets and off-balance sheet activities of a financial institution in the assessment of capital adequacy.

    Under the guidelines, total capital has been redefined as core (Tier 1) capital and supplementary (Tier 2) capital. American National's Tier 1 capital consists primarily of shareholder's equity, while Tier 2 capital consists of Tier 1 capital plus the reserve for loan losses. The definition of assets has been modified to include items on and off the balance sheet, with each item being assigned a "risk-weight" for the determination of the ratio of capital to risk-adjusted assets.

    The guidelines require that total capital (Tier 1 and Tier 2) of 8.0% be held against total risk-adjusted assets, at least half of which (4.0%) must be Tier 1 capital.

    At December 31, 1994, American National's Tier 1 and Total capital ratios were 20.1% and 21.3%, respectively. At December 31, 1993, these ratios were 21.0% and 22.3%, respectively. The ratios for both years were well in excess of the regulatory requirements.

    ANB's leverage ratios (shareholder's equity divided by year-end assets) were 12.13% and 11.74% at December 31, 1994 and 1993, respectively. The leverage ratio has a regulatory minimum of 3.0%, with most institutions required to maintain a ratio 100 to 200 basis points above the 3.0% minimum depending upon risk profiles and other factors.

    ANB's 1994 capital formation rate (net income less dividends declared, divided by average shareholders' investment) was 5.7%. This compares with 7.9% in 1993 and 7.4% in 1992. These ratios evidence ANB's attainment of its goal of meeting future capital requirements by retaining a portion of operating earnings while providing steadily increasing cash dividends.

    On May 17, 1994, the Board of Directors declared a regular semi-annual cash dividend of $.25 per share of ANB Common Stock payable on June 24, 1994. On November 15, 1994, the

Board of Directors declared a regular semi-annual cash dividend of $.25 per share of ANB Common Stock and an extra cash dividend of $.25 per share of ANB Common Stock, both payable on December 16, 1994. A total of $.75 per share was paid to shareholders in 1994.

    Since 1989, regular cash dividends (excluding extra dividends) paid by ANB have increased at a compounded annual rate of 6.8%. The Board of Directors reviews ANB's dividend policy regularly and increases dividends when justified by earnings after considering future capital needs.

LIQUIDITY

    Liquidity is the measure of ANB's ability to generate sufficient funds to meet customer demands for loans and the withdrawal of deposit balances. ANB, in its normal course of business, maintains cash reserves and has an adequate flow of funds from maturing loans and investment securities to meet present liquidity needs.

    Expansion of ANB's earning assets is based largely on the growth of deposits from individuals and small and medium size businesses. These deposits are more stable in number and size than large denomination certificates of deposit. In addition, ANB's customers have relatively stable requirements for funds.

    ANB's major source of funds and liquidity is its deposit base. The mix of this deposit base has been shifting over the past few years. During 1992 and 1993 this shifting was primarily a result of the reduction of interest rates. In the later part of 1994 this trend began to reverse itself due to rising interest rates and at the close of 1994, the most notable changes in the components of the deposit base during 1994 consisted of a 9.0% decrease in savings deposits, a 7.0% increase in money market deposits, and a 3.0% increase in certificates of deposit. Demand deposits (both interest bearing and non-interest bearing) remained approximately the same.

    ANB's consolidated statement of cash flows for the fiscal year ended December 31, 1993, shows an increase in cash of $5,969,199 during the past year. This increase was a combination of $4,061,836 provided by operating activities, $2,510,611 provided by financing activities, and $603,248 used by investing activities.

    It is the policy of American National to schedule maturities of investments through a laddered structure which provides sources of liquidity on a periodic basis in each year. The cash provided by operating and financing activities, in addition to the cash provided by maturing of investments, more than adequately supplied ANB's liquidity needs at all times during the year.

    Liquidity strategies are implemented and monitored by ANB's Asset Liability/Investment Committee on a day-to-day basis. The activities of the committee are reported to and reviewed by the Board of Directors. The committee uses a simulation model to assess the future liquidity needs of ANB and manage the investment of funds and net interest income. ANB's ability to reprice both assets and liabilities, as well as its policy to schedule maturities of investments, give it flexibility in its control over liquidity needs.

    The following interest rate sensitivity table reflects ANB's assets and liabilities on December 31, 1994 that will either be repriced in accordance with market rates or mature within the periods indicated. ANB monitors and manages its interest rate risk position with the objectives of increasing earnings and minimizing adverse changes in net interest income. The objectives are attained through a policy of maintaining a relatively balanced interest-sensitive ratio. The optimum position for the least risk to ANB is a ratio of 1.00. Although management attempts to maintain a ratio close to 1.00, in a declining interest rate market it is more desirable to have a ratio below 1.00, permitting ANB to reprice more liabilities than assets. In a rising interest rate market, however, it is more advantageous to have a ratio greater than 1.00, allowing ANB to reprice a greater amount of assets than liabilities.

    Although all of the interest sensitive gaps shown below do not appear as balanced, it should be recognized that ANB's interest-sensitive position changes quickly as a result of management decisions and market conditions. No prepayment assumptions are reflected in the table. The table shows the sensitivity of ANB's balance sheet at one point in time and is not necessarily indicative of its position on other dates.

                      INTEREST RATE SENSITIVITY ANALYSIS

                                                                        At December 31, 1994
                                                  ---------------------------------------------------------------
                                                               Over 3      Over 6
                                                    3          Months      Months    Over 1
                                                  Months        to 6       to 12     Year to    Over 5
                                                  or Less      Months      Months    5 Years     Years     Total
                                                  -------    --------    --------    -------   -------   --------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGES)
Interest-sensitive assets:
  Interest bearing deposits with other
    banks ....................................    $ 1,586    $     --    $     --    $    --   $    --   $  1,586
  Investment securities ......................      5,006       5,405      20,042     41,666     7,132     79,251
  Commercial loans ...........................     34,665       3,604       8,900      4,758       600     52,527
  Mortgage loans .............................     15,697       9,137      20,243     17,340     4,902     67,319
  Consumer loans .............................      4,197       3,013       5,676     20,675        72     33,633
  Federal funds sold .........................      4,650          --          --         --        --      4,650
                                                  -------    --------    --------    -------   -------   --------
    Total interest sensitive assets ..........     65,801      21,159      54,861     84,439    12,706    238,966
                                                  -------    --------    --------    -------   -------   --------
Interest sensitive liabilities:
  NOW and savings deposits ...................     85,802          --          --         --        --     85,802
  Money market deposits ......................     21,916          --          --         --        --     21,916
  Time deposits ..............................     19,341      14,226      17,694     29,055        --     80,316
                                                  -------    --------    --------    -------   -------   --------
    Total interest sensitive liabilities .....    127,059      14,226      17,694     29,055        --    188,034
                                                  -------    --------    --------    -------   -------   --------

Interest sensitivity gap .....................   $(61,258)      6,933      37,167     55,384    12,706   $ 50,932
                                                  -------    --------    --------    -------   -------   --------
                                                  -------    --------    --------    -------   -------   --------
Cumulative interest sensitivity gap ..........   $(61,258)   $(54,325)   $(17,158)   $38,226   $50,932
                                                  -------    --------    --------    -------   -------
                                                  -------    --------    --------    -------   -------
Ratio of cumulative gap to total assets ......      (24.1)%     (21.4)%      (6.8)%     15.1%     20.1%
                                                  -------    --------    --------    -------   -------
                                                  -------    --------    --------    -------   -------


    Investment securities maturing within the time frame of "Over 1 year to 5 years" include one debt security in the amount of $2,793 designated as "available for sale." Of the loans in the above table that either mature or can be repriced in periods over 1 year, $13,643 have adjustable rates and $34,704 have fixed rates.

INVESTMENT PORTFOLIO

   The following table presents information on the book and market values, maturities and taxable equivalent yields of investment securities at the end of the last three years:


                                   1994                                1993                                  1992
                     --------------------------------    ---------------------------------    ---------------------------------
                                            Taxable                             Taxable                              Taxable
                       Book      Market    Equivalent     Book       Market    Equivalent      Book      Market     Equivalent
                       Value     Value       Yield        Value      Value       Yield         Value     Value        Yield
                     --------   --------   ----------    --------    -------   -----------    --------   --------  ------------
                                                        (IN THOUSANDS, EXCEPT YIELDS)
U.S. Government
  Within 1 year..... $29,059    $28,590      4.11%      $33,029       $33,211      5.16%        $30,112    $30,566     6.48%
  1 to 5 years......  36,893     35,719      5.75        40,305        40,480      4.42          42,285     42,765     5.27
                     -------    -------                 -------       -------                   -------    -------
   Total............  65,952     64,309      5.03        73,334        73,691      4.75          72,397     73,331     5.78
                     -------    -------                 -------       -------                   -------    -------
                     -------    -------                 -------       -------                   -------    -------

Federal Agencies:
  Within 1 year.....    --         --                       --            --                       2,000      2,033     6.25
  1 or 5 years......   2,568      2,383      5.21         7,875         7,951      7.12           6,582      6,807     7.75
  After 10 years....     241        237      8.27           331           354      8.27             452        480     8.27
                     -------    -------                 -------       -------                   -------    -------
   Total............   2,809      2,620      5.47         8,206         8,305      7.13           9,034      9,320     7.44
                     -------    -------                 -------       -------                   -------    -------
                     -------    -------                 -------       -------                   -------    -------



                                   1994                                1993                                  1992
                     --------------------------------    ---------------------------------    ---------------------------------
                                            Taxable                               Taxable                             Taxable
                       Book      Market    Equivalent     Book        Market     Equivalent     Book      Market     Equivalent
                       Value     Value       Yield        Value       Value        Yield        Value     Value        Yield
                     --------   --------   ----------    --------    --------   -----------    --------   --------  ------------
                                                         (IN THOUSANDS, EXCEPT YIELDS)
States and Municipal:

  Within 1 year..... $  1,395   $  1,397     9.08%      $  1,416    $  1,442       10.08%      $  3,010   $  3,055   11.80%
  1 to 5 years......    2,194      2,213     9.35          3,522       3,692        9.16          4,743      4,958    9.58
  6 to 10 years.....    6,221      6,029     8.50          4,201       4,468        8.73          2,818      3,018   10.30
  After 10 years....      670        653     8.87          1,137       1,191        8.37          1,548      1,682   10.68
                      -------    -------                --------    --------                   --------   --------
   Total............   10,480     10,292     8.78         10,276      10,793        9.03         12,119     12,713   10.44
                      -------    -------                --------    --------                   --------   --------
                      -------    -------                --------    --------                   --------   --------
Other Investments:
  1 to 5 years......       10         10     5.50             10          10        5.50             10         10     5.50
                      -------    -------                --------    --------                   --------   --------
   Total portfolio..  $79,251    $77,231     5.54        $91,826     $92,799        5.38        $93,560    $95,374     6.55
                      -------    -------                --------    --------                   --------   --------
                      -------    -------                --------    --------                   --------   --------



   In 1994, U.S. Government securities maturing within one to five years include one asset with a cost of $2,793,321 and a market value of $2,764,680 that is classified as "available for sale." At December 31, 1994, American National recorded a net unrealized loss of $28,641 related to this security. This is the only security classified as "available for sale." The remaining securities shown in the table above (including 1994, 1993 and 1992) are classified as "held to maturity." There are no securities classified as "trading account" securities.



   The "held to maturity" securities at December 31, 1994 total $76,458,000. Of this amount, $63,159,000, or 83%, are U.S. Government direct obligations and all U.S. Government obligations held mature within five years. The "held to maturity" category at the close of 1994 also includes $2,809,000 in Federal Agency obligations. These consist of three issues of mortgage-backed securities with $2,568,000 in two issues maturing within five years. The remaining portion of the "held to maturity" category (13%) consist of $10,480,000 tax exempt state and municipal securities and $10,000 in other investments. The state and municipal securities are diversified among many different issues and localities. All investments by American National in state and municipal securities are rated "A" or better.



   The book value of the total investment portfolio exceeds the market value by $2,030,000. No losses are anticipated since American National has the ability and intent to hold these securities until their respective maturities. The maturities of the investment portfolio are laddered in a consistent pattern to meet the American National's liquidity needs of future years.


LOAN PORTFOLIO

   Total loans increased $11,589,447 or 8.1% during 1994. The primary increases in types of loans were real estate loans secured by one- to four-family residential properties, real estate loans secured by construction and land development, and commercial and industrial loans.




   The loan portfolio is diversified and consists of 47.9% real estate loans (28.0% one- to four-family residential, 17.0% nonfarm, nonresidential, and 2.9% other real estate), 26.3% commercial and industrial loans, 22.9% consumer loans, 1.4% nonrated industrial development obligations, and 1.5% for all other loans.

   Note 8 of the consolidated financial statements of ANB presents related party loan activity. The majority of the loan additions and payments result from floor plan activity by two automobile dealerships owned separately by two of ANB's directors. See "Index to Financial Statements."

   ANB does not participate in highly leveraged lending transactions, as defined by the OCC and there are no loans of this nature recorded in the loan portfolio. ANB has no foreign loans in its portfolio.

REAL ESTATE LOANS

   Commercial real estate loans have received considerable attention in recent years by American National's regulators and the news media. The concerns have been in real estate values in certain areas of the country and the quality of banks' commercial real estate portfolios. It is difficult to measure commercial real estate values within ANB's trade area due to the light sales activity. Commercial real estate values did not escalate to levels seen in other areas of the state and country during the ten years prior to the last recession and management of ANB has not detected a significant change in values within ANB's trade area during 1994 or 1993. Management of ANB has confined its real estate lending to its trade area and has always taken a conservative approach in its lending practice to maintain equity in real estate loans. American National has not experienced any commercial real estate charge-offs in recent years.

   ANB is conforming to the real estate appraisal guidelines set forth by the OCC. The total of outstanding real estate loans at December 31, 1994 was $74,476,000. This consisted of $43,458,000 or 58% in loans secured by one- to four-family residential properties, $26,412,000 or 36% in loans secured by non-farm, non-residential properties, $3,684,000 or 5.0% in construction and land development, $872,000 or 1.0% in loans secured by farmland, and $50,000 of other real estate loans.

   Nonperforming real estate loans at December 31, 1994 and 1993 were $22,000 and $138,000, respectively. There were no real estate loans on accrual status and past due 90 days or more at December 31, 1994 or 1993.

ASSET QUALITY


   ANB identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values, and other external factors. ANB maintains a reserve for loan losses, which is available to absorb losses inherent in the loan portfolio. The reserve is increased by the provision for losses and by recoveries from losses. Charge-offs decrease the reserve. The adequacy of the reserve for loan losses is determined on a quarterly basis. Various factors as defined under "--Provision and Reserve for Loan Losses" are considered in determining the adequacy of the reserve.



   Loans, other than consumer, are generally placed on nonaccrual status when any portion of principal or interest is 90 days past due or collectibility is uncertain. Unless loans are in the process of collection, income recognized on consumer loans is discontinued and the loans are charged off after a delinquency of 90 days. At December 31, 1994 and 1993, loans in a nonaccrual or restructured status totaled approximately $171,000 and $467,000, respectively.



   Under ANB's policy a nonaccruing loan may be restored to accrual status when none of its principal and interest is due and unpaid and ANB expects repayment of the remaining contractual principal and interest or when it otherwise becomes well secured and in the process of collection.


   Nonperforming assets include loans on which interest is no longer accrued, loans classified as troubled debt restructurings, and foreclosed properties. There were no foreclosed properties held at the close of 1994 and 1992. Foreclosed properties held at the close of 1993 were $17,500. Loans on accrual status and past due 90 days or more have increased during 1994 by $5,000 from $108,000 in 1993 to $113,000 in 1994. The increase occurred in installment loans and revolving credit loans. Total nonperforming loans and past due loans 90 days or more on an accrual status is considered very low by industry standards.

   The following table presents the year-end balances of loans, classified by type:


                                           1994      1993       1992       1991       1990
                                         --------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS)
Real estate loans:

  Construction and land development..... $  3,684   $  1,925   $  2,416   $  3,293   $  3,244
  Secured by farmland...................      872        716        745      1,189      1,108
  Secured by 1-4 family residential
     properties.........................   43,458     42,194     39,985     37,098     35,102
  Secured by multi-family (5 or more)
     residential properties.............       50         63         76         87         97
  Secured by nonfarm, nonresidential
     properties.........................   26,412     27,946     23,094     22,210     20,300
  Loans to commercial banks.............    --          --         --         --        3,000
  Loans for purchasing or carrying
     securities.........................    --          --           40         42         43
  Loans to farmers......................    2,173      1,768      2,066      2,458      2,325
  Commercial and industrial loans.......   40,865     31,337     32,629     30,329     31,788
  Loans to individuals for personal
     expenditures.......................   35,512     35,358     28,928     26,168     29,898

                                           1994      1993       1992       1991       1990
                                         --------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS)
  Loans for nonrated industrial
     development obligations...........  $  2,155   $  2,528   $  3,666   $  4,462  $  4,717
  All other loans......................       255         11        121         87         2
                                         --------   --------   --------   --------  --------
       Total loans.....................  $155,436   $143,846   $133,766   $127,423  $131,624
                                         --------   --------   --------   --------  --------
                                         --------   --------   --------   --------  --------

   There were no foreign loans outstanding during any of the above periods.

   An analysis of the loan maturity and interest rates sensitivity is as follows:


                                      Remaining Maturities or First Repricing Opportunities
                                      -----------------------------------------------------
                                                      Over 1       Over
                                        1 Year       Year to       Five
                                        or Less      5 Years       Years        Total      Percent
                                      -----------    ---------    ---------    --------    --------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Commercial, industrial, and
  agricultural.....................    $  38,269      $  4,624     $  1,017  $  43,910        28%
Real estate construction...........        3,684          --          --         3,684         2
Real estate mortgage...............       45,078        17,340        9,657     72,075        47
Consumer...........................       13,606        21,858           48     35,512        23
Other..............................          255          --          --           255         0
                                      ----------      --------     --------  ---------      -----
                                       $ 100,892      $ 43,822     $ 10,722  $ 155,436       100%
                                      ----------      --------     --------  ---------      -----
                                      ----------      --------     --------  ---------      -----
Rate Sensitivity:
Pre-determined rate................    $  24,772       $29,942     $  5,939  $  60,653        39%
Floating or adjustable rate........       81,055        13,653           75     94,783        61
                                      ----------      --------     --------  ---------      -----
                                       $ 105,827       $43,595     $  6,014  $ 155,436       100%
                                      ----------      --------     --------  ---------      -----
                                      ----------      --------     --------  ---------      -----
Percent............................          68%           28%           4%       100%
                                      ----------      --------     --------  ---------
                                      ----------      --------     --------  ---------


   Certain short term loans and demand loans within the commercial, industrial, and agricultural classifications are anticipated to be curtailed prior to any renewal. Normally these loans are expected to be paid within one year and all such loans have been classified within the one year category. Any rollovers allowed depend upon American National's loan policy after a reappraisal of the borrower's creditworthiness at the date of maturity.

   An analysis of the nonperforming loans and loans past due 90 days or more is as follows:

                                           1994      1993       1992       1991       1990
                                         --------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS)

Nonaccruing loans:
  Real estate.......................       $22       $138       $129        $165       $227
  Commercial........................        40         73        185         364        156
                                         -----     ------     ------     -------    -------
    Total nonaccruing loans.........        62        211        314         529        383
                                         -----     ------     ------     -------    -------
                                         -----     ------     ------     -------    -------


                                           1994      1993       1992       1991       1990
                                         --------  --------   --------   --------   --------
                                                         (IN THOUSANDS)

Restructured loans:
  Real estate......................       $ --      $ --       $ --       $ --       $  89
  Commercial.......................         109       256        332        152        322
                                          -----     -----      -----      -----      -----
   Total restructured loans........         109       256        332        152        411
                                          -----     -----      -----      -----      -----
     Total nonperforming loans.....       $ 171     $ 467      $ 646      $ 681      $ 794
                                          -----     -----      -----      -----      -----
                                          -----     -----      -----      -----      -----
Loans on accrual status past
 due 90 days or more:
  Real Estate......................       $ --      $ --       $  28      $  85      $ 106
  Installment......................         112       108         61        235        123
  Revolving credit.................           1       --         --           2         13
  Commercial.......................       $ --      $ --       $ --       $ --       $ --
                                          -----     -----      -----      -----      -----
   Total past due loans............       $ 113     $ 108      $ 89       $ 322      $ 242
                                          -----     -----      -----      -----      -----
                                          -----     -----      -----      -----      -----
Asset Quality Ratios:
  Reserve for loan losses
   to year-end net loans...........        1.53%     1.54%      1.61%      1.62%      1.49%
  Nonperforming loans to
   year-end net loans..............        0.11      0.34       0.50       0.56       0.63
  Reserve for loan losses
   to nonperforming loans..........       13.76X     4.61X      3.24X      2.94X      2.39X


   For the year 1994, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1994, if all such loans had been accruing interest at the original contractual rate, was $20,000. No interest payments were recorded in 1994 as interest income for all such nonperforming loans.

   At December 31, 1994, American National had no loan concentrations (loans to borrowers engaged in similar activities) which exceeded 10% of total loans, other than as shown above.

   The total of nonperforming loans and loans past due 90 days or more at December 31, 1994 was $284,000, a decrease of $291,000 from the $575,000 shown at December 31, 1993. Total nonperforming loans and loans past due 90 days or more represent 0.2% of total loans at December 31, 1994 and 0.4% at December 31, 1993. The sizable decline in nonperforming loans and loans past due 90 days or more from 1993 to the close of 1994 was due primarily to two large loans (one real estate and one commercial) that were returned to a current payment status in 1994 and in compliance with the guidelines of the OCC and American National's loan policy.

   Management has in place an aggressive program to control loan delinquencies and the level of past due loans and nonperforming loans is considered to be within an acceptable range.

   SUMMARY OF LOAN LOSS EXPERIENCE. An analysis of the reserve for loan losses is set forth in the following table:


                                       1994        1993       1992       1991       1990
                                     --------    --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Balance at beginning of period ....  $2,155       $2,094      $2,001    $1,895      $1,734
Charge-offs:
  Commercial loans ................       5           80          24         7          75
  Real estate loans ...............      14           11          23        15          --
  Installment loans ...............     112          112         119       145         127
                                     ------       ------      ------    ------      ------
                                        131          203         166       167         202
                                     ------       ------      ------    ------      ------
Recoveries:
  Commercial loans ................      --           --          --        24           7
  Real estate loans ...............       4           --          --        --          --
  Installment loans ...............      53           50          29        35          48
                                     ------       ------      ------    ------      ------
                                         57           50          29        59          55
                                     ------       ------      ------    ------      ------
Net charge-offs ...................      74          153         137       108         147
Provision for loan losses .........     272          214         230       214         308
                                     ------       ------      ------    ------      ------
Balance at end of period ..........  $2,353       $2,155      $2,094    $2,001      $1,895
                                     ------       ------      ------    ------      ------
                                     ------       ------      ------    ------      ------
Percent of net charge-offs to
  average net loans outstanding
  during the period ...............   0.05%        0.12%       0.11%     0.09%       0.12%
                                     ------       ------      ------    ------      ------
                                     ------       ------      ------    ------      ------




    The reserve for loan losses is based upon the quality of loans as determined by management taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. At the time that collection of the outstanding balance of specific loans together with related interest is considered doubtful, such loans are placed in a nonaccruing status.

    DEPOSITS. The following table presents the average amount of deposits and the average rate paid on those deposits for the past three years:


                                           1994                   1993                      1992
                                ------------------------ ----------------------- ------------------------
                                  Average      Average     Average      Average     Average     Average
                                  Amount        Rate        Amount        Rate       Amount       Rate
                                -----------  ----------- -----------  ---------- ------------  ----------
                                                                (IN THOUSANDS)
Demand deposits -
  non-interest bearing ....      $ 25,236         --%    $  23,375          --%    $  20,653         --%
Demand deposits -
  interest-bearing ........        30,918       2.43        30,141        2.64        27,841       3.45
Money market ..............        19,735       2.59        21,755        2.72        21,272       3.45
Savings ...................        56,870       2.77        58,538        3.20        42,769       3.81
Time ......................        80,886       4.32        79,632        4.72        93,697       5.80
                                 --------                 --------                  --------
                                 $213,645       3.36%     $213,441        3.69%     $206,232       4.72%
                                 --------                 --------                  --------
                                 --------                 --------                  --------


    CERTIFICATES OF DEPOSIT. Certificates of deposit at the end of 1994 in amounts of $100,000 or more were classified by maturity as follows:

                                           (IN THOUSANDS)
3 months or less ......................        $ 2,912
Over 3 through 6 months ...............          2,409
Over 6 through 12 months ..............          3,476
Over 12 months ........................          5,012
                                               -------
                                               $13,809
                                               -------
                                               -------

    RETURN ON SHAREHOLDERS' INVESTMENT AND ASSETS. The following table presents certain rates of return and percentages for the past three years:

                                          1994         1993         1992
                                      ----------    ----------   ----------
Return on average assets ...........    1.43%          1.36%         1.48%
Return on average
  shareholders' investment .........   11.64          11.96         13.50
Dividend payout ....................   50.95          34.15         45.33

Average shareholders'
  investment to average assets .....   12.29          11.37         10.97


IMPACT OF INFLATION AND CHANGING PRICES

    The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets. Due to this fact, the effects of inflation on ANB's balance sheet are minimal, meaning that there are no substantial increases or decreases in net purchasing power over time. The most significant effect of inflation is on other expenses which tend to rise during periods of general inflation.

    Management feels that the most significant impact on financial results is changes in interest rates and ANB's ability to react to those changes. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

EARNINGS AND CAPITAL

    ANB's net income for the third quarter of 1995 was $1,123,000, an increase of 25% from the $898,000 earned in the third quarter of 1994. For the nine-month period ended September 30, 1995, net income was $3,171,000, a 23% increase from the $2,574,000 reported in the same period of 1994.

    Net income per share of ANB Common Stock was $0.47 for the third quarter of 1995, compared to $0.37 recorded during the same period of 1994. For the first nine months of 1995 and

1994, net income per share of ANB Common Stock was $1.32 and $1.07, respectively. Per share earnings for both periods have been computed on 2,400,000 weighted average shares of ANB Common Stock outstanding.

    On an annualized basis, return on average total assets was 1.65% for the third quarter of 1995 and 1.69% for the first nine months of 1995 compared to 1.47% for the third quarter of 1994 and 1.41% for the first nine months of 1994.

    Return on average common shareholders' equity was 13.69% for the third quarter of 1995 and 13.19% for the first nine months of 1995 compared to 11.75% for the same quarter of 1994 and 11.44% for the first nine months of 1994.

TRENDS AND FUTURE EVENTS

    ANB acquired the branch office of Crestar Bank located in Gretna, Virginia on August 24, 1995. In addition to the branch facilities at Gretna, ANB acquired $2,150,000 in loans and assumed deposits of $36,295,000.
Without regard to the purchased loans of the Gretna branch office, loans increased $3,227,000 during the third quarter of 1995. This was an increase of 2.0% during the quarter. During the first nine months of 1995, loans increased (without the purchased Gretna branch loans) $18,084,000 or 12%. During the third quarter of 1995, deposits (without regard to the assumed deposits of the Gretna branch office) increased by $12,340,000 or 6.0%. Without regard to the Gretna branch deposits, deposits of American National increased by $7,780,000 or 4.0% during the first nine months of 1995.

    The increase in loans during the nine-month period is the result of a continued strong loan demand which management views as an indication of a continuing strong local economy.

    Funds received by American National from the assumption of deposits in the Gretna transaction were used primarily to purchase investment securities. Investment securities increased $28,506,000 during the first nine months of 1995.

    During the month of May, 1995, the reserves of the Bank Insurance Fund (the "BIF") held by the FDIC reached their legally-mandated level. This allowed the FDIC to reduce the premiums charged to banks effective June 1, 1995. American National continues to meet the highest safety classification set by the FDIC and its annual premium rate was reduced from $0.23 per $100 of deposits to $0.04 per $100 of deposits. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for the 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. Based on deposits held at September 30, 1995, the decrease in FDIC premiums will approximate $598,000 per year in future periods or until such time the rate may be adjusted.

NET INTEREST INCOME

    Net interest income is the excess of interest income over interest expense. During the third quarter of 1995, net interest income increased by $316,000 or 12.6% over the same quarter a year ago. For the first nine-month period of 1995, net interest income increased $1,098,000 or 15.5% over the same period of 1994. The increase for both periods was attributable to an increase in the volume of both loans and investment securities. During the second and third calendar quarters of 1995, market interest rates have remained relatively steady showing only minor fluctuations.

    Taxable equivalent net yield on interest earning assets was 4.45% in the third quarter of 1995, compared to 4.37% for the third quarter of 1994, and 4.57% for the first nine months of 1995 compared to 4.13% for the first nine months of 1994.

    During the next 12 months, repricing opportunities in liabilities will exceed repricing opportunities in assets by approximately $35,000,000 or 11% of assets. This makes ANB slightly liability sensitive. At June 30, 1995, ANB was asset-sensitive by 1.0% of assets. This change during the third quarter is the result of assuming $36,295,000 in deposits and acquiring only $2,150,000 in loans from the acquisition of the branch office of Crestar Bank located in Gretna, Virginia on August 24, 1995. The funds received from Crestar were primarily used to purchase securities with yields greater than one year. Any increase in market interest rates during the next 12 months may tend to decrease ANB's taxable equivalent net yield on interest earnings assets. It should be recognized, however, that ANB's interest-sensitive position changes quickly as a result of management decisions and market conditions. In any event, this interest-sensitive position is not expected to have a substantial effect upon the earnings of ANB during the next twelve months.

ASSET QUALITY

    Nonperforming assets include loans on which interest is no longer accrued, loans classified as trouble debt restructurings, and foreclosed properties. There were no foreclosed properties held during the reporting period. Nonperforming assets were $83,000 at September 30, 1995 and $171,000 at December 31, 1994, a decrease of $88,000 during the first nine months of 1995.

    For the nine months ended September 30, 1995, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at September 30, 1995, if all such loans had been accruing interest at the original contractual rate, was $10,000. No interest payments were recorded during the nine-month period of 1995 as interest income for all such nonperforming loans.

    Nonperforming assets as a percentage of net loans were 0.05% at September 30, 1995 and .11% at December 31, 1994. Loans past due 90 days or more and still accruing interest totaled $159,000 at September 30, 1995 and $113,000 at December 31, 1994. This was an increase of $46,000 during the first nine months of 1995.

    Management does not anticipate any significant increase in nonperforming assets in the foreseeable future.

PROVISION AND RESERVE FOR LOAN LOSSES

    The provision for loan losses for the third quarter of 1995 was $160,000 compared to $90,000 for the same quarter of 1994. The provision for loan losses was $374,000 for the nine-month period ended September 30, 1995 and losses for both periods were primarily the result of increases in loans.

    The reserve for loan losses was $2,600,000 at September 30, 1995 and $2,353,000 at December 31, 1994. As a percentage of total loans (less unearned income), the reserve for loan losses was 1.50% at September 30, 1995 and 1.53% at December 31, 1994. In management's opinion, the current reserve for loan losses is adequate.

NON-INTEREST INCOME

    Non-interest income for the third quarter of 1995 was $525,000, an increase of 24% from the $422,000 reported in the third quarter of 1994. The increase in non-interest income during the quarter was primarily attributable to a 28% increase in trust department income as a result of new business booked and increased activity of existing accounts and a 28% increase in service charges on deposit accounts from increased activity and an increased volume of deposits from the acquisition of the Gretna branch office. It also included a 31% decrease in fees and insurance premiums primarily due to a decline in loans subject to such fees and premiums and a 10% increase in other non-interest income.

    For the first nine months of 1995, non-interest income was $1,492,000, an increase of 12% from the $1,328,000 reported for the same period of 1994. This included an increase of 10% in trust department income resulting from new business booked and increased activity of existing accounts and an increase of 33% in service charges on deposit accounts resulting from both increased deposit account activity and new accounts. Fees and insurance premiums for the nine months period decreased 18% due to a reduced volume of loans subject to fees. Other non-interest income increased $16,000 or 20%.

NON-INTEREST EXPENSE

    Non-interest expense for the third quarter of 1995 was $1,547,000, up 3.0% from the $1,496,000 reported in the third quarter of 1994. The increase in non-interest expense for the quarterly period over 1994 included an 11% increase in salaries, due in part to the additional employees of the Gretna branch office, a 12% increase in pension and other employee benefits, also due in part to the additional employees of the Gretna branch office, and a 5.0% decrease in occupancy and equipment expense. Also included was a 113% decrease in FDIC premiums resulting from a refund in the amount of $131,000 from the FDIC which represents a decrease in FDIC premiums from June 1, 1995 through September 30, 1995. Also included was a 45% increase in postage and printing due to increased postage rates and additional printing related to the acquisition of the Gretna branch office and a 30% increase in other expense primarily related to the acquisition of the Gretna branch office and the use of consultants for training.

    For the first nine months of 1995, non-interest expense was $4,696,000, up 5.0% from the $4,453,000 reported for the same period of 1994. The increase in non-interest expense for the first nine-month period of 1995 over the same period of 1994 included a 9.0% increase in salaries, due in part to additional personnel at the Gretna branch office, a 10% increase in pension and other employee benefits due in part to the additional personnel at the Gretna branch office, a 5.0% decrease in occupancy and equipment expense, a 38% decrease in FDIC premiums as previously mentioned, a 2.0% decrease in postage and printing, and a 24% increase in other expense due primarily to expenses related to the acquisition of the Gretna branch office and consultant fees for personnel training.

INCOME TAX PROVISION

    The income tax provision for the third quarter of 1995 was $513,000, an increase of $73,000 from the $440,000 reported for the same period a year earlier. The income tax provision for the nine-month period in 1995 was $1,431,000, an increase of $237,000 from the $1,194,000 reported for the same period of 1994. ANB's overall effective tax rates were 31.1% and 31.7% for the nine-month period ended September 30, 1995 and 1994, respectively. Changes in the income tax provision were primarily attributable to the corresponding changes in taxable income.

CAPITAL MANAGEMENT

    At September 30, 1995, ANB had a ratio of 18.9% for Tier 1 and a combined total ratio for Tier 1 and Tier 2 capital of 20.2%. At December 31, 1994 these ratios were 21.0% for Tier 1 and 22.3% for the combined total of Tier 1 and Tier 2.

    ANB's leverage ratios (shareholders' equity divided by assets at the close of the reporting period) were 11.1% and 12.1% at September 30, 1995 and December 31, 1994, respectively.

    Cash dividends are normally declared during the second and fourth calendar quarters and consequently no dividend was declared during the third quarter ending September 30, 1995.

LIQUIDITY

    ANB had a liquidity position with a ratio of 33% of net liquid assets to net liabilities at September 30, 1995. At December 31, 1994, this ratio was 34%.

    Management constantly monitors and plans ANB's liquidity position for future periods. Liquidity is provided from cash and due from banks, federal funds sold, interest-bearing deposits in other banks, repayments from loans, seasonal increases in deposits, lines of credit from two corespondent banks and two federal agency banks and a planned structured continuous maturity of investments. Management believes that these factors provide sufficient and timely liquidity for the foreseeable future.

                               BUSINESS OF ANB

GENERAL

     ANB is a registered bank holding company under the BHC Act, which serves as a holding company for American National, a national banking association. Through American National, ANB provides a broad array of financial services through seven offices in Danville and Gretna, Virginia. As of September 30, 1995, ANB had total assets of approximately $303 million, total deposits of approximately $260 million, total loans of approximately $175 million, and total shareholders' equity of approximately $34 million.

     ANB was organized under the laws of the Commonwealth of Virginia in 1984, and effective September 1, 1984, acquired all of the outstanding capital stock of American National. American National was chartered in 1909 under the laws of the United States.

EMPLOYEES

     At September 30, 1995, a total of 127 persons were employed by ANB, of whom 12 were part-time employees. ANB considers relations with its employees to be good.

COMPETITION

     In its market area, ANB is subject to intense competition from a number of local, regional, and superregional banking organizations, along with other financial institutions and companies that offer financial services, such as savings and loan associations, credit unions, industrial loan associations, securities firms, insurance companies, small loan companies, finance companies, mortgage companies, and other financial service enterprises. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, and other credit and service charges, the quality of services rendered, the convenience of banking facilities, and, in the case of loans to large issuers and suppliers of U.S. government securities, private debt obligations and other investment alternatives for depositors. Many of ANB's non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over ANB in providing certain services.

     Many of the financial organizations in competition with ANB have much greater financial resources than ANB and are able to offer similar services at varying costs with greater loan capacities.

PROPERTIES

     The principal executive office of ANB as well as the principal executive and banking office of American National is located at 628 Main Street, Danville, Virginia. Five full service branches are located within the City of Danville at 1013 South Main Street, 1081 Riverside Drive, 239 Nor-Dan Drive, 1407 South Boston Road and 2016 West Main Street. One full service branch is located at 109 Main Street, Gretna, Virginia. American National owns and operates six automated teller machines (ATM). Four ATMs are located on branch office properties. One ATM is located at Piedmont Mall, Piedmont Drive in Danville and one ATM is located at the Express Mart, in Tightsqueeze, Virginia. Both the land and building at 2016 West Main Street are leased and the space occupied at Piedmont Mall and the space occupied at the Express Mart are leased. American National also owns a parking lot for its employees fronting on Ridge Street in close proximity to the main office. American National recently purchased approximately 2.5 acres of land on Piedmont Drive opposite Piedmont Mall for future expansion of its retail banking operations. There are no mortgages or liens against any property of American National or ANB.

LEGAL PROCEEDINGS

     ANB is a party to various legal proceedings in the ordinary course of its business. Based on information presently available, and after consultation with legal counsel, management believes that the ultimate outcome in such proceedings, in the aggregate, will not have any material adverse effect on the financial condition of ANB. The most siginificant of these legal proceedings is described below.

     On July 28, 1995, Charles A. Womack, Jr., Register Acquisition Corp. and Andrew C. Boor, Trustee of an Employee Stock Ownership Plan to be Formed, served American National with a Bill of Complaint. The suit was filed in the Circuit Court of Pittsylvania County. The suit names as defendants American National in its capacity as Executor under the Will of E. Stuart James Grant, as Trustee of the E. Stuart James Grant Charitable Trust and American National in its own capacity. The suit seeks to compel American National to sell to plaintiffs the stock of the Register Publishing Company, the primary asset of the Grant Estate. In the alternative, plaintiffs seek damages of $10,000,000. Management believes the complaint is without merit and intends to defend vigorously the allegations in this Bill of Complaint. A motion was filed by American National to dismiss the suit and a hearing was held before the court on October 10, 1995. By letter opinion dated November 17, 1995, the court ruled that it would dismiss the suit.

     The U.S. District Court for the Western District of Virginia dismissed on July 14, 1995 (and reaffirmed its dismissal on November 1, 1995), another suit seeking to compel the sale of the Register Publishing Company to Trustees of the Register Publishing Company Employee Stock Ownership Plan
(ESOP). American National was named as a defendant in its capacity as Executor and Trustee. On November 30, 1995, the Trustees of the ESOP noted an appeal of the suit to the U.S. Court of Appeals for the Fourth Circuit.


     In the opinion of management, the outcome of the above legal proceedings will not have a material adverse effect on the financial position, results of operations, or liquidity of ANB.


MANAGEMENT

     DIRECTORS. The following table sets forth, as of September 30, 1995, the names of the directors and executive officers of ANB, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director, and the year in which their terms as directors of ANB expire. The table also sets forth the amount of ANB Common Stock and the percentage thereof beneficially owned by each director and executive officer and by all directors and executive officers as a group as of September 30, 1995.

                                                 AMOUNT OF ANB COMMON STOCK
NAME, PRINCIPAL                        DIRECTOR    OWNED BENEFICIALLY AND              PERCENT OF
OCCUPATION, AND (AGE)                    SINCE      NATURE OF OWNERSHIP                   CLASS
-------------------------------------  --------  --------------------------            ----------

                              DIRECTORS OF CLASS III TO CONTINUE IN OFFICE UNTIL 1996

Richard G. Barkhouser (64)               1980    82,412 - Direct (1)                    3.4338%
  President, Barkhouser Motors, Inc.,             7,260 - Family Relationship (4)        .3025
  Danville, VA, automobile
  dealership

B. Carrington Bidgood (70)               1975    11,000 - Direct (1)                     .4583%
  Retired Senior Vice President,                  1,200 - Family Relationship (4)        .0500
  Dibrell Brothers, Inc.,
  Danville, VA, leaf tobacco

Lester A. Hudson, Jr. (56)               1984    3,492 - Direct                          .1455
  Chairman, H&E Associates,
  Greenville, SC, investments, since
  June, 1995; prior thereto, Vice
  Chairman, Wunda Weve Carpets,
  Inc., Greenville, SC, carpet
  manufacturer, since June, 1993;
  prior thereto, Chairman, Wunda
  Weve Carpets, Inc., since Nov.,
  1991; prior thereto, Chairman,
  President, and Chief Executive
  Officer of Wunda Weve Carpets, Inc.

Charles H. Majors (49)                   1981    3,300 - Direct (1)                      .1375
  President and Chief Executive                    540 - Family Relationships (4)        .0225
  Officer of ANB and American
  National since January 1, 1994;
  prior thereto, President of ANB and
  American National since January 1,
  1993; prior thereto, Clement &
  Wheatley, Attorneys-at-Law,
  Danville, VA

                               DIRECTORS OF CLASS I TO CONTINUE IN OFFICE UNTIL 1997

Ben J. Davenport, Jr. (53)               1992    2,768 - Direct (1)(2)                   .1153
  Chairman, First Piedmont Corp.,
  Chatham, VA, waste management

James A. Motley (67)                     1975    11,238 - Direct (1)(2)                  .4683
  Retired Chairman and Chief                      2,900 - Family Relationship (4)        .1208
  Executive Officer of ANB and
  American National since January 1,
  1994; prior thereto, Chairman and
  Chief Executive Officer of ANB and
  American National since January 1,
  1993; prior thereto, President of
  ANB and American National


                                                 AMOUNT OF ANB COMMON STOCK
NAME, PRINCIPAL                        DIRECTOR    OWNED BENEFICIALLY AND              PERCENT OF
OCCUPATION, AND (AGE)                    SINCE      NATURE OF OWNERSHIP                  CLASS
-------------------------------------  --------  --------------------------            ----------

Landon R. Wyatt, Jr. (69)                1965     4,540 - Direct (1)                     .1892
  President, Wyatt Buick Sales Co.,              26,418 - Family Relationship (4)       1.1008
  Danville, VA, automobile dealership


                              DIRECTORS OF CLASS II TO CONTINUE IN OFFICE UNTIL 1998

Fred A. Blair (49)                       1992    1,482 - Direct (1)                      .0622%
  President, Blair Construction,                   225 - Family Relationship (3)         .0094
  Inc., Gretna, VA, commercial
  building contractor

E. Budge Kent, Jr. (56)                  1979    6,010 - Direct (1)                      .2504
  Senior Vice President and                        800 - Family Relationship (4)         .0333
  Assistant Secretary of ANB and
  Senior Vice President and Trust
  Officer of American National

Fred B. Leggett, Jr. (58)                1994    8,304 - Direct (1)(2)                   .3460
  Chairman and Chief Executive
  Officer, Leggett Stores, Danville,
  VA, retail department stores, since
  December, 1994; prior thereto,
  Executive Vice President, Leggett
  Stores

Claude B. Owen, Jr. (50)                 1984    5,716 - Direct (1)                      .2382
  Chairman, Chief Executive Officer,             2,100 - Family Relationships (4)        .0875
  DIMON Incorporated, Danville, VA,
  leaf tobacco, since May, 1995; prior
  thereto, Chairman, President &
  Chief Executive Officer, Dibrell
  Brothers, Inc., Danville, VA, leaf
  tobacco, since July, 1993; prior
  thereto, Chairman & Chief
  Executive Officer, Dibrell Brothers,
  Inc.

All executive officers and directors,            161,300 - Direct (1)(2)                6.7208
including nominees and directors                 43,052 - Family Relationship (3)(4)    1.7938
named above (14 in group)

--------------------

(1) Individual exercises sole voting and investment power over shares held.

(2) Shared voting and investment power.

(3) Sole voting and investment power as custodian for minor children.

(4) Can exercise no voting or investment power.

     There exist no family relationships between any director.

     Mr. Owen is a director of DIMON Incorporated and Richfood Holdings Inc. Mr. Hudson is a director of American Electric Power Company, Inc. Mr. Motley and Mr. Davenport are directors of Intertape Polymer Group Inc. The stock of these corporations is registered with the SEC.

     EXECUTIVE OFFICERS. Mr. Charles H. Majors and Mr. E. Budge Kent, Jr., together with the three senior vice presidents listed below, are the executive officers of ANB and American National.


NAME                     AGE   PRINCIPAL OCCUPATIONS AND BUSINESS EXPERIENCE
----------------------  ----   -------------------------------------------------
David Hyler              62    Senior Vice President and Secretary and Treasurer
                               of ANB and Senior Vice President and Controller
                               of American National; Officer of American National
                               since 1969

Gilmer D. Jefferson      58    Senior Vice President and Assistant Treasurer of ANB
                               and Senior Vice President and Cashier of American
                               National; Officer of American National since 1963

Carl T. Yeatts           56    Senior Vice President of ANB and Senior Vice President
                               and Senior Loan Officer of American National; Officer of
                               American National since 1964


COMPARATIVE COMPANY PERFORMANCE

     The following graph compares ANB's cumulative total return to its shareholders with the returns of two indexes for the five-year period ended December 31, 1994. The two indexes are the S&P 500 Total Return published by Standard & Poor's Corporation and the Independent Community Bank Index, consisting of 21 independent banks located in the states of Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. The Independent Community Bank Index is published by the Carson Medlin Company.

                              [Graphic Omitted]

                                        1989    1990    1991    1992    1993    1994
                                        ----    ----    ----    ----    ----    ----
American National Bankshares Inc. ....   100      96     111     178     201     217

Independent Bank Index - Weighted ....   100      89      99     136     160     193

S&P 500 Index ........................   100      97     127     136     150     152


EXECUTIVE COMPENSATION

     The Salary Committee of the Board of Directors (the "Committee"), which is composed of four independent outside directors, Richard G. Barkhouser, B. Carrington Bidgood, Lester A. Hudson, Jr., and Fred B. Leggett is responsible for making recommendations to the Board of Directors concerning compensation. The Salary Committee considered a variety of factors and criteria in arriving at its recommendation for compensation of executive officers.

     In making its recommendations regarding compensation, the Committee attempts to align the interests of shareholders with those of American National's executive officers. The Committee believes that increases in dividends and net equity improve shareholder market value and, accordingly, compensation should be structured to enhance the long-term profitability of American National.

     Officer compensation generally consists of salary and participation in American National's profit sharing plan. A description of the profit sharing plan is included below in Note (1) under Executive Compensation. Certain key executive officers are eligible to participate in the Executive Compensation Continuation Plan described below under "Deferred Compensation Plan." All compensation is paid by American National and no officer receives any additional compensation from ANB. There are no stock options offered to employees.

     In considering officer compensation (other than the Chief Executive Officer), the Committee receives and considers recommendations from the Chief Executive Officer. The Chief Executive Officer's compensation is determined by the Committee after consideration of American National's performance and the resulting benefit to the shareholders.

                                                                                          LONG-
                                                                   RESTRICTED   STOCK      TERM       ALL OTHER
NAME AND PRINCIPAL                           BONUS   OTHER ANNUAL     STOCK    OPTIONS/  INCENTIVE  COMPENSATION
POSITION                     YEAR   SALARY    (1)    COMPENSATION     AWARDS     SARS     PAYOUTS        (2)
---------------------------  ----  --------  ------  ------------  ----------  --------  ---------  ------------
Charles H. Majors            1994  $108,140  $23,095      N/A         N/A        N/A        N/A       $41,137
President and Chief          1993   100,641   19,426      N/A         N/A        N/A        N/A        11,907
Executive Officer
(effective January 1, 1994)

--------------------

(1) Includes payments in cash of profit-sharing (bonus) participations. The profit-sharing (bonus) plan provides that an amount equal to 12.5% of American National's net income (after taxes, but before deducting profit sharing and its related tax effect) be paid to officers and employees who are in American National's employ on December 31, 1994. The total expense for the plan for the year 1994 amounted to $486,518.

(2) All Other Compensation includes amounts set aside or accrued by American National for the Retirement Plan and Executive Compensation Continuation Plan, each of which is described below.

      American National provided hospitalization, disability, and life insurance benefits for all officers and employees on a contributory basis and the aggregate of personal benefits paid for by American National for all such individuals did not exceed $5,000 each in 1994. Each non-officer director received a monthly retainer fee of $500 and attendance fees of $100 for each regular Board meeting and $400 for each committee meeting attended. The aggregate total amount paid for the year 1994 was $100,200. Non-officer directors are excluded from American National's retirement plan and, therefore, do not qualify for pension benefits.

     RETIREMENT PLAN. American National's retirement plan is a non-contributory defined benefit pension plan which covers substantially all employees of American National who are 21 years of age or older and who have had at least one year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

     As of December 31, 1994, the normal retirement benefit formula was 1.0% per year of service times compensation plus 0.65% per year of service times compensation in excess of the integration level (not to exceed $9,000). Effective January 1, 1995, the plan was amended to provide a normal retirement benefit formula of 1.3% per year of service times compensation plus 0.65% per year of service times compensation in excess of social security covered compensation. At normal retirement, the monthly benefit is calculated based on any consecutive five-year period which will produce the highest average rate of basic monthly compensation. Bonuses are not included in the definition of compensation. Cash benefits under the plan generally commence on retirement at age 65, death, or termination of employment. Partial vesting of the retirement benefits under the plan occurs after three years and full vesting occurs after seven years of service with American National.

     The estimated annual benefits at retirement for the five executive officers as of December 31, 1994 were as follows:

                                                           ESTIMATED ANNUAL
     NAME OF INDIVIDUAL                                 BENEFIT AT RETIREMENT
     ----------------------------------------------     ---------------------
     Charles H. Majors,                                       $ 28,836
     President and Chief Executive Officer

     E. Budge Kent, Jr.                                         32,424
     Senior Vice President and Assistant Secretary

     Carl T. Yeatts,                                            30,000
     Senior Vice President

     Gilmer D. Jefferson,                                       29,928
     Senior Vice President and Assistant Treasurer

     David Hyler,                                               25,956
     Senior Vice President and Secretary and Treasurer
                                                              --------
                                                              $147,144
                                                              --------
                                                              --------

     401(K) PROFIT SHARING PLAN. Effective July 1, 1995, American National adopted a 401(K) Profit Sharing Plan which covers substantially all employees who are 21 years of age or older and who have had at least one year of service. An employee may defer a portion of his or her entire compensation (salary and bonus), not to exceed the lesser of 15% of compensation or $9,240. American National will make a matching contribution in the amount of 50% of the first 6.0% of compensation so deferred.

     DEFERRED COMPENSATION PLAN. The Board of Directors of American National adopted the Executive Compensation Continuation Plan, a non-contributory deferred compensation plan, in 1982. Under the plan, certain key executives who, in the opinion of the Board, are making substantial contributions to the overall growth and success of American National and who must be retained in order to expand and continue satisfactory long term growth are eligible to receive benefits afforded by the plan.

     Under agreements with eligible key executives pursuant to this plan, if any such executive dies or retires while employed by American National, such executive or his designated beneficiary will receive annual payments commencing at death or retirement and continuing for a period of ten years. Charles H. Majors is entitled to an annual benefit of $50,000 under the plan.
 E. Budge Kent, Jr., Gilmer D. Jefferson, Carl T. Yeatts, and David Hyler are entitled to an annual benefit of $20,000 each under the plan, and executive officers as a group (5) are entitled to annual benefits of $130,000 under the plan. Based on reasonable actuarial assumptions, the related costs of the plan are expected to be fully recovered through life insurance policies on the key executives purchased by American National. Premiums in the aggregate amount of $22,942 were paid in 1994.

CERTAIN TRANSACTIONS WITH ANB

     Some of the directors and officers of ANB and the companies with which they are associated were customers of, and had banking transactions with, American National in the ordinary course of American National's business during 1994. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of American National, do not involve more than a normal risk of collectibility or present other unfavorable features.

     During the year 1994, the highest aggregate amount of outstanding loans, direct and indirect, to the directors and officers was $12,825,425 or 42% of equity capital and this highest amount occurred on November 30, 1994.

OWNERSHIP OF ANB COMMON STOCK

     As of September 30, 1995, the only two shareholders known to ANB to be beneficial owners, as defined by the SEC, of 5.0% or more of the outstanding shares of ANB Common Stock were Ambro and Company and The Alexander Berkeley Carrington, Jr. and Ruth Simpson Carrington Charitable Trust, with respect to whom beneficial ownership information has been set forth in the following table.

                                             NAME AND ADDRESS             AMOUNT AND NATURE OF    PERCENT
TITLE OF CLASS                              OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP   OF CLASS
--------------------------------  --------------------------------------  --------------------   --------
Common Stock, $1.00 par value     Ambro and Company (1)                          632,381(1)       26.3492%
                                  628 Main Street                                 shares
                                  Danville, Virginia  24541

Common Stock, $1.00 par value     The Alexander Berkeley Carrington,             150,604(1)        6.2752
                                  Jr. and Ruth Simpson Carrington                 shares
                                  Charitable Trust (1)
                                  628 Main Street
                                  Danville, Virginia  24541

--------------------
(1) Ambro and Company is the nominee name in which American National registers securities it holds in a fiduciary capacity, and the total of 632,381 shares includes 150,604 shares (6.2752%) held for The Alexander Berkeley Carrington, Jr. and Ruth Simpson Carrington Charitable Trust.

                   SELECTED HISTORICAL FINANCIAL DATA OF MUTUAL


     The following table sets forth certain historical financial data of Mutual and is based on the consolidated financial statements of Mutual, including the respective notes thereto, which appear elsewhere in this Joint Proxy Statement and should be read in conjunction therewith. See "Management's Discussion and Analysis of Mutual," "Business of Mutual," and "Index to Financial Statements."



                                                  At or for the Years Ended September 30,
                                      ---------------------------------------------------------------
                                        1995          1994          1993          1992          1991
                                      -------       -------       -------       -------       -------
                                       (IN THOUSANDS, EXCEPT PERCENTAGES, PER SHARE AND OTHER DATA)
RESULTS OF OPERATIONS
Interest income.....................   $6,040        $5,664        $6,090        $6,576        $6,770
Interest expense....................    2,920         2,545         2,698         3,577         4,330
                                      -------       -------       -------       -------       -------
Net interest income.................    3,120         3,119         3,392         2,999         2,440
Provision for loan losses...........        8            --            --            98            68
                                      -------       -------       -------       -------       -------
Net interest income after provision
  for loan losses...................    3,112         3,119         3,392         2,901         2,372
Noninterest income..................      198           326           197           267           154
Noninterest expense.................    1,830         1,963         1,777         1,633         1,567
                                      -------       -------       -------       -------       -------
Income before taxes.................    1,480         1,482         1,812         1,535           959
Income taxes........................      487           506           550           482           318
                                      -------       -------       -------       -------       -------
Net income..........................  $   993       $   976        $1,262        $1,053       $   641
                                      -------       -------       -------       -------       -------
                                      -------       -------       -------       -------       -------

BALANCE AT YEAR-END
Assets..............................  $83,396       $83,586       $80,203       $81,378       $73,615
Interest-bearing deposits...........    1,167           770         2,074         1,608           747
Investment securities...............   24,598        25,974        20,535        11,133         6,688
Mortgage-backed securities..........   14,338        16,334        14,957        22,298        17,557
Loans receivable, net...............   39,870        36,908        39,253        42,816        45,069
Deposits............................   67,513        66,931        65,668        67,497        60,723
Borrowed funds......................       --         1,500            12           146           108
Stockholders' equity................   14,787        14,260        13,733        12,799        12,105

PER SHARE DATA
Net income..........................  $  0.82        $ 0.81        $ 1.06        $ 0.88        $ 0.54
Stockholders' equity................    12.81         12.36         11.90         11.09         10.49
Cash dividends declared.............     0.40          0.40          0.40          0.39          0.37

SIGNIFICANT RATIOS
Return on average assets............     1.20%         1.19%         1.56%         1.35%         0.87%
Return on average equity............     6.77          6.90          9.48          8.39          5.45
Average equity to average assets....    17.72         17.24         16.50         16.07         15.94
Interest rate spread................     3.23          3.40          3.79          3.22          2.48
Dividend payout ratio...............    46.49         47.30         36.59         42.75         66.56
Regulatory capital:
  Tangible..........................    17.73         17.06         16.48         15.26         16.40
  Core..............................    17.73         17.06         16.48         15.26         16.40
  Risk-based........................    50.03         51.51         45.44         37.57         32.57

OTHER DATA
Full service offices................        2             1             1             1             1
Total offices.......................        4             4             4             4             4

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF MUTUAL

    The following discussion and analysis is intended to assist in understanding Mutual's results of operations and changes in financial condition for the periods indicated. This information should be read in conjunction with the information included under "Selected Historical Financial Data of Mutual," "Business of Mutual," and the consolidated financial statements and related notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Index to Financial Statements."

INTEREST RATE SENSITIVITY

    Mutual seeks to manage its assets and liabilities so as to provide a positive and stable net interest income and to provide adequate liquidity and capital. The major objective has been to reduce interest rate risk while maintaining an acceptable net interest margin without increasing credit risk. To accomplish this objective, Mutual continues to make almost all mortgage loans for periods of greater than 15 years in the form of adjustable-rate loans. Through the purchase of investments and the origination of mostly adjustable-rate mortgage loans Mutual attempts to improve its gap position so that its sensitivity to interest rate changes is diminished. The adjustable-rate mortgage loans held in Mutual's loan portfolio at September 30, 1995 were 73.3% of all mortgage loans. Most of these loans adjust each 12 months and use the one year Treasury Bill Rate as an index. Mutual originates primarily adjustable rate loans. At September 30, 1995, long term fixed rate mortgages were 26.7% of Mutual's mortgage loan portfolio and had a weighted average yield of 9.67%. Because of the average yields earned on these loans, they will cause the earnings spread to decrease in periods of higher interest rates which will decrease profits, and increase in periods of lower interest rates which will increase profits. Mutual also offers a variety of consumer loans.


    These asset/liability management techniques promote a stabilization of net interest income. Despite these techniques, Mutual's income is still dependent upon the fluctuation of interest rates in general and a significant increase in interest rates would have a negative effect upon the net interest income of Mutual. During the year ended September 30, 1995, interest rates declined generally and, with respect to Mutual, interest rates declined more rapidly on loans and investments than on savings deposits. These changes reduced the interest rate spread from 3.40% for fiscal year 1994 to 3.23% for fiscal year 1995. It appears fiscal year 1996 may be one of a stable rate environment. If this does not hold true, and rates rise, income may be adversely affected as discussed below.



    When interest rates are increasing, generally interest rates on loans increase more slowly than interest rates on savings. In periods of declining interest rates, the rates on adjustable mortgage loans will also decrease, but generally more slowly than the interest rates on savings. These increases and decreases in general interest rates will effectively increase and decrease Mutual's interest income from mortgage loans and interest expense for deposits and any borrowings. In a rising interest rate environment, a savings bank with an excess of interest-bearing liabilities maturing or otherwise repricing during a given period (a "negative gap") will generally experience a greater increase in the cost of its liabilities than in the yield of its assets. Conversely, the cost of funds to an institution with a negative gap will generally decrease more than the yield of its assets in a falling interest rate environment. Changes in interest rates will generally have the opposite effect on a savings bank with an excess of interest-earning assets maturing or otherwise repricing during a given period (a "positive gap"). Accordingly, during a period of rising interest rates, a negative gap would tend to affect income adversely while a positive gap would tend to result in an increase in income. During a period of falling interest rates, a negative gap would tend to result in an increase in income while a positive gap would tend to affect income adversely. At September 30, 1995, Mutual had a one-year positive cumulative gap position of $4.4 million.

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 1995, which are anticipated by Mutual, based upon certain assumptions, to reprice, decay or mature during various time periods. Except as stated otherwise, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual term to maturity of the asset or liability. The principal amount for each asset and liability is included in the period in which it, respectively, matures or reprices. The interest rate sensitivity "gap" refers to the difference between the amount of interest-earning assets over (under) interest-bearing liabilities maturing within the same time period. Mutual attempts to reduce its "gap" or exposure to interest rate risk by use of one year adjustable rate loans and investments in short term assets. Of Mutual's mortgage loan and mortgage-backed securities portfolio, 54.7% is in the adjustable rate category. While Mutual tries to manage its "gap" position, it will continue to be affected by changes in the levels of interest rates and economic conditions beyond its control.

    The calculations used to produce the gap table were performed by the FHLB-Atlanta based upon assumptions selected by the FHLB-Atlanta as of September 30, 1995 and which management believes are indicative of the experience of savings institutions generally. These assumptions do not necessarily reflect Mutual's historical or future experience.

    The table assumes annual prepayment rates for mortgages and mortgage-backed securities and consumer loans as follows:

                                                                    Weighted Average
                         Type                                    Annual Prepayment Rate
--------------------------------------------------------------   ----------------------
ARM loans and mortgage-backed securities by interest rate:
    Less than 7%................................................         17.22%
    7-7.99%.....................................................           N/A
    8-8.99%.....................................................         20.76
Fixed-rate loan and mortgage-backed securities by interest rate:
    Less than 8%................................................          9.11
    8-8.99%.....................................................         12.52
    9-9.99%.....................................................         16.75
    10-10.99%...................................................         21.60
    11-11.99%...................................................         30.60
    More than 12%...............................................         30.60
Consumer loans..................................................         18.00

    Decay rates have been assumed for NOW accounts, passbook and money market deposits and outstanding "cashiers" checks of Mutual and indicate the annual rate at which an interest-bearing liability will be withdrawn or repriced. Certificates of deposit are assumed to reprice generally based upon contractual maturities.

                                             Annual Percentage Decay Rates
                                                  for Deposit Accounts
                                    ------------------------------------------------
                                    12 Months    13 to 36    37 Months   More than 5
                                     or Less      Months    to 5 Years      Years
                                    ---------    --------   ----------   -----------
                                                               >
Passbook.........................     17%          17%         16%          100%
NOW..............................     37           32          17           100
Money Market.....................     79           31          31           100
Noninterest bearing deposits.....     12.54

                                                    INTEREST RATE SENSITIVITY ANALYSIS
                                                          AT SEPTEMBER 30, 1995
                                            Less
                                             than     3-6      7-12     1-3       3-5     5-10     10-20    Over 20
                                            3 Mos.   Months   Months   Years     Years    Years    Years     Years    Total
                                            -------  -------  -------  -------   -------  -------  -------  --------  -------
                                                                       (DOLLARS IN THOUSANDS)
Interest earning assets:
Loans and mortgage-backed securities:
 Adjustable Rate: 1-4 dwelling units -
   current market index..................   $ 8,080  $ 5,049  $11,977  $   995   $    --  $    --  $    --   $    --  $26,101
 Fixed rate:  1-4 dwelling units.........     1,332    1,179    2,114    6,596     4,345    5,174    1,854        92   22,686
 Fixed rate:  other residential and
   all nonresidential....................       122       38       78      257       396      209       --        --    1,000
 Adjustable rate:  other residential
   and all nonresidential................     1,194      402      499      650        --       --       --        --    2,745
 Consumer loans..........................       417      178      215      272        44        1       --        --    1,127
 Commercial loans........................       670       17        5       20        11       --       --        --      723
 Investment securities...................     3,417    2,000      500    2,595     6,310    9,620      500       829   25,771
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------
     Total interest-earning assets.......    15,232    8,863   15,388   11,385    11,106   15,004    2,354       921   80,253
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------

Interest-bearing liabilities:
Deposits:
 Fixed maturity deposits.................     6,081    9,974   11,364   12,630     3,624       --       --        --   43,673
 NOW.....................................       355      317      533    1,103       295      396      217        40    3,256
 Money market............................     1,569    1,062    1,206      534       254      197       35         1    4,858
 Passbook................................       687      656    1,224    3,900     2,542    3,545    2,103       446   15,103
 Non-interest deposits...................        22       20       38      128        98      156      120        41      623
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------
     Total interest-bearing liabilities..     8,714   12,029   14,365   18,295     6,813    4,294    2,475       528   67,513
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------
Gap......................................   $ 6,518  $(3,166) $ 1,023  $(6,910)  $ 4,293  $10,710  $  (121)     $393  $12,740
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------
                                            -------  -------  -------  -------   -------  -------  -------   -------  -------
Cumulative gap...........................   $ 6,518  $ 3,352  $ 4,375  $(2,535)  $ 1,758  $12,468  $12,347   $12,740
                                            -------  -------  -------  -------   -------  -------  -------   -------
                                            -------  -------  -------  -------   -------  -------  -------   -------
Cumulative gap to total assets...........      7.82%    4.02%    5.25%   (3.04)%    2.11%   14.95%   14.81%    15.28%
                                            -------  -------  -------  -------   -------  -------  -------   -------
                                            -------  -------  -------  -------   -------  -------  -------   -------

NET PORTFOLIO ANALYSIS

    The OTS adopted a final rule in August 1994 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point (one basis point equals 0.01%) change in market interest rates. A resulting change in NPV of more than 2.0% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. For the present time, the OTS has deferred implementation of the interest rate risk component. The following table presents Mutual's NPV as of September 30, 1995, as calculated by the FHLB Atlanta, based upon information taken from Mutual's Thrift Financial Reports and is consistent with OTS methodology.

                                           NPV                     NPV as % of Assets
                             ---------------------------------     --------------------
 Changes in Interest
Rates in Basis Points
    (Rate Shock)              Amount     $ Change     % Change     NPV Rate     Change
---------------------        --------    --------     --------     --------    --------
                             (IN THOUSANDS, EXCEPT PERCENTAGES)

     +400 bp                 $11,963     $(4,350)       (27)%       15.09%     -403 bp
     +300 bp                  13,258      (3,055)       (19)        16.37      -275 bp
     +200 bp                  14,451      (1,862)       (11)        17.50      -162 bp
     +100 bp                  15,485        (828)        (5)        18.43      - 70 bp
        0 bp                  16,313                                19.12
     -100 bp                  17,068         755          5         19.73      + 60 bp
     -200 bp                  18,040       1,727         11         20.50      +138 bp
     -300 bp                  19,193       2,881         18         21.41      +229 bp
     -400 bp                  20,476       4,163         26         22.39      +327 bp

    Set forth below is a breakout of Mutual's NPV as of September 30, 1995 by assets, liabilities and off-balance sheet items.

                                                                No
Net Portfolio Value    -400 BP   -300 BP   -200 BP   -100 BP   Change    +100 BP   +200 BP   +300 BP   +400 BP
-------------------    -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS)
Assets.............    $91,437   $89,640   $87,983   $86,522   $85,299   $84,026   $82,568   $80,967   $79,279
Less Liabilities...     71,092    70,550    70,022    69,509    69,007    68,519    68,044    67,579    67,125
Plus off balance
 sheet items.......        130       103        79        55       21        (22)      (73)     (130)     (191)
                       -------   -------   -------   -------   -------   -------   -------   -------   -------
Net Portfolio......    $20,476   $19,193   $18,040   $17,068  $16,313    $15,485    $4,451   $13,258   $11,963
                       -------   -------   -------   -------   -------   -------   -------   -------   -------
                       -------   -------   -------   -------   -------   -------   -------   -------   -------


ANALYSIS OF NET INTEREST INCOME

      Net interest income, the primary contributor to earnings, represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

    The following table sets forth certain information relating to Mutual's average balance sheets and reflects the average yield on assets and average cost of liabilities for the year ended September 30, 1995. Such yields and rates are derived by dividing income or expense by the monthly average balance of assets or liabilities, respectively, during the year. Nonaccruing loans, if any, have been included in the average balances but not in the corresponding interest income.


                                                                       Year Ended September 30
                                           -------------------------------------------------------------------------------
                                                      1995                       1994                       1993
                                           -------------------------  -------------------------  -------------------------
                                           Average            Yield/  Average            Yield/  Average            Yield/
                                           Balance  Interest  Rate    Balance  Interest  Rate    Balance  Interest  Rate
                                           -------  --------  ------  -------  --------  ------  -------  --------  ------
                                                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Interest-earning assets:
  Loans, net ............................  $38,395   $3,343    8.71%  $37,799   $3,062    8.10%  $41,228   $3,502    8.49%
  Mortgage-backed securities ............   15,386    1,112    7.23    15,322    1,029    6.71    18,806    1,470    7.82
  Investments ...........................   25,720    1,585    6.16    25,430    1,573    6.19    17,306    1,118    6.46
                                           -------  --------  ------  -------  --------  ------  -------  --------  ------
Total interest-earning assets ............  79,501    6,040    7.60    78,551    5,664    7.21    77,340    6,090    7.87
                                           -------  --------          -------  --------          -------  --------
Noninterest-earning assets ...............   3,252                      3,546                      3,325
                                           -------                    -------                    -------
  Total assets ........................... $82,753                    $82,097                    $80,665
                                           -------                    -------                    -------
                                           -------                    -------                    -------
Interest-bearing liabilities:
  Outstanding official checks and NOW
    and money market accounts ............   8,915      249    2.79     9,525      257    2.70    10,106      278    2.76
  Savings deposits .......................  19,100      647    3.39    24,840      867    3.49    21,673      770    3.55
  Time Deposits ..........................  38,331    1,992    5.20    32,252    1,410    4.37    34,289    1,643    4.79
  Borrowed funds .........................     546       32    5.98       216       11    5.09       139        7    5.10
                                           -------  --------          -------  --------          -------  --------
  Total interest-bearing liabilities .....  66,892    2,920    4.37    66,833    2,545    3.81    66,207    2,698    4.08

Non-interest bearing liabilities .........   1,200                      1,110                     1,147
Stockholders' equity .....................  14,661                     14,154                    13,311
                                           -------                    -------                    -------
Total liabilities and stockholders'
  equity ................................. $82,753                    $82,097                   $80,665
                                           -------                    -------                    -------
                                           -------                    -------                    -------
Net interest income ......................           $3,120                     $3,119                     $3,392
                                                    --------                   --------                   --------
                                                    --------                   --------                   --------
Interest rate spread .....................                     3.23                       3.40                       3.79
Net yield on interest-earning assets .....                     3.92                       3.97                       4.39
Ratio of interest-earning assets to
  interest-bearing liabilities ...........                     1.19x                      1.18x                      1.17x

The following table presents, for the periods indicated, the change in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) changes in rate/volume (change in rates multiplied by the change in volumes). The rate/volume variances which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                      Year Ended September 30,
                                     ------------------------------------------------------------
                                         1995 compared to 1994           1994 compared to 1993
                                     -----------------------------    ---------------------------
                                      Increase (decrease) due to       Increase (decrease) due to
                                     ------------------------------   ---------------------------
                                                            Rate/                          Rate/
                                       Rate       Volume    Volume      Rate     Volume    Volume
                                     -------     --------  --------   --------   -------   ------
                                                          (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans, net.........................    $230         $47       $4         $(162)    $(291)    $ 13
Mortgage-backed securities.........      79           4       --          (209)     (271)      39
Investments........................      (8)         20       --           (47)      524      (22)
                                       ----         ---       --         ------    -----     ----
  Total............................     301          71        4          (418)      (38)      30
                                       ----         ---       --         ------    -----     ----

INTEREST-BEARING LIABILITIES:
Outstanding official checks and NOW
  and money market accounts........       9         (16)      (1)           (6)      (15)      --

Savings deposits...................     (25)       (201)       6           (13)      112       (2)
Time deposits......................     267         265       50          (144)      (98)       9
Borrowed funds.....................       2          16        3           --          4      --
                                       ----         ---       --         ------    -----     ----
  Total............................     253          64       58          (163)        3        7
                                       ----         ---       --         ------    -----     ----
                                       ----         ---       --         ------    -----     ----
Net change in net interest
  income...........................    $ 48        $  7   $  (54)       $ (255)   $  (41)   $  23
                                       ----         ---       --         ------    -----     ----
                                       ----         ---       --         ------    -----     ----


     CHANGES IN FINANCIAL CONDITION FOR THE THREE YEARS ENDED SEPTEMBER 30, 1995


   Total assets of Mutual at September 30, 1995 decreased $190,500, or 0.23%, to $83,396,000 from $83,586,500 at September 30, 1994 primarily due to decreases in mortgage-backed securities of $1,996,200, or 12.22% , and investment securities of $1,375,800, or 5.30% , which were offset in part by an increase in loans of $2,961,500, or 8.02%. These changes were the result of investment maturities and mortgage-backed securities repayments being used to fund new mortgage lending during fiscal year 1995.

   During fiscal year 1995, Mutual originated $11,827,000 permanent mortgage loans for its own portfolio. All mortgage loans originated during the year with terms greater than 15 years were one-year adjustable rate loans in keeping with management's policy to control interest rate risk.


   Total liabilities at September 30, 1995 decreased $717,700, to $68,609,200 from $69,326,900, or 1.04%, at September 30, 1994 primarily due to the repayment of $1,500,000 in FHLB Advances offset by an increase of $581,800, or 0.87%, in savings deposits at September 30, 1995 to $67,512,500 as compared with $66,930,700 at September 30, 1994. Advances from the FHLB Atlanta were used occasionally during the year to meet temporary funding needs. Stockholders' equity totaled $14,786,800 or 17.73% of total assets at September 30, 1995, compared to $14,259,600, or 17.06% of total assets, at September 30, 1994. The increase is due primarily to net income of $992,900 for the year ended September 30, 1995, offset by cash dividends of $461,600.


   The return on average assets increased to 1.20% in 1995 as compared to 1.19% in 1994 and 1.56% in 1993. The decrease for 1994 was the result of lower net income combined with a higher average asset base. The return on average equity was 6.77% in 1995 as compared to 6.90% in 1994 and 9.48% in 1993.
Cash dividends declared during fiscal years 1995, 1994, and 1993 totaled
$0.40 per share annually. The dividend payout ratio for 1995 was 46.49% compared to 47.30% in 1994 and 36.59% in 1993.


         COMPARISON OF THE RESULTS OF OPERATIONS FOR THE YEARS ENDED
                     SEPTEMBER 30, 1995, 1994 AND 1993


   For the year ended September 30, 1995, Mutual had net income of $992,900 compared with net income of $976,000 for 1994 and $1,261,800 for 1993. Overall income for 1995 as compared to 1994 was stable. The decrease in 1994 as compared to 1993 was due primarily to expenses relating to the abandoned merger transaction with FNB Financial Services Corporation. The decrease in fiscal 1995 from 1993 was due to a reduction in net interest margin over the two year period to 3.23% from 3.79% during fiscal 1993 together with a shift in the volume of interest-earning assets from higher yielding assets (loans) to lower yielding assets (investment securities).


NET INTEREST INCOME


   Net interest income for the year ended September 30, 1995 was $3,120,000, compared with $3,118,900 and $3,392,000 in 1994 and 1993, respectively. Net interest income for 1995 remained stable as compared to 1994. In 1994, Mutual changed its method of accounting for premium and discounts on investments and mortgage-backed securities to a level yield method which reduced interest income by $84,300. Also during fiscal 1994 and to a lesser extent, in fiscal 1995, yields declined more rapidly on loans and investments in Mutual's portfolio than rates declined on savings deposits held by Mutual. These changes reduced the interest rate spread and together with the increased provision for loan losses in 1995 of $8,300 caused net interest income after provision for loan losses to decline by $7,200 to $3,111,700 in 1995 from $3,118,900 in 1994 and by $273,100 from $3,392,000 in 1993. The interest rate spread between interest-earning assets and interest-bearing liabilities decreased to 3.23% in fiscal year 1995 from 3.40% in 1994 and 3.79% in 1993.


INTEREST INCOME AND EXPENSE

   Total interest income increased $376,600, or 6.65%, in the year ended September 30, 1995 primarily as a result of an increase in the average yield on loans and mortgage-backed securities to 8.71% and 7.23%, respectively, from 8.10 % and 6.71%, respectively, in fiscal 1994. Total interest income decreased $426,500, or 7.0%, in the year ended September 30, 1994 primarily as a result of a decrease in the average balances of loans to $37,799,000 from $41,228,000, and mortgage-backed securities to $15,322,000 from 18,806,000 and a decrease in the average rates to 8.10% and 6.71%, respectively, from 8.49 % and 7.82%, respectively, in fiscal 1993, offset in part by an increase in the average balance of investment securities of $8,124,000 to $25,430,000 during fiscal 1994 from $17,306,000 during fiscal
1993.


   Total interest expense increased $375,600, or 14.76%, in the year ended September 30, 1995 primarily as a result of an increase in the average rate of savings deposits to 4.35% from 3.80% during fiscal 1994. Total interest expense decreased $153,400, or 5.69%, in the year ended September 30, 1994 primarily as a result of a decrease in the average rate of savings deposits to 3.80% from 4.07% during fiscal 1993.


NONINTEREST INCOME AND EXPENSE

   Total noninterest income for 1995 was $198,400, compared with $325,900 for 1994 and $197,300 for 1993. The increase for 1994 as compared to 1995 and 1993 was primarily the result of a $126,000 gain on the sale of real estate owned by Mutual Service Corporation.


   Total noninterest expense for 1995 was $1,830,100, compared with $1,962,700 for 1994 and $1,777,700 for 1993. The increase in other expenses in 1994 as compared to 1995 and 1993 was due primarily to $259,000 in charges relating to the abandoned merger plans with FNB Financial Services Corporation.


PROVISION AND ALLOWANCE FOR LOAN LOSSES

   Mutual has established an allowance for loan losses to provide for estimated potential losses in its loan portfolio. Management determines the level of reserves on a quarterly basis based on loan performance, the value of the collateral, and previous experience. During 1995, $8,300 was added to the provision for loan losses. No provision for loan losses was provided in 1994 or 1993 as management considered the allowance to be adequate.


INCOME TAXES

   Income taxes amount to $487,000 for 1995 as compared to $506,200 for 1994 and $549,800 for 1993. The effective tax rate for 1995 was 33% as compared to 34% for 1994 and 30% for 1993.


CAPITAL RESOURCES

   Stockholders' equity increased to $12.81 per share at September 30, 1995 as compared to $12.36 and $11.90 at fiscal year end 1994 and 1993, respectively. Equity growth was due entirely to the retention of net income, after dividend payments made to stockholders.

   The OTS requires institutions to meet three capital standards: (i) tangible capital requirement, (ii) core capital requirement, and (iii) risk-based capital requirement. As of September 30, 1995, Mutual exceeded all three requirements as indicated by the following table.

                       Tangible Capital      Core Capital        Risk-Based Capital
                      -----------------  -------------------    --------------------
                       Amount      %       Amount        %        Amount       %
                      -------   -------  ----------  -------    ----------   -------
                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
Mutual............... $ 14,79     17.73%     $14,791    17.73%     $14,899     50.03%

OTS Requirement......   1,251      1.50        2,502     3.00        2,382      8.00
                      -------     ------     -------    ------     -------     ------
Excess............... $13,540     16.23%     $12,289    14.73%     $12,517     42.03%
                      -------     ------     -------    ------     -------     ------
                      -------     ------     -------    ------     -------     ------


LIQUIDITY

   Liquidity represents the ability to meet funding requirements for loans, withdrawal of customers' deposits and operating expenses. The principal sources of liquidity for Mutual are customer deposits, principal and interest payments on loans and earnings on investments, with minimal reliance on FHLB advances and other borrowings. Mutual is required by the current OTS regulations to maintain a minimum liquidity ratio of 5.0%. This ratio is represented by cash and eligible investments as a percentage of net withdrawable savings and borrowings payable within one year. Mutual's liquidity ratio at September 30, 1995 was 17.22%. Mutual has maintained a liquidity ratio well in excess of its regulatory requirements and intends to continue to maintain a liquid position in excess of that requirement to offset any potential adverse increases in short-term rates and to meet customer demands.


   Mutual's goal is to fund all customer loan demands while closely monitoring its liquidity position in order to maintain sufficient liquidity to satisfy reasonably foreseeable needs. At September 30, 1995, Mutual had credit availability from the FHLB Atlanta in the amount of $12.6 million.
Anticipated loan and mortgage-backed securities repayments are also expected to be sufficient to meet future loan demand. At September 30, 1995, commitments to originate loans totaled $1.7 million. Mutual anticipates funding loan commitment from normal operations.


EFFECTS OF INFLATION

   The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.


   The effect of changing prices on financial institutions is typically different from other industries as Mutual's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Impacts of inflation on interest rates, loan demands and deposits are reflected in the consolidated financial statements.

                                BUSINESS OF MUTUAL

GENERAL

   Mutual received its charter from the Commonwealth of Virginia in 1907 and began operations in 1908. Mutual is a federally chartered savings bank which converted from a state chartered mutual to a federal stock association in April 1987 and changed to a federal savings bank charter in February 1989. Mutual is headquartered in Danville, Virginia where it has its main office and two branch offices. Mutual also has a third branch office in Collinsville, Virginia. Mutual's savings accounts are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC and it is a member of the FHLB Atlanta.


   Mutual's market area primarily consists of south central Virginia and north central North Carolina. Business is conducted primarily in Danville, Virginia through Mutual's main office and two branch offices. See "--Properties" for information as to the location of all offices. Mutual does not have offices in North Carolina; however, Mutual has customers who live in North Carolina.


   Mutual is a savings institution in the business of attracting savings deposits from the public and using such deposits together with borrowings and other funds to originate loans secured by residential and other real estate, particularly adjustable-rate loans, and to purchase investment and other securities. Mutual also offers consumer loans and other financial services to its customers. Mutual has a wholly owned subsidiary, Mutual Service Corporation, involved in the sale of credit life insurance and trustee sales for the parent company.


LENDING ACTIVITIES

   GENERAL. Mutual, like most other thrift institutions, has traditionally concentrated its lending activities on conventional first mortgage loans secured by residential property, and to a much lesser extent, commercial property. Mutual is a portfolio lender and has never sold loans through the secondary market.

   Mutual requires that its mortgagors carry insurance against fire and casualty losses in property value. Mutual also carries a back-up master mortgage policy to protect Mutual in the event the individual borrower fails to keep his insurance current. Mutual would, in such event, pursue all remedies available to it to require the mortgagor to reinstitute coverage. Mutual does not require title insurance, but instead depends upon the professional liability insurance of the attorney preparing the title. This has always been the practice of Mutual and Mutual has never incurred a loss or experienced any problems due to this practice. Mutual maintains files of letters certifying that they maintain adequate professional liability insurance. Mutual requires physical damage insurance for other types of collateral that secure loans and are insurable.


   The following table sets forth information summarizing the composition of Mutual's loan portfolio by dollar amounts and in percentages by type of loan at the dates indicated:


                                               At September 30,
                          -----------------------------------------------------------
                                1995                1994                 1993
                          ---------------    ------------------    ------------------
                           Amount     %        Amount       %       Amount       %
                          --------  -----    ----------   -----    ---------   ------
                                     (IN THOUSANDS, EXCEPT PERCENTAGES)

Mortgage loans:
  1- to 4-family units.... $33,158   79.7%      $31,623    83.5%     $33,980    85.2%
  Nonresidential..........   2,560    6.2         2,590     6.8        3,027     7.6
  Land....................     467    1.1           446     1.2          319     0.8
  Multi-family units......     622    1.5           468     1.3           63     0.2
  Construction............   2,933    7.1         1,295     3.4          930     2.3
                           -------  -----       -------    ----      -------    ----
  Total mortgage loans....  39,740   95.6        36,422    96.2       38,319    96.1
                           -------  -----       -------    ----      -------    ----
Consumer loans:
  Auto....................     500    1.2           201     0.5          166     0.4
  Mobile home.............     328    0.8           209     0.6          295     0.7
  Other...................     299    0.7           105     0.3          230     0.6
                           -------  -----       -------    ----      -------    ----
  Total consumer loans....   1,127    2.7           515     1.4          691     1.7

Commercial loans..........     722    1.7           939     2.4          878     2.2
                           -------  -----       -------    ----      -------    ----
  Total loans receivable..  41,589  100.0%       37,876   100.0%      39,888   100.0%
                                    -----                 -----                -----
                                    -----                 -----                -----

Deduct net items:

  Undisbursed loan funds.. (1,449)                 (685)                (362)
  Deferred loan fees......   (162)                 (183)                (172)
  Allowance for loan
   losses.................   (108)                 (101)                (101)
                          -------              --------             --------
  Total loans receivable,
   net....................$39,870               $36,908              $39,253
                          -------              --------             --------
                          -------              --------             --------



   RESIDENTIAL MORTGAGE LOANS. As a savings bank, Mutual has authority to make real estate loans throughout the United States. Mutual originates loans primarily in its market area within south central Virginia and portions of north central North Carolina, but also originates loans in other parts of Virginia and in other states as opportunities in such areas arise. It is Mutual's policy to originate and hold in its portfolio primarily adjustable-rate residential mortgage loans ("ARMs") secured by first liens on single-family dwellings. Interest rates and loan origination fees charged on loans originated by Mutual are generally competitive with other financial institutions and mortgage originators in its general market area. Mutual is authorized and qualified to originate loans guaranteed by the Veterans Administration ("VA") or insured by the Federal Housing Administration
("FHA"). Mutual obtains its loan originations primarily through referrals from customers and other persons such as real estate brokers and contractors.


   The original contractual loan payment period for residential loans originated by Mutual is normally up to 30 years. Mutual's experience is that residential loans normally remain outstanding for an average period of 12 years because borrowers usually prepay their loans.


   All of Mutual's mortgage lending is subject to prescribed loan origination and underwriting procedures designed to protect Mutual; detailed loan applications are submitted and property valuations by approved appraisers are required. In addition, loans must be approved by senior management and are subject to the final ratification of the Board of Directors of Mutual.

   Under the OTS regulations, a real estate loan may not exceed 100% of the market value of the property at the time of origination. OTS regulations require that loans on residential real property may not at the time of origination exceed 90% of the value of the property unless the borrower supplies private mortgage insurance. In recent years, the loan-to-value ratios of residential loans made by Mutual have been predominantly 80% or less. In the case of a loan made in excess of 80%, Mutual requires the borrower to obtain private mortgage insurance to reduce Mutual's exposure on the original amount of the loan.


   Mutual's first mortgage loans customarily include "due-on-sale" clauses, which are provisions giving Mutual the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.


   Federal legislation enacted on March 31, 1980 preempted all state usury laws which would otherwise be applicable to first mortgage lending activities on residential properties. The legislation provides that state legislatures may act to override such preemption within three years of March 31, 1980. Virginia did take action to override such preemption; however, the usury rate in Virginia is higher than the Federal rate. Mutual may charge the higher rate (whether federal or state) under federal legislation.


   NONRESIDENTIAL AND MULTI-FAMILY MORTGAGE LOANS. Mutual also makes loans on nonresidential real estate and multi-family units which include apartment buildings of five units or more, farms, developed lots and land, and other improved and unimproved real estate which is not for residential purposes. The term of these loans generally will not exceed 20 years and the interest rate is made on an adjustable basis. The amount of the loan generally is based on 75% of the lesser of the current appraisal value or the cost.


   RESIDENTIAL CONSTRUCTION LOANS. Mutual offers residential construction mortgage loans to owner/occupants, to persons building residential properties for permanent or seasonal use or for investment purposes and on a limited basis to builders for inventory and sale. Mutual's residential construction loans are made as "construction/permanent" loans, which provide for disbursement of loan funds during construction and the automatic conversion to a long-term permanent loan. The interest rate on construction/permanent loans is adjustable.


   Construction loans to builders and owners of single-family residential homes are made on a long-term adjustable-rate basis. The property and the personal endorsement of the builder and spouse or owner and spouse are security for construction loans. Inspection of construction is made periodically and the loan is funded in proportion to the percent of completion. The application process to obtain such loans from Mutual includes the same items which are required for other residential mortgage loans, and also includes a submission to Mutual of accurate plans, specifications, and costs of the property to be constructed. These items are used as a basis to determine the appraised value of the subject property. Appraisal reports are completed by approved appraisers. Loans are generally made based on 75% of the lesser of the current appraised value or the cost. If an inspection shows the house to be occupied, repayment must begin immediately. During the year ended September 30, 1995, Mutual had an average of $2.7 million in construction loans outstanding at all times to about nine builders or owners who were constructing a total of 23 single family residential houses. The average time to complete a house and convert it to a permanent loan or sell it was six months. Most of the homes financed for builders were pre-sold.

   CONSUMER LOANS. Federal regulations also permit federally-chartered institutions to make secured and unsecured consumer loans for up to 35% of the institution's assets. In addition, a federally-chartered institution has lending authority above the 35% category for certain consumer loans, such as home equity loans, property improvement loans, mobile home loans, and deposit account secured loans.

   Mutual makes various types of consumer loans, including property or home improvement, education, mobile home loans, recreational vehicle and automobile loans, and secured and unsecured personal loans.

   NON-REAL ESTATE COMMERCIAL LOANS. Federal regulations allow federally chartered institutions to make secured and unsecured commercial loans up to 10% of the institution's assets. Mutual has adopted a commercial loan lending policy which is in conformance with OTS regulations. This policy provides for the granting of all sound, short-term local loans that Mutual's resources permit, and as the opportunity arises. The policy contains strict tests of credit soundness for each commercial loan, including requirements as to amount and form of collateralization and restrictions on the term of certain loans. Personal guarantees are required for some types of loans.


   PURCHASE OF LOANS. Mutual from time to time purchases loans secured by commercial properties, mobile homes, or automobiles located in other parts of the state of Virginia and in other states. Loans are purchased primarily from selected financial institutions which usually continue to service these loans for a fee. All loan purchases are approved by the loan committee and ratified by the Board of Directors of Mutual. The purchase of loans has enabled Mutual to generate a more acceptable yield on its funds during the periods of rapid savings growth or when Mutual's deposit flows exceed the demand for mortgage loans in Mutual's market area. Mutual has not participated in selling loans in the secondary market in the past but would consider originating loans for the secondary market, if conditions were favorable. Mutual did not purchase any such loans in 1994 and 1995.

    MORTGAGE-BACKED SECURITIES. Mutual purchases mortgage-backed securities guaranteed by the Government National Mortgage Association ("GNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") Participation Certificates, and Federal National Mortgage Association ("FNMA"). Purchases of these types of investments are normally made when loan demand is low in Mutual's market area.


   All of Mutual's mortgage-backed securities are classified as held to maturity. The following table sets forth Mutual's portfolio of mortgage backed securities by type and dollar amount indicated:


                                                        At September 30,
                                              --------------------------------------
                                                 1995          1994          1993
                                              ----------    -----------    ---------
                                                         (IN THOUSANDS)
Mortgage-Backed Securities
  Participation Certificates:
    FHLMC..................................   $  5,675       $  6,685       $  4,403
    GNMA...................................      4,404          4,902          4,126
    FNMA...................................      2,490          2,832          5,932
    Collateralized Mortgage Obligations....      1,769          1,915            496
                                              --------       --------       --------
      Total................................   $ 14,338       $ 16,334       $ 14,957
                                              --------       --------       --------
                                              --------       --------       --------
    Fixed rate.............................   $ 13,582
    Adjustable rate........................        756


   ORIGINATION OF LOANS. The following table sets forth Mutual's loan activity for the periods indicated. This includes originations and prepayments of real estate and other loans, net of loans in process.

                                                     At September 30,
                                          --------------------------------------
                                             1995          1994          1993
                                          ----------    -----------    ---------
                                                      (IN THOUSANDS)
Mortgage Loans (gross):
Loans at beginning of period.............  $36,422        $38,319        $41,167
  New loans originated:
    Construction.........................    4,570          2,573          1,723
    Permanent............................    7,257          4,566          5,189

  Loan repayments:
    Construction.........................   (2,923)        (2,050)        (2,278)
    Permanent............................   (5,586)        (6,986)        (7,482)
                                           -------        -------        -------
Loans at end of period...................  $39,740        $36,422        $38,319
                                           -------        -------        -------
                                           -------        -------        -------
Consumer and Commercial Loans (gross):
Loans at beginning of period.............  $ 1,454        $ 1,569        $ 2,521
  New loans originated...................    2,928          2,374          2,774
  Loan repayments........................   (2,533)        (2,489)        (3,726)
                                           -------        -------        -------
Loans at end of period...................  $ 1,849        $ 1,454        $ 1,569
                                           -------        -------        -------
                                           -------        -------        -------

   FEE INCOME FROM LENDING ACTIVITIES. Mutual generally charges loan origination fees (excluding fees for private mortgage insurance) for first mortgage loans secured by residential property or land. Mutual also charges fees for builder's construction loans and home equity second mortgage loans. Origination fees on commercial and multi-family residential property loans are negotiated, along with other loan terms, for each loan. Loan application fees and out-of-pocket costs of Mutual in reviewing loan applications, such as appraisal or survey costs, are paid by the borrower. Mutual believes its loan origination fees generally are competitive with those of other lenders in its market area.


   In addition to origination fees, Mutual charges fees for prepayments, late payments, changes of property ownership and for miscellaneous services. Income realized from these activities can vary significantly with the volume and type of loans in the portfolio and in response to competitive factors.


   LOAN MATURITY SCHEDULE. The following table sets forth certain information at September 30, 1995 regarding the dollar amount of loans maturing in Mutual's portfolio. Scheduled principal repayments are reported in the maturity category in which the payment is due. Demand loans and loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                        Due              Due               Due            Due         Due         Due
                    Year Ended        Year Ended        Year Ended       After       After       After       After
                   September 30,     September 30,     September 30,     3 to 5     5 to 10     10 to 15       15
                       1996              1997              1998          Years       Years       Years       Years      Total
                   -------------     -------------     -------------    --------    -------     --------     ------     -----
                                                                   (IN THOUSANDS)
Mortgage loans:
  Permanent.......    $2,469             $2,433             $2,064        $4,202      $11,131     $8,477       $6,081    36,857
  Construction(1).       121              1,313               --            --           --          --                   1,434

Nonmortgage loans:
  Commercial......       343                358                 10            11         --          --          --         722
  Consumer........       264                428                164           261           10        --          --       1,127
                      ------             ------             ------        ------      -------     ------       ------   -------
   Total..........    $3,197             $4,532             $2,238        $4,474      $11,141     $8,477       $6,081   $40,140
                      ------             ------             ------        ------      -------     ------       ------   -------
                      ------             ------             ------        ------      -------     ------       ------   -------

Total adjustable rate loans due after one year................... $25,019
Total fixed-rate loans due after one year........................   9,487


------------------
(1) Amount is net of loans in process of $1,449.

   RISKS AND BENEFITS OF VARIOUS TYPES OF LOANS. Currently, Mutual originates predominantly residential real estate loans and consumer loans, and to a lesser extent residential construction loans and commercial loans. Most of the loans being originated currently are either made to borrowers who reside locally or are loans secured by real estate located in Mutual's normal lending area. Historically, residential real estate loans offer the least risk of default, but generally earn the least amount of interest when compared to other types of loans such as consumer loans.


   Residential construction loans are somewhat riskier but provide a higher rate of return than permanent residential real estate loans; however, Mutual attempts to minimize the risk by extending construction loans primarily to established builders operating in Mutual's market area.


   All residential mortgage loans currently originated by Mutual for terms in excess of 15 years provide for periodic interest rate adjustments. The adjustable-rate mortgage loans offered by Mutual provide for initial rates of interest below the rates that would prevail were the market rate index used for repricing applied initially. Loans which are discounted the first year will adjust to the current index at the end of one year. Adjustable rate loans are based on the monthly average yield on U.S. Treasury securities adjusted to a constant maturity of one year. To compensate for this risk, Mutual uses more restrictive underwriting standards when originating such loans, and qualifies any borrowers based upon the fully adjusted rate for such a loan. Although the introduction of adjustable-rate mortgage loans has been beneficial in helping Mutual improve the interest rate sensitivity of its assets, such loans may pose potential additional risks to Mutual, primarily because as interest rates rise, the payments by the borrower rise, increasing the potential for delinquency or default, while at the same time the marketability of the underlying property securing the loan may be adversely affected.


   Mutual's commercial and consumer loan portfolios comprise a very small portion of the overall portfolio. Such loans, while carrying a higher degree of risk than residential real estate loans, provide a greater rate of return.

     LOAN COMMITMENTS. Once a mortgage loan is approved, Mutual will issue a commitment to the borrower. Mutual will guarantee the interest rate and fees quoted at application for a period of 15 days from the commitment date, so long as the loan is closed during that time. As of September 30, 1995, commitments of $1,707,300 were outstanding to finance real estate acquisition and construction of which commitments of $106,200 were for fixed rate loans and $1,601,100 were for adjustable rate loans.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

     NON-PERFORMING LOANS. The following table sets forth as to non-performing loans in the loan portfolio the aggregate amount of loans which are accounted for on a non-accrual basis, accruing loans which are contractually past due 90 days or more as to principal or interest payments, and loans not included in either of the previous two categories which are "troubled debt restructurings" as defined by the Statement of Financial Accounting Standards ("SFAS") No. 15 ("SFAS No. 15") at the dates shown.

                                                   At September 30,
                                        --------------------------------------
                                          1995          1994            1993
                                        --------     ---------        --------
                                                   (IN THOUSANDS)
Non-accruing(1) ...................        $278          $14            $306

Accruing, delinquent
   for 90 days or more(2) .........          --           --              --

Restructured(3) ...................          --           --              --
                                        --------     ---------        --------
      Total .......................        $278          $14            $306
                                        --------     ---------        --------
                                        --------     ---------        --------

--------------------

(1) No interest was included in net income for these loans for the period ended September 30, 1995. For the period ended September 30, 1995, $23,874 in gross interest would have been recorded in the period if these loans had been current in accordance with its original term and had been outstanding throughout the period.

(2) Loans delinquent as to principal or interest payments.

(3) Loans not included in the other two categories which are defined as "troubled debt restructurings" pursuant to SFAS No. 15.

     Mutual's collection policy provides that all loans will receive a payment request within 15 days after they become delinquent. When the loan is 30 days delinquent a second notice is mailed. After 60 days, a letter is sent. In certain instances, Mutual may negotiate a payment schedule with borrowers to allow them time to bring the loan current. If no arrangement is made after 90 days, a notice of pending foreclosure is sent. Because of Mutual's adequate collection procedure as well as the lower risks associated with its loan portfolio of primarily residential real estate loans, delinquent loans and foreclosures have not posed a serious problem for Mutual in the past and are not anticipated to be a problem in the future. Whenever a loan becomes 90 days or more past due or a potential loss is anticipated or collection is doubtful, it is Mutual's policy to place all such loans in a nonaccrual status. Once a loan becomes nonaccrual, interest previously accrued is reversed out of income.

     REAL ESTATE OWNED. All property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Mutual. As of September 30, 1995, Mutual had no real estate owned.

     CLASSIFIED ASSETS. The OTS requirements contain a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's District Director, who can order the establishment of additional general or specific loss allowances.


     Mutual's Treasurer, being independent of loan management, reviews all problem assets on a quarterly basis, setting up prudent valuation allowances based on such classifications as needed. Mutual's Board of Directors reviews the classified assets quarterly and the classification procedures annually. All loans 90 days delinquent or more are automatically classified. As of September 30, 1995, $278,453 in loans and other assets, consisting primarily of one commercial loan ($226,000) which is in the process of being sold, were classified as substandard. Mutual's management anticipates no loss in the sale of such loan.



     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectable, based on valuations of the collectability of loans and prior loan loss experience. The evaluation by management considers such factors as current economic conditions, loan portfolio risks including the value of underlying collateral, and past loan loss experience. The allowance is increased by charges to income and decreased by net charge-offs. While management believes the allowance to be adequate, there are no assurances that further increases in the allowance will not be required in the future.

                    ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


                                            For Periods Ended September 30,
                                        ---------------------------------------
                                         1995    1994    1993     1992    1991
                                        ------  ------  ------   ------  ------
                                              (IN THOUSANDS, EXCEPT RATIOS)
Balance at beginning of period.....       $101    $101    $100     $  3    $  3
Charge offs:
  Loans
    Real estate-mortgage...........         --      --      --       --      67
    Consumer loans to
       individuals................,          1      --      --        1       1
    Commercial....................,         --      --      --       --      --
Recoveries:
  Loans
    Real estate-mortgage...........         --      --      --       --      --
    Consumer loans to individuals..         --      --       1       --      --
    Commercial.....................         --      --      --       --      --
                                        ------   -----   -----    -----   -----
Net charge-offs....................          1      --      (1)       1      68
Provision for loan losses..........          8      --      --       98      68
                                        ------   -----   -----    -----   -----
Balance at end of period...........       $108    $101    $101     $100    $  3
                                        ------   -----   -----    -----   -----
                                        ------   -----   -----    -----   -----
Ratio of allowances to
  non-performing assets............      38.79%   7.43%  32.27%   24.35%   0.64%
                                        ------   -----   -----    -----   -----
                                        ------   -----   -----    -----   -----
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period....         --      --      --       --    0.14
                                        ------   -----   -----    -----   -----


     The following table sets forth the allocation of the allowance for losses by asset category at the dates indicated:


                                                              At September 30,
                              ----------------------------------------------------------------------------
                                        1995                         1994                    1993
                              --------------------------    ---------------------   ----------------------
                                             % of Loans              % of Loans               % of Loans
                                             in Category              in Category              in Category
                                              of Total                 of Total                  of Total
                                             Outstanding              Outstanding              Outstanding
                                Amount          Loans        Amount      Loans        Amount      Loans
                                ------       -----------     ------   -----------     ------   -----------
                                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Loans:
  One- to four-family
    residential mortgage...     $ 90              79.7%      $ 83          83.5%      $ 83          85.2%
  Real estate
    construction and land..       --               8.2        --            4.6         --           3.1

  Commercial and multi-family
    real estate..............     --               7.7        --            8.1         --           7.8
  Consumer and commercial....     18               4.4         18           3.8          18          3.9
                                ----             -----       ----         -----        ----        -----
       Total.................    108             100.0%       101         100.0%        101        100.0%
                                ----             -----       ----         -----        ----        -----
                                                 -----                    -----                    -----
Unallocated..................     --                           --                        --
                                ----                         ----                      ----
       Total.................   $108                         $101                      $101
                                ----                         ----                      ----
                                ----                         ----                      ----

                                                   At June 30,
                              ---------------------------------------------------
                                        1992                         1991
                              --------------------------    ---------------------
                                             % of Loans              % of Loans
                                             in Category              in Category
                                              to Total                 to Total
                                             Outstanding              Outstanding
                                Amount          Loans        Amount      Loans
                                ------       -----------     ------   -----------
                                     (IN THOUSANDS, EXCEPT PERCENTAGES)
Loans:
  One- to four-family
    residential mortgage.....   $ 83            85.1%        $--         83.8%
Real estate construction
  and land...................     --             1.2          --          1.5
Commercial and multi-family
  real estate................     --             8.1          --          7.1
Consumer and commercial......     17             5.8           3          7.6
                                ----           -----         ---        -----
       Total.................    100           100.0%          3        100.0%
                                               -----                    -----
                                               -----                    -----
Unallocated..................     --                          --
                                ----                         ---
       Total.................   $100                         $ 3
                                ----                         ---
                                ----                         ---




INVESTMENT ACTIVITIES

     Federally chartered savings institutions have authority to invest in various types of liquid assets, including short-term U.S. Treasury obligations and securities of various federal agencies, certificates of deposit at insured banks and savings and loan associations, bankers' acceptances, federal funds, and certain commercial paper and corporate debt securities. SAIF-insured savings institutions are required to maintain minimum levels of liquid assets, which minimum is presently set at 5.0% of savings deposits, but which may vary from time to time. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to return on loans.


     On September 30, 1995, the investment portfolio totaled $24.6 million and had an overall yield of 5.83%. As economic conditions change, tactical decisions as to current needs for liquidity levels, portfolio yield and maturity structure will cause alteration in the composition of the investment portfolio in an attempt to meet the goals of Mutual.

     All of the investment securities in Mutual's portfolio are classified as held to maturity or available for sale. The following tables set forth the composition of Mutual's investment portfolio at the dates indicated.


                                                                At September 30,
                                            ----------------------------------------------------------
                                                  1995                1994                1993
                                            ------------------  ------------------  ------------------
                                             Book       % of     Book       % of     Book       % of
                                             Value   Portfolio   Value   Portfolio   Value   Portfolio
                                            -------  ---------  -------  ---------  -------  ---------
                                                           (IN THOUSANDS, EXCEPT YIELDS)
Held for investment:
  U.S. government and agency obligations..  $13,748     55.9%   $18,736     72.1%   $14,745     71.8%
  Other investments.......................    4,794     19.5      6,409     24.7      4,981     24.3
  FHLB Stock..............................      829      3.3        829      3.2        809      3.9
                                            -------    -----    -------    -----    -------    -----
    Total held for investment.............   19,371     78.7     25,974    100.0     20,535    100.0
                                            -------    -----    -------    -----    -------    -----
Available for sale:
  U.S. government and agency obligations..    2,499     10.2         --       --         --       --
  Other investments.......................    2,734     11.1         --       --         --       --
                                            -------    -----
    Total available for sale..............    5,233     21.3         --       --         --       --
                                            -------    -----    -------    -----    -------    -----
    Total investment securities...........  $24,609    100.0%   $25,974    100.0%   $20,535    100.0%
                                            -------    -----    -------    -----    -------    -----
                                            -------    -----    -------    -----    -------    -----
Total market value........................  $24,011             $24,018             $21,133
                                            -------             -------             -------
                                            -------             -------             -------



                                                              At September 30, 1995
                                               ------------------------------------------------
                                               Within 1   1 to 5   5 to 10   After 10
                                                 Year      Years    Years      Years     Total
                                               --------   ------   -------   --------   -------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Held for investment:
  U.S.government and agency obligations......    $  --    $7,997    $5,751    $  --     $13,748
  Other investments..........................       --       698     3,619     1,306      5,623
                                                 -----    ------    ------    ------    -------
    Total....................................    $  --    $8,695    $9,370    $1,306    $19,371
                                                 -----    ------    ------    ------    -------
                                                 -----    ------    ------    ------    -------

  Weighted Average Yield.....................       --%     5.02%     6.22%     6.57%      5.70%

Available for sale:
  U.S. government and agency obligations.....    $ 499    $1,500    $  500    $   --    $ 2,499
  Other investments..........................      500     1,464       770        --      2,734
                                                 -----    ------    ------    ------    -------
    Total....................................    $ 999    $2,964    $1,270    $   --    $ 5,233
                                                 -----    ------    ------    ------    -------
                                                 -----    ------    ------    ------    -------
  Weighted Average Yield.....................     4.72%     6.30%     7.55%       --%      6.30%


                                                               At September 30, 1994
                                               --------------------------------------------------
                                               Within 1   1 to 5    5 to 10   After 10
                                                 Year      Years     Years       Years     Total
                                               --------   -------   --------   --------   -------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Held for investment:
  U.S. government and agency obligations....     $500     $ 9,987   $ 7,249    $1,000     $18,736
  Other investments.........................       --       1,995     3,938     1,305       7,238
                                                 ----     -------   -------    ------     -------
    Total...................................     $500     $11,982   $11,187    $2,305     $25,974
                                                 ----     -------   -------    ------     -------
                                                 ----     -------   -------    ------     -------
Weighted Average Yield......................     6.12%       5.79%     6.53%     7.32%       6.25%


SOURCE OF FUNDS

     GENERAL. Savings accounts and other types of deposits are the primary source of funds for Mutual. In addition to deposits, Mutual obtains funds from loan repayments, interest on investments, and other borrowed money. These funds are invested primarily in residential real estate loans, consumer loans and investments. As of September 30, 1995, approximately 4.0% of Mutual's deposits came from out-of-state sources.

     DEPOSITS. The ability of Mutual to attract and maintain deposits and manage their associated costs has been and will continue to be, significantly affected by changes in interest rates. It is the policy of Mutual to pay a competitive rate of interest to attract savings accounts as long as the funds can be invested for a profit. If the competitive rate of interest is so much that an investment profit is not realizable, Mutual allows the competitors to bid in the funds and Mutual obtains needed funds from repayment of loans or borrowings. It is also the policy of Mutual to safeguard its net worth even if it means shrinking in size.

     The following table sets forth the deposits of Mutual in dollar amounts and as percentages of total deposits at the dates indicated:

                                                                            AT SEPTEMBER 30,
                                       -------------------------------------------------------------------------------------------
                                                    1995                          1994                           1993
                                       -----------------------------   ----------------------------   ----------------------------
                                                  PERCENT   WEIGHTED             PERCENT   WEIGHTED             PERCENT   WEIGHTED
                                                 OF TOTAL    AVERAGE            OF TOTAL    AVERAGE            OF TOTAL    AVERAGE
                                        AMOUNT   DEPOSITS     RATE     AMOUNT   DEPOSITS     RATE     AMOUNT   DEPOSITS     RATE
                                       -------   --------   --------   -------  --------   --------   -------  --------   --------
                                                           (IN THOUSANDS, EXCEPT FOR PERCENTAGES AND RATES)
Passbook and statement..............   $15,103     22.4%      3.00%    $24,386     36.4%     3.50%    $23,577     35.9%     3.50%
Money market accounts...............     4,858      7.2       3.45       5,599      8.4      3.00       6,261      9.5      3.00
NOW checking........................     3,635      5.4       2.44       3,280      4.9      2.47       3,126      4.8      2.54
Outstanding official checks.........       243      0.3         --         590      0.9        --         320      0.5        --
                                       -------    -----                -------    -----               -------    -----
    Sub-Total.......................    23,839     35.3       2.98      33,855     50.6      3.25      33,284     50.7      3.28
                                       -------    -----                -------    -----               -------    -----

Certificate:
  3 mo. - 1 year....................    27,420     40.6       5.45      22,819     34.1      4.14      22,391     34.1      4.19
  1 - 3 year........................    12,630     18.7       6.27       8,142     12.2      4.97       8,148     12.4      5.06
  Due thereafter....................     3,624      5.4       6.60       2,115      3.1      5.63       1,845      2.8      5.75
                                       -------    -----                -------    -----               -------    -----
    Total Certificate Accounts......    43,674     64.7       5.78      33,076     49.4      4.44      32,384     49.3      4.50
                                       -------    -----                -------    -----               -------    -----

    Total...........................   $67,513    100.0%      4.79     $66,931    100.0%     3.84     $65,668    100.0%     3.88
                                       -------    -----                -------    -----               -------    -----
                                       -------    -----                -------    -----               -------    -----

     The following table presents, by various interest rate categories, the amounts of certificates of deposit at Mutual as of the dates indicated.

                                          AT SEPTEMBER 30,
                             -----------------------------------------
                               1995             1994             1993
                             -------          -------          -------
                                          (IN THOUSANDS)
Interest Rate
  Below 3.00%.............   $   208          $   239          $   133
 3.00 - 3.99%.............        93            8,987           13,715
 4.00 - 4.99%.............     5,822           17,733            9,547
 5.00 - 5.99%.............    16,693            3,992            4,629
 6.00 - 6.99%.............    17,336            1,242            1,829
 7.00 - 7.99%.............     3,304              371            1,327
 8.00 - 8.99%.............       211              486            1,018
 9.00 - 9.99%.............         7                6              158
10.00 - and over..........        --               20               28
                             -------          -------          -------
    Total.................   $43,674          $33,076          $32,384
                             -------          -------          -------
                             -------          -------          -------

     The following table presents time certificates of deposits in amounts of $100,000 or more at September 30, 1995, by maturity.

                   MATURITY                           AMOUNT
                   --------                           ------
                                                  (IN THOUSANDS)
                   Less than 3 months                 $  308
                   3 to 6 months                       1,221
                   6 to 12 months                      1,746
                   Over 12 months                      1,803
                                                      ------
                       Total                          $5,078
                                                      ------
                                                      ------

     BORROWINGS. A potential source of borrowings for Mutual is advances from the FHLB Atlanta, which functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. Under current OTS regulations, there are no limitations on the amount of borrowings which may be made by an institution. In recent years, because of decreased permanent loan demand Mutual has generally not needed long-term advances and has only occasionally borrowed overnight funds.

     The following table sets forth certain information regarding short-term borrowings and FHLB advances at the indicated dates. Note: The weighted average rate was computed using the daily balance and total interest expense.

                                              AT SEPTEMBER 30,
                                 -----------------------------------------
                                   1995             1994             1993
                                 -------          -------          -------
                                     (IN THOUSANDS, EXCEPT FOR RATES)
Amount outstanding.........      $ --           $1,500                $12
Weighted average rate paid....     --%           5.95%              5.10%

                                         YEAR ENDED SEPTEMBER 30,
                                 -----------------------------------------
                                   1995             1994             1993
                                 -------          -------          -------
                                        (IN THOUSANDS, EXCEPT RATES)
Maximum amount outstanding
  at any month end period.....   $1,500           $1,500             $144
Approximate weighted average
  rate paid..................     5.98%            5.09%             5.10%

EMPLOYEES

     On September 30, 1995, Mutual had 27 employees. Management believes that its employee relations are excellent.

     Mutual currently maintains a comprehensive employee benefit program providing, among other benefits, a qualified pension plan, an ESOP plan, hospitalization and major medical insurance, paid vacations, paid sick leave, long-term disability insurance, life insurance and reduced loan rates for employees who qualify. Mutual's employees are not represented by any collective bargaining group.

SUBSIDIARIES

     OTS regulations permit Mutual to invest up to 2.0% of its assets in capital stock and secured and unsecured loans to subsidiary corporations of service corporations and additional 1.0% of its assets when the additional funds are utilized for community or inner-city purposes. In addition, under OTS regulations, federally-chartered savings institutions may invest an amount not to exceed the institution's total capital in conforming loans to service corporations in which the lender owns or holds not more than 10% of the capital stock. An institution which owns or holds more than 10% of the capital stock of a service corporation may make conforming loans to the service corporation in an amount not to exceed 50% of the institution's total capital.


     Service corporation activities are conducted through Mutual's wholly-owned subsidiary, Mutual Service Corporation ("MSC"). The principal activity of this subsidiary had been the development of residential subdivisions in the local Danville, Virginia, area. During fiscal 1994, all residential subdivisions owned by the service corporation were sold. MSC, although no longer involved in residential or other real estate development, is involved in the sale of credit life insurance and trustee sales for Mutual. Commissions from the sale of credit life provide additional income. MSC had total assets of $39,082 at September 30, 1995, as compared to $1,051,592 at September 30, 1994. Net income for 1995 amounted to $16,135 as compared to $96,868 in 1994. Earnings for fiscal 1995 primarily came from interest on time deposits and credit life insurance commissions. Earnings for fiscal 1994 primarily came from the sale of residential lots.


     The net book value of Mutual's investment in and advances to MSC (eliminated in consolidation) as of September 30, 1995, was approximately $68,069, all of which is includable in Mutual's regulatory capital.

COMPETITION

     Mutual faces strong competition both in attracting savings deposits (its primary source of funds) and in originating loans. Its most direct competition for savings deposits has historically come from other thrift institutions, commercial banks and credit unions. Mutual also faces increasing competition for investor funds from money market and mutual funds, the stock market and governmental and corporate bonds. Mutual's competition for real estate and other loans comes principally from other thrift institutions, mortgage banking companies, commercial banks, credit unions, finance companies and other institutional lenders. Interest rates charged on loans and paid on deposits by Mutual are generally competitive with other financial institutions and mortgage originators in its general market area.

     Non-depository financial service institutions, primarily in the securities and insurance industries, have become competitors for retail savings and investments. Mortgage banking/brokerage firms compete for the residential mortgage business. Removal of regulatory restrictions has enabled Mutual to enter the highly competitive consumer lending business.

     In addition to offering competitive interest rates, the principal method used by Mutual to attract deposits includes the offering of a variety of services, friendly courteous service and convenient office locations and business hours. The primary factors in competing for loans are interest rates and rate adjustment provisions, loan maturity, loan fees, and the quality of service to borrowers and real estate brokers. Mutual has repeat business because of the customers' trust in Mutual and because of its reputation of fair dealings. Mutual has seven major competitors in its market area.

FEDERAL AND STATE TAXATION

     GENERAL. Mutual reports its income on a fiscal year basis (October 1 to September 30) using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly Mutual's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Mutual. Mutual has been audited by the Internal Revenue Service ("IRS") up to the tax year September 30, 1983.

     TAX BAD DEBT RESERVES. Savings institutions such as Mutual which meet certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts") are permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in arriving at their taxable income. Mutual's deduction with respect to "qualifying loans," generally loans secured by certain interests in real property, may be computed using an amount based on Mutual's actual loss experience, or a percentage equal to 8.0% of Mutual's taxable income. Use of the percentage of taxable income method of calculating its deductible addition to its loss reserve has the effect of reducing the marginal rate of federal tax on Mutual's income (exclusive of wholly-owned service corporations), as compared to the generally applicable maximum corporate federal income tax rate. Mutual's deduction with respect to non-qualifying loans must be computed under the experience method which essentially allows a deduction for actual charge-offs. Any deduction for an addition to the reserve for non-qualifying loans reduces the addition to the reserve for qualifying real property loans calculated under the percentage of taxable income method. Each year Mutual selects the most favorable way to calculate the deduction with respect to an addition to the tax bad debt reserve.

     The amount of the addition to the reserve for losses on qualifying real property loans under the percentage of taxable income method cannot exceed the amount necessary to increase the balance of the reserve for losses on qualifying real property loans at the close of the taxable year to 6.0% of the balance of the qualifying real property loans outstanding at the end of the taxable year. Also, if the qualifying thrift uses the percentage of the taxable income method, then the qualifying thrift's aggregate addition to its reserve for losses on qualifying real property loans cannot, when added to the addition to the reserve for losses on nonqualifying loans, exceed the amount by which

(i) 12% of the amount that the total deposits or withdrawable accounts of depositors of the qualifying thrift at the close of the taxable year exceeded
(ii) the sum of the qualifying thrift's surplus undivided profits and reserves at the beginning of such year. At September 30, 1995, 12% of Mutual's deposits and withdrawable accounts, less its surplus, undivided profits and reserves, did not exceed the balance of its reserve for losses on qualifying real property loans. For the tax year ended September 30, 1995, Mutual did not qualify for the special allowance for bad debts of 8% of taxable income. As of September 30, 1995, Mutual's bad debt reserve allowance was $3.2 million.

     Mutual is also subject to taxation by the Commonwealth of Virginia. The present Virginia tax rate on federal taxable income with certain modification is 6.0%. Tax regulations under Virginia law allow savings banks to utilize the bad debt deduction method for the purpose of computing net income subject to state law.

PROPERTIES

     Mutual's main office is located at 103 Tower Drive, Danville, Virginia. In addition to its main office, Mutual has three branch offices. The following table sets forth the location and certain other information for each office of Mutual as of September 30, 1995.


                                         YEAR          OWNED OR        NET BOOK
     LOCATION                          ACQUIRED         LEASED           VALUE
     --------                          --------        --------       ----------
     MAIN OFFICE:
     -----------
       103 Tower Drive                   1985            Owned        $1,387,364
       Danville, Virginia

     BRANCHES:
     --------
       625 Virginia Avenue               1974            Owned           187,931
       Collinsville, Virginia

       539 Arnett Boulevard              1968            Owned           118,564
       Danville, Virginia

       600 West Main Street              1970            Owned            46,086
       Danville, Virginia

                       ELECTION OF DIRECTORS OF MUTUAL

     The Mutual Board of Directors is presently composed of nine members elected for terms of three years, one-third of whom stand for election each year. Two directors are to be elected at the Mutual Annual Meeting to serve until the 1999 annual meeting or until the proposed merger transaction is consummated. The nominees, Willie G. Barker, Jr. and F. Neal Howard, Jr., are both currently serving on the Board of Directors and are being nominated by the Mutual Board of Directors for re-election. Mr. E. Ballou Bagby, whose term as a director is expiring, will retire from the Mutual Board of Directors effective on the date of the Mutual Annual Meeting. Mr. Bagby is to be commended for 35 years of faithful and valued service as a member of Mutual's Board of Directors. The size of the Mutual Board of Directors will be reduced to eight members upon Mr. Bagby's retirement. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and Mutual. Unless directions are given to the contrary, it is intended that the proxies solicited by the Mutual Board of Directors will be voted for the election of said nominees.
If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Mutual Board of Directors may recommend. At this time, all nominees have agreed to serve and the Mutual Board of Directors knows of no reason why any nominee might be unavailable to serve. For the election of directors, each shareholder is entitled to vote in person or by proxy, one vote for each share owned by him or her.

INFORMATION AS TO MUTUAL NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of the Mutual Record Date, the names of the nominees and continuing directors as well as their age, a brief description of their principal occupation or employment for the past five years, the year first elected as a director of Mutual, and the year in which their current term (or in the case of nominees, their proposed term) as a director will expire. This table also sets forth the amount of Mutual Common Stock and percent thereof beneficially owned by each director and by all directors and executive officers as a group as of the Mutual Record Date.

                                                      EXPIRATION         SHARES OF
NAME, PRINCIPAL                             DIRECTOR      OF       MUTUAL COMMON STOCK    PERCENT OF
OCCUPATION, AND (AGE)                         SINCE      TERM     BENEFICIALLY OWNED (1)   CLASS (2)
------------------------------------------  --------  ----------  ----------------------  ----------
BOARD NOMINEES:

Willie G. Barker, Jr. (58)                    1995       1999         3,000 (direct)         1.73%
  Businessman; director and former                                   20,000 (indirect)
  president and chief operating officer
  of Dibrell Brothers Inc., a tobacco
  processing company.

F. Neal Howard, Jr. (58)                      1977       1999         3,080 (direct)         0.46
  Professor of Mathematics at Danville                                2,202 (indirect)
  Community College until retirement
  in June of 1992.



                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                      "FOR" THE ELECTION OF EACH NOMINEE

                                                      EXPIRATION         SHARES OF
NAME, PRINCIPAL                             DIRECTOR      OF       MUTUAL COMMON STOCK    PERCENT OF
OCCUPATION, AND (AGE)                         SINCE      TERM     BENEFICIALLY OWNED (1)   CLASS (2)
------------------------------------------  --------  ----------  ----------------------  ----------
Roy L. Connor (77)                             1964     1997       12,050 (direct)           3.68%
  District sales manager of Metropolitan                              400 (indirect)
  Life Insurance Co. until retirement                              30,000 (indirect) (3)
  in 1975.

Russell Perkins (73)                          1961      1997       32,160 (direct)           7.33
  Chairman of the Board of Mutual; and                             36,800 (direct) (2)
  director and president of Mutual                                 30,000 (indirect) (3)
  Service Corporation.                                             19,831 (indirect) (4)

L. Samuel Saunders (51)                       1995      1997        3,000 (direct)           0.45
  Certified public accountant with the                              2,200 (indirect)
  accounting firm of Harris, Harvey,
  Neal and Company.

Phillip R. Blackmon (52)                      1992      1998        4,000 (direct)           0.35
  President of Retail Merchants
  Association.

H. Dan Davis (58)                             1972      1998       20,000 (direct)           8.85
  President, Chief Executive Officer and                              500 (indirect)
  Director of Mutual and vice                                      29,900 (direct) (2)
  president, treasurer and director of                             30,000 (indirect) (3)
  Mutual Service Corp.                                             23,443 (indirect) (4)

T. David Luther (54)                          1995      1998        2,000 (direct)           0.52
  President, Chief Executive Officer of                             4,000 (indirect) (5)
  Piedmont Broadcasting
  Corporation; president of Multi-
  Housing Management, Inc.; general
  partner and limited partner of
  Downtown Mall Enterprises; and T.
  David Luther, T/A Manchester
  Square.

RETIRING DIRECTOR:

E. Ballou Bagby (86)                          1960      1996        3,000 (direct)           0.26
  Served as chairman of the board and
  president and chief executive
  officer of the First National Bank of
  Danville until retirement in 1976.


--------------------
(1) Each person effectively exercises sole (or shared with spouse) voting and dispositive power as to shares reported as directly held.

(2) Reflects shares which may be acquired pursuant to options which are exercisable.

(3) Reflects 30,000 shares held by the Mutual Pension Plan attributable to each of Messrs. Perkins, Davis and Connor because they share voting power as trustees of plan.

(4) Reflects shares allocated in Mutual ESOP and over which the participants share voting power.

(5) Shares are held by Piedmont Broadcasting Corporation.

MUTUAL BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Mutual Board of Directors conducts its business through board meetings and the activities of its committees. During the fiscal year ended September 30, 1995, the Mutual Board of Directors held 13 meetings. During such period, no director attended fewer than 75% of the aggregate of the total number of meetings of the Mutual Board of Directors and of the committees of which he was a member. The following committees have been established by the Mutual Board of Directors.

    EXECUTIVE COMMITTEE. This committee has all the powers of the Mutual Board of Directors between meetings of the Mutual Board of Directors. The directors that serve on this committee are Messrs. Perkins, Davis, Blackmon, Howard, and Bagby. Although the Executive Committee also has responsibility for compensation policy, the Board has made all compensation decisions during the last fiscal year. This committee held no meetings in fiscal 1995.

    Mutual does not have standing nominating or audit committees.

MUTUAL DIRECTORS COMPENSATION


    MUTUAL DIRECTORS FEES. Mutual Directors receive an annual retainer of $3,000 plus a fee of $300 per Mutual Board meeting attended and $200 per committee meeting attended. Mutual Services Corporation directors received a
fee of $75 for one meeting in fiscal year 1995.   Mr. Perkins, the Chairman
of the Board, received a salary in the amount of $1,400 per month for a portion of the fiscal year ending September 30, 1995, commencing on January 1, 1995.

MUTUAL EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table shows, for the fiscal years ending September 30, 1995, 1994 and 1993, the cash compensation paid by Mutual, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and those executive officers ("Named Executive Officers") of Mutual, who received salary and bonus in excess of $100,000 in fiscal 1995.

                                       Annual Compensation                    Long Term Compensation
                         -------------------------------------------   ------------------------------------
                                                                                Awards             Payouts
                                                                       -------------------------   -------
                                                                                      Securities
Name and                                                Other Annual    Restricted    Underlying    LTIP
Principal                        Salary      Bonus      Compensation   Stock Awards    Options/    Payouts     All Other
Position                 Year    ($)(1)        ($)         ($)(2)          ($)         SARs (#)     ($)(3)   Compensation ($)
----------               ----   ---------   ---------   ------------   ------------   ----------   -------   ----------------
Russell Perkins,         1995   $ 42,075     $  --       $   --           None           None        None      $  18,165(6)
 Chairman                1994    101,975        --           --           None           None        None          4,644(6)
 of the Board(4)         1993     99,980      9,000          --           None           None        None         43,882(6)

H. Dan Davis, President  1995    100,011        --           --           None           None        None         32,085(7)
 and Chief Executive     1994    100,663        --           --           None           None        None          4,572(7)
 Officer(5)              1993     95,509      8,644          --           None           None        None         42,769(7)


-----------------------
(1) Includes fees as director of Mutual, and compensation and fees for service as officers and directors of MSC.

(2) For fiscal 1995, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments with respect to long term incentive plans prior to settlement or maturation;
    (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3) Mutual does not maintain a long-term incentive plan.

(4) Mr. Perkins retired as Chief Executive Officer of Mutual effective December 31, 1994.


(5) Mr. Davis was named Chief Executive Officer effective January 1, 1995. Previously, Mr. Davis had served as President and Chief Operations Officer.



(6) Mr. Perkins was allocated 4,809 shares, 387 shares and 1,211 shares under the Mutual ESOP for 1993, 1994 and 1995, respectively. The Mutual ESOP allocation had an estimated market value of $43,882, $4,644 and $18,165, at September 30, 1993, 1994 and 1995, respectively. Mr. Perkins is 100% vested in all allocated amounts.



(7) Mr. Davis was allocated 4,687 shares, 381 shares and 2,139 shares under the Mutual ESOP for 1993, 1994 and 1995, respectively. The Mutual ESOP allocation had an estimated market value of $42,769, $4,572 and $32,085, at September 30, 1993, 1994 and 1995, respectively. Mr. Davis is 100% vested in all allocated amounts.


    STOCK OPTION PLAN. Mutual's 1987 Stock Option Plan (the "Option Plan") authorizes the granting to employees of Mutual of 115,000 options, as adjusted for the 2 for 1 stock split on March 15, 1989, to purchase Mutual Common Stock.

    The following table provides certain information with respect to the number of shares of Mutual Common Stock represented by outstanding stock options held by the Named Executive Officers as of September 30, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Mutual Common Stock. No options were exercised by the Named Executive Officers in fiscal 1995.

                       FISCAL YEAR END OPTION/SAR VALUES

                       Number of Securities             Value of Unexercised
                      Underlying Unexercised                In-the-money
                          Options/SARs                      Options/SARs
                        at Fiscal Year End               at Fiscal Year End
Name                 Exercisable/Unexercisable       Exercisable/Unexercisable(1)
----                 -------------------------       ----------------------------
Russell Perkins              36,800/0                        $368,000/0

H. Dan Davis                 29,900/0                         299,000/0

-----------------------
(1) The exercise price of the options is $5.00. As of September 30, 1995, the average of the bid and ask price as determined from the most recent trades was $15.00.

    EMPLOYMENT AGREEMENTS. H. Dan Davis, President and Chief Executive Officer, has an employment agreement with Mutual that is intended to maintain a stable and competent management base for Mutual.

    Mr. Davis' agreement currently provides for a three (3) year term. Commencing in 1989, on each anniversary date, the contract automatically renews for an additional year so the remaining term will remain three years unless notice is given to the contrary. The contract provides for a base salary, participation in stock option plans and other fringe benefits otherwise applicable to executive personnel. In the event Mutual chooses to terminate Mr. Davis' employment for reasons other than for cause, or in the event of Mr. Davis' resignation from Mutual upon: (i) failure to re-elect Mr. Davis as president and director; (ii) a material change in his functions, duties or responsibilities; (iii) liquidation, dissolution, consolidation, or merger of Mutual or transfer of all or substantially all of its assets in which Mutual is not the resulting institution and to which Mr. Davis does not consent; or (iv) a breach of the agreement by Mutual, he or his beneficiary would be entitled to a sum equal to the greater of (i) thirty-six (36) times the highest monthly salary, or (ii) the payments owed for the remaining term of the contract. The contract also provides that generally if termination results after a Change in Control (as that term is defined in the agreement) of Mutual (other than as a result of retirement), Mr. Davis would be entitled to a sum equal to thirty-six (36) times the highest monthly salary paid under the contract. Based upon the salary Mr. Davis received in fiscal 1995, Mr. Davis would be entitled to receive $279,108 in the event of a Change in Control as defined under his agreement.

INDEBTEDNESS OF MANAGEMENT

    Mutual has followed the policy of offering loans to its officers and employees for the financing of their personal residences and, for the past several years, for other personal reasons. Prior to the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") in August, 1989, these loans were made in the ordinary course of business and on substantially the same terms and collateral, except for interest rates, as those of comparable transactions prevailing at the time and did not involve more risk of collectability or present other unfavorable features. After FIRREA, all loans to directors and executive officers are made on substantially the same terms and conditions, including interest rates, fees and collateral, as loans to the general public.

    Set forth below is certain information as of September 30, 1995, relating to loans that in the aggregate exceed $60,000 made to officers of Mutual, if any loan to such person was made with preferential treatment.

                                          Largest
                                        Outstanding    Collected Rate     Balance
                                          Balance      September 30,    September 30,
    Name                   Loan Type      For 1994         1995            1995
---------------------   --------------  -----------    --------------   -------------
H. Dan Davis            First Mortgage     $55,789       4.319%(V)(2)     $52,102

James R. Jefferson(1)   First Mortgage      94,206       4.319 (V)(2)      90,455

-----------------------
(1) James R. Jefferson is the Treasurer and Chief Financial Officer of Mutual.


(2) Employees of Mutual are entitled to a special loan program which provides for reduced interest rates on home loans while employed by Mutual. The interest rate is based on Mutual's average cost of funds, including average cost of deposits, advances, and borrowings, on loans secured by the principal residence of the employee, to a maximum of $125,000. Loans are adjusted annually each March 1st as to interest rate and monthly payment. (V) indicates variable or adjustable rate.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended requires Mutual's executive officers and directors, and persons who own more than ten percent of a registered class of Mutual's equity securities, to file reports of ownership and changes in ownership with the OTS. Executive officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish Mutual with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Mutual believes that, since September 30, 1994, all filing requirements applicable to its executive officers, directors, and greater than ten-percent beneficial owners were complied with except that Messrs. Barker, Luther and Saunders failed to file a Form 3 reporting their beneficial ownership of Mutual stock upon becoming board members. However, such holdings were subsequently reported on the Form 5 by such directors for the fiscal year ended September 30, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MUTUAL COMMON STOCK


    Persons and groups owning in excess of 5.0% of Mutual Common Stock are required to file certain reports regarding such ownership with Mutual and with the OTS. Mutual is not aware of any person or group, other than the Mutual Savings Bank, F.S.B. Employee Stock Ownership Plan ("Mutual ESOP"), Mr. Russell Perkins and Mr. H. Dan Davis, that beneficially owns more than 5.0% of Mutual Common Stock as of the Mutual Record Date. See "-Information as to Mutual Nominees and Continuing Directors" herein for the ownership of Messrs. Perkins and Davis.


    The following table sets forth certain information, as of the Mutual Record Date, as to those persons or groups known to management as having reported beneficial ownership of more than 5.0% of Mutual Common Stock except for Messrs. Perkins and Davis.


      Name and Address                Amount and Nature of        Percentage
     of Beneficial Owner                    Ownership              of Class
-------------------------------       --------------------        ----------
Mutual Savings Bank, F.S.B.                 118,020(1)              10.23%
 Employee Stock Ownership Plan
 c/o William H. Smith, Trustee
 Smith & Stowe
 P.O. Box 190
 Danville, Virginia  24543

-----------------------
(1) All of the shares held by the Mutual ESOP are allocated to participants. An administrative committee, consisting of Directors Russell Perkins, H. Dan Davis, and Roy L. Connor, administers the Mutual ESOP. An unrelated corporate trustee for the Mutual ESOP has been appointed (the "Mutual ESOP Trustee"). The Mutual ESOP Trustee must vote all allocated shares held in the Mutual ESOP in accordance with the instructions of the participating employees. Allocated shares for which the Mutual ESOP Trustee receives no instructions from participants are voted by the Mutual ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended (the "ERISA").

               APPOINTMENT OF MUTUAL'S AUDITORS FOR FISCAL
                     YEAR ENDING SEPTEMBER 30, 1996

    Mutual's independent auditors for the fiscal year ended September 30, 1995 were Manning, Perkinson, Floyd & Company. The Board of Directors plans to renew Mutual's arrangements with Manning, Perkinson, Floyd & Company to be its auditors for the fiscal year ending September 30, 1996 and is seeking shareholder ratification of its decision. A representative of Manning, Perkinson, Floyd & Company is expected to be present at the Mutual Annual Meeting to respond to shareholder questions and will have the opportunity to make a statement if he so desires.

    THE BOARD OF DIRECTORS OF MUTUAL RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MANNING, PERKINSON, FLOYD & COMPANY AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1996.

                AUTHORITY TO ADJOURN MUTUAL'S ANNUAL MEETING

    The Merger as described above, must be approved by the holders of two-thirds of the outstanding shares of Mutual Common Stock. The form of revocable proxy sent to shareholders with this Joint Proxy Statement sets forth a proposal to permit the Board of Directors of Mutual to vote the proxy in favor of an adjournment of the annual meeting for up to 29 days in order to solicit further proxies voting in favor of the Merger. The proposal to authorize such adjournment must be approved by a majority of the votes present in person or by proxy at the annual meeting. In the event that a two-thirds vote has not been achieved within the 29-day adjournment period, the Mutual Board of Directors may elect to either re-solicit shareholders based on a new or revised prospectus/proxy statement or, subject to the terms of the Agreement, allow the Merger to terminate. MUTUAL'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL AND REQUESTS SHAREHOLDERS CHECK THE BOX PERMITTING ADJOURNMENT OF THE MUTUAL ANNUAL MEETING IN THE EVENT SUFFICIENT VOTES ARE NOT CAST IN FAVOR OF THE MERGER.


                 AMENDMENT AND RESTATEMENT OF ANB'S
                     ARTICLES OF INCORPORATION


    THE TEXT OF THE PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ANB, REFLECTING THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION OF
ANB TO BE EFFECTED BY THE ARTICLES OF INCORPORATION AMENDMENT, IS ATTACHED AS APPENDIX V TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE
TO APPENDIX V AND TO THE PROVISIONS OF THE VSCA.

    ANB currently is authorized to issue (i) 3,000,000 shares of ANB Common Stock and (ii) 200,000 shares of $5.00 par value preferred stock ("ANB Preferred Stock"). ANB's Board of Directors has unanimously approved a proposed amendment to ANB's Articles of Incorporation which would increase the number of authorized shares of ANB Common Stock from 3,000,000 to 10,000,000. Because the amendment to ANB's Articles of Incorporation to increase the number of authorized shares of ANB Common Stock is necessary to consummate the Merger, in the event that the shareholders of ANB fail to approve the Articles of Incorporation Amendment by the necessary vote, the Merger will not be consummated. However, in the event the Merger is not consummated but the Articles of Incorporation Amendment is approved, the proposed increase in the number of authorized shares of ANB Common Stock will be effected.


    As the Articles of Incorporation of ANB have previously been amended on several occasions but have not been restated, the Board of Directors intends, if the proposed Articles of Incorporation Amendment is approved, to restate ANB's Articles of Incorporation to consolidate all existing amendments to the Articles of Incorporation, together with the Articles of Incorporation Amendment. Accordingly, a vote in favor of the Articles of Incorporation Amendment will constitute a vote in favor of the proposed restatement of ANB's Articles of Incorporation. The restatement of ANB's Articles of Incorporation does not involve any amendments to such articles except the Articles of Incorporation Amendment. Included as Appendix V to this Joint Proxy Statement are the proposed Amended and Restated Articles of Incorporation of ANB, which include the Articles of Incorporation Amendment.

    As of September 30, 1995, there were 2,400,000 shares of ANB Common Stock issued and outstanding. In connection with the Merger, ANB will issue up to 814,000 shares of ANB Common Stock to the holders of Mutual Common Stock. As a result, upon completion of the Merger, ANB will have approximately 3,214,000 shares of ANB Common Stock outstanding. Because the resulting number of outstanding shares will exceed the number of shares currently authorized by the ANB Articles of Incorporation, ANB must increase the number of authorized shares of ANB Common Stock in order to complete the Merger as contemplated. In addition to permitting ANB to consummate the Merger, the proposed increase in the number of shares of ANB Common Stock will give the ANB Board flexibility to issue additional shares of ANB Common Stock in connection with stock dividends and stock splits, acquisitions, financings, employee benefits, and for other general corporate purposes without the expense and delay of obtaining shareholder approval of an amendment to the Articles of Incorporation increasing the number of authorized shares at that time, unless required by applicable law or by the rules of any stock exchange on which the ANB Common Stock then may be listed.

    The affirmative vote of more than two-thirds of the votes entitled to be cast at the ANB Special Meeting by holders of the issued and outstanding ANB Common Stock is required to increase the number of authorized shares of ANB Common Stock to 10,000,000. If the proposal is approved, officers of ANB promptly will make appropriate filings in the Commonwealth of Virginia and take any other action necessary to implement the amendment.

       THE BOARD OF DIRECTORS OF ANB RECOMMENDS THAT SHAREHOLDERS VOTE
                "FOR" THE ARTICLES OF INCORPORATION AMENDMENT.

                          SUPERVISION AND REGULATION


GENERAL

    ANB is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, ANB and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

    American National, ANB's national bank subsidiary, is a member of the BIF administered by the FDIC, and as such, its deposits are insured by the FDIC to the maximum extent provided by law. American National is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, including the National Bank Act and regulations adopted thereunder by the OCC. The OCC regularly examines the operations of American National and is given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The OCC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

    Mutual, as a federally-chartered savings bank, is subject to the regulation, supervision, and examination of the OTS, as well as the back-up examination and supervision of the FDIC as its deposit insurer. Mutual is a member of the SAIF of the FDIC, and its deposits are insured by the FDIC to the maximum extent permitted by law. Mutual is also a member of the Federal Home Loan Bank of Atlanta.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company.

   The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, as amended (the "CRA"), both of which are discussed below. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that ANB and any other bank holding company located in Virginia may now acquire a bank located in any other state, and a bank holding company located outside Virginia is able to acquire any Virginia-based bank, regardless of state law to the contrary, in either case subject to certain deposit percentage and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Virginia is among the 13 states that have so opted in. Accordingly, were ANB to acquire a bank located in a state other than Virginia that had also opted in, it would be able to consolidate American National and the acquired bank into a single entity with interstate branches following the acquisition. Mutual, as a federally-chartered thrift, currently possesses the authority to establish and operate branch offices in Virginia and anywhere else in the country, either through mergers with other depository institutions, branch purchases, or DE NOVO branching.

    The BHC Act generally prohibits ANB from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Under the HOLA, Mutual's ability to invest in certain types of loans and other assets is subject to certain restrictions, including: (i) a limit of 400% of its capital on the aggregate amount of loans secured by nonresidential real estate property; (ii) a limit of 10% of its assets on commercial loans; and (iii) a limit of 35% of its assets on consumer loans and acquisitions of certain debt securities. Mutual is also required by the HOLA to meet a qualified thrift lender or "QTL" test, under which it must maintain at least 65% of its "portfolio assets" in certain housing-related investments in at least nine months out of every 12-month period. At September 30, 1995, Mutual maintained 74.31% of its portfolio assets in qualified thrift investments.


COMMUNITY REINVESTMENT

    American National and Mutual are subject to the provisions of the CRA and the federal banking agencies' implementing regulations. Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly chartered institution; (iii) establish a new branch office that will accept deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following their most recent CRA compliance examinations, American National and Mutual each received "satisfactory" CRA ratings.


    In December, 1993, the federal banking agencies proposed to revise their CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. In response to widespread criticisms of the December, 1993 proposal, the agencies in September, 1994, issued a revised proposal, which was adopted substantially as proposed on April 17, 1995. Under the new CRA regulations, which are scheduled to go into effect starting on January 1, 1996, the current process-based CRA assessment factors are to be replaced with a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance will consist of three tests: a lending test; an investment test; and a service test. Each of these tests will be applied by the institution's federal regulator in an assessment context that would take into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test - the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks - will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator will weigh each of these lending categories to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test will include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by the lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions will be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.


    The focus of the investment test will be the degree to which the institution is helping to meet the needs of its service area through qualified investments that (i) benefit low-to-moderate income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test will be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs. The service test will evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs, (ii) the institution's record of opening and closing branch offices and ATMs, and
(iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to-moderate income areas. The federal regulators also will consider an institution's community development service as part of the service test. A separate community development test will be applied to wholesale or limited purpose financial institutions.

    Smaller institutions, those having total assets of less than $250 million, will be evaluated under more streamlined criteria. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

    The joint agency CRA regulation provides that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial non-compliance. An institution will then receive a certain number of points for its rating on each test, and the points will be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications.

PAYMENT OF DIVIDENDS

    ANB is a legal entity separate and distinct from American National and its subsidiaries. The principal source of cash flow of ANB, including cash flow to pay dividends to its shareholders, is dividends from American National. There are statutory and regulatory limitations on the payment of dividends by American National to ANB as well as ANB to its shareholders. Separate restrictions also apply to the payment of dividends by Mutual to its shareholders.

    As a national bank, American National is subject to the applicable provisions of the National Bank Act and to the regulations of the OCC as to the payment of dividends. Under the National Bank Act, a national bank may only pay dividends from "net profits then on hand," which the OCC has defined as retained earnings (including surplus in excess of required amounts that is derived from and transferred back to retained earnings).

    Mutual is subject to the OTS' regulations governing dividend payments and other capital distributions. Under those regulations, a savings association that is well capitalized is permitted to declare dividends of up to the greater of (i) sum of 100% of its current net income plus one-half of its capital in excess of the minimum regulatory requirements or (ii) 75% of its net income during the most recent four-quarter period. Mutual is not permitted to pay dividends if its shareholders' equity would be reduced below the amount required for its Liquidation Account. Mutual's declaration of dividends is also dependent upon tax considerations and general economic conditions.

    In addition, under FDICIA, a national bank or federal savings bank may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve has issued a policy statement which provides that bank holding companies should generally pay dividends only out of current operating earnings.

    The payment of dividends by ANB, American National, and Mutual may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

    There are various restrictions on the extent to which ANB can borrow or otherwise obtain credit from American National. American National (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings-bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of American National and its subsidiaries may not exceed 10% of the capital stock and surplus of American National; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of American National and its subsidiaries may not exceed 20% of the capital stock and surplus of American National. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services.

CAPITAL ADEQUACY

    ANB, American National, and Mutual are required to comply with the capital adequacy standards established by the Federal Reserve in the case of ANB, the OCC in the case of American National, and the OTS in the case of Mutual.
There are two basic measures of capital adequacy for bank holding companies and insured depository institutions that have been promulgated by the federal banking agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a depository institution to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions or their holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and, only for bank holding companies, a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a
limited amount of loan loss reserves.    At September 30, 1995, the
Risk-Based Capital Ratio was 20.16% for both ANB and American National. Mutual's Risk-Based Capital Ratio was 50.03% at September 30, 1995.

    In addition, the federal banking agencies have established minimum leverage ratio guidelines for bank holding companies and depository institutions. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for entities that meet certain specified criteria, including having the highest regulatory rating. All other holding companies and depository institutions generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. At September 30, 1995, ANB's, American National's, and Mutual's Leverage Ratios were 11.08%, 11.08%, and 17.73%, respectively. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Neither ANB, American National, nor Mutual has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.


    Failure to meet capital guidelines could subject a depository institution to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "--Prompt Corrective Action."


    The federal regulators continue to indicate their desire to refine the capital requirements applicable to depository institutions and bank holding companies in order to more accurately reflect the risks other than credit risk to which banks are subject. In this regard, the Federal Reserve and the OCC have, pursuant to FDICIA, proposed an amendment to the Risk-Based Capital standards which would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. In the case of Mutual, the OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations.

SUPPORT OF AMERICAN NATIONAL

    Under Federal Reserve policy, ANB is expected to act as a source of financial strength for, and to commit resources to support, American National. This support may be required at times when, absent such Federal Reserve policy, ANB may not be inclined to provide it. In addition, any capital loans by ANB to American National are subordinate in right of payment to deposits and to certain other indebtedness of American National. In the event of ANB's bankruptcy, any commitment by ANB to a federal bank regulatory agency to maintain the capital of American National will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions (and are authorized to take other discretionary actions) with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the depository institution regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal regulatory agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rule implementing the prompt corrective action provisions, an institution that (i) has a Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency, is deemed to be "well capitalized." An institution with a Risk-Based Capital ratio of 8.0% or greater, a Tier 1 Risk-Based Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Risk-Based Capital ratio of less than 8.0%, a Tier 1 Risk-Based Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Risk-Based Capital ratio of less than 6.0%, a Tier 1 Risk-Based Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the Risk-Based Capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal regulatory agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet is capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA. For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

    At September 30, 1995 American National and Mutual both had the requisite capital levels to qualify as well capitalized.

BROKERED DEPOSITS

    The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a depository institution cannot accept, roll over, or renew brokered deposits unless (i) it is well capitalized or
(ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because both American National and Mutual had at September 30, 1995, the requisite capital levels to qualify as well capitalized, the brokered deposits regulation will have no material effect on the funding or liquidity of either institution.

FDIC INSURANCE ASSESSMENTS

    Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994 and replaces a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories:
(i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator, information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.


    Assessment rates for the first half of 1995 for members of both the BIF and the SAIF, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and financially sound) to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").



    The FDI Act requires that the SAIF and BIF funds each be recapitalized until reserves reach a designated ratio of at least 1.25% of the deposits insured by that fund. The SAIF is not expected to be recapitalized until 2002. SAIF reserves have not grown as quickly as the BIF reserves due to a number of factors, including the fact that a significant portion of SAIF premiums have been and are currently being used to make payments on the FICO bonds issued in the late 1980s by the Financing

Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation.



    Once the designated ratio for the BIF was reached, which appears to have occurred some time during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain a fund's reserve ratio at the designated level. In August 1995, the FDIC reduced the assessment rates for BIF members. Under the revised assessment schedule, which became effective on June 1, 1995, BIF-insured institutions were to pay assessments ranging from 0.04% of deposits to 0.31% of deposits, with an average assessment rate of 4.5 basis points. Refunds, with interest, were paid to BIF-insured institutions for assessments they had paid for the period beginning on June 1, 1995, and American National received $132,000. Subsequently, on November 14, 1995, the FDIC voted to reduce annual assessments to the legal minimum of $2,000 for all BIF-insured institutions except those that are not well capitalized and are assigned to the higher supervisory risk categories.



    At the same time, the FDIC elected to retain the existing assessment range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. As a result of the BIF premium reduction, institutions that are required to pay SAIF premiums, such as Mutual, are likely to be subject to a significant competitive disadvantage relative to BIF-insured institutions, pending any legislative action to remedy the disparity. The FDIC has recognized that the disparity may have adverse consequences for such institutions, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits. Further, it is not currently known whether institutions that are required to pay SAIF premiums will be required to pay higher deposit insurance premiums in the future.



    On July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining the Proposed Plan to recapitalize the SAIF, certain features of which were subsequently approved by the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the BIF-SAIF disparity. In negotiations between members of the Banking Committees of the House and Senate to reconcile the differences in the two bills, it was agreed on November 7, 1995 that the current Budget Reconciliation Package will focus on the financial problems of the SAIF. Under the Committee Agreement, all SAIF-member institutions will pay a special assessment to recapitalize the SAIF, and the assessment base for the payments on the FICO bonds would be expanded to include the deposits of both BIF- and SAIF-insured institutions. The amount of the special assessment required to recapitalize the SAIF is currently estimated to be approximately 80 basis points (0.80% of deposits), somewhat less than the 85 basis point assessment that had been previously estimated as necessary. The special assessment would be payable some time in 1996 based on the amount of SAIF-insured deposits held on March 31, 1995. The Committee Agreement will also permit BIF-insured institutions holding deposits subject to SAIF assessments to reduce such SAIF deposits by 20% in computing the institutions' special assessment. There is some question as to whether either BIF-insured institutions acquiring SAIF-insured institutions after March 31, 1995 or SAIF-insured institutions that go out of existence prior to the enactment of the Budget Reconciliation legislation will be required to pay any


                                  -136
special assessment under the current language of the legislation. If an 80 basis point assessment were assessed against Mutual's deposits as of March 31, 1995, Mutual would be required to pay a special assessment on its SAIF-insured deposits of $536,500. In accordance with generally accepted accounting principles, Mutual had not recorded an accrual for the special assessment at December 31, 1995. The special assessment paid by Mutual would be at least partially offset by a reduction in insurance premiums paid by Mutual (or American National, following the Merger) if, as expected, the FDIC were to reduce SAIF premiums to BIF levels following payment of the special assessment and recapitalization of the SAIF.



    The Budget Reconciliation Package would also provide for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. They also agreed that Congress should consider and act upon separate legislation to eliminate the thrift charter and to abolish the OTS and transfer its functions to the OCC, the FDIC, and the Federal Reserve as early as possible in 1996. If adopted, such legislation would require that Mutual, as a federal savings bank, convert to a bank charter in the event that the Merger were not consummated. Such a requirement to convert to a bank charter would cause Mutual to lose the favorable tax treatment for its bad debt reserves that it currently enjoys under section 593 of the Code and to have all or part of its existing bad debt reserves recaptured into income. The Merger would also result in the recapture of Mutual's bad debt reserves into income.



    Under section 593 of the Code, thrift institutions such as Mutual, which meet certain definitional tests primarily relating to their assets and the nature of their business, are permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions, may, within specified limitations, be deducted in arriving at their taxable income. Mutual's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may be computed using an amount based on Mutual's actual loss experience, the Experience Method, or a percentage equal to 8.0% of Mutual's taxable income, the PTI Method, computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Under pending tax legislative proposals, a small thrift institution (those with less than $500 million in assets) would no longer be permitted to make additions to its tax bad debt reserve under the PTI Method, but would be permitted to use the Experience Method in lieu of deducting bad debts only as they occur. A small thrift institution would be required to recapture over a multi-year period the lesser of (i) the balance of its bad debt reserves in excess of the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the Experience Method. Under the proposed legislation, the bad debt reserve recapture requirements discussed above would be suspected for each of two successive taxable years beginning January 1, 1996 in which a thrift institution originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the thrift during its six taxable years preceding 1996.



    The managements of ANB and Mutual cannot predict whether the above legislation or any other legislative proposal will be enacted as described above or, if enacted, the amount of any special SAIF assessment, whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums or whether, if thrifts are required to convert to a bank charter, there will be any relief from the additional tax liabilities that would be incurred upon the recapture of their bad debt reserves. It also cannot be predicted whether some other legislative action will be taken to address the BIF-SAIF disparity and what consequences such action could have for SAIF members. A significant increase in SAIF insurance premiums, either absolutely or relative to BIF premiums, a significant one-time fee to recapitalize the SAIF or a significant tax liability associated with the recapture of the bad debt reserve could have an adverse effect on the operating expenses and results of operations of Mutual or American National if such expenses are incurred following the Merger.

    Under the Federal Deposit Insurance Act ("FDI Act"), insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

    The FDI Act, as amended by the FDICIA, and the Riegle Community Development and Regulatory Improvement Act of 1994 ("Community Development Act"), requires the federal bank regulatory agencies, to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. The federal agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, them to order an institution that has been notified that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the federal agency may seek to enforce such an order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.


DEPOSITOR PREFERENCE

    The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

OTHER

    Because of concerns relating to the competitiveness and the safety and soundness of the industry, the Congress continues to consider a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. Among such bills are proposals to alter the statutory separation of commercial and investment banking and to further expand the powers of depository institutions, bank holding companies, and competitors of depository institutions. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the businesses of ANB, American National, or Mutual may be affected thereby.

                      DESCRIPTION OF ANB CAPITAL STOCK


    In the event the Articles of Incorporation Amendment is effected, the authorized capital stock of ANB will consist of (i) 10,000,000 shares of ANB Common Stock and (ii) 2,000,000 shares of ANB Preferred Stock. Upon completion of the Merger, based on the outstanding shares of Mutual Common Stock and ANB Common Stock on the Mutual Record Date and the ANB Record Date, respectively, approximately 3,214,000 shares of ANB Common Stock will be issued and outstanding, and no shares of ANB Preferred Stock will be issued and outstanding. ANB Common Stock will be listed for trading on the OTC Bulletin Board under the symbol "AMNB." The following discussion is a brief summary of the ANB capital stock and the relevant provisions of Virginia law and the Amended Articles of Incorporation and Bylaws of ANB. The following summary does not purport to be complete and is qualified in its entirety by reference to the VSCA and to the Amended Articles of Incorporation, which are attached hereto as Appendix V and are incorporated herein by reference, and the Bylaws of ANB. See "Effect of the Merger on Rights of Shareholders" and "Amendment and Restatement of ANB's Articles of Incorporation."


ANB COMMON STOCK

    VOTING RIGHTS. Each share of the ANB Common Stock has the same relative rights and is identical in all respects with every other share of the ANB Common Stock. The shareholders of ANB Common Stock possess exclusive voting rights in ANB, except to the extent that shares of ANB Preferred Stock issued in the future may have voting rights, if any. Each shareholder of ANB Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the ANB Common Stock. Holders of shares of ANB Common Stock are not entitled to cumulate votes for the election of directors.


    DIVIDENDS. Subject to such preferences as may be applicable to any shares of ANB Preferred Stock which may be issued in the future, the holders of ANB Common Stock are entitled to such dividends as the Board of Directors of ANB may declare from time to time out of funds legally available therefor and will be entitled to share pro rata in liquidating and other distributions to shareholders. Dividends from ANB will depend upon the receipt by ANB of dividends from American National because ANB will have no source of income other than dividends from American National. See "Supervision and Regulation--Payment of Dividends."


    LIQUIDATION. In the event of the liquidation, dissolution, or winding up of ANB, the holders of shares of ANB Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of ANB, subject to prior distribution rights of ANB Preferred Stock, if any, then outstanding.

    OTHER CHARACTERISTICS. Holders of ANB Common Stock do not have any preemptive, conversion, or other subscription rights with respect to any additional shares of ANB Common Stock that may be issued. Therefore, the Board of Directors of ANB may sell shares of capital stock of ANB without first offering it to existing shareholders. ANB Common Stock is not subject to any redemption or sinking fund provisions. Upon completion of the Merger, the outstanding shares of ANB Common Stock will be fully paid and non assessable.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for ANB Common Stock is ANB.

ANB PREFERRED STOCK

    The ANB Preferred Stock may be issued from time to time by the Board of Directors of ANB as shares of one or more classes or series. As provided by Virginia law, the Board of Directors of ANB will be authorized by adopting resolutions to establish the number of shares to be included in each class or series and to fix the designations and relative powers, preferences, rights, qualifications, and limitations or restrictions thereof, including the dividend rate, terms of redemption, convertibility, voting rights, and any obligation to retire the shares or series pursuant to a sinking fund. If and when issued, ANB Preferred Stock is likely to rank prior to the ANB Common Stock as to dividend rights, liquidation preferences, or both and may have full or limited voting rights. The ANB Board of Directors has no present intention to issue any of the ANB Preferred Stock. Because of its broad discretion with respect to the creation and issuance of any series of ANB Preferred Stock without shareholder approval, the ANB Board of Directors could affect adversely the voting power of the holders of ANB Common Stock and by issuing shares of ANB Preferred Stock with certain voting, conversion, and/or redemption rights, could discourage any attempt to obtain control of ANB in any transaction not approved by ANB's Board of Directors.

                               LEGAL MATTERS


    Alston & Bird, counsel for ANB, has delivered its opinion to the effect that ANB Common Stock to be issued to the holders of Mutual Common Stock in connection with the Merger, when issued as contemplated in the Agreement, will be validly issued, fully paid, and nonassessable. Alston & Bird has delivered its opinion concerning the federal income tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences." Certain other legal matters in connection with the Merger will be passed upon for ANB by Alston & Bird and for Mutual by Muldoon, Murphy & Faucette, counsel to Mutual.


                                EXPERTS

    The consolidated financial statements of ANB incorporated in this Joint Proxy Statement by reference from ANB's Annual Report on Form 10-K for the year ended December 31, 1994, and attached to this Joint Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is incorporated herein by reference and attached to this Joint Proxy Statement, and are incorporated by reference herein and attached hereto in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The consolidated financial statements of Mutual as of September 30, 1995, and 1994, and for each of the years in the three-year period ended September 30, 1995, and attached to this Joint Proxy Statement, have been included herein in reliance upon the report Manning, Perkinson, Floyd & Company, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               OTHER MATTERS

MISCELLANEOUS

    As of the date of this Joint Proxy Statement, the Board of Directors of Mutual and the Board of Directors of ANB know of no matter which will be presented for consideration at the Meetings other than as described in this Joint Proxy Statement. However, if any other matter shall come before the Mutual Annual Meeting or any adjournment or postponement thereof or the ANB Special Meeting or any adjournment or postponement thereof and be voted upon, the proposed proxy will be deemed to confer discretionary authority to the individuals named as authorized herein to vote the shares represented by such proxy as to any such matters.

SOLICITATION

    In addition to solicitation by mail, proxies may be solicited by the officers, directors, and employees of Mutual and ANB by telephone, telegram, or in person. Such directors, officers, and employees will not be compensated additionally for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All other expenses associated with soliciting proxies will be borne by the party incurring the same, except for the expenses of printing, filing, and mailing this Joint Proxy Statement, which will be shared equally by Mutual and ANB.

                             SHAREHOLDER PROPOSALS

    If the Merger is consummated, it currently is anticipated that ANB will hold its first annual meeting of shareholders following such consummation during April, 1996. As disclosed in the proxy statement sent to shareholders in connection with the 1995 Annual Meeting of Shareholders of ANB, shareholders wishing to submit proposals for inclusion in the ANB proxy statement must submit them to ANB on or before January 2, 1996 for consideration by ANB for possible inclusion in such proxy materials.

    If the Merger is not consummated, proposals of Mutual shareholders intended to be presented at its 1997 Annual Meeting of Shareholders must be received by Mutual at its principal executive offices on or before ___________, 1996, in order to be included in Mutual's proxy statement and form of proxy relating to its 1997 Annual Meeting of Shareholders of Mutual.

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN NATIONAL BANKSHARES INC.

  Report of Independent Public Accountants..................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1993..............................................        F-3
  Consolidated Statements of Income for the Years Ended December 31, 1994, 1993, and 1992...................        F-4
  Consolidated Statements of Changes in Shareholders' Investment for the Years Ended December 31, 1994,
   1993, and 1992...........................................................................................        F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993, and 1992...............        F-6
  Notes to Consolidated Financial Statements................................................................        F-7

  Consolidated Condensed Balance Sheets as of September 30, 1995 and December 31, 1994 (Unaudited)..........       F-17
  Consolidated Condensed Statements of Income for the Three Months Ended September 30, 1995 and 1994
   (Unaudited)..............................................................................................       F-18
  Consolidated Condensed Statements of Income for the Nine Months Ended September 30, 1995 and 1994
   (Unaudited)..............................................................................................       F-19
  Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1995 and 1994 (Unaudited)...       F-20
  Notes to Consolidated Condensed Financial Statements......................................................       F-21

MUTUAL SAVINGS BANK, F.S.B.

  Independent Auditor's Report..............................................................................       F-22
  Consolidated Statements of Financial Condition as of September 30, 1995 and 1994..........................       F-23
  Consolidated Statements of Operations for the Years Ended September 30, 1995, 1994, and 1993..............       F-24
  Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 1995, 1994, and 1993....       F-25
  Consolidated Statements of Cash Flows for the Years Ended September 30, 1995, 1994, and 1993..............       F-26
  Notes to Consolidated Financial Statements................................................................       F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of Directors of American National Bankshares Inc.:

    We have audited the accompanying consolidated balance sheets of American National Bankshares Inc. (a Virginia corporation) and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' investment and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American National Bankshares Inc. and Subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
January 13, 1995.

                          CONSOLIDATED BALANCE SHEETS
                American National Bankshares Inc. and Subsidiary


                                                                                             DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1994           1993
                                                                                      -------------  -------------
ASSETS
Cash and Due from Banks (Notes 1 and 7).............................................  $   9,177,088  $   6,307,888
Federal Funds Sold (Note 1).........................................................      4,650,000      1,550,000
Interest-Bearing Deposits in Other Banks............................................      1,585,961      3,499,087
Investment Securities (Notes 1 and 3):
  U.S. Government...................................................................     65,952,135     73,333,861
  Federal agencies..................................................................      2,809,151      8,206,271
  State and municipal...............................................................     10,479,607     10,276,001
  Other investments.................................................................         10,000         10,000
                                                                                      -------------  -------------
    Total investment securities (market value of $77,231,293 in 1994 and $92,798,939
     in 1993).......................................................................     79,250,893     91,826,133
                                                                                      -------------  -------------
Loans (Notes 1, 4, and 8)...........................................................    155,435,934    143,846,487
  Less --
  Unearned income...................................................................     (1,956,678)    (3,814,927)
  Reserve for loan losses...........................................................     (2,353,411)    (2,154,771)
                                                                                      -------------  -------------
    Net loans.......................................................................    151,125,845    137,876,789
                                                                                      -------------  -------------
Federal Reserve Stock, Federal Home Loan Bank Stock and Other, at cost..............        944,600        201,500
Bank Premises and Equipment, at cost, less accumulated depreciation of $4,239,886 in
 1994 and $3,788,225 in 1993 (Note 1)...............................................      3,401,759      3,233,279
Accrued interest receivable and other assets........................................      3,632,185      3,211,125
                                                                                      -------------  -------------
    Total assets....................................................................  $ 253,768,331  $ 247,705,801
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Liabilities:
  Demand deposits -- non-interest bearing...........................................  $  27,827,503  $  28,045,965
  Demand deposits -- interest bearing...............................................     31,773,232     31,133,749
  Money market deposits.............................................................     21,915,675     20,572,014
  Savings deposits..................................................................     54,028,591     59,607,003
  Time deposits (Note 5)............................................................     80,315,772     78,296,226
                                                                                      -------------  -------------
    Total deposits 215,860,773 217,654,957
  Repurchase agreements.............................................................      6,104,795             --
  Accrued interest payable and other liabilities....................................      1,017,091        969,212
                                                                                      -------------  -------------
    Total liabilities...............................................................    222,982,659    218,624,169
                                                                                      -------------  -------------
Shareholders' Investment (Notes 2 and 10):
  Preferred stock, $5 par, 200,000 shares authorized, none outstanding..............             --             --
  Common stock, $1 par, 3,000,000 shares authorized, 2,400,000 shares outstanding...      2,400,000      2,400,000
  Capital in excess of par value....................................................      5,400,000      5,400,000
  Net unrealized loss (Note 3)......................................................        (28,641)            --
  Retained earnings.................................................................     23,014,313     21,281,632
                                                                                      -------------  -------------
    Total shareholders' investment..................................................     30,785,672     29,081,632
                                                                                      -------------  -------------
    Total liabilities and shareholders' investment..................................  $ 253,768,331  $ 247,705,801
                                                                                      -------------  -------------
                                                                                      -------------  -------------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       CONSOLIDATED STATEMENTS OF INCOME
                American National Bankshares Inc. and Subsidiary

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1994           1993           1992
                                                                       -------------  -------------  -------------
INTEREST INCOME:
  Interest and fees on loans (Note 4)................................  $  11,797,860  $  10,606,879  $  11,039,406
  Interest on federal funds sold and other...........................        171,167        321,534        489,724
  Income on investment securities:
  U.S. Government....................................................      3,203,707      3,710,226      4,164,471
  Federal agencies...................................................        272,729        622,617        737,971
  State and municipal (tax-exempt)...................................        610,851        656,374        916,731
  Other investments..................................................            550            550            550
                                                                       -------------  -------------  -------------
    Total interest income............................................     16,056,864     15,918,180     17,348,853
                                                                       -------------  -------------  -------------
INTEREST EXPENSE:
  Interest on deposits:
    Demand...........................................................        751,388        796,821        959,667
    Money market.....................................................        510,267        591,229        733,877
    Savings..........................................................      1,577,452      1,870,521      1,630,780
    Time (Note 5)....................................................      3,494,147      3,755,283      5,439,801
  Interest on federal funds purchased and repurchase agreements......         41,033          3,387         62,007
                                                                       -------------  -------------  -------------
      Total interest expense.........................................      6,374,287      7,017,241      8,826,132
                                                                       -------------  -------------  -------------
NET INTEREST INCOME..................................................      9,682,577      8,900,939      8,522,721
PROVISION FOR LOAN LOSSES (NOTES 1 AND 4)............................        271,802        213,500        229,650
                                                                       -------------  -------------  -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..................      9,410,775      8,687,439      8,293,071
                                                                       -------------  -------------  -------------
NON-INTEREST INCOME:
  Trust department income............................................      1,396,072      1,469,727      1,351,057
  Service charges on deposit accounts................................        278,807        256,071        209,319
  Non-deposit fees and insurance commissions.........................        103,713         80,090        104,545
  Other income.......................................................        107,266         64,660         62,858
                                                                       -------------  -------------  -------------
      Total non-interest income......................................      1,885,858      1,870,548      1,727,779
                                                                       -------------  -------------  -------------
NON-INTEREST EXPENSE:
  Salaries...........................................................      2,767,447      2,753,944      2,563,488
  Pension and other employee benefits (Note 9).......................        683,386        472,440        357,313
  Occupancy and equipment expense (Note 1)...........................        870,545        830,645        745,388
  FDIC insurance expense.............................................        484,337        469,690        452,894
  Postage and printing...............................................        237,108        254,519        239,192
  Other expenses.....................................................      1,076,129        991,009        931,572
                                                                       -------------  -------------  -------------
      Total non-interest expense.....................................      6,118,952      5,772,247      5,289,847
                                                                       -------------  -------------  -------------
INCOME BEFORE INCOME TAX PROVISION...................................      5,177,681      4,785,740      4,731,003
INCOME TAX PROVISION (NOTES 1 AND 6).................................      1,645,000      1,483,000      1,237,000
                                                                       -------------  -------------  -------------
NET INCOME...........................................................  $   3,532,681  $   3,302,740  $   3,494,003
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
NET INCOME PER COMMON SHARE, BASED ON 2,400,000 SHARES OUTSTANDING
 (NOTE 10)...........................................................  $        1.47  $        1.38  $        1.46

The accompanying notes to consolidated financial statements are an integral part of these statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' INVESTMENT
                American National Bankshares Inc. and Subsidiary
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                          COMMON STOCK       CAPITAL IN      NET                       TOTAL
                                      ---------------------  EXCESS OF   UNREALIZED    RETAINED    SHAREHOLDERS'
                                       SHARES      AMOUNT    PAR VALUE      LOSS       EARNINGS     INVESTMENT
                                      ---------  ----------  ----------  -----------  -----------  -------------
Balance, December 31, 1991..........  1,200,000  $1,200,000  $5,400,000   $      --   $18,396,889   $24,996,889
Net income..........................         --          --          --          --     3,494,003     3,494,003
Cash dividends, at $.66 per share...         --          --          --          --    (1,584,000)   (1,584,000)
Common stock issued pursuant to a 2
 for 1 stock split (Note 10)........  1,200,000   1,200,000          --          --    (1,200,000)           --
                                      ---------  ----------  ----------  -----------  -----------  -------------
Balance, December 31, 1992..........  2,400,000  $2,400,000  $5,400,000   $      --   $19,106,892   $26,906,892
Net income..........................         --          --          --          --     3,302,740     3,302,740
Cash dividends, at $.47 per share...         --          --          --          --    (1,128,000)   (1,128,000)
                                      ---------  ----------  ----------  -----------  -----------  -------------
Balance, December 31, 1993..........  2,400,000  $2,400,000  $5,400,000   $      --   $21,281,632   $29,081,632
Net income..........................         --          --          --          --     3,532,681     3,532,681
Cash dividends, at $.75 per share...         --          --          --          --    (1,800,000)   (1,800,000)
Net unrealized loss.................         --          --          --          --       (28,641)      (28,641)
                                      ---------  ----------  ----------  -----------  -----------  -------------
Balance, December 31, 1994..........  2,400,000  $2,400,000  $5,400,000   $ (28,641)  $23,014,313   $30,785,672
                                      ---------  ----------  ----------  -----------  -----------  -------------
                                      ---------  ----------  ----------  -----------  -----------  -------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                American National Bankshares Inc. and Subsidiary

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                      1994            1993             1992
                                                                 --------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Interest received............................................  $   16,004,339  $    16,392,487  $    17,958,281
  Fees and commissions received................................       1,826,504        2,105,099        1,440,224
  Interest paid................................................      (6,359,202)      (7,064,332)      (9,253,296)
  Cash paid to suppliers and employees.........................      (5,723,550)      (5,388,813)      (4,975,314)
  Income taxes paid............................................      (1,686,255)      (1,736,707)      (1,160,897)
                                                                 --------------  ---------------  ---------------
  Net cash provided by operating activities....................       4,061,836        4,307,734        4,008,998
                                                                 --------------  ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturing investment securities.................      39,803,176       37,252,284       28,354,415
  Purchase of investment securities and corporate stock........     (28,174,861)     (35,815,616)     (36,385,202)
  Proceeds from maturing interest-bearing deposits in other
   banks.......................................................       2,000,000               --        4,000,000
  Interest-bearing deposits made in other banks................         (86,874)      (1,498,725)      (1,999,290)
  Net increase in loans made to customers......................     (13,520,859)     (10,150,260)      (6,483,572)
  Capital expenditures.........................................        (623,829)        (363,823)        (885,356)
                                                                 --------------  ---------------  ---------------
  Net cash used by investing activities........................        (603,247)     (10,576,140)     (13,399,005)
                                                                 --------------  ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in demand, money market and savings
   deposits....................................................      (3,813,729)       8,188,100       37,559,630
  Net increase (decrease) in certificates of deposit...........       2,019,545       (2,972,016)     (25,740,264)
  Net increase (decrease) in repurchase agreements.............       6,104,795               --         (930,000)
  Repayment of note payable....................................              --               --          (30,000)
  Dividends paid...............................................      (1,800,000)      (1,128,000)      (1,584,000)
                                                                 --------------  ---------------  ---------------
  Net cash provided by financing activities....................       2,510,611        4,088,084        9,275,366
                                                                 --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........       5,969,200       (2,180,322)        (114,641)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................       7,857,888       10,038,210       10,152,851
                                                                 --------------  ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................  $   13,827,088  $     7,857,888  $    10,038,210
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING
 ACTIVITIES:
  Net income...................................................  $    3,532,681  $     3,302,740  $     3,494,003
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation...............................................         455,349          393,941          257,650
    Provision for loan losses..................................         271,802          213,500          229,650
    Provision (benefit) for deferred income taxes..............        (125,000)          40,525         (107,404)
    Increase (decrease) in accrued interest receivable and
     other assets..............................................        (121,627)         630,592          348,979
    Increase (decrease) in interest payable and other
     liabilities...............................................          48,631         (273,564)        (213,880)
                                                                 --------------  ---------------  ---------------
  Net cash provided by operating activities....................  $    4,061,836  $     4,307,734  $     4,008,998
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1994, 1993 and 1992
                American National Bankshares Inc. and Subsidiary

1.  SUMMARY OF ACCOUNTING POLICIES:

CONSOLIDATION

    The consolidated financial statements include the amounts and results of operations of American National Bankshares Inc. (the Corporation) and its wholly-owned subsidiary, American National Bank and Trust Company (the Bank). All significant intercompany transactions and accounts are eliminated in consolidation.

INVESTMENT SECURITIES

    Management determines the appropriate classification of securities at the time of purchase. Securities classified as held for investment are those securities that management intends to hold to maturity, subject to continued credit-worthiness of the issuer and the Bank has the ability to hold on a long-term basis. Accordingly, these securities are stated at cost, adjusted for amortization of premium and accretion of discount on the level yield method. Gains or losses on sales of securities are recognized on a specific identification method. In 1993, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". During 1994 the Bank purchased and designated one issue of debt securities as "available for sale". This security has been adjusted to its market value at December 31, 1994.

LOANS

    Commercial loans accrue interest on the unpaid balance of the loans. Consumer installment loans made prior to April 1, 1994 earn interest on the level yield method based on the daily outstanding balance. Consumer loans made subsequent to April 1, 1994 accrue interest on the unpaid balance of the loans. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method.

RESERVE FOR LOAN LOSSES

    The reserve for loan losses is an estimate of losses inherent in the loan portfolio as determined by management taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become reasonably estimable.

BANK PREMISES AND EQUIPMENT

    Additions and major replacements are added to bank premises and equipment at cost. Maintenance and repair costs are charged to expense when incurred. Premises and equipment are depreciated over their estimated useful lives using primarily accelerated methods.

INCOME AND EXPENSE RECOGNITION

    The Bank utilizes the accrual method of accounting in recognizing items of income and expense.

STATEMENT OF CASH FLOWS

    Cash and cash equivalents include cash and amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

INCOME TAXES

    Deferred income taxes have been provided where different accounting methods have been used for reporting income for income tax and for financial reporting purposes.

UNADOPTED ACCOUNTING PRONOUNCEMENTS

    Statements of Financial Accounting Standards Nos. 114 and 118, which address accounting by creditors for loan impairment, are required to be adopted by the Bank in 1995. The effect of adopting these accounting standards is not expected to have a material impact on the Bank's financial position.

2.  PARENT COMPANY FINANCIAL INFORMATION:

    Condensed parent company financial information is as follows:

                                                                      AS OF DECEMBER 31,
                                                                     --------------------
CONDENSED BALANCE SHEETS                                               1994       1993
-------------------------------------------------------------------  ---------  ---------
                                                                        (IN THOUSANDS)
ASSETS
  Investment in Subsidiary.........................................  $  30,761  $  29,061
  Other Assets.....................................................         25         21
                                                                     ---------  ---------
    Total Assets...................................................  $  30,786  $  29,082
                                                                     ---------  ---------
                                                                     ---------  ---------
Shareholders' Investment...........................................  $  30,786  $  29,082
                                                                     ---------  ---------
                                                                     ---------  ---------

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             -------------------------------
CONDENSED STATEMENTS OF INCOME                                 1994       1993       1992
-----------------------------------------------------------  ---------  ---------  ---------
                                                                     (IN THOUSANDS)
Dividend from Subsidiary...................................  $   1,805  $   1,128  $   1,584
Expenses...................................................         (1)        (1)        (1)
                                                             ---------  ---------  ---------
  Income Before Equity in Undistributed Earnings of
   Subsidiary..............................................      1,804      1,127      1,583
Equity in Undistributed Earnings of Subsidiary.............      1,729      2,176      1,911
                                                             ---------  ---------  ---------
Net Income.................................................  $   3,533  $   3,303  $   3,494
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          -------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                          1994       1993       1992
--------------------------------------------------------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)
Cash provided by dividends received from Subsidiary.....  $   1,805  $   1,128  $   1,584
Cash used for payment of dividends......................     (1,800)    (1,128)    (1,584)
Other...................................................         (1)        (1)        (1)
                                                          ---------  ---------  ---------
Net increase (decrease) in cash.........................  $       4  $      (1) $      (1)
                                                          ---------  ---------  ---------
                                                          ---------  ---------  ---------

3.  INVESTMENT SECURITIES:

    The book value and market value of investments in debt securities at December 31, 1994 were as follows:

                                                                    GROSS UNREALIZED
                                                        BOOK     ----------------------   MARKET
TYPE                                                    VALUE       GAINS      LOSSES      VALUE
----------------------------------------------------  ---------  -----------  ---------  ---------
                                                                     (IN THOUSANDS)
U.S. Government.....................................  $  65,952   $       5   $  (1,648) $  64,309
Federal agencies....................................      2,809          --        (189)     2,620
State and municipal.................................     10,480         103        (291)    10,292
Other...............................................         10          --          --         10
                                                      ---------       -----   ---------  ---------
                                                      $  79,251   $     108   $  (2,128) $  77,231
                                                      ---------       -----   ---------  ---------
                                                      ---------       -----   ---------  ---------

    The book value and market value of investments in debt securities at December 31, 1993 were as follows:

                                                                     GROSS UNREALIZED
                                                         BOOK     ----------------------   MARKET
TYPE                                                     VALUE      GAINS      LOSSES       VALUE
-----------------------------------------------------  ---------  ---------  -----------  ---------
                                                                     (IN THOUSANDS)
U.S. Government......................................  $  73,334  $     480   $    (123)  $  73,691
Federal agencies.....................................      8,206        112         (13)      8,305
State and municipal..................................     10,276        540         (23)     10,793
Other................................................         10         --          --          10
                                                       ---------  ---------  -----------  ---------
                                                       $  91,826  $   1,132   $    (159)  $  92,799
                                                       ---------  ---------  -----------  ---------
                                                       ---------  ---------  -----------  ---------

      The book value and market value of investments in debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Book          Market
                                            Value         Value
                                          ---------      ---------
                                               (IN THOUSANDS)
         Due in one year or less.........  $30,454        $29,987
         Due after one year through
          five years.....................   41,665         40,324
         Due after five years through
          ten years......................    6,221          6,029
         Due after ten years.............      911            891
                                           -------        -------
                                           $79,251        $77,231
                                           =======        =======

      At December 31, 1994, one U. S. Government security with a cost of $2,793,321 and a market value of $2,764,680 was classified as "available for sale". At December 31, 1994, a net unrealized holding loss of $28,641 was recorded as a separate component of shareholders' investment.

      Proceeds from calls exercised by the issuers of investments in debt securities were $5,405,000 in 1994. There were no sales in 1994 or 1993.

      Investment securities with a book value of approximately $14,974,000 at December 31, 1994 were pledged to secure deposits of the U. S. Government, state and political sub-divisions and for other purposes as required by law. Of this amount, $6,996,000 was pledged to secure repurchase agreements.

4.  LOANS:

      Outstanding loans at December 31, 1994 and 1993 were composed of the following:

                                                   1994       1993
                                                 --------   --------
                                                    (IN THOUSANDS)
      Real estate loans:
        Construction and land development.......   $3,684     $1,925
        Secured by farmland.....................      872        716
        Secured by 1-4 family residential
         properties.............................   43,458     42,194
      Security by multi-family (5 or more)
       residential properties...................       50         63
      Secured by nonfarm, nonresidential
       properties...............................   26,412     27,946
      Loans to farmers.........................     2,173      1,768
      Commercial and industrial loans...........   40,865     31,337
      Loans to individuals for personal
       expenditures.............................   35,512     35,358
      Loans to nonrated industrial development
       obligations..............................    2,155      2,528
      All other loans...........................      255         11
                                                 --------   --------
           Total loans.......................... $155,436   $143,846
                                                 ========   ========

      Loans, other than consumer, are generally placed on nonaccrual status when any portion of principal or interest is 90 days past due or collectibility is uncertain. Unless loans are in the process of collection, income recognized on consumer loans is discontinued and the loans are charged off after a delinquency of 90 days. At December 31, 1994 and 1993, loans in a nonaccrual or restructured status totaled approximately $171,000 and $467,000, respectively.

      Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. For the years 1994 and 1993, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, if all such loans had been accruing interest at the original contractual rate, was $20,000 and $59,000, respectively. No interest payments were recorded in 1994 as interest income for all such nonperforming loans.

      Under the Corporation's policy a nonaccruing loan may be restored to accrual status when none of its principal and interest is due and unpaid and the Corporation expects repayment of the remaining contractual principal and interest or when it otherwise becomes well secured and in the process of collection.

      The loan portfolio is concentrated primarily in the immediate geographic region which is the Corporation's trade area consisting of the City of Danville and Pittsylvania County, Virginia. There were no concentrations of loans to any individual, group of individuals, businesses or industry that exceeded 10% of the outstanding loans at December 31, 1994.

      An analysis of the reserve for possible loan losses is as follows:

                                              1994      1993      1992
                                             ------    ------    ------
                                                   (IN THOUSANDS)
        Balance, beginning of year . . . . . $2,155    $2,094    $2,001
        Provision for possible loan losses
         charged to expense. . . . . . . . .    272       214       230
        Charge-offs. . . . . . . . . . . . .   (131)     (203)     (166)
        Recoveries . . . . . . . . . . . . .     57        50        29
                                             ------    ------    ------
        Balance, end of year . . . . . . . . $2,353    $2,155    $2,094
                                             ======    ======    ======

5.  TIME DEPOSITS:

      Included in time deposits are certificates of deposit in denominations of $100,000 or more totaling $13,809,000, $12,744,000 and $11,236,000 at
December 31, 1994, 1993 and 1992, respectively. Interest expense on such deposits during 1994, 1993 and 1992 was $390,000, $395,000 and $701,000,
respectively.

6.  INCOME TAXES:

      The components of the Corporation's net deferred tax assets as of December 31, 1994 and December 31, 1993, were as follows:

                                                December 31,
                                               -------------
                                               1994     1993
                                               ----     ----
                                               (IN THOUSANDS)
      Deferred tax assets:
        Reserve for loan losses.............   $596     $529
        Deferred compensation...............    144      139
        Other...............................     46       45
                                               ----     ----
                                                786      713
        Valuation allowance.................   (152)    (214)
                                               ----     ----
                                                634      499
      Deferred tax liability................   (121)    (111)
                                               ----     ----
        Net deferred tax asset..............   $513     $388
                                               ====     ====

     The provision for income taxes consists of the following:

                                            For Years Ended December 31,
                                            ----------------------------
                                              1994      1993      1992
                                             ------    ------    ------
                                                    (IN THOUSANDS)
     Tax currently payable..................  $1,770    $1,442    $1,344
     Deferred tax provision (benefit).......    (125)       41      (107)
                                              ------    ------    ------
                                              $1,645    $1,483    $1,237
                                              ======    ======    ======

      The effective rates of the provision differ from the statutory federal income tax rates due to the following items:

                                            1994      1993      1992
                                           ------    ------    ------
     Federal statutory rate...............   34.0%     34.0%     34.0%
     Non-taxable interest income..........   (3.2)     (5.4)     (7.6)
     Other................................    1.0       2.4      (0.2)
                                           ------    ------    ------
                                             31.8%     31.0%     26.2%
                                           ------    ------    ------
                                           ------    ------    ------

7.  COMMITMENTS AND CONTINGENT LIABILITIES:

      The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the consolidated balance sheets. The extent of the Bank's involvement in various commitments or contingent liabilities is expressed by the contract or notional amounts of such instruments.

      Commitments to extend credit, which amounted to $34,150,000 and $26,739,000 at December 31, 1994 and 1993, represent legally binding agreements to lend to a customer with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.

      Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. At December 31, 1994 and 1993 the Bank had $672,000 and $547,000 in outstanding standby letters of credit.

      Management and the Corporation's counsel are not aware of any pending litigation against the Corporation and believe that there are no contingent liabilities outstanding that will result in a material adverse effect on the Corporation's consolidated financial position and results of operations.

      The Bank is a member of the Federal Reserve System and is required to maintain certain levels of its cash and due from bank balances as reserves based on regulatory requirements. At December 31, 1994, this reserve requirement was approximately $1,509,000.

8.  RELATED PARTY TRANSACTIONS:

      The Directors provide the Bank with substantial amounts of business, and many are among its largest depositors and borrowers. The total amount of loans outstanding to the executive officers, directors and their business interests was $12,527,000, $8,908,000 and $7,985,000 at December 31, 1994,
1993 and 1992, respectively. The maximum amount of loans outstanding to the officers, directors and their business interests at any month-end during 1994, 1993 and 1992 was approximately 8.3% of gross loans. Management believes that all such loans are made on substantially the same terms, including interest rates, as those prevailing at the time for comparable loans to similar, unrelated borrowers, and do not involve more than a normal risk of collectibility. As of December 31, 1994, none of these loans were restructured, nor were any related party loans charged off during 1994. An analysis of these loans for 1994 is as follows:

            Balance, beginning of year..............    $ 8,908
            Additions...............................     21,532
            Repayments..............................    (17,913)
                                                        -------
            Balance, end of year....................    $12,527
                                                        -------
                                                        -------

9.  EMPLOYEE BENEFIT PLANS:

      The Bank's retirement plan is a non-contributory defined benefit pension plan which covers substantially all employees of the Bank who are 20 & 1/2 years of age or older and who have had at least 1/2 year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

      The following table sets forth the plan's funded status as of December 31, 1994 and 1993:

                                                       1994             1993
                                                      -------         -------
                                                           (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
   benefits of $1,969 in 1994 and $2,457 in 1993....  $(1,986)        $(2,467)
                                                      =======         =======
Projected benefit obligation at December 31.........  $(3,032)        $(3,527)
Plan assets at fair value...........................    2,700           3,108
                                                      -------         -------

(CONTINUED)

                                                            1994     1993
                                                            ----     ----
                                                            (IN THOUSANDS)
   Plan assets less than projected benefit
    obligation........................................      (332)    (419)
   Unrecognized net asset, at date of adoption,
    being recognized over 16.4 years..................      (103)    (151)
   Unrecognized net loss..............................       698      825
                                                            ----     ----
   Prepaid pension cost included in other assets......      $263     $255
                                                            ====     ====

      Net periodic pension cost for 1994 and 1993, based on the above valuation included the following components:

                                                            1994     1993
                                                            ----     ----
                                                            (IN THOUSANDS)
   Service cost - benefits earned during the period . . . . $127     $120
   Interest cost on projected benefit obligation. . . . . .  164      185
   Actual return (gain) loss on plan assets . . . . . . . .  (56)     203
   Net amortization and deferral. . . . . . . . . . . . . .  (85)    (457)
                                                            ----     ----
   Net periodic pension cost. . . . . . . . . . . . . . . . $150     $ 51
                                                            ====     ====

      During 1994 and 1993, a rate of increase in future compensation levels of 4.0%, and a discount rate of 6.0% and 5.75%, respectively, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 6.25% in 1994 and 7.25% in 1993.

      Pension plan cost (income) was $150,000, $51,000 and $(38,000) for years 1994, 1993 and 1992, respectively. Additional pension expense of $95,000 was recognized in 1994 related to lump-sum settlements of accrued benefit obligations.

      Presently the Bank has no postretirement benefits that are not charged to expense during the years that the employees render service.

      A non-contributory deferred compensation plan was adopted in 1982 by the Board of Directors of the Bank which covers certain key executives. This plan is being funded by insurance and the expense is provided on a current basis.

10.  DIVIDEND RESTRICTIONS AND CAPITAL:

      The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net income, as defined, for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can distribute as dividends, without the approval of the Comptroller of the Currency, $3,905,000 plus an additional amount equal to the Bank's net income for 1995 up to the date of any dividend declaration.

      The Bank is required by the Federal Reserve Board and the Comptroller of the Currency to maintain certain capital to assets ratios. At December 31, 1994 and 1993 these ratios were above the minimums prescribed for holding companies and banks.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The estimated fair values of the Corporation's financial instruments are as follows:

                                                         December 31, 1994
                                                       ---------------------
                                                       Carrying      Fair
                                                        Amount       Value
                                                       ---------   ---------
                                                          (IN THOUSANDS)
Financial assets:
  Cash and federal funds sold......................... $  13,827   $  13,827
  Investment securities...............................    79,251      77,231
  Other...............................................     2,530       2,530
  Loans, net..........................................   151,126     150,608

Financial liabilities:
  Deposits............................................ $(215,861)  $(216,841)
  Repurchase agreements...............................    (6,105)     (6,100)

Unrecognized financial instruments:
  Commitments to extend credit........................ $ (34,150)      --
  Standby letters of credit...........................      (672)        (11)


                                                         December 31, 1993
                                                       ---------------------
                                                       Carrying      Fair
                                                        Amount       Value
                                                       ---------   ---------
                                                          (IN THOUSANDS)
Financial assets:
  Cash and federal funds sold.......................   $   7,858   $   7,858
  Investment securities.............................      91,826      92,799
  Other.............................................       3,701       3,706
  Loans, net........................................     137,877     138,963

Financial liabilities:
  Deposits..........................................   $(217,655)  $(218,603)
  Repurchase agreements.............................       --           --

Unrecognized financial instruments:
  Commitments to extend credit......................   $ (26,739)       --
  Standby letters of credit.........................        (547)         (9)

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND FEDERAL FUNDS SOLD

      For short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND OTHER

      For marketable securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

      Due to the repricing characteristics of revolving credit lines, home equity loans and adjustable demand loans, the carrying amount of these loans is a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Prepayment rates are taken into consideration in the calculation. The interest rates used to discount future cash flows are those in effect at period-end or an average of such for the 10 working days surrounding that date. The fair value of non-performing loans represents an estimate by Management after considering the collectibility of each loan, taking into account the financial position of the borrower, the value of supporting collateral and the portion of the reserve for loan losses allocated to each of these loans.

DEPOSITS

      The fair value of demand deposits, savings deposits, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposit instruments would be offered to depositors for the same remaining maturities at current rates.

REPURCHASE AGREEMENTS

      The fair value of repurchase agreements is estimated by discounting the future cash flows using the current rates at which similar repurchase agreements would be offered to depositors for the same remaining maturities at current rates.

UNRECOGNIZED FINANCIAL INSTRUMENTS

      The fair value of commitments to extend credit is estimated using the fees currently charged (if any) to enter into agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. At December 31, 1994 no fees were charged for commitments to extend credit and all such commitments were subject to current market rates; therefore, no fair value has been estimated for these commitments.

      The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

               American National Bankshares Inc. and Subsidiary

                                                            (Unaudited)
                                                  -----------------------------
                                                  September 30,    December 31,
    ASSETS                                             1995             1994
                                                  -------------    ------------
                                                          (IN THOUSANDS)
CASH AND DUE FROM BANKS                             $ 11,436        $  9,177
FEDERAL FUNDS SOLD                                     --              4,650
INTEREST-BEARING DEPOSITS IN OTHER BANKS........         112           1,586
INVESTMENT SECURITIES:
  U.S. Government and federal agencies..........      97,991          68,761
  State and municipal...........................       9,756          10,480
  Other investments.............................          10              10
                                                  -------------    ------------
    Total investment securities (market value
     $107,945) at September 30, 1995 and
     $77,231 at December 31, 1994)..............     107,757          79,251
                                                  -------------    ------------
LOANS...........................................     174,920          155,436
    Less:   Unearned income.....................        (960)          (1,957)
            Reserve for loan losses.............      (2,600)          (2,353)
                                                  -------------    ------------
    Net loans...................................     171,360          151,126
                                                  -------------    ------------
CORE DEPOSIT INTANGIBLES........................       2,896            --
OTHER ASSETS....................................       8,939            7,978
                                                  -------------    ------------
    Total assets................................    $302,500         $253,768
                                                  =============    ============

    LIABILITIES AND SHAREHOLDERS' INVESTMENT

LIABILITIES:
  Demand deposits non-interest bearing..........    $ 37,009         $ 27,827
  Demand deposits interest bearing..............      35,856           31,773
  Money market deposits.........................      18,402           21,916
  Savings deposits..............................      51,857           54,029
  Time deposits.................................     116,812           80,316
                                                  -------------    ------------
    Total deposits..............................     259,936          215,861
  Federal funds purchased.......................         800            --
  Repurchase agreements.........................       6,082            6,105
  Accrued interest payable and other
   liabilities..................................       2,164            1,017
                                                  -------------    ------------
    Total liabilities...........................     268,982          222,983
                                                  =============    ============

SHAREHOLDERS' INVESTMENT:
  Common stock, $1 par, 3,000,000 shares
    authorized, 2,400,000 shares outstanding....       2,400            2,400
  Capital in excess of par value................       5,400            5,400
  Retained earnings.............................      25,537           23,014
  Net unrealized appreciation (depreciation)....         181              (29)
                                                  -------------    ------------
    Total shareholders' investment..............      33,518           30,785
                                                  -------------    ------------
    Total liabilities and shareholders'
     investment.................................    $302,500         $253,768
                                                  =============    ============

     The accompanying notes are an integral part of these balance sheets.

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                 American National Bankshares Inc. and Subsidiary

                                                                              (Unaudited)
                                                                         --------------------
                                                                          Three Months Ended
                                                                            September 30,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on loans............................................  $   3,884  $   3,093
  Interest on federal funds sold and other..............................         44         34
  Income on investment securities:
    U.S. Government.....................................................        973        765
    Federal Agencies....................................................         37         40
    State and municipal (tax exempt)....................................        131        149
                                                                          ---------  ---------
      Total interest income.............................................      5,069      4,081
                                                                          ---------  ---------
INTEREST EXPENSE:
  Interest on deposits:
    Demand..............................................................        245        182
    Money Market........................................................        122        117
    Savings.............................................................        374        396
    Time................................................................      1,432        872
  Interest on federal funds purchased and repurchase agreements.........         78         12
                                                                          ---------  ---------
    Total interest expense..............................................      2,251      1,579
                                                                          ---------  ---------
NET INTEREST INCOME.....................................................      2,818      2,502
PROVISION FOR LOAN LOSSES...............................................        160         90
                                                                          ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....................      2,658      2,412
                                                                          ---------  ---------
NON-INTEREST INCOME:
  Trust revenue.........................................................        376        294
  Service charges on deposit accounts...................................         97         70
  Fees and insurance premiums...........................................         20         29
  Other.................................................................         32         29
                                                                          ---------  ---------
    Total non-interest income...........................................        525        422
                                                                          ---------  ---------
NON-INTEREST EXPENSE:
  Salaries..............................................................        769        690
  Pension and other employee benefits...................................        182        162
  Occupancy and equipment...............................................        208        220
  FDIC insurance........................................................        (15)       120
  Postage and printing..................................................         74         51
  Other.................................................................        329        253
                                                                          ---------  ---------
    Total non-interest expense..........................................      1,547      1,496
                                                                          ---------  ---------
INCOME BEFORE INCOME TAX PROVISION                                            1,636      1,338
INCOME TAX PROVISION....................................................        513        440
                                                                          ---------  ---------
NET INCOME..............................................................  $   1,123  $     898
                                                                          ---------  ---------
                                                                          ---------  ---------
NET INCOME PER COMMON SHARE, based on 2,400,000 shares outstanding......  $     .47  $     .37
CASH DIVIDENDS PAID per common share....................................  $     .00  $     .00

        The accompanying notes are an integral part of these statements.

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                American National Bankshares Inc. and Subsidiary

                                                                            (Unaudited)
                                                                        --------------------
                                                                         Nine Months Ended
                                                                           September 30,
                                                                        --------------------
                                                                          1995       1994
                                                                        ---------  ---------
                                                                           (In THOUSANDS)
INTEREST INCOME:
  Interest and fees on loans..........................................  $  11,015  $   8,562
  Interest on federal funds sold and other............................         73        124
  Income on investment securities:
    U.S. Government...................................................      2,527      2,369
    Federal Agencies..................................................        113        234
    State and municipal (tax exempt)..................................        430        464
                                                                        ---------  ---------
      Total interest income...........................................     14,158     11,753
                                                                        ---------  ---------
INTEREST EXPENSE:
  Interest on deposits:
    Demand............................................................        731        528
    Money Market......................................................        372        353
    Savings...........................................................      1,127      1,163
    Time..............................................................      3,527      2,603
  Interest on federal funds purchased and repurchase agreements.......        221         24
                                                                        ---------  ---------
      Total interest expense..........................................      5,978      4,671
                                                                        ---------  ---------
NET INTEREST INCOME...................................................      8,180      7,082
PROVISION FOR LOAN LOSSES.............................................        374        189
                                                                        ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...................      7,806      6,893
                                                                        ---------  ---------
NON-INTEREST INCOME:
  Trust revenue.......................................................      1,067        970
  Service charges on deposit accounts.................................        264        199
  Fees and insurance premiums.........................................         66         80
  Other...............................................................         95         79
                                                                        ---------  ---------
      Total non-interest income.......................................      1,492      1,328
                                                                        ---------  ---------
NON-INTEREST EXPENSE:
  Salaries............................................................      2,245      2,054
  Pension and other employee benefits.................................        497        450
  Occupancy and equipment.............................................        610        645
  FDIC insurance......................................................        227        364
  Postage and printing................................................        183        186
  Other...............................................................        934        754
                                                                        ---------  ---------
      Total non-interest expense......................................      4,696      4,453
                                                                        ---------  ---------
INCOME BEFORE INCOME TAX PROVISION....................................      4,602      3,768
INCOME TAX PROVISION..................................................      1,431      1,194
                                                                        ---------  ---------
NET INCOME............................................................  $   3,171  $   2,574
                                                                        ---------  ---------
                                                                        ---------  ---------
NET INCOME PER COMMON SHARE, based on 2,400,000 shares outstanding....  $    1.32  $    1.07
CASH DIVIDENDS PAID per common share..................................  $    0.27  $    0.25

        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                American National Bankshares Inc. and Subsidiary

                                                                                                (UNAUDITED)
                                                                                           ----------------------
                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                           ----------------------
                                                                                              1995        1994
                                                                                           ----------  ----------
                                                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Interest received......................................................................  $   13,083  $   11,932
  Fees and commissions received..........................................................       1,397       1,313
  Interest paid..........................................................................      (5,584)     (4,680)
  Cash paid to suppliers and employees...................................................      (3,054)     (3,827)
  Income taxes paid......................................................................      (1,303)     (1,136)
                                                                                           ----------  ----------
  Net cash provided by operating activities..............................................       4,539       3,602
                                                                                           ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of branch operations.......................................................      30,626      --
  Proceeds from maturing investment securities...........................................      17,820      32,376
  Purchase of investment securities and corporate stock..................................     (46,099)    (20,738)
  Proceeds from maturing interest bearing deposits in other banks........................       1,474       2,000
  Interest bearing deposits in other banks...............................................      --             (73)
  Net increase in loans made to customers................................................     (18,459)    (12,544)
  Capital expenditures...................................................................        (322)        (90)
                                                                                           ----------  ----------
  Net cash (used) provided by investing activities.......................................     (14,960)        931
                                                                                           ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in demand, money market and savings accounts..............................      (7,876)     (2,361)
  Net increase in certificates of deposit................................................      15,777       2,550
  Net increase in repurchase agreements and federal funds purchased......................         777         595
  Dividends paid.........................................................................        (648)       (600)
                                                                                           ----------  ----------
  Net cash provided by financing activities..............................................       8,030         184
                                                                                           ----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....................................      (2,391)      4,717
                                                                                           ----------  ----------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........................................      13,827       7,858
                                                                                           ----------  ----------
CASH EQUIVALENTS AT END OF PERIOD........................................................  $   11,436  $   12,575
                                                                                           ----------  ----------
                                                                                           ----------  ----------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income.............................................................................  $    3,171  $    2,574
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.........................................................................         292         340
    Provision for possible loan losses...................................................         374         189
    Deferred income tax (benefit) provision..............................................         (38)          4
    Increase in accrued interest receivable and other assets.............................        (513)       (293)
    Increase in accrued interest payable and other liabilities...........................       1,253         788
                                                                                           ----------  ----------
Net cash provided by operating activities................................................  $    4,539  $    3,602
                                                                                           ----------  ----------
                                                                                           ----------  ----------


        The accompanying notes are an integral part of these statements.

               NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                 American National Bankshares Inc. and Subsidiary


1. BASIS OF PRESENTATION

      In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly American National Bankshares' financial position as of September 30, 1995, the results of its operations for the three and nine months periods and its cash flows for the nine months period then ended. A summary of the Corporation's significant accounting policies is set forth in Note 1 to the Consolidated Financial Statements in the Corporation's Annual Report to Shareholders for 1994.

2. INVESTMENT SECURITIES

      Management determines the appropriate classification of securities at the time of purchase. Securities classified as held for investment are those securities that management intends to hold to maturity, subject to continued credit-worthiness of the issuer, and that the Bank has the ability to hold on a long-term basis. Accordingly, these securities are stated at cost, adjusted for amortization of premium and accretion of discount on the level yield method. Securities designated as available for sale have been adjusted to their respective market values and a corresponding adjustment made to shareholder's investment at September 30, 1995 and December 31, 1994.

3. COMMITMENTS AND CONTINGENCIES

      The Bank has available to it a line of credit in the amount of $5,153,000 with the Federal Home Loan Bank of Atlanta. As of September 30, 1995 and December 31, 1994, there were no borrowings outstanding under this line of credit.

      Commitments to extend credit, which amount to $35,930,000 at September 30, 1995 and $34,150,000 at December 31, 1994, represent legally binding agreements to lend to a customer with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.

      Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. At September 30, 1995 and December 31, 1994 the Bank had $630,000 and $672,000 in outstanding standby letters of credit.

4. NEW ACCOUNTING PRONOUNCEMENTS

      During the first quarter of 1995 the Bank adopted the provisions of Statement of Financial Accounting Standards Nos. 114 and 118, which address accounting by creditors for loan impairment. The effect of adopting these standards did not have a material impact on the Bank's financial position or the results of operations.

                      MANNING, PERKINSON, FLOYD & COMPANY
                          A PROFESSIONAL CORPORATION
                         CERTIFIED PUBLIC ACCOUNTANTS
                            2012 RIVERSIDE DRIVE
                          DANVILLE, VIRGINIA  24540

               MEMBERS
         AMERICAN INSTITUTE OF                  TELEPHONE: (804) 792-5334
     CERTIFIED PUBLIC ACCOUNTANTS                  FAX - (804) 799-3954


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Mutual Savings Bank, F.S.B.
Danville, Virginia


      We have audited the accompanying consolidated statements of financial condition of Mutual Savings Bank, F.S.B. and subsidiary (the "Savings Bank") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1995, 1994 and 1993. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mutual Savings Bank, F.S.B. and subsidiary as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the years ended September 30, 1995, 1994, and 1993, in conformity with generally accepted accounting principles.

                                       Certified Public Accountants



Danville, Virginia
November 8, 1995

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                          Mutual Savings Bank, F.S.B.

                                                                                           SEPTEMBER 30,
                                                                                   ------------------------------
                                                                                        1995            1994
                                                                                   --------------  --------------
ASSETS
Cash and cash equivalents:
  Non-interest-bearing deposits..................................................  $      860,557  $      853,238
  Interest-bearing deposits......................................................       1,166,729         769,817
Investment securities, net (fair value of $24,010,691 and $24,018,233,
 respectively) (Note 2)..........................................................      24,598,018      25,973,821
Mortgage-backed securities (fair value of $14,478,093 and $15,843,922,
 respectively) (Note 3)..........................................................      14,337,785      16,333,959
Loans receivable, net (Notes 4, 9 and 15)........................................      39,869,679      36,908,194
Office properties and equipment, net (Note 5)....................................       1,889,282       1,917,922
Accrued interest receivable (Note 7).............................................         524,326         562,297
Prepaid and other assets.........................................................         149,608         267,244
                                                                                   --------------  --------------
      Total assets...............................................................  $   83,395,984  $   83,586,492
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (Note 8)..............................................................  $   67,512,520  $   66,930,704
  Advances from Federal Home Loan Bank (Note 9)..................................        --             1,500,000
  Advance payments and deposits by borrowers.....................................         321,796         223,032
  Accounts payable and other accrued liabilities.................................         774,886         673,143
                                                                                   --------------  --------------
      Total liabilities..........................................................      68,609,202      69,326,879
                                                                                   --------------  --------------
Commitments and Contingencies
  (Notes 13, 15 and 19)
Stockholders' equity (Notes 10 and 11):
  Preferred stock, par value $1.00 per share, authorized 2,500,000 shares;
   outstanding, none.............................................................        --              --
  Common stock, par value $1.00 share, authorized 7,500,000 shares; 1,154,100
   shares issued and outstanding.................................................       1,154,100       1,154,100
  Additional paid-in capital.....................................................       4,226,252       4,226,252
  Retained earnings, substantially restricted....................................       9,410,509       8,879,261
  Net unrealized loss on securities available for sale, net of taxes.............          (4,079)       --
                                                                                   --------------  --------------
      Total stockholders' equity.................................................      14,786,782      14,259,613
                                                                                   --------------  --------------
      Total liabilities and stockholders' equity.................................  $   83,395,984  $   83,586,492
                                                                                   --------------  --------------
                                                                                   --------------  --------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          Mutual Savings Bank, F.S.B.

                                                                                   YEAR ENDED SEPTEMBER 30,
                                                                              ----------------------------------
                                                                                 1995        1994        1993
                                                                              ----------  ----------  ----------
Interest income:
  Loans.....................................................................  $3,342,920  $3,062,075  $3,501,880
  Mortgage-backed securities................................................   1,112,311   1,028,424   1,470,679
  Investment securities.....................................................   1,542,213   1,534,228   1,077,515
  Short-term investments and bank deposits..................................      43,053      39,135      40,307
                                                                              ----------  ----------  ----------
Total interest income.......................................................   6,040,497   5,663,862   6,090,381
                                                                              ----------  ----------  ----------
Interest expense:
  Deposits (Note 8).........................................................   2,887,887   2,533,926   2,691,268
  Federal Home Loan Bank advances...........................................      32,658      10,848          --
  Short-term borrowings.....................................................          --         162       7,069
                                                                              ----------  ----------  ----------
Total interest expense......................................................   2,920,545   2,544,936   2,698,337
                                                                              ----------  ----------  ----------
Net interest income.........................................................   3,119,952   3,118,926   3,392,044
Provision for loan losses (Note 4)..........................................       8,300          --          --
                                                                              ----------  ----------  ----------
Net interest income after provision for loan losses.........................   3,111,652   3,118,926   3,392,044
                                                                              ----------  ----------  ----------
Noninterest income:
  Service charges and fees on loans.........................................      40,211      39,208      46,551
  Other fees and service charges............................................     105,296     100,401      84,295
  Gain on sale of investments...............................................      45,564      42,673      51,898
  Gain on sale of real estate owned.........................................          --     126,029          --
  Loss on revaluation of real estate owned..................................          --          --      (6,290)
  Other.....................................................................       7,283      17,581      20,832
                                                                              ----------  ----------  ----------
Total noninterest income....................................................     198,354     325,892     197,286
                                                                              ----------  ----------  ----------
Noninterest expense:
  Compensation, payroll taxes, and employee benefits (Note 12)..............   1,098,173   1,039,174   1,106,830
  Occupancy and equipment...................................................     160,298     151,988     156,359
  Federal deposit insurance premiums........................................     153,584     152,649     135,446
  Other (Note 14)...........................................................     418,056     618,898     379,106
                                                                              ----------  ----------  ----------
Total noninterest expense...................................................   1,830,111   1,962,709   1,777,741
                                                                              ----------  ----------  ----------
Income before income taxes..................................................   1,479,895   1,482,109   1,811,589
Provision for income taxes (Note 13)........................................     487,007     506,151     549,812
                                                                              ----------  ----------  ----------
Net income..................................................................  $  992,888  $  975,958  $1,261,777
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Earnings per share of common stock (Note 10)................................  $      .82  $      .81  $     1.06
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          Mutual Savings Bank, F.S.B.

                                                                               NET
                                                                           UNREALIZED
                                                              RETAINED       LOSS ON
                                                ADDITIONAL  EARNINGS --    SECURITIES      STOCK       TOTAL
                                      COMMON     PAID-IN    SUBSTANTIALLY AVAILABLE FOR  ACQUIRED   STOCKHOLDERS'
                                      STOCK      CAPITAL     RESTRICTED       SALE        BY ESOP      EQUITY
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1992.......  $1,154,100  $4,226,252   $7,564,806     $      --    $(145,759)  $12,799,399
Net income........................          --          --    1,261,777            --           --    1,261,777
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
ESOP stock purchased..............          --          --           --            --           --           --
ESOP loan payments................          --          --           --            --      133,369      133,369
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1993.......   1,154,100   4,226,252    8,364,943            --      (12,390)  13,732,905
Net income........................          --          --      975,958            --           --      975,958
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
ESOP loan payments................          --          --       12,390            --           --       12,390
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1994.......   1,154,100   4,226,252    8,879,261            --           --   14,259,613
Net income........................          --          --      992,888            --           --      992,888
Cash dividends on common stock....          --          --     (461,640)           --           --     (461,640)
Cumulative effect of change in
 accounting for securities
 available for sale, net of income
 taxes of $2,101..................          --          --           --        (4,079)          --       (4,079)
                                    ----------  ----------  ------------  -------------  ---------  ------------
Balance, September 30, 1995.......  $1,154,100  $4,226,252   $9,410,509     $  (4,079)   $      --   $14,786,782
                                    ----------  ----------  ------------  -------------  ---------  ------------
                                    ----------  ----------  ------------  -------------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Mutual Savings Bank, F.S.B.

                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                            -------------------------------------
                                                                               1995         1994         1993
                                                                            -----------  -----------  -----------
Cash Flows From Operating Activities:
  Net income..............................................................  $   992,888  $   975,958  $ 1,261,777
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for depreciation and amortization...........................       63,535       57,843       59,870
    Provision for loan losses.............................................        8,300           --           --
    Provision for losses -- REO...........................................           --           --        6,290
    Increase (decrease) in deferred loan fees.............................      (20,149)      10,602        1,378
    Gain on sale of real estate owned.....................................           --     (126,029)          --
    Gain on sale of investment securities held to maturity and available
     for sale.............................................................      (45,564)     (42,673)     (51,898)
    Amortization of premiums and (discounts) on investment securities and
     mortgage-backed securities...........................................       (2,340)      96,219      (10,236)
    Federal Home Loan Bank stock dividends................................           --      (10,300)     (44,300)
    Loss on sale of property and equipment................................           --           --        5,493
    Deferred income taxes.................................................      (29,218)      (8,869)     (30,010)
    (Increase) decrease in interest receivable............................       37,971      (89,749)     (51,009)
    (Increase) decrease in prepaid and other assets.......................      127,161       21,213     (188,124)
    Increase (decrease) in interest payable...............................        7,119          312       (3,060)
    Increase (decrease) in accounts payable and other liabilities.........      220,715      138,025      (89,767)
                                                                            -----------  -----------  -----------
  Net cash provided by operating activities...............................    1,360,418    1,022,552      866,404
                                                                            -----------  -----------  -----------
Cash Flows From Investing Activities:
  Investment securities held to maturity:
    Purchases.............................................................           --  (10,003,865) (13,741,250)
    Proceeds from sale....................................................           --      542,673       51,898
    Maturities............................................................    2,116,320    2,666,842    3,904,711
  Investment securities available for sale:
    Purchases.............................................................   (2,733,960)          --           --
    Proceeds from sale....................................................    2,041,440           --           --
  Purchase of mortgage-backed securities..................................           --   (5,734,989)          --
  Principal collections on mortgage-backed securities.....................    1,989,901    5,680,930    7,831,757
  Net (increase)decrease in loans.........................................   (2,949,636)   2,334,557    3,561,268
  Purchase of property and equipment......................................      (34,894)     (19,518)        (585)
  Proceeds from sale of real estate owned.................................           --      194,500           --
  Proceeds from sale of property and equipment............................           --       40,000       15,000
                                                                            -----------  -----------  -----------
    Net cash provided by (used in) investing activities...................      429,171   (4,298,870)   1,622,799
                                                                            -----------  -----------  -----------



                                                                  YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------------------
                                                            1995            1994           1993
                                                        -------------   ------------   ------------
Cash Flows From Financing Activities:
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts.................  $(10,015,477)   $   571,243    $ 3,518,876
  Net increase (decrease) in certificates of deposit..    10,597,293        691,954     (5,348,756)
  Advances from Federal Home Loan Bank................     5,900,000      4,250,000             --
  Repayment of Federal Home Loan Bank advances........    (7,400,000)    (2,750,000)            --

  Net decrease in advance payments by borrowers
    for taxes and insurance...........................        (5,534)       (23,138)       (22,412)
  Cash dividends......................................      (461,640)      (461,640)      (461,640)
                                                        -------------   ------------   ------------
    Net cash provided by (used in) financing
    activities........................................    (1,385,358)     2,278,419     (2,313,932)
                                                        -------------   ------------   ------------
Increase (decrease) in cash and cash equivalents......       404,231       (997,899)       175,271

Cash and cash equivalents:
  Beginning...........................................     1,623,055      2,620,954      2,445,683
                                                        -------------   ------------   ------------
  Ending..............................................     2,027,286      1,623,055      2,620,954

Supplemental Schedule of Cash and Cash Equivalents:
    Non-interest-bearing deposits.....................       860,557        853,238        547,284
    Interest-bearing deposits.........................     1,166,729        769,817      2,073,670
                                                        -------------   ------------   ------------
                                                        $  2,027,286    $ 1,623,055    $ 2,620,954
                                                        -------------   ------------   ------------
                                                        -------------   ------------   ------------

Supplemental Disclosures of Cash Flow
  Information:
    Income taxes paid.................................  $    426,013    $   576,000    $   873,569
                                                        -------------   ------------   ------------
                                                        -------------   ------------   ------------
    Interest paid.....................................  $  2,913,426    $ 2,544,624    $ 2,701,397
                                                        -------------   ------------   ------------

                                                        -------------   ------------   ------------

         See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MUTUAL SAVINGS BANK, F.S.B.


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS:

   The Savings Bank is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area, south central Virginia and north central North Carolina. The Savings Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

   A description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

   PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of Mutual Savings Bank, F.S.B. and Mutual Service Corporation, its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidation.

   CASH AND CASH EQUIVALENTS:

   The Savings Bank considers all cash and amounts due from depository institutions, and interest-bearing deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

   INVESTMENT SECURITIES:

   At October 1, 1994, the Savings Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting For Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that debt and equity securities be classified as either held to maturity, available for sale, or trading.

   Investment securities classified as "held to maturity" are stated at cost, adjusted for amortization of premium and accretion of discount using a level yield method and are not adjusted to the lower of cost or market, as the Savings Bank has the intent and ability to hold such investments to maturity. Gains or losses are recognized by use of the specific identification method.

   Securities classified as "available for sale" are stated at fair value with unrealized holding gains and losses reported, net of related income taxes, as a separate component of stockholders' equity until realized. Adjustment to fair value, below amortized cost, that are other than temporary are charged to earnings. Realized gains and losses are recognized by use of the specific identification method.

   The Savings Bank has not classified any debt or equity securities as "trading".

   MORTGAGE-BACKED SECURITIES:

   Mortgage-backed securities are stated at cost or unpaid principal balance, adjusted for amortization of premiums and accretion of discounts using a level yield method. The Savings Bank has the intent and ability to hold such assets to maturity. Should any be sold, gains and losses are recognized by use of the specific identification method.

   LOANS RECEIVABLE:

   Loans receivable are stated at unpaid principal balances net of undisbursed loans in process, deferred loan fees, and allowances for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt, at which time an allowance is provided.

   The allowance for loan losses is based upon management's evaluation of the loans receivable portfolio and is maintained at an amount considered adequate by management. The evaluation by management considers such factors as current economic conditions, loan portfolio risks including the value of underlying collateral, and past loan loss experience. The allowance is increased by charges to income and decreased by net charge-offs. While management believes the allowance to be adequate, there are no assurances that further increases in the allowance will not be required in the future.

   LOAN ORIGINATION FEES AND COSTS:

   Loan fees received less direct loan origination costs are deferred and recognized by the interest method over the life of the related loan as an adjustment of yield.

   OFFICE PROPERTIES AND EQUIPMENT:

   Office properties and equipment are stated at cost less accumulated depreciation. Expenditures for major improvements are capitalized, while the costs of maintenance and repairs, which do not improve or extend the life of the existing assets, are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, estimated to be 33 to 50 years for buildings, 5 to 10 years for furniture and equipment, and 4 years for automobiles.

   REAL ESTATE OWNED:

   Property acquired by foreclosure or deed in lieu of foreclosure is recorded at the lower of cost, or fair value less estimated costs to sell, at date of acquisition. Any improvements to property are capitalized, while costs of holding property are expensed when incurred. Specific valuation allowances are recorded through a charge to earnings if there is further deterioration in fair value.

   Real estate held for investment or development and sale is recorded at the lower of cost or net realizable value. Losses are recognized when carrying values exceed net realizable value, but gains are only recognized at the time of sale.

   INCOME TAXES:

   In 1993, the Savings Bank adopted SFAS No. 109 "Accounting For Income Taxes". SFAS No. 109 requires a change in the method of accounting and reporting for deferred income taxes by use of an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The adoption of SFAS No. 109 had no material effect on the financial statements in 1993.

   RECLASSIFICATIONS:

   Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 method of presentation. These reclassifications had no effect on 1994 and 1993 net income or retained earnings.

2. INVESTMENT SECURITIES

   The amortized cost and fair value of investment securities at September 30 are summarized as follows:

                                                    1995                          1994
                                         --------------------------    --------------------------
                                          AMORTIZED         FAIR        AMORTIZED         FAIR
                                             COST          VALUE           COST          VALUE
                                         -----------    -----------    -----------    -----------
Held to maturity:
U.S. Government and
Agency obligations...................    $13,747,583    $13,147,098    $18,735,833    $17,072,253
Corporate securities.................      2,503,555      2,509,216      4,000,763      3,802,182
Obligations of states and political
  subdivisions.......................      2,014,328      2,021,825      2,015,524      1,922,097
Other................................        275,980        275,980        392,301        392,301
                                         -----------    -----------    -----------    -----------
                                          18,541,446     17,954,119     25,144,421     23,188,833
                                         -----------    -----------    -----------    -----------
Federal Home Loan Bank stock.........        829,400        829,400        829,400        829,400
                                         -----------    -----------    -----------    -----------
                                          19,370,846     18,783,519     25,973,821     24,018,233
                                         -----------    -----------    -----------    -----------
Available for sale:
U.S. Government and Agency
  obligations........................      2,499,642      2,459,841             --             --
Corporate securities.................      1,753,401      1,783,046             --             --
Obligations of states and
  political subdivisions.............        980,309        984,285             --             --
Net unrealized loss..................         (6,180)            --             --             --
                                         -----------    -----------    -----------    -----------
                                           5,227,172      5,227,172             --             --
                                         -----------    -----------    -----------    -----------
                                         $24,598,018    $24,010,691    $25,973,821    $24,018,233
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------

   Investment securities had gross unrealized gains and losses at September 30, 1995 and 1994 as follows:


                                               1995                     1994
                                     -----------------------  -------------------------
                                        GROSS        GROSS       GROSS         GROSS
                                     UNREALIZED   UNREALIZED  UNREALIZED    UNREALIZED
                                        GAINS       LOSSES       GAINS        LOSSES
                                     ----------   ----------  ----------   ------------
Held to Maturity:
U.S. Government and
  Agency obligations...............    $ 1,521    $(602,006)  $     783    $(1,664,363)
Corporate securities...............     40,357      (34,696)     35,937       (234,518)
Obligations of states
  and political subdivisions.......     15,404       (7,906)         --        (93,427)
Other..............................         --           --          --             --
                                    ----------   ----------   ---------   ------------
                                        57,282     (644,608)     36,720     (1,992,308)
                                    ----------   ----------   ---------   ------------

Available for Sale:
U.S. Government and
  Agency obligations...............      2,619      (42,420)         --             --
Corporate securities...............     32,911       (3,266)         --             --
Obligations of states
  and political subdivisions.......      4,645         (669)         --             --
                                    ----------   ----------   ---------   ------------
                                        40,175      (46,355)         --             --
                                    ----------   ----------   ---------   ------------
                                    $   97,457    $(690,963)  $  36,720   $ (1,992,308)
                                    ----------   ----------   ---------   ------------
                                    ----------   ----------   ---------   ------------


   The amortized cost and fair value of debt securities at September 30, 1995, by contractual maturity are shown below:


                                                 AMORTIZED         FAIR
                                                    COST          VALUE
                                                -----------    -----------
Held to Maturity:
  Due in one year or less...................    $        --    $        --
  Due after one year through five years.....      8,694,824      8,407,693
  Due after five years through ten years....      9,369,680      9,076,902
  Due after ten years.......................        476,942        469,524
                                                -----------    -----------
                                                 18,541,446     17,954,119
                                                -----------    -----------
Available for Sale:
  Due in one year or less...................        999,828        991,093
  Due after one year through five years.....      2,963,882      2,956,473
  Due after five years through ten years....      1,269,642      1,279,606
  Unrealized gain (loss)....................         (6,180)            --
                                                -----------    -----------
                                                  5,227,172      5,227,172
                                                -----------    -----------
                                                $23,768,618    $23,181,291
                                                -----------    -----------
                                                -----------    -----------


   FHLB stock has been excluded from the maturity schedule above because it does not have a contractual maturity. No ready market exists for this stock; therefore, for presentation purposes, such stock is assumed to have a fair value equal to cost.

   Proceeds from sales of investments and gross gains and losses realized at September 30 are as follows:


                                      1995         1994        1993
                                   ----------    --------    -------
    Proceeds from sales.........   $2,041,440    $542,673    $51,898
                                   ----------    --------    -------
                                   ----------    --------    -------
    Gross gains.................   $   61,337    $ 42,673    $51,898
    Gross losses................       15,773          --         --
                                   ----------    --------    -------
       Net realized.............   $   45,564    $ 42,673    $51,898
                                   ----------    --------    -------
                                   ----------    --------    -------


3. MORTGAGED-BACKED SECURITIES

   The amortized cost and fair value of mortgage-backed securities at September 30 are summarized as follows:


                                                    1995                          1994
                                         --------------------------    --------------------------
                                          AMORTIZED         FAIR        AMORTIZED         FAIR
                                             COST          VALUE           COST          VALUE
                                         -----------    -----------    -----------    -----------
Held to Maturity:
Federal Home Loan
  Mortgage Corporation...............    $ 5,674,952    $ 5,666,348    $ 6,685,398    $ 6,446,449
Government National
  Mortgage Association...............      4,404,176      4,516,456      4,901,517      4,839,315
Federal National Mortgage
  Association........................      2,489,980      2,526,438      2,831,658      2,781,271
Collateralized Mortgage
  Obligations........................      1,768,677      1,768,851      1,915,386      1,776,887
                                         -----------    -----------    -----------    -----------
                                         $14,337,785    $14,478,093    $16,333,959    $15,843,922
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------


   The effective yield on collateralized mortgage obligations at September 30, 1995 was 6.07%.

   Mortgaged-backed securities had gross unrealized gains and losses at September 30, 1995 and 1994 as follows:


                                                   1995                     1994
                                         -----------------------  -------------------------
                                            GROSS        GROSS       GROSS         GROSS
                                         UNREALIZED   UNREALIZED  UNREALIZED    UNREALIZED
                                            GAINS       LOSSES       GAINS        LOSSES
                                         ----------   ----------  ----------   ------------
Held to Maturity:
Federal Home Loan Mortgage
  Corporation.........................    $ 65,921    $ (74,525)   $23,376      $(262,325)
Government National Mortgage
  Association.........................     135,232      (22,952)    61,860       (124,062)
Federal National Mortgage
  Association.........................      49,851      (13,393)    14,617        (65,004)
Collateralized Mortgage Obligations..       15,886      (15,712)        --       (138,499)
                                         ----------   ----------  ----------   ------------
                                         $ 266,890    $(126,582)   $99,853      $(589,890)
                                         ----------   ----------  ----------   ------------
                                         ----------   ----------  ----------   ------------


   The amortized cost and fair value of mortgage-backed securities at September 30, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                 AMORTIZED         FAIR
                                                    COST          VALUE
                                                -----------    -----------
    Due in one year or less.................    $   192,928    $   194,118
    Due after one year through five years...        652,644        651,017
    Due after five years through ten years..      2,038,706      2,038,485
    Due after ten years.....................     11,453,507     11,594,473
                                                -----------    -----------
                                                $14,337,785    $14,478,093
                                                -----------    -----------
                                                -----------    -----------

   No mortgage-backed securities were sold in years ended September 30, 1995, 1994 or 1993.

4. LOANS RECEIVABLE

   Loans receivable at September 30 are summarized as follows:

                                                 1995           1994
                                             -----------    -----------
    Mortgage Loans
      1 to 4 family......................    $35,784,427    $32,917,810
      Multi-family.......................        621,974        468,288
      Non-residential....................      2,866,754      2,590,792
      Land...............................        466,750        445,574
                                             -----------    -----------
                                              39,739,905     36,422,464
    Commercial...........................        722,241        938,736
    Consumer and other...................      1,127,127        515,200
                                             -----------    -----------
                                              41,589,273     37,876,400
                                             -----------    -----------
    Less:
      Undisbursed loan funds.............      1,449,201        684,664
      Deferred loan fees.................        162,393        182,542
      Allowance for loan losses..........        108,000        101,000
                                             -----------    -----------
                                               1,719,594        968,206
                                             -----------    -----------
                                             $39,869,679    $36,908,194
                                             -----------    -----------
                                             -----------    -----------

   The following is an analysis of allowance for loan losses:


                                     1995        1994        1993
                                   --------    --------    --------
    Balance beginning..........    $101,000    $101,000    $100,000
    Amounts charged off........      (1,300)         --          --
    Recoveries.................          --          --       1,000
    Provision charged..........       8,300          --          --
                                   --------    --------    --------

    Balance ending.............    $108,000    $101,000    $101,000
                                   --------    --------    --------
                                   --------    --------    --------


   The allowance for loan losses consists of the following:

                                               1995        1994
                                             --------    --------
    Real estate and commercial loans.....    $ 90,000    $ 83,300
    Consumer loans.......................      18,000      17,700
                                             --------    --------

                                             $108,000    $101,000
                                             --------    --------
                                             --------    --------

   Nonaccrual loans for which interest has been reduced totaled approximately $278,453 and $13,600 at September 30, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and has been foregone amounted to $23,874, $415 and $8,854 for the years ended September 30, 1995, 1994 and 1993, respectively. The Savings Bank is not committed to lend additional funds to customers whose loans are classified as non-performing at September 30, 1995.

   In the ordinary course of business, the Savings Bank has made loans to officers, directors, and related interest aggregating $260,745 and $276,100 at September 30, 1995 and 1994, respectively.

5. OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment at September 30 are summarized by major classifications as follows:

                                                1995          1994
                                             ----------    ----------
    Land and improvements................    $  335,237    $  335,237
    Buildings and building improvements..     2,137,060     2,137,060
    Furniture, fixtures and equipment....       402,594       391,235
    Automobiles..........................        32,862         9,327
                                             ----------    ----------
                                              2,907,753     2,872,859

    Less accumulated depreciation and
      amortization.......................     1,018,471       954,937
                                             ----------    ----------
                                             $1,889,282    $1,917,922
                                             ----------    ----------
                                             ----------    ----------

   Depreciation expense amounted to $63,535, $57,843, and $59,870, for the years ended September 30, 1995, 1994 and 1993, respectively.

6. REAL ESTATE OWNED

   Real estate acquired in settlement of loans constitutes restructured debt and produces no interest income for the Savings Bank. Interest foregone on real estate sold prior to 1995 was estimated to be $-0-, $-0- and $300 for the years ended September 30, 1995, 1994 and 1993, respectively.

7. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                             1995           1994
                                          ---------      ---------
Investment securities..............       $ 368,587       $412,292
Mortgage-backed securities.........         104,011        119,648
Loans receivable...................          51,728         30,357
                                          ---------       --------
                                          $ 524,326       $562,297
                                          ---------       --------
                                          ---------       --------

8. DEPOSITS

     Deposits at September 30 are summarized as follows:

                                        Weighted                     1995                          1994
                                      Average Rate          ----------------------         --------------------
                                          1995              Amount         Percent         Amount       Percent
                                      -------------         ------         -------         ------       -------
Outstanding official checks.........                     $   242,608         0.36%      $   589,628      0.88%
NOW accounts........................      2.44%            3,635,441         5.38         3,279,995      4.90
Money market accounts...............      3.45             4,858,450         7.20         5,598,962      8.37
Passbook accounts...................      3.00            15,102,693        22.37        24,386,084     36.43
                                                                         --------       -----------    ------
                                                          23,839,192        35.31        33,854,669     50.58
                                                         -----------     --------       -----------    ------
Certificates of deposit:
  Less than 3%......................                         207,811         0.31           238,920      0.36
  3.00% to 3.99%....................                          93,172         0.14         8,987,349     13.43
  4.00% to 4.99%....................                       5,822,238         8.62        17,733,369     26.49
  5.00% to 5.99%....................                      16,693,182        24.73         3,991,377      5.96
  6.00% to 6.99%....................                      17,335,441        25.68         1,242,280      1.86
  7.00% to 7.99%....................                       3,304,146         4.89           370,857      0.55
  8.00% to 8.99%....................                         210,692         0.31           485,803      0.73
  9.00% to 9.99%....................                           6,646         0.01             6,080      0.01
  10.00% and over...................                              --         0.00            20,000      0.03
                                                         -----------     --------       -----------    ------
                                          5.78            43,673,328        64.69        33,076,035     49.42
                                                         -----------     --------       -----------    ------
                                                         $67,512,520       100.00%      $66,930,704    100.00%
                                                         -----------     --------       -----------    ------
                                                         -----------     --------       -----------    ------
Weight average cost of savings
 deposits...........................                                         4.79%                       3.84%


     Certificates of deposit with balances of $100,000 or more at September 30, 1995 and 1994 were $5,078,411 and $2,763,500, respectively.

     Scheduled maturities of certificates of deposit at September 30, 1995 are as follows:

                                      Less Than
                                       One Year            1-2 Years      2-3 Years       Over 3 Years          Total
                                      ----------           ---------      ---------       ------------        ---------
Less than 3.00%..................    $   207,811          $       --     $       --      $          --     $    207,811
3.00% to 3.99%...................         93,122                  50             --                 --           93,172
4.00% to 4.99%...................      5,003,649             818,589             --                 --        5,822,238
5.00% to 5.99%...................     14,016,993           1,096,175        872,456            707,558       16,693,182
6.00% to 6.99%...................      7,804,200           6,901,654      1,423,379          1,206,208       17,335,441
7.00% to 7.99%...................         98,584                  --      1,495,643          1,709,919        3,304,146
8.00% to 8.99%...................        188,977              21,715             --                 --          210,692
9.00% to 9.99%...................          6,646                  --             --                 --            6,646
10.00% and over..................             --                  --             --                 --               --
                                     -----------          ----------      ---------       ------------      -----------
                                     $27,419,982          $8,838,183     $3,791,478       $  3,623,685      $43,673,328
                                     -----------          ----------      ---------       ------------      -----------
                                     -----------          ----------      ---------       ------------      -----------

     Interest paid on depositor accounts for the years ended September 30 consists of the following:

                                                       1995            1994            1993
                                                    ----------      ----------      ----------
NOW and money market accounts................     $    243,124     $   257,180     $   278,522
Passbook and statement accounts..............          647,229         867,175         769,761
Certificate accounts.........................        2,009,412       1,413,858       1,651,346

                                                     2,899,765       2,538,213       2,699,629

Less penalties for early withdrawal..........           11,878           4,287           8,361
                                                  ------------     -----------     -----------
Net interest expense on deposits.............     $  2,887,887     $ 2,533,926     $ 2,691,268
                                                  ------------     -----------     -----------
                                                  ------------     -----------     -----------

9. ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank are summarized below by maturity date:

                                                   1995                        1994
                                          ---------------------       --------------------
Due in year ending                                     Interest                   Interest
September 30                              Amount         Rate         Amount        Rate
------------------                        ------       --------       ------      --------
    1995............................    $     --             --     $1,500,000       5.95%

     At September 30, 1994, under a blanket floating lien with the FHLB, the Savings Bank had pledged all of its stock in the FHLB and all residential
(1-4 units) first mortgage loans as collateral for advances. These advances were drawn on a $5,000,000 line of credit that the Savings Bank had established with FHLB at that time.

     The Federal Home Loan Bank has established a credit availability program and is phasing out the line of credit program. Credit availability allows members of FHLB to request credit by completing an application. Credit availability is based on financial and operating conditions and is subject to continued creditworthiness, compliance with conditions of the application, and the pledging of eligible collateral. The credit availability for the Savings Bank is $12.6 million.

10. STOCKHOLDERS' EQUITY

     In 1987, the Board of Directors adopted an incentive stock option plan to attract and retain management and key employees. The plan provided for the granting of options to purchase 57,500 shares of common stock at fair market value on the date of grant and a term of 10 years in which to exercise the options:

     Stock option activity was as follows:

                                                        Number             Option Price
                                                       of Shares             Per Share
                                                       ---------           ------------
Options outstanding at September 30, 1993                105,500                $5.00
Options surrendered                                        4,600                   --
                                                        --------               ------
Options outstanding at September 30, 1994                100,900                 5.00
Options surrendered                                        6,900                   --
                                                        --------               ------
Options outstanding at September 30, 1995                 94,000                $5.00
                                                        --------               ------
                                                        --------               ------

     All options were eligible to be exercised at September 30, 1995. The number of shares and the option price per share have been adjusted to reflect the effect of a 2 for 1 stock split in March 1989.

     In lieu of normal redemption of the stock options, under the terms of the Plan, the optionholders may present their options to the Option Committee of the Board of Directors and receive, at the discretion of the Option Committee, either common stock of the Savings Bank or cash or a combination of cash and stock, an amount equal to the appreciation of the value of the common stock from the date of grant (i.e., the difference between the strike price of the option ($5) and the current market price of the common stock). This settlement of the options is equivalent to a stock appreciation rights (SAR) feature.


     In February 1992, the Option Committee implemented a policy to provide for the accrual of SAR's on all options then outstanding in anticipation of the potential future exercise of these options. As of September 30, 1995, the Option Committee resolved to discontinue accruing for the exercising of SAR's and to limit any grants of SAR's to a $400,700 cap. Such amount will be available to grant SAR's requests, if any, during the remaining term of the plan from the optionees and will be granted on a pro rata basis.


     At the time of conversion from mutual to a stock association, a liquidation account was established in an amount equal to the net worth as of the latest date of the financial statements contained in the final prospectus used to sell the stock in the conversion. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts after conversion. In the event of a complete liquidation (and only in such an event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for accounts then held, before any liquidation distribution may be made with
respect to the stockholders.   Except for the repurchase of stock and
payment of dividends by the Savings Bank, the existence of the liquidation account will not restrict the use or application of such net worth.

     The Board of Directors declared cash dividends during fiscal year 1995 totaling $0.40 per share, which amount to $461,640.

     Earnings per share for the year ended September 30, 1995, 1994 and 1993 are based on the weighted average number of common and common equivalent shares outstanding. Stock options are treated as common stock equivalents using the treasury stock method in each period in which the effect is dilutive. The weighted average number of common and common equivalent shares used to compute earnings per share for years ended 1995, 1994, and 1993 were 1,213,732, 1,206,788, and 1,194,299, respectively.

     Earnings per share for the years ended 1994 and 1993 have been restated to provide for inclusion of the common stock equivalents then outstanding.

     Retained earnings at September 30, 1995 and 1994, include allocations of income to bad debt reserves for tax purposes. Earnings appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders, including distributions on redemption, dissolutions, or liquidation, without payment of such taxes on the amount of such earnings removed from the reserves for such distribution at the then current tax rate. At September 30, 1995, the Savings Bank had $3,158,439 of such appropriated reserves (see also
Note 13).

11. REGULATORY CAPITAL

     Regulations of the Office of Thrift Supervision ("OTS") require institutions to meet three minimum capital standards: a 1.5% of tangible capital ratio, a 3% core capital ratio and an 8% risk-based capital ratio. As of September 30, 1995, the Savings Bank exceeded all three capital requirements as indicated in the following tabulation:

                                       Actual          Required            Excess over       Actual        Required
                                       Capital          Capital              Required        Percent        Percent
                                      ---------        ---------           -----------      ---------      ---------
Tangible capital................    $14,790,861       $1,251,001           $13,539,860        17.73%           1.50%
Core capital....................     14,790,861        2,502,002            12,288,859        17.73            3.00
Risk-based capital..............     14,898,861        2,382,243            12,516,618        50.03            8.00

     OTS regulations impose limitations upon all capital distributions such as dividends, stock repurchases, and cash-out mergers by savings institutions. The rule establishes three tiers of institutions and the prerequisites as to how each tier institution can make distributions. As of September 30, 1995, the Savings Bank qualified as a Tier 1 institution; therefore, capital distributions can be made, after prior notice but without OTS approval, equal to the greater of: (1) 100% of net income plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the year; or (2) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval.

     In addition to the above capital requirements, the Savings Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 5%. OTS regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. The Savings Bank's liquidity and short-term liquidity ratios for September 30, 1995 were 17.22% and 3.42% respectively.

12.  EMPLOYEE BENEFIT PLANS

     The Savings Bank has a non-contributory defined benefit pension plan which covers substantially all employees. The plan uses the final average salary benefit formula with benefits based on years of accrued service. The Savings Bank's policy is to contribute annually the amount required by the plan. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the statements of financial condition at September 30, 1995 and 1994. Certain amounts as shown for 1994 have been restated to provide new valuation data from the actuary:

                                                          1995         1994
                                                      -----------   -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
  benefits obligation of $1,193,128 and $1,051,322,
  respectively. . . . . . . . . . . . . . . . . . .   $ 1,251,311   $ 1,108,852
                                                      -----------   -----------
                                                      -----------   -----------
Projected benefit obligation for
  service rendered to date. . . . . . . . . . . . .   $(1,323,744)  $(1,207,655)
Plan assets at fair value; Mutual Savings
  Bank common stock and short-term investments. . .     1,313,355     1,128,025
                                                      -----------   -----------
Funded status . . . . . . . . . . . . . . . . . . .       (10,389)      (79,630)
Unrecognized net obligation being recognized
  over 17 years . . . . . . . . . . . . . . . . . .       305,410       335,206
Unrecognized net (gain) or loss . . . . . . . . . .      (475,774)     (425,323)
                                                      -----------   -----------
Accrued pension cost. . . . . . . . . . . . . . . .   $  (180,753)  $  (169,747)
                                                      -----------   -----------
                                                      -----------   -----------


     Net periodic pension cost for years ended September 30 included the following components:

                                             1995       1994       1993
                                          ---------   --------   --------
     Service cost - benefits earned
       during the period. . . . . . . .   $  66,518   $ 73,632   $ 64,868
     Interest cost on projected
       benefit obligation . . . . . . .      82,249     85,883     42,058
     Return on plan assets. . . . . . .    (138,193)   (69,175)   (74,623)
     Net amortization and deferral. . .      75,432     22,079     15,002
                                          ---------   --------   --------
     Net periodic pension cost. . . . .   $  86,006   $112,419   $ 47,305
                                          ---------   --------   --------
                                          ---------   --------   --------

     The discount rate used to determine the actuarial present value of the projected benefit obligation was 7% for both 1995 and 1994, respectively. The expected long-term rate of return on plan assets used in determining net pension expense was 7% for both 1995 and 1994, respectively. The assumed rate of increase in future compensation levels was 4% for both 1995 and 1994, respectively.

     As of September 30, 1995, the plan had no additional liability and no intangible asset.

     The Savings Bank also has an Employee Stock Ownership Plan ("ESOP"). The plan covers substantially all employees. At September 30, 1995, the ESOP held 118,020 shares of the Savings Bank's common stock all of which had been allocated to the participants as of that date. As of September 30, 1995, the market value of plan assets was $1,804,497.

     Contributions, which include interest, to the ESOP plan for years ended September 30, 1995, 1994 and 1993 were $57,925, $36,712, and $166,236, respectively. Contributions are made based upon 10% of annual compensation plus a discretionary amount as determined by the Board of Directors, not to exceed 25% of the participants' compensation.

     The Savings Bank does not provide any benefits that are subject to the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers Accounting for Postemployment Benefits".

13.  INCOME TAXES

     Under the Internal Revenue Code, the Savings Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. A deduction for bad debts of 8% of taxable income is allowable. The Savings Bank is also subject to state income taxes. The state allows a deduction for bad debts of 40% of taxable income. The Savings Bank did not qualify for the special allowance for bad debt deduction in 1995 and 1994.

     Deferred income taxes have not been provided on bad debt reserves since the Savings Bank does not intend to use the reserves for purposes other than to absorb losses.

     The Savings Bank estimates that approximately $1,074,000 of income tax would be payable on the tax bad debt reserves if these amounts are used for purposes other than bad debt losses.

     Provision for income taxes for the years ended September 30 is summarized as follows:

                       1995        1994        1993
                     --------    --------    --------
       Current . . . $516,225    $515,020    $579,822
       Deferred. . .  (29,218)     (8,869)    (30,010)
                     --------    --------    --------
                     $487,007    $506,151    $549,812
                     --------    --------    --------
                     --------    --------    --------

     A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                   1995      1994      1993
                                                   ----      ----      ----
       Statutory federal income tax rate . . . . .   34%       34%       34%
       Increase (decrease) in taxes
        resulting from:. . . . . . . . . . . . . .
          Tax bad debt deduction . . . . . . . . .   --        --        (3)
          Tax exempt interest and dividends. . . .   (2)       (1)       (1)
          State income taxes . . . . . . . . . . .    2         2         1
          Other, net . . . . . . . . . . . . . . .   (1)       (1)       (1)
                                                   ----      ----      ----
                                                     33%       34%       30%
                                                   ----      ----      ----
                                                   ----      ----      ----

     The sources of temporary differences and their deferred tax effect are as follows:

                                          1995        1994        1993
                                        --------    --------    --------
       Deferred loan fees . . . . . .   $  6,850    $ (3,605)   $   (468)
       Depreciation . . . . . . . . .     13,067       9,900       9,531
       Pension expense. . . . . . . .     (3,742)       (102)    (16,084)
       Federal Home Loan Bank
         stock dividends. . . . . . .        479      16,245      12,646
       Stock appreciation rights. . .    (45,390)    (32,028)    (35,292)
       Other, net . . . . . . . . . .       (482)        721        (343)
                                        --------    --------    --------
                                        $(29,218)   $ (8,869)   $(30,010)
                                        --------    --------    --------
                                        --------    --------    --------

     The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at September 30, are as follows:

                                                              1995        1994
                                                            --------    --------
       Deferred tax assets:
         Deferred loan fees . . . . . . . . . . . . . . . . $ 55,214    $ 62,064
         Pension expense. . . . . . . . . . . . . . . . . .   61,456      57,714
         Provision for stock appreciation rights. . . . . .  136,238      90,848
         Unrealized loss on securities available for sale .    2,101          --
         Other. . . . . . . . . . . . . . . . . . . . . . .      623         141
                                                            --------    --------
           Total gross deferred tax assets. . . . . . . . .  255,632     210,767
                                                            --------    --------

       Deferred tax liabilities:
         Depreciation . . . . . . . . . . . . . . . . . . .  195,572     182,505
         Federal Home Loan Bank stock dividends . . . . . .   50,535      50,056
                                                            --------    --------
           Total gross deferred tax liabilities . . . . . .  246,107     232,561
                                                            --------    --------
           Net deferred tax assets (liability). . . . . . . $  9,525    $(21,794)
                                                            --------    --------
                                                            --------    --------

     With respect to the realization of total gross deferred tax assets, the Savings Bank believes that a valuation allowance is not necessary.

14.  OTHER NONINTEREST EXPENSE

     Other noninterest expense amounts are summarized as follows for the years ended September 30:

                                        1995         1994         1993
                                      --------     --------     --------
       Advertising . . . . . . . . .  $ 79,222     $ 49,442     $ 42,081
       Data processing . . . . . . .   144,756      137,914      138,963
       Merger expenses . . . . . . .     8,278      259,050           --
       Other . . . . . . . . . . . .   185,800      172,492      198,062
                                      --------     --------     --------
                                      $418,056     $618,898     $379,106
                                      --------     --------     --------
                                      --------     --------     --------

     Merger expenses as shown for 1995 represent initial consultant expenses related to the proposed merger with American National Bankshares Inc. (See also Note 19).

     On July 5, 1994, Mutual Savings mutually agreed with FNB Financial Services Corporation ("FNB") to terminate the plan of combination. The combination had provided for the Savings Bank to merge with and into a newly chartered national banking association subsidiary of FNB. Merger expenses as indicated for 1994 represent a charge to income for expenses incurred as associated with the merger.

15.  COMMITMENTS

     The Savings Bank entered into transactions in the normal course of doing business which represented off-balance-sheet risk as of September 30, 1995 and 1994. A summary of these transactions follow:

                                                       1995         1994
                                                    ----------    --------
       Commitments to finance real estate
         acquisitions and construction . . . . . .  $1,256,185    $438,500
       Commitments to finance commercial loans . .     451,125     367,525
       Undisbursed lines of credit . . . . . . . .      33,500      12,500
       Standby letters of credit . . . . . . . . .          --      13,500
                                                    ----------    --------
                                                    $1,740,810    $832,025
                                                    ----------    --------
                                                    ----------    --------


     The Savings Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

16.  CONCENTRATIONS OF CREDIT RISK

     Substantially all of the Savings Bank's loans, commitments and lines of credit have been granted to customers in the Savings Bank's market area. Substantially all of the investments are in U.S. Government and Agency obligations, municipal obligations, and corporate notes of other financial institutions. Mortgaged-backed securities involve the secondary mortgage loan market through government agencies. The concentrations of credit by loan are set forth in Note 4. Lines of credit are granted primarily to commercial borrowers. The Savings Bank does not extend credit to any single borrower or group in excess of its loans to one borrower limit of $2.2 million.

17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly data for years ended September 1995 and 1994 follows:

                                                      Year Ended September 30, 1995
                                                      -----------------------------
                                                           Three Months Ended
                                          --------------------------------------------------
                                          December 31   March 31     June 30    September 30
                                          -----------   --------     --------   ------------
     Net interest income . . . . . . . . .  $819,230    $786,501     $772,592     $741,629
     Provision for loan losses . . . . . .        --          --           --        8,300
     Noninterest income. . . . . . . . . .    34,870      87,854       37,763       37,867
     Noninterest expense . . . . . . . . .   478,318     463,576      451,182      437,035
                                            --------    --------     --------     --------

     Net income before taxes . . . . . . .   375,782     410,779      359,173      334,161

     Income taxes. . . . . . . . . . . . .   125,684     146,800      123,000       91,523
                                            --------    --------     --------     --------

     Net income. . . . . . . . . . . . . .  $250,098    $263,979     $236,173     $242,638
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

     Earnings per share. . . . . . . . . .  $   0.21    $   0.22     $   0.19     $   0.20
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

                                                      Year Ended September 30, 1994
                                                      -----------------------------
                                                           Three Months Ended
                                          --------------------------------------------------
                                          December 31   March 31     June 30    September 30
                                          -----------   --------     --------   ------------
     Net interest income . . . . . . . . .  $791,301    $723,933     $797,313     $806,379
     Noninterest income. . . . . . . . . .    45,524      81,550       45,578      153,240
     Noninterest expense . . . . . . . . .   438,317     416,790      402,517      705,085
                                            --------    --------     --------     --------

     Net income before taxes . . . . . . .   398,508     388,693      440,374      254,534

     Income taxes. . . . . . . . . . . . .   131,500     128,300      145,300      101,051
                                            --------    --------     --------     --------

     Net income. . . . . . . . . . . . . .  $267,008    $260,393     $295,074     $153,483
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

     Earnings per share. . . . . . . . . .  $   0.22    $   0.22     $   0.24     $   0.13
                                            --------    --------     --------     --------
                                            --------    --------     --------     --------

18.  PROPOSED CHANGES IN ACCOUNTING

     In December 1991, the Financial Accounting Standards Board ("FASB") issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". SFAS No. 107 requires all entities to disclose the fair value of financial instruments, for which it is practicable to estimate fair value. SFAS
     No. 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 (1995 for entities with less than $150 million in total assets in the current statement of financial position). Presently, this statement will be effective for the Savings
     Bank
     in the year ending September 30, 1996. Management believes that the effect on the consolidated statements would not be significantly adverse.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of Loans," which is effective for fiscal years beginning after December 15, 1994. Statement No. 114 requires that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a
     Loan - Income Recognition and Disclosures." SFAS No. 118 amends certain requirements of SFAS No. 114 and is effective concurrently with No. 114. Statements No. 114 and 118 are not expected to have a material effect on the Savings Bank.

19.  DEFINITIVE MERGER AGREEMENT

     On September 26, 1995, Mutual entered into a definitive agreement, whereby Mutual would be acquired by American National Bankshares Inc. ("American National") in a stock for stock exchange. The transaction contemplates a fixed rate of .705 of a share of American National common stock for each share of Mutual common stock. The merger will be tax free to Mutual's stockholders and will be accounted for as a pooling of interest. In connection with the transaction, Mutual has agreed to pay American National a termination fee of $1,000,000 in the event Mutual, under certain circumstances as set forth in the agreement, terminates the agreement or fails to consummate the merger and within 12 months thereafter is acquired by another party.

                                                                    APPENDIX I









                     AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND BETWEEN

                          MUTUAL SAVINGS BANK, F.S.B.

                                      AND

                       AMERICAN NATIONAL BANKSHARES INC.


                        DATED AS OF SEPTEMBER 26, 1995

                                   TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Parties.................................................................   I-6

Preamble................................................................   I-6

ARTICLE ONE - TRANSACTIONS AND TERMS OF MERGER..........................   I-6

   1.1    Merger........................................................   I-6
   1.2    Time and Place of Closing.....................................   I-7
   1.3    Effective Time................................................   I-7

ARTICLE TWO - TERMS OF MERGER...........................................   I-7

   2.1    Business of Resulting Association.............................   I-7
   2.2    Assumption of Rights..........................................   I-7
   2.3    Assumption of Liabilities.....................................   I-8
   2.4    Articles of Association.......................................   I-8
   2.5    Bylaws........................................................   I-8
   2.6    Directors and Officers........................................   I-8

ARTICLE THREE - MANNER OF CONVERTING SHARES.............................   I-8

   3.1    Conversion of Shares..........................................   I-8
   3.2    Anti-Dilution Provisions......................................   I-9
   3.3    Shares Held by Mutual or ANB..................................   I-9
   3.4    Dissenting Shareholders.......................................   I-9
   3.5    Fractional Shares.............................................   I-9
   3.6    Conversion of Stock Options...................................   I-9

ARTICLE FOUR - EXCHANGE OF SHARES.......................................  I-11

   4.1    Exchange Procedures...........................................  I-11
   4.2    Rights of Former Mutual Shareholders..........................  I-11

ARTICLE FIVE - REPRESENTATIONS AND WARRANTIES OF MUTUAL.................  I-12

   5.1    Organization, Standing, and Power.............................  I-12
   5.2    Authority; No Breach By Agreement.............................  I-12
   5.3    Capital Stock.................................................  I-13
   5.4    Mutual Subsidiaries...........................................  I-14
   5.5    Financial Statements..........................................  I-14
   5.6    Absence of Undisclosed Liabilities............................  I-15
   5.7    Absence of Certain Changes or Events..........................  I-15
   5.8    Adequacy of Reserves..........................................  I-15
   5.9    Tax Matters...................................................  I-16
   5.10   Assets........................................................  I-16
   5.11   Environmental Matters.........................................  I-17
   5.12   Compliance With Laws..........................................  I-18
   5.13   Labor Relations...............................................  I-18


                                                                          PAGE
                                                                          -----
   5.14   Employee Benefit Plans........................................  I-18
   5.15   Material Contracts............................................  I-21
   5.16   Legal Proceedings.............................................  I-21
   5.17   Reports.......................................................  I-21
   5.18   Statements True and Correct...................................  I-22
   5.19   Accounting, Tax, and Regulatory Matters.......................  I-22
   5.20   Charter Provisions............................................  I-23
   5.21   Support Agreements............................................  I-23

ARTICLE SIX - REPRESENTATIONS AND WARRANTIES OF ANB.....................  I-23

   6.1    Organization, Standing, and Power.............................  I-23
   6.2    Authority; No Breach By Agreement.............................  I-23
   6.3    Capital Stock.................................................  I-24
   6.4    ANB Subsidiaries..............................................  I-24
   6.5    Financial Statements..........................................  I-25
   6.6    Absence of Undisclosed Liabilities............................  I-25
   6.7    Absence of Certain Changes or Events..........................  I-26
   6.8    Adequacy of Reserves..........................................  I-26
   6.9    Assets........................................................  I-27
   6.10   Compliance With Laws..........................................  I-27
   6.11   Legal Proceedings.............................................  I-27
   6.12   Reports.......................................................  I-28
   6.13   Statements True and Correct...................................  I-28
   6.14   Authority of American National................................  I-29
   6.15   Accounting, Tax, and Regulatory Matters.......................  I-29

ARTICLE SEVEN - CONDUCT OF BUSINESS PENDING CONSUMMATION................  I-29

   7.1    Covenants of Both Parties.....................................  I-29
   7.2    Covenants of Mutual...........................................  I-29
   7.3    Covenants of ANB..............................................  I-32
   7.4    Adverse Changes in Condition..................................  I-32
   7.5    Reports.......................................................  I-32

ARTICLE EIGHT - ADDITIONAL AGREEMENTS...................................  I-32

   8.1    Registration Statement; Joint Proxy Statement;
          Shareholder Approval..........................................  I-32
   8.2    Applications..................................................  I-33
   8.3    Agreement as to Efforts to Consummate.........................  I-33
   8.4    Investigation and Confidentiality.............................  I-34
   8.5    Press Releases................................................  I-34
   8.6    Certain Actions...............................................  I-34
   8.7    Tax Matters...................................................  I-35
   8.8    Agreements of Affiliates......................................  I-35
   8.9    Employee Benefits and Contracts...............................  I-35
   8.10   Indemnification...............................................  I-36
   8.11   Organization of Mortgage Subsidiary...........................  I-37



                                                                          PAGE
                                                                          ----
   8.12   Certain Director and Officer Positions........................  I-37
   8.13   Certain Modifications.........................................  I-38

ARTICLE NINE - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  I-38

   9.1    Conditions to Obligations of Each Party.......................  I-38
   9.2    Conditions to Obligations of ANB..............................  I-39
   9.3    Conditions to Obligations of Mutual...........................  I-40

ARTICLE TEN - TERMINATION...............................................  I-42

   10.1   Termination...................................................  I-42
   10.2   Effect of Termination.........................................  I-43
   10.3   Non-Survival of Representations and Covenants.................  I-43

ARTICLE ELEVEN - MISCELLANEOUS..........................................  I-43
   11.1   Definitions...................................................  I-43
   11.2   Expenses......................................................  I-51
   11.3   Brokers and Finders...........................................  I-52
   11.4   Entire Agreement..............................................  I-52
   11.5   Amendments....................................................  I-52
   11.6   Waivers.......................................................  I-52
   11.7   Assignment....................................................  I-53
   11.8   Notices.......................................................  I-53
   11.9   Governing Law.................................................  I-54
   11.10  Counterparts..................................................  I-54
   11.11  Captions......................................................  I-54
   11.12  Severability..................................................  I-54

Signatures..............................................................  I-54



                                                                    APPENDIX I
                                    LIST OF EXHIBITS


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
      1.           Form of Plan of Merger and Combination between Mutual and
                   American National.  (SectionSection 1.1, 11.1).

      2.           Form of Support Agreement.  (Section 5.22).

      3.           Form of Affiliate Agreement.  (Section 8.8).

      4.           Form of Employment Agreement.  (Section 8.12(c)).

      5.           Matters as to which Muldoon, Murphy & Faucette will opine.
                   (Section 9.2(e)).

      6.           Matters as to which Alston & Bird will opine.
                   (Section 9.3(d)).


                                                                     APPENDIX I


                     AGREEMENT AND PLAN OF REORGANIZATION


    THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 26, 1995, by and between MUTUAL SAVINGS BANK, F.S.B. ("Mutual"), a federal stock savings bank organized and existing under the Laws of the United States, with its principal office located in Danville, Virginia; and AMERICAN NATIONAL BANKSHARES INC. ("ANB"), a corporation organized and existing under the Laws of the Commonwealth of Virginia, with its principal office located in Danville, Virginia.


                                   PREAMBLE

    The Boards of Directors of Mutual and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Mutual by ANB pursuant to the merger (the "Merger") of Mutual with and into American National Bank and Trust Company ("American National"), a national banking association and a wholly owned subsidiary of ANB. At the effective time of the Merger, the outstanding shares of the common stock of Mutual shall be converted into shares of the common stock of ANB (except as provided herein). As a result, shareholders of Mutual shall become shareholders of ANB, and the business and operations of Mutual shall be conducted through, and as a part of, American National. The transactions described in this Agreement are subject to the approvals of the shareholders of Mutual and ANB, the Office of the Comptroller of the Currency, appropriate state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Mutual common stock, to the extent exchanged for ANB common stock, will not give rise to gain or loss to the holders of Mutual common stock with respect to such exchange, and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

    Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                  ARTICLE ONE
                       TRANSACTIONS AND TERMS OF MERGER

    1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Mutual shall be merged with and into American National in accordance with and with the effect provided in 12 U.S.C. Sections 215c, 1815(d)(3), and 1828(c). American National shall be the Resulting Association resulting from the Merger and shall be a wholly-owned, first tier Subsidiary of ANB and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Mutual and ANB, and the Plan of Merger, which has been approved by the respective Boards of Directors of Mutual and American National.

    1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of ANB, or such other place as may be mutually agreed upon by the Parties.

    1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time of issuance of the Certificate of Merger by the OCC or on such other date and at such other time as the OCC declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Mutual and ANB approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date within thirty (30) days of such date as may be mutually agreed upon by Mutual and ANB.


                                  ARTICLE TWO
                                TERMS OF MERGER

    2.1 BUSINESS OF RESULTING ASSOCIATION. The business of the Resulting Association from and after the Effective Time shall continue to be that of a national banking association organized under the Laws of the United States. The business shall be conducted from its main office located in Danville, Virginia, and at its legally established branches, which shall also include the main office and all branches of Mutual, whether in operation or approved but unopened, at the Effective Time.

    2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Mutual shall be merged into and continued in the Resulting Association. All rights, franchises, and interests of both Mutual and American National in and to every type of property (real, personal, and mixed), and all choses in action of both Mutual and American National shall be transferred to and vested in the Resulting Association without any deed or other transfer. The Resulting Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Mutual or American National at the Effective Time.

    2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Mutual and American National of every kind and description (including without limitation the liquidation account established by Mutual in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Resulting Association, and the Resulting Association shall be bound thereby in the same manner and to the same extent that Mutual and American National were so bound at the Effective Time.

    2.4    ARTICLES OF ASSOCIATION.  The Articles of Association of
American National in effect immediately prior to the Effective Time shall be the Articles of Association of the Resulting Association until otherwise amended or repealed.

    2.5 BYLAWS. The Bylaws of American National in effect immediately prior to the Effective Time shall be the Bylaws of the Resulting Association until otherwise amended or repealed.

    2.6 DIRECTORS AND OFFICERS. The directors of American National in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Resulting Association from and after the Effective Time in accordance with the Bylaws of the Resulting Association. The officers of American National in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected pursuant to Section 8.12 of this Agreement or otherwise, shall serve as the officers of the Resulting Association from and after the Effective Time in accordance with the Bylaws of the Resulting Association.


                                 ARTICLE THREE
                          MANNER OF CONVERTING SHARES

    3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or associations shall be converted as follows:

           (a) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

           (b) Each share of American National Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

           (c) Each share of Mutual Common Stock (excluding shares held by any Mutual Company or by any ANB Company, which shares shall be canceled as provided in

   Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .705 of a share of ANB Common Stock (the "Exchange Ratio").

    3.2 ANTI-DILUTION PROVISIONS. In the event Mutual or ANB changes the number of shares of Mutual Common Stock or ANB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

    3.3 SHARES HELD BY MUTUAL OR ANB. Each of the shares of Mutual Common Stock held by any Mutual Company or by any ANB Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

    3.4 DISSENTING SHAREHOLDERS. Any holder of shares of Mutual Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 C.F.R. Section 552.14 and surrendered to the Resulting Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Mutual fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, ANB shall issue and deliver the consideration to which such holder of shares of Mutual Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Mutual Common Stock held by such holder. Mutual will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Resulting Association.

    3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Mutual Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by $30.50.

    3.6    CONVERSION OF STOCK OPTIONS.

           (a) At the Effective Time, each option or other right to purchase shares of Mutual Common Stock pursuant to stock options or stock appreciation rights ("Mutual Options") granted by Mutual under the Mutual Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to ANB Common Stock, and ANB shall assume each Mutual Option, in accordance with the terms of the Mutual Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) the Board of Directors of Mutual Mortgage Company shall be substituted for Mutual and the Committee of Mutual's Board of Directors (including, if applicable, the entire Board of Directors of Mutual) administering such Mutual Stock Plan, (ii) each Mutual Option assumed by ANB may be exercised solely for shares of ANB Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of ANB Common Stock subject to such Mutual Option shall be equal to the number of shares of Mutual Common Stock subject to such Mutual Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Mutual Option shall be adjusted by dividing the per share exercise price under each such Mutual Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, ANB shall not be obligated to issue any fraction of a share of ANB Common Stock upon exercise of Mutual Options and any fraction of a share of ANB Common Stock that otherwise would be subject to a converted Mutual Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of ANB Common Stock and the per share exercise price of such option. The market value of one share of ANB Common Stock shall be the average of the closing bid and asked prices of such common stock as quoted on the Nasdaq System or, if not reported thereby, any other authoritative source selected by ANB) on the last trading day preceding the exercise of the option. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each Mutual Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

           (b) At or prior to the Effective Time, ANB shall take all corporate action necessary to reserve for issuance sufficient shares of ANB Common Stock for delivery upon exercise of Mutual Options assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, ANB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, ANB shall administer the Mutual Option Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Mutual Option Plan complied with such rule prior to the Merger.

           (c) All restrictions or limitations on transfer with respect to Mutual Common Stock awarded under the Mutual Stock Plans or any other plan, program, or arrangement of any Mutual Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of ANB Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                 ARTICLE FOUR
                              EXCHANGE OF SHARES

      4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, ANB shall cause the exchange agent selected by it (the "Exchange Agent") to mail to the former shareholders of Mutual appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Mutual Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Mutual Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Mutual Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). ANB shall not be obligated to deliver the consideration to which any former holder of Mutual Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Mutual Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Mutual Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither ANB, the Resulting Association, nor the Exchange Agent shall be liable to a holder of Mutual Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

      4.2 RIGHTS OF FORMER MUTUAL SHAREHOLDERS. At the Effective Time, the stock transfer books of Mutual shall be closed as to holders of Mutual Common Stock immediately prior to the Effective Time, and no transfer of Mutual Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section
4.1 of this Agreement, each certificate theretofore representing shares of Mutual Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Mutual shall be entitled to vote after the Effective Time at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which their respective shares of Mutual Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Mutual Common Stock for certificates representing ANB Common

Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of ANB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of ANB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Mutual Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Mutual Common Stock certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                 ARTICLE FIVE
                   REPRESENTATIONS AND WARRANTIES OF MUTUAL

      Mutual hereby represents and warrants to ANB as follows:

      5.1 ORGANIZATION, STANDING, AND POWER. Mutual is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Mutual is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual. Mutual is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund.

      5.2    AUTHORITY; NO BREACH BY AGREEMENT.

             (a) Mutual has the corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the requisite vote of the holders of Mutual Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Mutual subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Mutual Common Stock. Subject to such requisite approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Mutual enforceable against Mutual in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally or the rights of creditors of a federal savings bank, the deposits in which are insured by the FDIC, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Mutual nor the consummation by Mutual of the transactions contemplated hereby or thereby, nor compliance by Mutual with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Mutual's Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Mutual Company under, any Contract or Permit of any Mutual Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any material Law or Order applicable to any Mutual Company or any of their respective Assets.

             (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from and notices to be filed with Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Mutual of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger.

      5.3    CAPITAL STOCK.

             (a) The authorized capital stock of Mutual consists of (i) 7,500,000 shares of Mutual Common Stock, of which 1,154,100 shares are issued and outstanding as of the date of this Agreement and not more than 1,248,100 shares will be issued and outstanding at the Effective Time, and (ii) 2,500,000 shares of Mutual Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Mutual Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Mutual Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Mutual. Mutual has reserved 94,000 shares of Mutual Common Stock for issuance under the Mutual Stock Plans, pursuant to which options to purchase no more than 94,000 shares of Mutual Common Stock are outstanding.

             (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3(b) of the Mutual Disclosure Memorandum, there are no shares of capital stock or other equity securities of Mutual outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Mutual or contracts, commitments, understandings, or arrangements by which Mutual is or may be bound to issue additional shares of Mutual capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      5.4 MUTUAL SUBSIDIARIES. Mutual has disclosed in Section 5.4 of the Mutual Disclosure Memorandum all of the Mutual Subsidiaries as of the date of this Agreement. Except as disclosed, Mutual or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Mutual Subsidiary. No equity securities of any Mutual Subsidiary are or may become required to be issued (other than to a Mutual Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Mutual Subsidiary is bound to issue (other than to a Mutual Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Mutual Company is or may be bound to transfer any shares of the capital stock of any Mutual Subsidiary (other than to a Mutual Company). There are no Contracts relating to the rights of any Mutual Company to vote or to dispose of any shares of the capital stock of any Mutual Subsidiary. All of the shares of capital stock of each Mutual Subsidiary held by any Mutual Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Mutual Company free and clear of any Lien. Each Mutual Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Mutual Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

      5.5 FINANCIAL STATEMENTS. Mutual has disclosed in Section 5.5 of the Mutual Disclosure Memorandum, and has delivered to ANB, copies of, all Mutual Financial Statements prepared for periods ended prior to the date hereof and will deliver to ANB copies of all Mutual Financial Statements prepared subsequent to the date hereof. The Mutual Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Mutual Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Mutual Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Mutual Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

      5.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Mutual no Mutual Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual except Liabilities which are accrued or reserved against in the consolidated balance sheets of Mutual as of June 30, 1995 included in the Mutual Financial Statements or reflected in the notes thereto. Except as disclosed in Section
5.6 of the Mutual Disclosure Memorandum, no Mutual Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

      5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the Mutual Financial Statements filed with the OTS after such date and prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual and (ii) the Mutual Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Mutual provided in Section 7.2(a), (b), (c), (g), (h), or (i) of this Agreement.

      5.8    ADEQUACY OF RESERVES.

             (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Mutual included in the most recent Mutual Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Mutual included in the Mutual Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Mutual Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Mutual Companies as of the dates thereof.

             (b) The reserve for losses on real estate owned ("REO Reserve") shown on the consolidated balance sheets of Mutual included in the most recent Mutual Financial Statements dated prior to the date of this Agreement was, and the REO Reserve shown on the consolidated balance sheets of Mutual included in the Mutual Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the other real estate owned portfolios of the Mutual Companies as of the dates thereof.

             (c) The reserves for losses in respect of Litigation ("Litigation Reserves") shown on the consolidated balance sheets of Mutual included in the most recent Mutual Financial Statements dated prior to the date of this Agreement was, and the Litigation Reserves shown on the consolidated balance sheets of Mutual included in the Mutual Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of Litigation of the Mutual Companies as of the dates thereof.

      5.9    TAX MATTERS.

             (a) All Tax returns required to be filed by or on behalf of any of the Mutual Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Mutual and all such returns filed are complete and accurate in all material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Mutual except to the extent reserved against in the Mutual Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

             (b) None of the Mutual Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

             (c) Adequate provision for any Taxes due or to become due for any of the Mutual Companies for the period or periods through and including the date of the respective Mutual Financial Statements has been made and is reflected on such Mutual Financial Statements.

      5.10 ASSETS. Except as disclosed or reserved against in the Mutual Financial Statements, the Mutual Companies have to the extent material or applicable, good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the Mutual Companies. All material tangible properties used in the businesses of the Mutual Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Mutual's past practices. All Assets which are material to the business of the Mutual Companies and held under leases or subleases by any of the Mutual Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and the rights of creditors of a federal savings bank, the deposits in which are insured by the FDIC, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

      5.11   ENVIRONMENTAL MATTERS.

             (a) Except as disclosed in Section 5.11 of the Mutual Disclosure Memorandum, to the Knowledge of Mutual each Mutual Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

             (b) To the Knowledge of Mutual there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any Mutual Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant
(i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Mutual Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

             (c) To the Knowledge of Mutual there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Mutual in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

             (d) To the Knowledge of Mutual there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

             (e) To the Knowledge of Mutual during the period of (i) any Mutual Company's ownership or operation of any of their respective current properties, (ii) any Mutual Company's participation in the management of any Participation Facility, or, (iii) any Mutual Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual. Prior to the period of (i) any Mutual Company's ownership or operation of any of their respective current properties, (ii) any Mutual Company's participation in the management of any Participation Facility, or (iii) any Mutual Company's holding of a security interest in a Loan Property, to the Knowledge of Mutual there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

      5.12 COMPLIANCE WITH LAWS. Each Mutual Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual. None of the Mutual Companies:

             (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual; and

             (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Mutual Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual or
   (iii) requiring any Mutual Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

      5.13 LABOR RELATIONS. No Mutual Company is the subject of any Litigation asserting that it or any other Mutual Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Mutual Company to bargain with any labor organization as to wages or conditions of employment, nor is any Mutual Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Mutual Company, pending or threatened, or to its Knowledge, is there any activity involving any Mutual Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      5.14   EMPLOYEE BENEFIT PLANS.

             (a) Mutual has disclosed in Section 5.14 of the Mutual Disclosure Memorandum, and has delivered or made available to ANB prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any Mutual Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Mutual Benefit Plans"). Any of the Mutual Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Mutual ERISA Plan." Each Mutual ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Mutual Pension Plan." On or after September 26, 1980, neither Mutual nor any Mutual Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

             (b) Mutual has delivered or made available to ANB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Mutual Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Mutual Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Mutual Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

             (c) All Mutual Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual. Except as disclosed in Section 5.14(c) of the Mutual Disclosure Memorandum, each Mutual ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Mutual is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Except as disclosed in Section 5.14(c) of the Mutual Disclosure Memorandum, each trust created under any Mutual ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Mutual is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each Mutual Benefit Plan, except as disclosed in Section 5.14(c) of the Mutual Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any Mutual ERISA Plan. Except as disclosed in Section 5.14(c) of the Mutual Disclosure Memorandum, no Mutual Company has engaged in a transaction with respect to any Mutual Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Mutual Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual.

             (d) No Mutual Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Mutual Pension Plan, (ii) no change in the actuarial assumptions with respect to any Mutual Pension Plan, and (iii) no increase in benefits under any Mutual Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual or materially adversely affect the funding status of any such plan. Neither any Mutual Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any Mutual Company, or the single-employer plan of any entity which is considered one employer with Mutual under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Mutual. No Mutual Company has provided, or is required to provide, security to a Mutual Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

             (e) Except as disclosed in Section 5.14(e) of the Mutual Disclosure Memorandum, no liability under Title IV of ERISA has been or is expected to be incurred by any Mutual Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any entity which is considered an ERISA Affiliate.

             (f) Except as disclosed in Section 5.14(f) of the Mutual Disclosure Memorandum, no defined benefit plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. No Mutual Company has provided, or is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

             (g) Except as disclosed in Section 5.14(g) of the Mutual Disclosure Memorandum, no Mutual Company has any obligations for retiree health and life benefits under any of the Mutual Benefit Plans.

             (h) Except as disclosed in Section 5.14(h) of the Mutual Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Mutual Company from any Mutual Company under any Mutual Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Mutual Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

             (i) No oral or written representation or communication with respect to any aspect of the Mutual Benefit Plans has been made to employees of any of the Mutual Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Mutual Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Mutual Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

      5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Mutual Disclosure Memorandum, none of the Mutual Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Mutual Company or the guarantee by any Mutual Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among Mutual Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Mutual with the OTS as of the date of this Agreement that has not been filed as an exhibit to Mutual's Form 10-K filed for the fiscal year ended September 30, 1994 or in an SEC Document and identified to ANB, (together with all Contracts referred to in Sections
5.10 and 5.14(a) of this Agreement, the "Mutual Contracts"). None of the Mutual Companies is in Default under any Mutual Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Mutual.

      5.16 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Mutual Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Mutual threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Mutual Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Mutual Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual. Mutual has disclosed in Section 5.16 of the Mutual Disclosure Memorandum all Litigation pending or, to the Knowledge of Mutual threatened, as of the date of this Agreement where there are claims against Mutual.

      5.17 REPORTS. Since January 1, 1990, or the date of organization if later, each Mutual Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mutual). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      5.18 STATEMENTS TRUE AND CORRECT. To the Knowledge of Mutual, no statement, certificate, instrument, or other writing furnished or to be furnished by any Mutual Company or any Affiliate thereof to ANB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Mutual Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by ANB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Mutual Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Mutual's and ANB's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any Mutual Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Mutual and ANB be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement as amended or supplemented, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Mutual Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      5.19 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Mutual Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Mutual there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

      5.20 CHARTER PROVISIONS. Each Mutual Company has taken or will take all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person (other than an ANB Company or as contemplated by Section 3.4 of this Agreement) under the Charter, Bylaws, or other governing instruments of any Mutual Company or restrict or impair the ability of ANB to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Mutual Company that may be acquired or controlled by it.

      5.21 SUPPORT AGREEMENTS. Each of the directors and executive officers of Mutual has executed and delivered to ANB an agreement in substantially the form of Exhibit 2 to this Agreement.


                                  ARTICLE SIX
                     REPRESENTATIONS AND WARRANTIES OF ANB

      ANB hereby represents and warrants to Mutual as follows:

      6.1 ORGANIZATION, STANDING, AND POWER. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

      6.2    AUTHORITY; NO BREACH BY AGREEMENT.

      (a) ANB has the corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Articles of Incorporation Amendment by the requisite vote of the holders of ANB Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ANB. This Agreement represents a legal, valid, and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions contemplated hereby, nor compliance by ANB with any of the provisions hereof, will (i) subject to the approval of the Articles of Incorporation Amendment by the requisite vote of the holders of ANB Common Stock, conflict with or result in a breach of any provision of ANB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from and notices to be filed with Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ANB or American National of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

      6.3    CAPITAL STOCK.

      (a) The authorized capital stock of ANB consists of (i) 3,000,000 shares of ANB Common Stock, of which 2,400,000 shares were issued and outstanding as of June 30, 1995 and (ii) 200,000 shares of ANB Preferred
Stock, of which none is outstanding.   All of the issued and outstanding
shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of Mutual Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Virginia SCA. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of Mutual Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of ANB.

      (b) Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock or other equity securities of ANB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ANB or contracts, commitments, understandings, or arrangements by which ANB is or may be bound to issue additional shares of ANB capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      6.4 ANB SUBSIDIARIES. ANB has no Subsidiaries other than American National as of the date of this Agreement. ANB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ANB Subsidiary. No equity securities of any ANB

Subsidiary are or may become required to be issued (other than to an ANB Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any ANB Subsidiary is bound to issue (other than to an ANB Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any ANB Company is or may be bound to transfer any shares of the capital stock of any ANB Subsidiary (other than to an ANB Company). There are no Contracts relating to the rights of any ANB Company to vote or to dispose of any shares of the capital stock of any ANB Subsidiary. All of the shares of capital stock of each ANB Subsidiary held by an ANB Company are duly authorized, validly issued, and fully paid and (except pursuant to 12 U.S.C. Section 55, in the case of national banks) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ANB Company free and clear of any Lien. Each ANB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ANB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund.

      6.5 FINANCIAL STATEMENTS. ANB has disclosed in Section 6.5 of the ANB Disclosure Memorandum and has delivered to Mutual copies of all ANB Financial Statements and certain SEC Documents prepared for periods ended prior to the date hereof and will deliver to Mutual copies of all ANB Financial Statements prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

      6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No ANB Company has any Liabilities (including Liabilities relating to matters contemplated by Sections 5.9, 5.11, and 5.14 of this Agreement applying such sections to ANB) that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ANB as of June 30, 1995 included in the ANB Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the ANB Disclosure Memorandum, no ANB Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

      6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the ANB Financial Statements filed with the SEC after such date and prior to the date of this Agreement or in Section 6.7 of the ANB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article Seven of this Agreement.

      6.8  ADEQUACY OF RESERVES.

      (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of ANB included in the most recent ANB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of ANB included in the ANB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the ANB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the ANB Companies as of the dates thereof.

      (b) The reserve for losses on real estate owned ("REO Reserve") shown on the consolidated balance sheets of ANB included in the most recent ANB Financial Statements dated prior to the date of this Agreement was, and the REO Reserve shown on the consolidated balance sheets of ANB included in the ANB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the other real estate owned portfolios of the ANB Companies as of the dates thereof.

      (c) The reserves for losses in respect of Litigation ("Litigation Reserves") shown on the consolidated balance sheets of ANB included in the most recent ANB Financial Statements dated prior to the date of this Agreement was, and the Litigation Reserves shown on the consolidated balance sheets of ANB included in the ANB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of Litigation of the ANB Companies as of the dates thereof.

      6.9 ASSETS. Except as disclosed or reserved against in the ANB Financial Statements, the ANB Companies have to the extent material or applicable, good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the ANB Companies. All material tangible properties used in the businesses of the ANB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ANB past practices. All Assets which are material to the business of the ANB Companies and held under leases or subleases by any of the ANB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganiza tion, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

      6.10 COMPLIANCE WITH LAWS. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. None of the ANB Companies:

        (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; and

        (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or
    (iii) requiring any ANB Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

      6.11 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the ANB Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

      6.12 REPORTS. Since January 1, 1990, or the date of organization if later, ANB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and
(iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      6.13 STATEMENTS TRUE AND CORRECT. To the Knowledge of ANB, no statement, certificate, instrument, or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to Mutual pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by ANB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Mutual's and ANB's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Mutual and ANB be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement as amended or supplemented, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      6.14 AUTHORITY OF AMERICAN NATIONAL. American National has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of American National. The Plan of Merger represents a legal, valid, and binding obligation of American National, enforceable against American National in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      6.15 ACCOUNTING, TAX, AND REGULATORY MATTERS. No ANB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of ANB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                 ARTICLE SEVEN
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

      7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any ANB Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the reasonable judgment of ANB, desirable in the conduct of the business of ANB and its Subsidiaries and such discontinuance or disposition would not represent a material portion of the Assets of the ANB Companies.

      7.2 COVENANTS OF MUTUAL. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Mutual covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of ANB:

         (a) amend the Charter, Bylaws, or other governing instruments of any Mutual Company; or

         (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Mutual Company to another Mutual Company) in excess of an aggregate of $50,000 (for the Mutual Companies on a consolidated basis) except in the ordinary course of the business of Mutual Companies consistent with past practices (which shall include, for Mutual creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or forgive any such indebtedness of any Person to any Mutual Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any Mutual Company of any Lien or permit any such Lien to exist; or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in their capacity as transfer agent), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Mutual Company, or declare or pay any dividend or make any other distribution in respect of any Mutual Common Stock; provided that Mutual may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Mutual Common Stock at a rate not in excess of $ .10 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Mutual Disclosure Memorandum; provided further, that any dividend declared or payable on the shares of Mutual Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by ANB and Mutual, be declared only if the record date for payment of the quarterly dividend to holders of ANB Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time; and PROVIDED FURTHER, that in the event ANB declares a special cash dividend prior to the Effective Time, Mutual may (to the extent legally able to do so), but shall not be obligated to, declare and pay a cash dividend on the shares of Mutual Common Stock at a rate per share of Mutual Common Stock equivalent, taking into account the Exchange Ratio, to the special dividend paid by ANB on each share of ANB Common Stock; or

         (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Mutual Common Stock, Mutual Preferred Stock, or any other capital stock of any Mutual Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

         (e) adjust, split, combine, or reclassify any capital stock of any Mutual Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Mutual Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Mutual Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Mutual Company) or any Assets other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Mutual in its fiduciary capacity; or

         (g) grant any increase in compensation or benefits to the employees or officers of any Mutual Company except in the ordinary course of business or as disclosed in Section 7.2(g) of the Mutual Disclosure Memorandum or as required by Law; pay any bonus except in the ordinary course of business or pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the Mutual Disclosure Memorandum; enter into or amend any severance agreements with officers of any Mutual Company except as disclosed in Section 7.2(g) of the Mutual Disclosure Memorandum; or grant any increase in fees or other increases in compensation or other benefits to directors of any Mutual Company; or

         (h) enter into or amend any employment Contract between any Mutual Company and any Person (unless such amendment is required by Law) that the Mutual Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan or program of any Mutual Company or make any material change in or to any existing employee benefit plans or programs of any Mutual Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

         (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Mutual Financial Statements dated prior to the date of this Agreement, no Mutual Company shall settle any Litigation involving any Liability of any Mutual Company for money damages in excess of $25,000 or restrictions upon the operations of any Mutual Company; or

         (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms.

      7.3 COVENANTS OF ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in the usual, regular, and ordinary course,
(ii) take no action which would materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, and
(iii) not, except as contemplated by this Agreement, amend the Articles of Incorporation or Bylaws of ANB, in each case, in any manner which is adverse to, and discriminates against, the holders of Mutual Common Stock.

      7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of ANB, or the OTS, in the case of Mutual, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS, as the case may be, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT
                             ADDITIONAL AGREEMENTS

      8.1    REGISTRATION STATEMENT; JOINT PROXY STATEMENT; SHAREHOLDER
APPROVALS.   As soon as reasonably practicable after the execution of this
Agreement, ANB shall file the Registration Statement with the SEC, provided Mutual has provided, on a reasonably timely basis, all information concerning Mutual necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of ANB Common Stock upon consummation of the Merger. Mutual shall promptly furnish all information concerning it and the holders of its capital stock as ANB may reasonably request in connection with such action. Mutual shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger and (ii) such other related matters as it deems appropriate. ANB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) the Articles of Incorporation Amendment, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) Mutual and ANB shall file the Joint Proxy Statement (which shall be included in the Registration Statement) with the OTS and the SEC, respectively, and mail it to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of Mutual and ANB shall recommend (subject to compliance with their fiduciary duties) to their respective shareholders the approval of the matters submitted for consideration and approval by such shareholders, and (iv) the Board of Directors and officers of Mutual and ANB shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

      8.2 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, ANB shall prepare and file, and Mutual shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger. ANB shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

      8.3 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and therein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger.

      8.4    INVESTIGATION AND CONFIDENTIALITY.

             (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

             (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or destroy all documents and copies thereof, and all work papers containing confidential information received from the other Party and shall not use such information in a manner detrimental to the other Party and its Affiliates.

             (c) Mutual shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with Mutual to preserve the confidentiality of the information relating to Mutual provided to such parties.

      8.5 PRESS RELEASES. Prior to the Effective Time, Mutual and ANB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.5 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

      8.6 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Mutual Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Mutual Company shall directly or indirectly solicit any Acquisition Proposal by any Person.
Except to the extent necessary to comply with the fiduciary duties of Mutual's Board of Directors, no Mutual Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Mutual may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. Mutual shall promptly notify ANB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Mutual shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

      8.7 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain a written opinion of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Mutual Common Stock for ANB Common Stock will not give rise to gain or loss to the shareholders of Mutual with respect to such exchange (except to the extent of any cash received), and (iii) each of Mutual, ANB, and American National will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinion"). In rendering such Tax Opinion, Alston & Bird shall be entitled to rely upon representations of officers of Mutual and ANB reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

      8.8 AGREEMENTS OF AFFILIATES. Mutual has disclosed in Section 8.8 of the Mutual Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Mutual for purposes of Rule 145 under the 1933 Act. Mutual shall use its reasonable efforts to cause each such Person to deliver to ANB not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3 to this Agreement, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Mutual Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of Mutual pursuant to this Agreement to enforce the provisions of this
Section 8.8). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

      8.9 EMPLOYEE BENEFITS AND CONTRACTS. As of the Effective Time, the ANB Companies shall offer employment to all employees of Mutual with no reduction in base salary. Following the Effective Time, ANB shall provide generally to officers and employees of the Mutual Companies employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially the same as those currently provided by the ANB Companies to their similarly situated officers and employees; provided that ANB shall not be required to, but may, permit the officers and employees of the Mutual Companies to participate in the Cash Profit Sharing Bonus Plan of American National. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, the service of the employees of the Mutual Companies prior to the Effective Time shall be treated as service with an ANB Company participating in such employee benefit plans. Any vacation and sick leave accrued for the then current year but not taken prior to the Effective Time will carry over and be available until the end of such year. ANB also shall cause the Resulting Association and its Subsidiaries to honor in accordance with their terms all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Mutual Benefit Plans. In addition, ANB agrees not to terminate, except for "cause" as determined under the employee policies of ANB, any employee of Mutual who becomes an employee of ANB at the Effective Time for a period of one year after the Effective Time.

      8.10   INDEMNIFICATION.

             (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, ANB shall, and shall cause the Resulting Association to, indemnify, defend, and hold harmless each person entitled to indemnification from a Mutual Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in applicable regulations of the OTS (including all official interpretations thereof) and Mutual's Charter and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Resulting Association is required to effectuate any indemnification, ANB shall cause the Resulting Association to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between ANB and the Indemnified Party.

             (b) ANB shall, or shall cause the Resulting Association to, use its reasonable efforts (and Mutual shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of one (1) year after the Effective Time, Mutual's existing directors' and officers' liability insurance policy (provided that ANB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Mutual given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance.

             (c) Any Indemnified Party wishing to claim indemnification under paragraph (a), upon learning of any such Liability or Litigation, shall promptly notify ANB thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) ANB or the Resulting Association shall have the right to assume the defense thereof and ANB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ANB or the Resulting Association elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between ANB or the Resulting Association and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ANB or the Resulting Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that ANB shall be obligated pursuant to this paragraph (c) to pay for only one (1) firm of counsel for all Indemnified Parties in any jurisdiction (assuming there are no conflicts), (ii) the Indemnified Parties will cooperate in the defense of any such

Litigation, and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further that the Resulting Association shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (d) If ANB or the Resulting Association or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then in each case, proper provision shall be made so that the successors and assigns of ANB or the Resulting Association shall assume the obligations set forth in this Section 8.10.

      8.11 ORGANIZATION OF MORTGAGE SUBSIDIARY. ANB agrees to organize as a subsidiary of ANB or American National, as soon as reasonably practicable after the Effective Time and subject to receipt of all necessary Consents from Regulatory Authorities, a mortgage banking subsidiary, containing sufficient capital, personnel, and other resources, to be named "Mutual Mortgage Company."

      8.12   CERTAIN DIRECTOR AND OFFICER POSITIONS.

             (a) ANB agrees to cause two (2) members of Mutual's Board of Directors, which members shall be nominated by Mutual and approved by ANB and willing so to serve (subject to any applicable legal restrictions) ("Former Mutual Directors") and shall include Mr. H. Dan Davis, to be elected or appointed as directors of ANB and American National at the first meetings of the Boards of Directors of ANB and American National held after the Effective Time. At the first annual meeting of shareholders of ANB after the Effective Time, ANB shall take all corporate action necessary to, and shall, renominate such two (2) Former Mutual Directors for election as directors of ANB and shall recommend that the ANB shareholders vote for the election of such individuals as directors.

             (b) ANB also agrees to establish a Board of Directors for Mutual Mortgage Company, which shall be composed of all individuals who are serving as members of Mutual's Board of Directors at the Effective Time (other than the outside Former Mutual Director who is elected a director of ANB) , and which Board shall receive fees for such service as directors of Mutual Mortgage at the same rate as Mutual's Board as of the date of this Agreement.

             (c) ANB agrees to elect or appoint all individuals of Mutual who are serving as officers of Mutual at the Effective Time as officers of either American National or Mutual Mortgage Company taking into account the prior positions and experience of such officers with Mutual in designating such officer positions. Specifically, ANB shall appoint Mr. H. Dan Davis as
(i) Executive Vice President of ANB and Senior Vice President of American National at the Effective Time and (ii) President and Chief Executive Officer of Mutual Mortgage Company at the time of its organization. In addition, at the Effective Time, ANB shall offer to enter into an employment agreement with Mr. Davis, substantially in the form of Exhibit 4 to this Agreement.

      8.13   CERTAIN MODIFICATIONS.

             (a) Mutual and ANB shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Mutual shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Mutual and ANB shall also consult with respect to the character, amount, and timing of restructuring and merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and the Plan of Merger and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Parties' representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.13.

             (b) During the first full quarter after the Effective Time, management of ANB agrees, subject to the earnings of the ANB Companies, their financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by management, to recommend to the Board of Directors of ANB that the regular semi-annual cash dividend payable per share of ANB Common Stock be increased to a rate not less than $.2837.

                                 ARTICLE NINE
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

             (a) SHAREHOLDER APPROVAL. The shareholders of Mutual shall have approved (i) this Agreement and the Plan of Merger and (ii) the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of ANB shall have approved the Articles of Incorporation Amendment, as and to the extent required by Law or by the provisions of any governing instruments.

             (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of ANB or Mutual would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

             (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

             (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance of the shares of ANB Common Stock issuable pursuant to the Merger shall have been received.

             (f) TAX MATTERS. Each Party shall have received a copy of the Tax Opinion referred to in Section 8.7 of this Agreement. Each Party shall have delivered to the other a certificate, dated as of the Effective Time, signed by its chief executive officer and chief financial officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinion were at the date of such presentation, true, correct, and complete, and are on the date of such certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such certificate.

      9.2 CONDITIONS TO OBLIGATIONS OF ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.6(a) of this
Agreement:

             (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Mutual set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective
   Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Mutual set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Mutual set forth in Sections 5.19, 5.20, 5.21, and 5.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Mutual set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Mutual; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Mutual to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c) CERTIFICATES. Mutual shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Mutual's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ANB and its counsel shall request.

             (d) POOLING LETTER. ANB shall have received a letter from Arthur Andersen LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

             (e) LEGAL OPINION. ANB shall have received a written opinion, dated as of the Effective Time, of counsel to Mutual in form reasonably satisfactory to ANB, which shall cover the matters set forth in Exhibit 5 to this Agreement.

             (f) FAIRNESS OPINION. ANB shall have received from Scott & Stringfellow, Inc., a letter, dated not more than ten (10) business days prior to the date of the Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the shareholders of ANB.

      9.3 CONDITIONS TO OBLIGATIONS OF MUTUAL. The obligations of Mutual to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Mutual pursuant to Section 11.6(b) of this
Agreement:

             (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of ANB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective
   Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of ANB set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of ANB set forth in Section 6.13 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of ANB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.13) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse
   Effect on ANB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c) CERTIFICATES. ANB shall have delivered to Mutual (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ANB's Board of Directors and American National's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Mutual and its counsel shall request.

             (d) LEGAL OPINION. Mutual shall have received a written opinion, dated as of the Effective Time, of counsel to ANB, in form reasonably satisfactory to Mutual which shall cover the matters set forth in Exhibit
   6 to this Agreement.

             (e) FAIRNESS OPINION. Mutual shall have received from Baxter Fentriss and Company, a letter, dated not more than ten (10) business days prior to the date of the Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Mutual.

                                  ARTICLE TEN
                                  TERMINATION

      10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Mutual or ANB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) By mutual consent of the Board of Directors of ANB and the Board of Directors of Mutual; or

             (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
   Section 9.2(a) of this Agreement in the case of Mutual and Section 9.3(a) in the case of ANB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Mutual and
   Section 9.3(a) of this Agreement in the case of ANB; or

             (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
   Section 9.2(a) of this Agreement in the case of Mutual and Section 9.3(a) in the case of ANB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

             (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the shareholders of Mutual fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the HOLA and the regulations of the OTS at the Mutual Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (iii) the shareholders of ANB fail to vote their approval of the Articles of Incorporation Amendment as required by the Virginia SCA at the ANB Shareholders' Meeting or any adjournment thereof where the amendment was presented to such shareholders for approval and voted upon; or

             (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by July 31, 1996, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

             (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
   Section 9.2(a) of this Agreement in the case of Mutual and Section 9.3(a) in the case of ANB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

      10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.4(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

      10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, 8.10, 8.11, and 8.12 of this Agreement.


                                ARTICLE ELEVEN
                                 MISCELLANEOUS

      11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

             "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or
   (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Plan of Merger and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

             "ALLOWANCE" shall have the meaning provided in Section 5.8 of this Agreement.

             "AMERICAN NATIONAL COMMON STOCK" shall mean the $10.00 par value common stock of American National.

             "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

             "ANB COMPANIES" shall mean, collectively, ANB and all ANB Subsidiaries.

             "ANB DISCLOSURE MEMORANDUM" shall mean the written information entitled "American National Bankshares Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Mutual describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "ANB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of ANB as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and each of the three years ended December 31, 1994, 1993, and 1992, as filed by ANB in SEC Documents and (ii) the consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

             "ANB PREFERRED STOCK" shall mean the $5.00 par value preferred stock of ANB.

             "ANB SUBSIDIARIES" shall mean the Subsidiaries of ANB which shall include the ANB Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

             "ARTICLES OF INCORPORATION AMENDMENT" shall mean the amendment to the Articles of Incorporation of ANB increasing the number of authorized shares of ANB Common Stock by an amount which will permit completion of the transactions contemplated by this Agreement.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than twenty-five percent (25%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than twenty-five percent (25%) of the voting stock of, Mutual.

             "CERTIFICATE OF MERGER" shall mean the Certificate of Merger or other order to be issued by the OCC approving the Merger.

             "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

             "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, except those Defaults which do not have a Material Adverse Effect on a Party.

             "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

             "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

             "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

             "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(c) of this Agreement.

             "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "FDIC" shall mean the Federal Deposit Insurance Corporation.

             "GAAP" shall mean generally accepted accounting principles, con-sistently applied during the periods involved.

             "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ., or any similar federal, state, or local Law.

             "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by Mutual and ANB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and the Plan of Merger as and to the extent required by Law or by the provisions of any governing instruments, and shall include the prospectus of ANB relating to the shares of ANB Common Stock to be issued to the shareholders of Mutual.

             "KNOWLEDGE" as used with respect to a Person shall mean to the best of the knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

             "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory
   Authorities.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental examination, investi-gation, hearing, inquiry, administrative proceeding, or notice (written or oral) by any Person alleging the aforesaid, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of
   (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, or
   (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or
   (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

             "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "MERGER" shall mean the merger of Mutual with and into American National referred to in Section 1.1 of this Agreement.

             "MUTUAL BENEFIT PLANS" shall have the meaning set forth in Section
   5.14 of this Agreement.

             "MUTUAL COMMON STOCK" shall mean the $1.00 par value common stock of Mutual.

             "MUTUAL COMPANIES" shall mean, collectively, Mutual and all Mutual Subsidiaries.

             "MUTUAL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Mutual Savings Bank, F.S.B. Disclosure Memorandum" delivered prior to the date of this Agreement to ANB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "MUTUAL FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Mutual as of June 30, 1995, and as of September 30, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1995, and for each of the three fiscal years ended September 30, 1994, 1993, and 1992, as disclosed by Mutual in the Mutual Disclosure Memorandum, and (ii) the consolidated balance sheets of Mutual (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1995.

             "MUTUAL PREFERRED STOCK" shall mean the $1.00 par value preferred stock of Mutual.

             "MUTUAL STOCK PLANS" shall mean Mutual Savings Bank, F.S.B. 1987 Stock Option Plan.

             "MUTUAL SUBSIDIARIES" shall mean the Subsidiaries of Mutual which shall include the Mutual Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Mutual in the future and owned by Mutual at the Effective Time.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

             "OCC" shall mean Office of the Comptroller of the Currency.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

             "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

             "PARTY" shall mean either Mutual or ANB and "PARTIES" shall mean both Mutual and ANB.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

             "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PLAN OF MERGER" shall mean the Plan of Merger and Combination, in substantially the form of Exhibit 1 to this Agreement, to be entered into by Mutual and American National setting forth the terms of the Merger.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "RESULTING ASSOCIATION" shall mean American National as the surviving association resulting from the Merger.

             "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder including the regulations of the OTS included in 12 C.F.R. Part 563g.

             "SHAREHOLDERS' MEETINGS" shall mean the respective meetings of the shareholders of Mutual and ANB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "SUBSIDIARY" OR COLLECTIVELY "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by ANB; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

             "VIRGINIA SCA" shall mean the Virginia Stock Corporation Act.

      11.2   EXPENSES.

             (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that ANB shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

             (b) Notwithstanding the foregoing, if, after the date of this Agreement and within twelve (12) months following:

                  (1) any termination of this Agreement

                        (i) by ANB pursuant to Sections 10.1(b) (but only in the case of a willful breach by Mutual of a representation or warranty), 10.1(c), or 10.1(f) (but only on the basis of the failure to satisfy any of the conditions enumerated in Sections 9.1(a) (but only in the case of Mutual shareholder approval) and
           (d) or 9.2(a) (but only in the case of a willful breach by Mutual of a representation or warranty), (b), (c), (d), or (f)) of this Agreement, or

                        (ii) by Mutual pursuant to Section 10.1(f) (but only on the basis of the failure to satisfy any of the conditions enumerated in Section 9.1(a) (but only in the case of Mutual shareholder approval) or (d) or 9.3(e)) of this Agreement, or

                        (iii) by either Party pursuant to Section 10.1(d)(ii) (but only in the case of Mutual shareholder approval) of this Agreement, or

                  (2) failure to consummate the Merger by reason of any failure to satisfy the conditions enumerated in Sections 9.1(a) (but only in the case of Mutual shareholder approval) or (d), 9.2(a) (but only in the case of a willful breach by Mutual of a representation or warranty), (b), (c), (d), or (f) or 9.3(e) of this Agreement,

Mutual covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditional binding condition to Mutual's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, or conditional) with respect to, or recommending shareholder acceptance of, any Business Combination with any third-party, that such third-party that is a party to the Business Combination shall pay to ANB, prior to the time the Business Combination is announced to the public by press release or otherwise,, an amount in cash equal to $1,000,000, which sum represents the direct costs and expenses (including, without limitation, fees and expenses of ANB's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by ANB in negotiating and carrying out the transactions contemplated by this Agreement, and the indirect costs and expenses incurred by ANB in connection with the transactions contemplated by this Agreement including ANB's management time devoted to negotiation and preparation for such transaction. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of Mutual and shall be paid by Mutual promptly upon notice to Mutual by ANB.

             (c) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

      11.3 BROKERS AND FINDERS. Except for Baxter Fentriss and Company as to Mutual and Scott & Stringfellow, Inc. as to ANB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Mutual or ANB, each of Mutual and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

      11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.10 and 8.12 of this Agreement.

      11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Mutual Common Stock, there shall be made no amendment decreasing the consideration to be received by Mutual shareholders without the further approval of such shareholders.

      11.6   WAIVERS.

             (a) Prior to or at the Effective Time, ANB, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive on behalf of it and American National any Default in the performance of any term of this Agreement by Mutual to waive or extend the time for the compliance or fulfillment by Mutual of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

             (b) Prior to or at the Effective Time, Mutual acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB or American National of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Mutual under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Mutual.

      11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

      Mutual:             Mutual Savings Bank, F.S.B.
                          103 Tower Drive
                          Danville, Virginia  24543-1001
                          Telecopy Number:  (804)  791-0249

                          Attention: H. Dan Davis
                                     President and Chief Executive Officer

      Copy to Counsel:    Muldoon, Murphy & Faucette
                          5101 Wisconsin Avenue, N.W., Suite 400
                          Washington, D.C.  20016
                          Telecopy Number:  (202) 966-9409

                          Attention: Leslie A. Murphy and John R. Hall

      ANB:                American National Bankshares Inc.
                          628 Main Street
                          Danville, Virginia  24541
                          Telecopy Number:  (804) 792-5681

                          Attention: Charles H. Majors
                                     President and Chief Executive Officer

      Copy to Counsel:    Alston & Bird
                          601 Pennsylvania Avenue, N.W.
                          North Building, Suite 250
                          Washington, D.C.  20004
                          Telecopy Number:  (202) 508-3333

                          Attention: Frank M. Conner III

      11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, without regard to any applicable conflicts of Laws, except to the extent that the federal Laws of the United States may apply to the Merger.

      11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                       MUTUAL SAVINGS BANK, F.S.B.


By:  /S/ Barbara N. Hobgood   By:  /S/ H. Dan Davis
   ------------------------      ------------------
  Barbara N. Hobgood             H. Dan Davis
  Corporate Secretary            President and Chief Executive Officer


[CORPORATE SEAL]

ATTEST:                       AMERICAN NATIONAL BANKSHARES INC.


By:  /S/ David Hyler          By: /S/ Charles H. Majors
   ------------------------      ----------------------
  David Hyler                    Charles H. Majors
  Corporate Secretary            President and Chief Executive Officer


[CORPORATE SEAL]

                                                                   APPENDIX II

                                PLAN OF MERGER

                                      OF

                          MUTUAL SAVINGS BANK, F.S.B.

                                 WITH AND INTO

                   AMERICAN NATIONAL BANK AND TRUST COMPANY


    This PLAN OF MERGER (this "Plan of Merger") is made and entered into as of September 26, 1995, by and between MUTUAL SAVINGS BANK, F.S.B., a federally chartered stock savings bank organized and existing under the laws of the United States, with its main office located in Danville, Virginia ("Mutual"), and AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association organized and existing under the laws of the United States, with its main office located in Danville, Virginia ("American National").

    American National is a wholly-owned subsidiary of American National Bankshares Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia, with its principal office located in Danville, Virginia ("ANB"). Concurrently with the execution and delivery of this Plan of Merger, Mutual and ANB are entering into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Mutual would merge with and into American National. The Boards of Directors of Mutual and American National are of the opinion that the best interests of their respective institutions would be served if Mutual is merged with and into American National on the terms and conditions provided in this Plan of Merger.

    NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Mutual and American National hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Mutual with and into American National.


                                  ARTICLE ONE
                                  DEFINITIONS

    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of September 26, 1995, by and between Mutual and ANB.

         "AMERICAN NATIONAL COMMON STOCK" shall mean the $10.00 par value common stock of American National.

         "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

         "ANB COMPANIES" shall mean, collectively, ANB and all ANB
   Subsidiaries.

         "ANB SUBSIDIARIES" shall mean the subsidiaries of ANB which shall include the ANB Subsidiaries described in Section 6.4 of the Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

         "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 5.3 of this Plan of Merger.

         "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Plan of Merger.

         "EXCHANGE RATIO" shall have the meaning provided in Section 2.2(b) of this Plan of Merger.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "MERGER" shall refer to the merger of Mutual with and into American National as provided in Section 2.1 of this Plan of Merger.

         "MUTUAL COMMON STOCK" shall mean the $1.00 par value common stock of Mutual.

         "MUTUAL COMPANIES" shall mean, collectively, Mutual and all Mutual Subsidiaries.

         "MUTUAL SUBSIDIARIES" shall mean the subsidiaries of ANB which shall include the ANB Subsidiaries described in Section 5.4 of the Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "RESULTING ASSOCIATION" shall mean American National upon and after the Effective Time.


                                  ARTICLE TWO
                                TERMS OF MERGER

    2.1 MERGER. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Mutual shall be merged with and into American National under the Articles of Association and Bylaws of American National pursuant to the provisions of and with the effect provided in 12 U.S.C. Sections 215c, 1815(d), and 1828(c). American National shall be the Resulting Association and receiving association resulting from the Merger and shall continue to conduct its business under the name
"American National Bank and Trust Company." The Merger shall be consummated pursuant to the terms of this Plan of Merger, which has been approved and adopted by the respective Boards of Directors of Mutual and American National.

    2.2 METHOD OF CONVERTING SHARES. Subject to the provisions of this Article Two, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or associations shall be converted as follows:

         (a) Each share of American National Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Mutual Common Stock (excluding shares held by any Mutual Company or by any ANB Company, which shares shall be canceled as provided in Section 2.4 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .705 of a share of ANB Common Stock (the "Exchange Ratio").

    2.3 ANTI-DILUTION PROVISIONS. In the event Mutual or ANB changes the number of shares of Mutual Common Stock or ANB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

    2.4  SHARES HELD BY MUTUAL OR ANB.  Each of the shares of Mutual
Common Stock held by any Mutual Company or by any ANB Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

    2.5  DISSENTING SHAREHOLDERS.  Any holder of shares of Mutual Common
Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 C.F.R. Section 552.14 and surrendered to the Resulting Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Mutual fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, ANB shall issue and deliver the consideration to which such holder of shares of Mutual Common Stock is entitled under this Article Two (without interest) upon surrender by such holder of the certificate or certificates representing shares of Mutual Common Stock held by such holder. Mutual will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Resulting Association.

    2.6 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Mutual Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by $30.50.

    2.7  CONVERSION OF STOCK OPTIONS.

         (a) At the Effective Time, each option or other right to purchase shares of Mutual Common Stock pursuant to stock options or stock appreciation rights ("Mutual Options") granted by Mutual under the Mutual Stock Plans (as defined in the Agreement) which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to ANB Common Stock, and ANB shall assume each Mutual Option, in accordance with the terms of the Mutual Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) the Board of Directors of Mutual Mortgage Company shall be substituted for Mutual and the Committee of Mutual's Board of Directors (including, if applicable, the entire Board of Directors of Mutual) administering such Mutual Stock Plan, (ii) each Mutual Option assumed by ANB may be exercised solely for shares of ANB Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of ANB Common Stock subject to such Mutual Option shall be equal to the number of shares of Mutual Common Stock subject to such Mutual Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price under each such Mutual Option shall be adjusted by dividing the per share exercise price under each such Mutual Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, ANB shall not be obligated to issue any fraction of a share of ANB Common Stock upon exercise of Mutual Options and any fraction of a share of ANB Common Stock that otherwise would be subject to a converted Mutual Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of ANB Common Stock and the per share exercise price of such option. The market value of one share of ANB Common Stock shall be the average of the closing bid and asked prices of such common stock as quoted on the Nasdaq System or, if not reported thereby, any other authoritative source selected by ANB) on the last trading day preceding the exercise of the option. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 2.7, each Mutual Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Internal Revenue Code.

         (b) All restrictions or limitations on transfer with respect to Mutual Common Stock awarded under the Mutual Stock Plans or any other plan, program, or arrangement of any Mutual Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of ANB Common Stock into which such restricted stock is converted pursuant to Section 2.2 of this Plan of Merger.

                                 ARTICLE THREE
                                EFFECT OF MERGER

    3.1  BUSINESS OF THE RESULTING ASSOCIATION.  From and after the
Effective Time, the business of the Resulting Association shall continue to be that of a national banking association. The Resulting Association's business shall be conducted from its main office located in Danville, Virginia and at its legally established branches, which shall also include the main office and all branches, the addresses of which are listed in Exhibit A to this Plan of Merger, whether in operation or approved but unopened, of Mutual at the Effective Time.

    3.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Mutual shall be merged into and continued in the Resulting Association. All rights, franchises, and interests of both Mutual and American National in and to every type of property (real, personal, and mixed), and all choses in action of both Mutual and American National shall be transferred to and vested in the Resulting Association without any deed or other transfer. The Resulting Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Mutual or American National at the Effective Time.

    3.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both of Mutual and of American National of every kind and description (including without limitation the liquidation account established by Mutual in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Resulting Association by virtue of the Merger, and the Resulting Association shall be bound thereby in the same manner and to the same extent that either of Mutual or American National was so bound at the Effective Time.

    3.4 SAVINGS ACCOUNTS AND DEPOSITS. All savings accounts and deposits of Mutual and American National shall be and continue to be savings accounts and deposits of the Resulting Association, without change in their respective terms, maturity, minimum required balances, or withdrawal value. As of the Effective Time, each savings account or deposit of Mutual or American National shall be considered for dividend or interest purposes as a savings account or deposit of the Resulting Association from the time said savings account or deposit was opened in Mutual and American National and at all times thereafter until such account or deposit ceases to be a savings account or deposit of the Resulting Association until otherwise amended or repealed.

    3.5 ARTICLES OF ASSOCIATION AND BYLAWS. The Articles of Association and Bylaws of American National, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Association and Bylaws of the Resulting Association.

    3.6 OFFICERS, EMPLOYEES, AND DIRECTORS. The officers and employees of the Resulting Association immediately following the Effective Time shall include the officers and employees of American National, together with such additional persons as may thereafter be elected. The Board of Directors of the Resulting Association immediately following the Effective Time shall include the directors of American National, together with such additional persons as may thereafter be elected.

    3.7 CAPITAL STOCK OF THE RESULTING ASSOCIATION. The capital stock of the Resulting Association upon completion of the Merger shall be $3.0 million, consisting of 300,000 issued and outstanding shares of common stock of a par value of $10.00 per share. In addition, the Resulting Association shall have a surplus of approximately $8,380,352 and undivided profits, including capital reserves, of approximately $35,548,014 adjusted, however, for, among other adjustments, earnings and expenses between June 30, 1995 and the Effective Time. The capital structures of Mutual and American National are set forth in Exhibit B to this Plan of Merger.


                                 ARTICLE FOUR
                              EXCHANGE OF SHARES

    4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, ANB shall cause the exchange agent selected by it (the "Exchange Agent") to mail to the former shareholders of Mutual appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Mutual Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Mutual Common Stock (other than shares to be canceled pursuant to Section 2.4 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.2 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 2.6 of this Plan of Merger, each holder of shares of Mutual Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). ANB shall not be obligated to deliver the consideration to which any former holder of Mutual Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Mutual Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Mutual Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of the Agreement notwithstanding, neither ANB, the Resulting Association, nor the Exchange Agent shall be liable to a holder of Mutual Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

    4.2 RIGHTS OF FORMER MUTUAL SHAREHOLDERS. At the Effective Time, the stock transfer books of Mutual shall be closed as to holders of Mutual Common Stock immediately prior to the Effective Time, and no transfer of Mutual Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section
4.1 of this Plan of Merger, each certificate theretofore representing shares of Mutual Common Stock (other than shares to be canceled pursuant to Section
2.4 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 2.5 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.2 and 2.6 of this Plan of Merger in exchange therefor. To the extent permitted by Law, former shareholders of record of Mutual shall be entitled to vote after the Effective Time at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which their respective shares of Mutual Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Mutual Common Stock for certificates representing ANB Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of ANB Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of ANB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Mutual Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Mutual Common Stock certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                 ARTICLE FIVE
                                 EFFECTIVENESS

    5.1  CONDITIONS PRECEDENT.  Consummation of the Merger is conditioned upon the approval of the Merger by the shareholders of Mutual and by the sole shareholder of American National as to the extent provided by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. The Merger shall not be consummated unless and until notification is given to
the OTS pursuant to 12 C.F.R. section 563.22(b).   Additionally, consummation
of the Merger is conditioned on the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

    5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto after termination of the Agreement in accordance with the provisions of Section 10.1 thereof.

    5.3 EFFECTIVE TIME. The Merger and other transactions contemplated by the Agreement shall become effective on the date and at the time of issuance of the Certificate of Merger by the OCC or on such other date and at such other time as the OCC declares the Merger effective (the "Effective Time").


                                  ARTICLE SIX
                                 MISCELLANEOUS

    6.1 AMENDMENT. To the extent permitted by law, this Plan of Merger may be amended by a subsequent written instrument upon the approval of the Boards of Directors of each of the parties hereto and upon execution of such instrument by the duly authorized officers of each and by a majority of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Mutual Common Stock, there shall be made no amendment decreasing the consideration to be received by Mutual shareholders without the further approval of such shareholders, and provided further, that no amendment to this Plan of Merger shall modify the requirements of regulatory approval required for the transactions contemplated by this Plan of Merger.

    6.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that the federal laws of the United States of America apply to consummation of the Merger.

    6.3 HEADINGS. The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

    6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each of Mutual and American National has caused this Plan of Merger to be executed on its behalf by its officers thereunto duly authorized and by a majority of its Board of Directors, all as of the day and year first above written.

ATTEST:                             MUTUAL SAVINGS BANK, F.S.B.

By: /s/ Barbara N. Hobgood          By:  /s/ H. Dan Davis
    ---------------------------          ----------------------------------
    Barbara N. Hobgood                   H. Dan Davis
    Corporate Secretary                  President and Chief Executive Officer

[SAVINGS BANK SEAL]

                           A Majority of the Entire
               Board of Directors of Mutual Savings Bank, F.S.B.


------------------------------          ------------------------------
   E. Ballou Bagby                        F. Neal Howard, Jr.


------------------------------          -------------------------------
   W.G. Barker, Jr.                       T. David Luther


------------------------------          -------------------------------
   Phillip R. Blackmon                    Russell Perkins


------------------------------          -------------------------------
   Roy L. Connor                          L. Samuel Saunders


------------------------------
   H. Dan Davis

ATTEST:                             AMERICAN NATIONAL BANK
                                    AND TRUST COMPANY


By:  /s/ David Hyler                By: /s/ Charles H. Majors
     ------------------------           ----------------------------------
      David Hyler                        Charles H. Majors
      Secretary                          President and Chief Executive Officer

[ASSOCIATION SEAL]


                           A Majority of the Entire
                 Board of Directors of American National Bank
                               and Trust Company



-----------------------------           ------------------------------
   Richard G. Barkhouser                 Charles H. Majors



-----------------------------           ------------------------------
   B. Carrington Bidgood                  James A. Motley



-----------------------------           ------------------------------
   Fred A. Blair                          Claude B. Owen, Jr.



-----------------------------           ------------------------------
   Ben J. Davenport, Jr.                  Landon R. Wyatt, Jr.



-----------------------------           ------------------------------
   Lester A. Hudson, Jr.                  Fred B. Leggett, Jr.


-----------------------------           ------------------------------
   E. Budge Kent, Jr.

                                   EXHIBIT A


Main Office:
628 Main Street
Danville, Virginia  24541


Branches:

Nor-Dan Office
239 Nor-Dan Drive
Danville, Virginia  24540

Riverside Office
1081 Riverside Drive
Danville, Virginia  24540

South Main Office
1013 South Main Street
Danville, Virginia  24541

West Main Office
2016 West Main Street
Danville, Virginia  24541

South Boston Road Office
1407 South Boston Road
Danville, Virginia  24540

103 Tower Drive
Danville,Virginia, 24543

625 Virginia Avenue
Collinsville, Virginia,  ____

539 Arnett Boulevard
Danville, Virginia,  ____

600 West Main Street
Danville, Virginia,  ____

                                   EXHIBIT B

                         Capital Structures of Mutual
                                      and
                               American National
                             (as of June 30, 1995)


                                    Mutual                        American National
                                    ------                        -----------------
Equity Securities                   7,500,000 shares common       300,000 shares common
   Authorized                         $1.00 par value               $10.00 par value
                                    2,500,000 shares preferred
                                       $1.00 par value

Outstanding Equity Securities       1,154,100 shares common       300,000 shares common
                                       $1.00 par value              $10.00 par value

Capital                             $1.154 million                $3.000 million

Surplus                             $4.226 million                $3.000 million

Unrealized Gain (Loss) on           $(15) thousand                $89 thousand
Investment Securities and
Investment Securities Held for
Sale

Undivided Profits                   $9.283 million                $26.191 million

Total Stockholders'
  Equity                            $14.648 million               $32.280 million



                                                                  APPENDIX III

                                       February __, 1996


The Board of Directors
Mutual Savings Bank, F.S.B.
103 Tower Drive
Danville, Virginia 24540


Dear Members of the Board:

    Mutual Savings Bank, F.S.B., Danville, Virginia ("Mutual") and American National Bankshares Inc., Danville, Virginia ("ANB") have entered into an Agreement and Plan of Reorganization (the "Agreement") dated as of September 26, 1995, providing for the acquisition of Mutual by ANB ("Acquisition"). The terms of the Acquisition are set forth in the Agreement.

    The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of common stock of Mutual will be converted into 0.705 of a share of common stock of ANB (the "Exchange Ratio").

    You have asked our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of Mutual.

    In rendering our opinion, we have evaluated the consolidated financial statements of Mutual available to us from published sources. In addition, we have, among other things; (i) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Mutual and ANB from a financial point of view to the other financial institutions; (ii) considered the historical market price of the common stock of Mutual and ANB; (iii) compared the terms of the Acquisition and the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (iv) reviewed the Agreement and related documents; and (v) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of Mutual and ANB to discuss the foregoing as well as other matters that may be relevant.

    We have not independently verified the financial and other information concerning Mutual or ANB or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Mutual and ANB as they exist and are known to us as of September 30, 1995.

    We have acted as financial advisor to Mutual in connection with the Acquisition and will receive from Mutual a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

    It is understood that this opinion may be included in its entirety in any communication by Mutual or the Board of Directors to the stockholders of Mutual. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.



                                  III-1

    Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to the shareholders of Mutual.


                                       Very truly yours,



                                       --------------------------------------
                                       Baxter Fentriss and Company



                                  III-2

                                                                   APPENDIX IV

                                       February __, 1996


Board of Directors
American National Bankshares Inc.
628 Main Street
Danville, Virginia  24541

Gentlemen:

     You have asked Scott & Stringfellow, Inc. to render our opinion relating to the fairness, from a financial point of view, to the shareholders of American National Bankshares Inc. ("ANB") of the "Exchange Ratio" (as defined herein) provided for under the terms of the Agreement and Plan of Reorganization, dated as of September 26, 1995, by and between ANB and Mutual Savings Bank, Inc. ("Mutual") and a related Plan of Merger (collectively, the "Merger Agreement"). Under the terms of the Merger Agreement, each share of common stock of Mutual which is issued and outstanding immediately prior to consummation shall be exchanged for 0.705 of a share ("Exchange Ratio") of ANB common stock ("ANB Common Stock"). In addition, the Merger contemplates that, at the effective time, all rights with respect to Mutual Common Stock pursuant to stock options granted by Mutual and outstanding at the effective time (the "Mutual Options"), whether or not exercisable, will be converted into and become rights with respect to ANB Common Stock. The number of Mutual Options and the exercise price of such options shall be subject to adjustment for the Exchange Ratio. Accordingly, after the effective time, the Mutual Options will become options to purchase ANB Common Stock on a basis adjusted to reflect the Exchange Ratio, as contemplated in the Merger Agreement.

     In developing our opinion, we have, among other things, reviewed and analyzed: (i) the Merger Agreement; (ii) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger; (iii) Mutual's audited financial statements for the three years ended September 30, 1994; (iv) Mutual's unaudited interim financial statements for the nine months ended June 30, 1994 and 1995 and other internal information relating to Mutual prepared by Mutual's management; (v) information regarding the trading market for the common stocks of Mutual and ANB and the price ranges within which the respective stocks have traded; (vi) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain thrift merger and acquisition transactions in Virginia in recent years; (vii) ANB's annual reports to shareholders and its financial statements for the three years ended December 31, 1994; and (viii) ANB's unaudited financial statements for the nine months ended September 30, 1994 and 1995, and other internal information relating to ANB prepared by ANB's management. We have discussed with members of management of Mutual and ANB the background to and reasons and basis for the Merger and the business and future prospects of Mutual and ANB individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Mutual and ANB. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets or assets of Mutual or ANB. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

     Our firm, as part of its investment banking business, is actively involved in the valuation of securities as related to public underwritings, private placements, mergers and acquisitions, recapitalizations and other purposes.

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of ANB Common Stock.


                                       Very truly yours,



                                       SCOTT & STRINGFELLOW, INC.

                                                                  APPENDIX V

                         PROPOSED AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION(1)
                                      OF
                       AMERICAN NATIONAL BANKSHARES INC.


     1.   NAME.  The name of the Corporation is

                       AMERICAN NATIONAL BANKSHARES INC.

     2. PURPOSE. The purpose of the Corporation is to transact any or all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act.


     3. AUTHORIZED STOCK. The Corporation shall have authority to issue 200,000 shares of Preferred Stock, par value $5 per share, and 10,000,000 shares of Common Stock, par value $1 per share.


          A. PREFERRED STOCK. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

               (i) The rate of dividend, the time of payment and the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

               (ii) Any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

               (iii) The price at and the terms and conditions on which shares may be redeemed;

               (iv) The amount payable upon shares in event of involuntary liquidation;

               (v) The amount payable upon shares in event of voluntary liquidation;


-------------------------------
(1) Reflects the proposed increase from 3,000,000 to 10,000,000 shares of Common Stock of the Corporation.

               (vi) Sinking fund provisions for the redemption or purchase of shares; and

               (vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

          Prior to the issuance of any shares of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof to the extent that variations are permitted by the provisions hereof.

          All series of Preferred Stock shall rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the Corporation fixed for each such series and without preference or priority of any series over any other series; but all shares of Preferred Stock shall be preferred over shares of Common Stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the Corporation. All shares of any one series shall be identical.

          B. COMMON STOCK. The holders of Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise provided in the certificate of serial designation for a particular series of Preferred Stock, and (ii) as otherwise expressly provided by the then existing statutes of Virginia. The holders of Common Stock shall have one vote for each share of Common Stock held by them.

     Subject to the provisions of articles of serial designation for each series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon any voluntary or involuntary liquidation of the Corporation.

     4. PREEMPTIVE RIGHTS. Stockholders of the Corporation shall not have the preemptive right to acquire unissued shares of any class of the Corporation.

     5. CUMULATIVE VOTING. Stockholders of the Corporation shall not have cumulative voting rights.

     6.   A.   To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

          B. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture. trust, employee benefit plan, or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to contract in advance to indemnify any Director or officer.

          C. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section B of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B.

          D. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

          E. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section A of this Article 6 shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

          F. The provisions of this Article 6 shall be applicable to all actions, claims, suits, or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification, or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue, or matter in any then pending or subsequent proceeding that is based in any material respect or any alleged action or failure to act prior to such amendment, modification, or repeal.

          G. Reference herein to Directors, officers, employees, or agents shall include former Directors, officers, employees, and agents and their respective heirs, executors, and administrators.

     7. REGISTERED OFFICE. The Corporation's initial registered office shall be located in the City of Danville at 400 Masonic Building, Danville, Virginia 24541. The Corporation's initial registered agent shall be Charles
H. Majors, whose address is the same as the Corporation's registered office and who is a resident of Virginia and a member of the Virginia State Bar.

     8. DIRECTORS. The number of Directors shall be as stated in the Corporation's bylaws but the number of directors set forth in the bylaws cannot be increased by more than two during any 12-month period except by the affirmative vote of holders of 80% of all shares of voting stock of the Corporation. In the absence of a bylaw, the number of Directors shall be three. The Corporation's initial Board of Directors shall consist of three individuals whose names and addresses are as follows:

          NAME                ADDRESS
          ----                -------
          James A. Motley     175 Acorn Lane
                              Danville, Virginia 24541

          E. Budge Kent, Jr.  292 Dogwood Drive
                              Danville, Virginia 24541

          Charles H. Majors   415 Chadwyck Drive
                              Danville, Virginia 24541

Commencing with the 1984 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes -- Class I, Class II and Class III -- as nearly equal in number as possible. At the 1984 Annual Meeting of Stockholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1985 Annual Meeting of Stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1986 Annual Meeting of Stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1987 Annual Meeting of Stockholders. At each annual meeting of stockholders after 1984, the successors to the class of directors whose term shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors, including a vacancy resulting in an increase by not more than two in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed, with or without cause, but only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

     9. VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS. (1) The affirmative vote of the holders of 80% of all shares of stock of the Corporation entitled to vote on any business combination (as hereinafter defined) considered for the purposes of this ARTICLE 9 as one class (herein called "voting stock"), shall be required for the adoption or authorization of such business combination with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of more than 25% of the voting stock of the Corporation; provided that such 80% voting requirement shall not be applicable if:

          (a) The cash, or fair market value of the property, securities or other consideration to be received per share by common stockholders of the Corporation in such business combination:

               (i) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such other entity in acquiring any of its holdings of the Corporation's Common Stock;

               (ii) bears the same or a greater percentage relationship to the market price of the Corporation's Common Stock immediately prior to the public announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers' fees) that such other entity has theretofore paid for any of the shares of the Corporation's Common Stock already owned by it bears to the market price of the Common Stock of the Corporation immediately prior to the public announcement or commencement of the tender offer or market acquisition of the Corporation's Common Stock by such other entity; and

               (iii) if the public announcement of such business combination occurs more than one year after the transaction which resulted in such other entity having a 25% interest, is not less than the earnings per share of

          Common Stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the price-earnings multiple represented by the price referred to in paragraph (i) in relation to the earnings per share of Common Stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the transaction which resulted in such other entity having a 25% interest;

          (b) After such other entity has acquired a 25% interest and prior to the consummation of such business combination:

               (i) the Corporation's Board of Directors shall have included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the voting stock of the Corporation not held by such other entity (with a continuing director to occupy any resulting fractional board position);

               (ii) such other entity shall not have acquired any newly issued or treasury shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 25% interest or as a result of a pro rata stock dividend or stock split); and

               (iii) such other entity shall not have acquired any additional shares of the Corporation's outstanding Common Stock or securities convertible into Common Stock except as a part of the transaction which results in such other entity having a 25% interest;

          (c)  Such other entity shall not have:

               (i) received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or

               (ii) made any major change in the Corporation's business or capital structure without the unanimous approval of the directors, in either case prior to the consummation of such business combination; and

          (d) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion).

     The provisions of this ARTICLE 9 shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than 25% of the outstanding shares of voting stock of the Corporation, notwithstanding the fact that such other entity has reduced its shareholdings below 25% if, as the record date for the determination of stockholders entitled to notice of and to vote on the business combination, such other entity is an "affiliate" of the Corporation (as hereinafter defined).

          (2)  For the purposes of this ARTICLE 9,

          (a) the term "other entity" shall include any corporation, person or other entity and other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1984, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933;

          (b) another entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation which the other entity (as defined above) has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

          (c) the outstanding shares of any class of stock of the Corporation shall be deemed to include shares deemed owned through application of clause (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise;

          (d) the term "business combination" shall include (i) any merger or consolidation of the Corporation or any Subsidiary with or into any other entity; (ii) any statutory stock exchange for cash, property, securities or obligations of any other entity; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the property and assets of the Corporation or any Subsidiary to any other entity; (iv) the issuance or transfer by the Corporation or any Subsidiary of any securities having an aggregate fair market value greater than $1,000,000; (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or (vi) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction which has the effect, directly or indirectly, of increasing the proportion of any class of securities of the Corporation or any Subsidiary directly or indirectly owned by any other entity who, prior to such transaction, owned 00% of the voting stock of the Corporation;

          (e) the term "continuing director" shall mean a person who was a member of the Board of Directors of the Corporation prior to the time that such other entity acquired in excess of 25% of the voting stock of the Corporation, or a person designated (whether before or after election as a director) to be a continuing director by a majority of continuing directors;

          (f) the "fair market value" of property, securities or other consideration shall be as determined in good faith by the Board of Directors of the Corporation and concurred in by a majority of continuing directors;

          (g) in the event of a business combination in which the Corporation is the surviving corporation, the term "other consideration to be received" as used in paragraph 9(a) shall mean Common Stock of the Corporation retained by its existing public stockholders;

          (h) a "Subsidiary" is any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

          (3) A majority of the continuing directors shall have the power and duty to determine for the purposes of this ARTICLE 9, on the basis of information known to them, whether (a) such other entity beneficially owns more than 25% of the outstanding shares of voting stock of the Corporation,
(b) another entity is an "affiliate" or "associate" of another, (c) another entity has an agreement, arrangement or understanding with another, or (d) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000.

          (4) Nothing contained in this ARTICLE 9 shall be construed to relieve any other entity from any fiduciary obligation imposed by law. The voting requirements of this ARTICLE 9 shall be in addition to the voting requirements imposed by law or other provisions of these Articles of Incorporation in favor of certain classes of stock.

     10. VOTING REQUIREMENTS FOR CERTAIN AMENDMENTS. No amendment to the Articles of Incorporation of the Corporation shall change, repeal or make inoperative any of the provisions of ARTICLE 5, ARTICLE 8 or ARTICLE 9, unless such amendment receives the affirmative vote of the holders of 80% of all shares of voting stock of the Corporation, provided that this ARTICLE 10 shall not apply to, and such 80% vote shall not be required for, any such amendment unanimously recommended to the stockholders by the Board of

Directors of the Corporation (a) at a time when no other entity beneficially owns or to the knowledge of any director proposes to acquire 25% or more of the Corporation's voting stock, or (b) if all such directors are "continuing directors" within the meaning of paragraph (2) of ARTICLE 9.

     11. VOTING REQUIREMENTS FOR CERTAIN OTHER AMENDMENTS. Except as expressly otherwise required in these Articles of Incorporation, an amendment or restatement of these Articles other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, statutory share exchange, sale of all or substantially all of the Corporation's assets or the dissolution of the Corporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

                                                                   APPENDIX VI


                        DISSENTER AND APPRAISAL RIGHTS

     Dissenter and appraisal rights for holders of stock in a federal stock savings bank are governed by Section 552.14 of Title 12 of the Code of Federal Regulations, the text of which is reproduced below.

SECTION 552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
PROVIDED, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

     (c)  PROCEDURE.

          (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less that twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

          (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal Stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

          (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

               (i) Given written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

               (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

               (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

     (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

     (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

     (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

     (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

     (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination.
Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

     (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

     (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): PROVIDED, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 13.1-697 through 13.1-704 of the VSCA generally permit a corporation to indemnify its officers and directors in connection with civil and criminal actions if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Such indemnification is permitted in connection with shareholders' derivative actions, but only if such persons are not adjudged liable for negligence or misconduct, or upon court order. The statute permits a corporation to provide further indemnity, upon approval by the shareholders before or after the event, except indemnity against gross negligence or willful misconduct. Article 6 of ANB's Articles of Incorporation contains indemnification provisions relating to directors and officers of ANB.

     Under Article 6, each director and officer is indemnified by ANB against liabilities, fines, penalties, and claims imposed upon or asserted against such director or officer (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing to be so, and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his or her duties as such director or officer. In the event of any other judgment against such director or officer or in the event of a settlement, the indemnification will be made only if ANB is advised, if none of the persons involved is or was a director of ANB, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his or her opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his or her duties, and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of ANB. If the determination is to be made by the Board of Directors, it may, as to all questions of law, rely on the advice of independent counsel. Every reference herein to director or officer includes every director or officer or former director or officer of ANB and every person who may have served at its request as a director or officer of another corporation in which ANB owned shares of stock or of which it is a creditor or, in the case of a nonstock corporation, to which ANB contributes and, in all of such cases, his or her executors or administrators. The right of indemnification provided is not exclusive of any other rights to which any director or officer may be entitled by Virginia law or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          The following are exhibits to this Registration Statement:

     2.1 Agreement and Plan of Reorganization, dated as of September 26, 1995, by and between Mutual Savings Bank, F.S.B. and American National Bankshares Inc. (Included as Appendix I to the Joint Proxy Statement/Prospectus included in this Registration Statement.)

     2.2 Plan of Merger, dated as of September 26, 1995, by and between of Mutual Savings Bank, F.S.B. and American National Bank and Trust Company. (Included as Appendix II to the Joint Proxy
          Statement/Prospectus included in this Registration Statement.)

     3.1 Articles of Incorporation of American National Bankshares Inc. (Incorporated by reference from Exhibit III to ANB's Registration Statement on Form S-14 filed on April 4, 1985.)

     3.2 Bylaws of American National Bankshares Inc. (Incorporated by reference from Exhibit III to ANB's Registration Statement on Form S-14 filed on April 4, 1985.)

     3.3 Proposed Amended Articles of Incorporation of American National Bankshares Inc. (Included as Appendix V to the Joint Proxy Statement/Prospectus included in this Registration Statement.)

     5 Opinion of Alston & Bird regarding the legality of the securities being issued.



    8     Opinion of Alston & Bird regarding certain tax matters.

    10.1  Agreement between American National Bank and Trust Company and
          James A. Motley, dated August 26, 1982, as amended August 11, 1987. (Incorporated by reference from Exhibit 4a to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    10.2 Agreement between American National Bank and Trust Company and Charles H. Majors, dated February 22, 1993. (Incorporated by reference from Exhibit 4b to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    10.3  Agreement between American National Bank and Trust Company and
          E. Budge Kent, Jr., dated August 31, 1982, as amended August 11, 1987. (Incorporated by reference from Exhibit 4c to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    10.4  Agreement between American National Bank and Trust Company and
          David Hyler, dated August 31, 1982, as amended August 11, 1987. (Incorporated by reference from Exhibit 4d to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    10.5 Agreement between American National Bank and Trust Company and Gilmer D. Jefferson, dated August 25, 1982, as amended August 11, 1987. (Incorporated by reference from Exhibit 4e to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    10.6  Agreement between American National Bank and Trust Company and
          Carl T. Yeatts, dated August 26, 1982, as amended August 11, 1987. (Incorporated by reference from Exhibit 4f to ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

    23.1  Consent of Arthur Andersen LLP

    23.2  Consent of Manning, Perkinson, Floyd & Company

    23.3  Consent of Baxter Fentriss and Company

    23.4  Consent of Scott & Stringfellow, Inc.

    23.5 Consents of Alston & Bird (Included in the opinions of such firm included as Exhibits 5 and 8.)


    24    Power of Attorney (Included on page II-5 of this Registration
          Statement.)

    99.1  Form of Proxy for American National Bankshares Inc.

    99.2  Form of Proxy for Mutual Savings Bank, F.S.B.


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (b) To reflect in the prospectus any facts or events arising after the effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day or receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective Time of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, American National Bankshares Inc. has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on the 1st day of February, 1996.


                              AMERICAN NATIONAL BANKSHARES INC.
                              (Registrant)


                              By:  /s/ Charles H. Majors
                                   -----------------------------
                                   Charles H. Majors
                                   President and Chief Executive Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



     SIGNATURES                     TITLE                            DATE
     ----------                     -----                            ----
PRINCIPAL EXECUTIVE OFFICERS:


/s/ Charles H. Majors               President and Chief              February 1, 1996
-----------------------------         Executive Officer
    Charles H. Majors


          *                         Senior Vice President and        February 1, 1996
-----------------------------         Treasurer
       David Hyler                    (Principal Accounting Officer)


DIRECTORS:


              *
-----------------------------        Director                        February 1, 1996
   Richard G. Barkhouser


              *
----------------------------         Director                        February 1, 1996
   B. Carrington Bidgood


              *
----------------------------         Director                        February 1, 1996
       Fred A. Blair

              *
----------------------------         Director                        February 1, 1996
      Ben J. Davenport


              *
----------------------------         Director                        February 1, 1996
   Lester A. Hudson, Jr.


              *
---------------------------          Director                       February 1, 1996
    E. Budge Kent, Jr.


              *
---------------------------          Director                      February 1, 1996
   Fred B. Leggett, Jr.


---------------------------          Director                      February 1, 1996
     Charles H. Majors


              *
---------------------------          Director                      February 1, 1996
      James A. Motley


              *
---------------------------          Director                      February 1, 1996
   Claude B. Owen, Jr.


              *
---------------------------          Director                      February 1, 1996
  Landon R. Wyatt, Jr.


* By:  /s/ Charles H. Majors                                       February 1, 1996
     -------------------------------------
     Charles H. Majors as attorney-in-fact
     pursuant to power of attorney

                              EXHIBIT INDEX


                                                                   SEQUENTIALLY
     EXHIBIT                                                      NUMBERED PAGE
     -------                                                      -------------

5    Opinion of Alston & Bird regarding the
     legality of the securities being issued ...................



8    Opinion of Alston & Bird regarding certain tax matters ....


23.1 Consent of Arthur Andersen LLP ............................

23.2 Consent of Manning, Perkinson, Floyd & Company ............

23.3 Consent of Baxter Fentriss and Company ....................

23.4 Consent of Scott & Stringfellow, Inc. .....................

99.1 Form of proxy for American National Bankshares Inc. .......

99.2 Form of proxy for Mutual Savings Bank, F.S.B. .............